436471 KENNETH N. KLEE (State Bar #063372)
LEE R. BOGDANOFF (State Bar #119542)
METTE H. KURTH (State Bar #187100)
KLEE, TUCHIN, BOGDANOFF & STERN LLP
1880 Century Park East, Suite 200
Los Angeles, California 90067-1698

Telephone:  (310) 407-4083
Facsimile:  (310) 407-9090

Reorganization Counsel for
Anacomp, Inc.

Debtor's Mailing Address:
12365 Crosthwaite Circle
Poway, CA  92064




                         UNITED STATES BANKRUPTCY COURT

                         SOUTHERN DISTRICT OF CALIFORNIA


In re:                                   Case No. [To Be Determined]

                                         Chapter 11

ANACOMP, INC., an Indiana                SOLICITATION MATERIALS RE:
corporation, f/k/a DatagraphiX,          ANACOMP, INC.'S CHAPTER 11 PLAN OF
docHarbor, and First Image, (Federal     REORGANIZATION (DATED AUGUST 29, 2001)
Tax I.D. No. 35-1144230),

                  Debtor.

--------------------------------------

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





















                        INSERT ANACOMP COVER LETTER HERE

                    [This page intentionally left blank.]

436471 KENNETH N. KLEE (State Bar #063372)
LEE R. BOGDANOFF (State Bar #119542)
METTE H. KURTH (State Bar #187100)
KLEE, TUCHIN, BOGDANOFF & STERN LLP
1880 Century Park East, Suite 200
Los Angeles, California 90067-1698

Telephone:  (310) 407-4083
Facsimile:        (310) 407-9090

Reorganization Counsel for
Anacomp, Inc.

Debtor's Mailing Address:
12365 Crosthwaite Circle
Poway, CA  92064



                         UNITED STATES BANKRUPTCY COURT

                         SOUTHERN DISTRICT OF CALIFORNIA


In re:                                  Case No. [To Be Determined]

                                        Chapter 11

ANACOMP, INC., an Indiana               DISCLOSURE STATEMENT DESCRIBING ANACOMP,
corporation, f/k/a DatagraphiX,         INC.'S CHAPTER 11 PLAN OF REORGANIZATION
docHarbor, and First Image, (Federal    (DATED AUGUST 29, 2001)
Tax I.D. No. 35-1144230),

                  Debtor.

--------------------------------------

                                  ANACOMP, INC.
                              DISCLOSURE STATEMENT
                                TABLE OF CONTENTS



TABLE OF EXHIBITS..........................................................

SUMMARY INFORMATION........................................................

SUMMARY OF CLASSIFICATION AND TREATMENT OF CREDITORS AND EQUITY
      HOLDERS UNDER THE PLAN...............................................

SUMMARY OF TREATMENT OF UNEXPIRED LEASES AND EXECUTORY CONTRACTS
      UNDER THE PLAN.......................................................

I.    INTRODUCTION AND SUMMARY.............................................

      A.    The Company....................................................

      B.    Background and Purpose of the Restructuring and the
            Disclosure Statement...........................................

      C.    Brief Summary of the Plan......................................

      D.    General Information and Disclaimers............................

      E.    Solicitation Summary and Vote Required for Approval............

      F.    Whom to Contact for More Information About the Plan............

      G.    Exhibits.......................................................

II.   CERTAIN RISK FACTORS.................................................

      A.    Risks Associated with Bankruptcy...............................

      B.    Risk that Anacomp's Future Operational and Financial
            Performance May Vary Materially from the Projections
            Included in the Disclosure Statement...........................

      C.    Adequate Liquidity.............................................

      D.    Adverse Effect of Growth of Alternate Technologies.............

      E.    Declines in Revenues and Profits...............................

      F.    Availability and Price of Polyester and Certain Other
            Supplies.......................................................

      G.    Acquisitions...................................................

      H.    New Services and Products......................................

      I.    International..................................................

      J.    Competition....................................................

      K.    Market for Reorganized Anacomp Common Stock....................

      L.    Market Value of Securities May Fluctuate.......................

      M.    Risks Arising from Plan Treatment of Outstanding
            Securities.....................................................

      N.    Dividend Restrictions..........................................

      O.    Dilution.......................................................

      P.    Tax Consequences...............................................

      Q.    Potential Avoidance Actions....................................

      R.    Modification of the Plan.......................................

      S.    Withdrawal of the Plan.........................................

III.  BUSINESS.............................................................

      A.    Document Management Industry...................................

      B.    Business Strategy..............................................

      C.    Lines of Business..............................................

            1.    Document Solutions Business Unit.........................

            2.    docHarbor Business Unit..................................

            3.    Technical Services Business Unit.........................

      D.    Engineering, Research, and Development.........................

      E.    Raw Materials and Suppliers....................................

      F.    Industry Segments and Foreign Operations.......................

      G.    Associates.....................................................

      H.    Properties.....................................................

      I.    Regulations....................................................

      J.    The Prior Case.................................................

      K.    Legal Proceedings..............................................

      L.    Environmental Liability........................................

IV.   EVENTS LEADING TO THE RESTRUCTURING; REASONS FOR FINANCIAL
      DIFFICULTIES AND CORRECTIONS OF THOSE FACTORS........................

      A.    Operations and Financial Results...............................

      B.    Restructuring Activities.......................................

            1.    Reorganization of Workforce and Discontinuation
                  of DatagraphiX...........................................

            2.    Management and Organizational Changes....................

            3.    Restructuring Professionals..............................

            4.    Cash Flow, Financial Planning, Process and MIS
                  Improvements.............................................

            5.    docHarbor Transaction....................................

            6.    Asset Sales..............................................

      C.    Prepetition Credit Agreement Negotiations......................

      D.    Old Notes Negotiations.........................................

V.    MANAGEMENT...........................................................

      A.    Directors......................................................

      B.    Executive Officers.............................................

      C.    Executive Compensation.........................................

      D.    Director Compensation..........................................

      E.    Stock Options..................................................

            1.    Option Grants in Fiscal 2000.............................

            2.    Option Values............................................

      F.    Pension Plan Table.............................................

      G.    Employment/Termination Contracts...............................

      H.    Termination Of Employment And Change Of Control
            Arrangements...................................................

      I.    Compensation Committee Interlocks And Insider
            Participation..................................................

      J.    Incentive Compensation Plan....................................

            1.    401(k) Plan..............................................

            2.    Bonus Plan and Profit Sharing Plan.......................

VI.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
      MANAGEMENT...........................................................

VII.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.......................

VIII. DESCRIPTION OF EXISTING INDEBTEDNESS AND EQUITY SECURITIES...........

      A.    Prepetition Credit Agreement...................................

      B.    The Old Notes (10 7/8% Senior Subordinated Notes Due
            2004, Series B and Series D)...................................

      C.    Trade Claims...................................................

      D.    Preferred Stock................................................

      E.    Existing Common Stock..........................................

      F.    Existing Options...............................................

IX.   CURRENT AND HISTORICAL FINANCIAL CONDITIONS..........................

X.    THE PLAN.............................................................

      A.    General Explanation of Chapter 11..............................

      B.    Continuation of Business; Stay of Litigation...................

      C.    Initial Orders; Scheduling Order...............................

      D.    The Fixing of the Bar Date and Notice Thereof..................

      E.    Representation of the Company..................................

      F.    Cash Management................................................

      G.    Use of Cash Collateral.........................................

      H.    Committees.....................................................

      I.    Description of the Plan........................................

      J.    Classification and Treatment of Claims and Interests
            Under the Plan.................................................

            1.    Unclassified Administrative Claims and Priority
                  Tax Claims...............................................

                  a)    Administrative Claims..............................

                        (1)   Ordinary Course Administrative
                              Claims.......................................

                        (2)   Non-Ordinary Course Administrative
                              Claims.......................................

                        (3)   Administrative Tax Claims....................

                        (4)   Professional Fee Claims......................

                  b)    Priority Tax Claims................................

            2.    Classification and Treatment of Secured Claims
                  (Classes 1, 2 and 3).....................................

                  a)    Class 1 (Secured Claims of the Agent and
                        the Banks).........................................

                  b)    Class 2 (Secured Tax Claims).......................

                  c)    Class 3 (Other Secured Claims).....................

            3.    Treatment and Classification of Unsecured
                  Claims (Classes 4, 5 and 6)..............................

                  a)    Class 4 (Old Note Claims)..........................

                  b)    Class 5 (Unsecured
                        Trade/Employee/Rejection Claims)...................

                  c)    Class 6 (Other Unsecured Claims)...................

            4.    Priority Claims (Class 7)................................

            5.    Existing Common Stock (Class 8)..........................

            6.    Section 510(b) Common Claims (Class 9)...................

            7.    Existing Warrants and Options (Class 10).................

            8.    Treatment of Contracts, Leases and
                  Indemnification Obligations..............................

                  a)    Assumption of Executory Contracts and
                        Unexpired Leases...................................

                        (1)   Schedule of Assumed Agreements...............

                        (2)   Cure Payments................................

                        (3)   Objections to Assumption or
                              Proposed Cure Payments.......................

                  b)    Rejection of Executory Contracts and
                        Unexpired Leases...................................

                        (1)   Schedule of Rejected Agreements..............

                        (2)   Bar Date for Rejection Damage
                              Claims.......................................

                  c)    Postpetition Contracts and Leases..................

                  d)    Assumption of Indemnification Obligations..........

      K.    Source of Funds for Distributions Under the Plan...............

            1.    Amended and Restated Credit Agreement....................

            2.    Additional Sources of Funding............................

      L.    Issuance of Class A Common Stock, Class B Common
            Stock and Reorganized Company Warrants.........................

            1.    The Class A Common Stock and Class B Common
                  Stock....................................................

            2.    Reorganized Company Warrants.............................

      M.    Conditions to Effectiveness of the Plan........................

      N.    Waiver of Conditions to the Effective Date.....................

      O.    The Reorganized Company........................................

            1.    Management of the Reorganized Company....................

                  a)    Directors of the Reorganized Company...............

                  b)    Officers of the Reorganized Company................

            2.    Shares of Reorganized Anacomp Common Stock
                  Reserved for Management and Employee Incentive...........

            3.    Articles.................................................

            4.    Bylaws...................................................

            5.    Listing of Reorganized Anacomp Common Stock;
                  Registration Rights Agreement............................


      P.    Summary of Other Provisions of the Plan........................

            1.    Disbursing Agent.........................................

            2.    Revesting of Assets......................................

            3.    Preservation of Rights of Action.........................

            4.    Indentures...............................................

                  a)    Cancellation of Indentures.........................

                  b)    Allowed Fees and Expenses of Indenture
                        Trustee............................................

            5.    Objections to Claims and Interests.......................

            6.    Distribution of Property Under the Plan..................

                  a)    Manner of Cash Payments Under the Plan.............

                  b)    Manner and Distribution of Class A Common
                        Stock Under the Plan...............................

                  c)    Manner and Distribution of Class B Common
                        Stock Under the Plan...............................

                  d)    Manner and Distribution of Reorganized
                        Company Warrants Under the Plan....................

                  e)    Surrender of Securities............................

                        (1)   Old Note Claims..............................

                        (2)   Existing Common Stock........................

                  f)    No Distributions with Respect to Disputed
                        Claims and Interests...............................

            7.    Delivery of Distributions and Undeliverable or
                  Unclaimed Distributions..................................

                  a.    Delivery of Distributions in General...............

                  b.    Undeliverable Distributions........................

                        (1)   Holding and Investment of
                              Undeliverable Property.......................

                        (2)   Distribution of Undeliverable
                              Property After It Becomes
                              Deliverable and Failure to Claim
                              Undeliverable Property.......................

            8.    Compliance with Tax Requirements.........................

            9.    Setoff, Recoupment and Other Rights......................

            10.   No Liability for Solicitation or Participation...........

            11.   Limitation of Liability..................................

            12.   Dissolution of Committees................................

            13.   Payment of Fees and Expenses of Professional
                  Advisors to Unofficial Committee.........................

            14.   Retention of Jurisdiction................................

XI.   ACCEPTANCE AND CONFIRMATION OF THE PLAN..............................

      A.    Who May Object to Confirmation of the Plan.....................

      B.    Who May Vote to Accept or Reject the Plan......................

      C.    Voting on the Plan.............................................

            1.    Voting Record Date.......................................

            2.    Voting Deadline..........................................

            3.    Voting Procedures........................................

                  a)    Voting by Holders of Voting Securities.............

                        (1)   Beneficial Owners of Voting
                              Securities...................................

                        (2)   Brokerage Firms, Banks, and Other
                              Nominees.....................................

                  b)    Other Voting Matters...............................

      D.    Nonconsensual Confirmation.....................................

      E.    Liquidation Analysis...........................................

      F.    Reorganization Value...........................................

      G.    Feasibility....................................................

XII.  EFFECT OF PLAN CONFIRMATION..........................................

      A.    Discharge and Injunction.......................................

      B.    Post-Confirmation Conversion or Dismissal......................

      C.    Final Decree...................................................

XIII. SECURITIES LAW CONSIDERATIONS........................................

XIV.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES..............................

      A.    Introduction...................................................

      B.    Consequences to Creditors......................................

            1.    In General...............................................

            2.    Accrued but Untaxed Interest and Original Issue
                  Discount.................................................

            3.    Market Discount..........................................

      C.    Consequences to Interest Holders...............................

            1.    General..................................................

            2.    Adjustments to Conversion Ratio..........................

      D.    Backup Withholding.............................................

      E.    Consequences to Anacomp........................................

            1.    Cancellation of Indebtedness.............................

            2.    Limitation of Net Operating Loss Carryforwards,
                  Capital Loss Carryforwards and Certain Other
                  Built-In Loss Items Following an Ownership
                  Change...................................................

            3.    Alternative Minimum Tax..................................

                                TABLE OF EXHIBITS


Exhibit 1--Plan of Reorganization

Exhibit 2--Identity and Fair Market Value of Assets

Exhibit 3--Pending Litigation

Exhibit 4--Historical and Current Financial Information

Exhibit 5--Financial Projections

Exhibit 6--Liquidation Analysis

                               SUMMARY INFORMATION

This Summary utilizes terms defined in the accompanying Anacomp, Inc.'s Chapter 11 Plan of Reorganization (Dated August 29, 2001) ("Plan"). Please see the Plan and this Disclosure Statement Describing Anacomp, Inc.'s Chapter 11 Plan of Reorganization (Dated August 29, 2001) ("Disclosure Statement") for a complete description of the treatment of creditors and shareholders under the Plan.

DEBTOR:            Anacomp, Inc., an Indiana corporation.

RECOMMENDATION:    ANACOMP RECOMMENDS THAT YOU ACCEPT THE PLAN, AND URGES YOU
                   TO VOTE IN FAVOR OF THE PLAN.

VOTE REQUIRED TO   Votes are only being solicited from holders of Allowed Claims
ACCEPT THE PLAN:   in Class 1 (Secured Claims of the Agent and the Banks) and
                   Class 4 (Old Note Claims), which are impaired under the Plan.

                   For the Plan to be accepted by a Class of Claims voting on the Plan, the Plan must receive the affirmative vote of at least two-thirds in dollar amount and a majority in number of the Allowed Claims that actually vote in each Class of impaired Claims. If any of these Classes rejects the Plan, however, the Court may nevertheless confirm the Plan if the cramdown requirements of Bankruptcy Code section 1129(b) are satisfied.

                   ANACOMP IS NOT SOLICITING VOTES FROM HOLDERS OF ALLOWED INTERESTS IN CLASS 8 (EXISTING COMMON STOCK), WILL TREAT CLASS 8 AS HAVING REJECTED THE PLAN, AND INTENDS TO SEEK CONFIRMATION OF THE PLAN UNDER THE "CRAMDOWN" PROVISION OF CODE SECTION 1129(B). Anacomp believes that the requirements of Code section 1129(b) will be satisfied with respect to Class 8.

                   Because Anacomp is unaware of any Claims in Class 9 (Section 510(b) Common Claims), votes from Class 9 are not being solicited, and Class 9 will be deemed not to have accepted the Plan. The holders of Allowed Interests in Class 10 (Existing Options) will not receive or retain any property under the Plan on account of such Interests; accordingly, Class 10 will be deemed not to have accepted the Plan. Notwithstanding the deemed non-acceptance of Class 9 and Class 10, the Court may confirm the Plan if the cramdown requirements of section 1129(b) are satisfied. Anacomp believes that such requirements will be satisfied with respect to Class 9 and Class 10.

                   All other Classes of Claims under the Plan, which are not impaired, will be conclusively presumed to have accepted the Plan, and the solicitation of acceptances from the holders of Claims in such Classes is not required.

VOTING             Ballots have been provided with this Disclosure Statement
INFORMATION:       to all holders of Claims in Class 1 and Class 4.  Only
                   those holders of Claims who are entitled to vote have been provided with Ballots. Holders of Claims entitled to vote should carefully read the instructions on the Ballot. Signed
                   Ballots should be returned to the addressee set forth on the pre-addressed envelope enclosed with the Ballot.
                   FOR YOUR BALLOT TO BE COUNTED, YOUR PROPERLY COMPLETED AND
                   SIGNED BALLOT MUST BE RETURNED SO THAT IT IS RECEIVED NO
                   LATER THAN OCTOBER 10, 2001, AT 5:00 P.M. EASTERN TIME BY THE
                   ADDRESSEE ON THE ENCLOSED ENVELOPE. Because ballots with respect to Old Notes must be transcribed on certain "Master
                   Ballots" and forwarded to Anacomp's Voting Agent by your bank, broker, nominee or its agent, shortly after this deadline, you are urged to vote in advance of October 10, 2001 to ensure that your vote is timely counted and transmitted.

THE EFFECTIVE      The Effective Date of the Plan will be the first Business
DATE:              Day, as determined by Anacomp in its reasonable business
                   discretion, that is a Business Day (a) that is at least ten days after the Confirmation Date; (b) on which no stay of the Confirmation Order is in effect; and (c) on which all of the conditions set forth in Section IV.T of the Plan have been satisfied or waived pursuant to Section IV.U of the Plan.

QUESTIONS:         If you have any questions about the Plan and Disclosure
                   Statement, you should contact Georgeson Shareholder at the following toll-free number: 1-866-241-2786.

IMPORTANT NOTICE:  THE DISCLOSURE STATEMENT, PLAN, BALLOTS AND OTHER
                   DOCUMENTS BEING DELIVERED CONTAIN IMPORTANT INFORMATION THAT IS NOT INCLUDED IN THIS SUMMARY. THAT INFORMATION COULD MATERIALLY AFFECT YOUR RIGHTS. YOU SHOULD THEREFORE READ THE DOCUMENTS DELIVERED TO YOU IN THEIR ENTIRETY.
                   YOU SHOULD ALSO CONSULT WITH YOUR LEGAL, FINANCIAL OR OTHER ADVISORS BEFORE VOTING ON THE PLAN.


     SUMMARY OF CLASSIFICATION AND TREATMENT OF CREDITORS AND EQUITY HOLDERS
                                 UNDER THE PLAN

   (Capitalized terms used in this section and not otherwise defined have the meanings ascribed to them in the Plan)

DESCRIPTION AND ESTIMATED
   AMOUNT OF CLAIMS OR                        SUMMARY OF TREATMENT
        INTERESTS


ADMINISTRATIVE CLAIMS                         Allowed Administrative Claims (including Allowed Professional Fee
                                              Claims) are to be paid in full by the Disbursing Agent in cash on
Administrative Claims are not placed in a     or before the latest of: (a) as soon as reasonably practicable on
Class and are Claims Allowed under Code       or after the Effective Date; (b) thirty days after the date on
section 503(b) for costs or expenses and      which the Administrative Claim becomes an Allowed Administrative
that are Allowed under Code sections          Claim; or (c) the date on which the Allowed Administrative Claim
507(a)(1), 507(b) and 1114(e), including      becomes due and payable; provided, however, that Ordinary Course
Ordinary Course Administrative Claims,        Administrative Claims will be satisfied in accordance with the
Non-Ordinary Course Administrative Claims,    terms and conditions of the particular transaction that gave rise
Administrative Tax Claims, and Professional   to such Ordinary Course Administrative Claims.  The Disbursing
Fee Claims.  Anacomp estimates that           Agent may, however, pay any Allowed Administrative Claim at any
Professional Fee Claims should total          time without notice or a further Court order.
approximately $3.1 million, and that other
Administrative Claims remaining due and
payable on the Effective Date should be
negligible.


PRIORITY TAX CLAIMS                           Unless otherwise agreed, the Reorganized Company will satisfy each
                                              Allowed Priority Tax Claim, over a period not exceeding six years
Priority Tax Claims are not placed in a       from the date on which the underlying tax was assessed, by deferred
Class and are Unsecured Claims for income,    tax payments in the aggregate equal to the amount of the Allowed
employment, and other taxes described by      Priority Tax Claim plus simple interest from the Effective Date on
Code section 507(a)(8).  Anacomp estimates    the unpaid balance of the Allowed Priority Tax Claim at the rate of
that Priority Tax Claims will total           8% per year.  The Reorganized Company will make these payments in
approximately $2 million.                     equal semi-annual installments as provided under the Plan.

CLASS 1:  SECURED CLAIMS OF THE AGENT AND     All Claims of the Agent and the Banks under the Prepetition Credit
THE BANKS (IMPAIRED)                          Agreement for principal, interest, fees, costs and expenses that remain unpaid thereunder as of the Effective Date will constitute
Class 1 consists of the approximately $55.1   Allowed Secured Claims and will be satisfied pursuant to the
million (plus approximately $5.8 million in   Amended and Restated Credit Agreement.  Class 1 is impaired and the
Letters of Credit) in Secured Claims of the   holders of Claims in Class 1 are entitled to vote on the Plan
Agent and the Banks, plus unpaid              because the Plan provides for payment of Claims under the
prepetition and postpetition interest, fees   Prepetition Credit Agreement over time, albeit in full.
and expenses allowable under Code section
506(b) with respect to the Prepetition
Credit Agreement or the Reorganization
Case.  Anacomp estimates that professional
fees allowable under Code section 506(b)
will total approximately $250,000.
Facility and forbearance fees are estimated
to total about $950,000.

CLASS 2:  SECURED TAX CLAIMS (UNIMPAIRED)     Unless the holder of an Allowed Class 2 Claim and Anacomp agree to other treatment, the Disbursing Agent will pay each such holder
Class 2 consists of any Secured Claims of     cash in the amount of such holder's Allowed Class 2 Claim on the
governmental units for the payment of         later of (a) on or as soon as reasonably practicable after the
taxes.  Anacomp is not aware of any such      Effective Date and (b) the date such Allowed Class 2 Claim is due
Claims, except to the extent that any         and payable under its terms.  Class 2 is unimpaired and therefore
portion of the Allowed Priority Tax Claims    the holders of Claims in Class 2 not entitled to vote on the Plan.
is also determined to be a Secured Tax
Claim.


CLASS 3:  OTHER SECURED CLAIMS                The Plan will leave unaltered all legal, equitable, and contractual
(UNIMPAIRED)                                  rights of such holders, as more particularly set forth in the Plan.
                                              Class 3 is unimpaired and therefore the holders of Claims in Class
Class 3 consists of all Secured               3 are not entitled to vote on the Plan.
Claims other than Secured Tax Claims
or Secured Claims asserted by the
Agent or the Banks.  Anacomp is not
aware of any such Claims.

CLASS 4:  OLD NOTE CLAIMS  (IMPAIRED)         Holders of Allowed Class 4 Claims will receive a Pro Rata share of
                                              4,030,000 shares of Class A Common Stock, which will be distributed
Class 4 consists of the $310 million          as specified in the Plan. Upon issuance, the shares of Class A
Old Note Claims, plus interest                Common Stock distributed to holders of Allowed Class 4 Claims will
accrued thereon as of the Petition            constitute 99.9% of the Reorganized Anacomp Common Stock (excluding
Date.                                         shares issuable upon exercise of Reorganized Company Warrants and shares issuable as incentive compensation to the Reorganized
                                              Company's management and employees). The holders of Claims in Class
                                              4 are entitled to vote on the Plan because the Plan alters the legal, equitable, and contractual rights of holders of Allowed
                                              Class 4 Claims.


CLASS 5:  UNSECURED                           The Plan will leave unaltered all legal, equitable, and contractual
TRADE/EMPLOYEE/REJECTION CLAIMS               rights of holders of Allowed Class 5 Claims, as more particularly
(UNIMPAIRED)                                  set forth in the Plan. Class 5 is unimpaired and therefore the holders of Claims in Class 5 are not entitled to vote on the Plan.
Class 5 consists of Unsecured
Trade/Employee/Rejection Claims (that
are not Priority Claims).  Anacomp
estimates that such Claims should
total approximately $26 million.


CLASS 6:  OTHER UNSECURED CLAIMS              The Plan will not alter the legal and equitable rights of the
(UNIMPAIRED)                                  holders of Allowed Class 6 Claims, and any defenses, counterclaims, rights of offset or recoupment with respect thereto of Anacomp will
Class 6 consists of all Unsecured             vest in and inure to the benefit of the Reorganized Company. Such
Claims that are not in another Class          defenses, counterclaims, and rights of offset or recoupments will
of Unsecured Claims, such as parties          be asserted by the Reorganized Company only to the extent such
to pending litigation that ultimately         rights were assertable under applicable nonbankruptcy law. Class 6
establish entitlement to an Allowed           is unimpaired and therefore the holders of Claims in Class 6 are
Claim.  Anacomp does not believe that         not entitled to vote on the Plan.
any such Claims are material.

CLASS 7:  PRIORITY CLAIMS, OTHER THAN         Unless otherwise agreed, the Disbursing Agent will pay cash equal
PRIORITY TAX CLAIMS (UNIMPAIRED)              to the amount of each Allowed Class 7 Claim, with interest, if any, to which such holder is entitled under applicable law, on or before
Class 7 consists of Priority Claims           the latest of (a) as soon as reasonably practicable on or after the
referred to in Code sections                  Effective Date; (b) thirty days after the date on which the Claim
507(a)(3), (4), and (6).                      becomes an Allowed Class 7 Claim; or (c) the date on which the
Accordingly, Class 7 does not include         Allowed Class 7 Claim becomes due and payable. Class 7 is
Priority Tax Claims.  Anacomp does            unimpaired and therefore the holders of Claims in Class 7 are not
believe that any material Allowed             entitled to vote on the Plan.
Class 7 Claims will require payment
under the Plan.

CLASS 8:  EXISTING COMMON STOCK               The holders of Allowed Class 8 Interests will receive a Pro Rata
(IMPAIRED; DEEMED TO REJECT)                  Share of 4,034 shares of Class B Common Stock. The shares of Class
                                              B Common Stock distributed to holders of Allowed Class 8 Interests
Class 8 consists of holders of                will constitute 0.1% of the Reorganized Anacomp Common Stock
Anacomp's Existing Common Stock, $.01         (excluding shares issuable upon exercise of Reorganized Company
par value.  14,566,198 shares are             Warrants and shares issuable as incentive compensation to the
currently issued and outstanding.             Reorganized Company's management and employees).

                                              In addition, on or as reasonably practicable after the Effective
                                              Date, the Reorganized Company will distribute the Reorganized
                                              Company Warrants to the Disbursing Agent and instruct the
                                              Disbursing Agent to distribute, as soon as reasonably practicable thereafter, a Pro Rata share of Reorganized Company Warrants to holders of Allowed Class 8 Interests.

                                              The shares of Reorganized Anacomp Common Stock distributed to holders of Allowed Class 8 Interests, and the shares issuable upon exercise of the Reorganized Company Warrants, will be Class B
                                              Common Stock and will be subject to dilution if there are any
                                              Section 510(b) Common Claims. Votes of the holders of Claims in
                                              Class 8 are not being solicited and this Class is deemed to reject the Plan.


CLASS 9:  SECTION 510(B) COMMON               If there are any Section 510(b) Common Claims, then holders of such
CLAIMS (IMPAIRED; DEEMED TO REJECT)           Claims will receive, out of and from the property otherwise distributed to holders of Allowed Class 8 Interests under the Plan,
Class 9 consists of holders of Claims         that portion of such property as the Court determines is fair and
under Code section 510(b) for                 equitable in accordance with the Code and consistent with the pari
rescission of a purchase or sale of           passu treatment to which such holders are entitled under Code
Existing Common Stock, for damages            section 510(b). Votes of the holders of Claims in Class 9, if any,
arising from such a purchase or sale,         are not being solicited and this Class is deemed to reject the
or for reimbursement or contribution          Plan.
on account of such a Claim.  Anacomp
is not aware of any Section 510(b)
Common Claims, does not expect that
any such Claims should be asserted,
and does not believe that any such
Claims will be Allowed.


CLASS 10:  EXISTING OPTIONS                   All Existing Warrants and Options that are unexercised as of the
(IMPAIRED; DEEMED TO REJECT)                  Effective Date will be extinguished and terminated, without payment of any consideration.
Class 10 consists of holders of
Existing Warrants and Options.                Class 10 is deemed to reject the Plan because the Plan provides
Anacomp currently has outstanding             that this Class shall retain or receive no value under the Plan.
Existing Options exercisable for a
total of 1,226,938 shares of Existing
Common Stock.  The weighted average
exercise price of the Existing
Options is $13.36 per share.  Because
the exercise prices of the Existing
Options far exceed the value of the
Existing Common Stock, Anacomp does
not expect that any such rights will
ever be exercised.  To the best of
the Company's knowledge, no Existing
Warrants are outstanding.


             SUMMARY OF TREATMENT OF UNEXPIRED LEASES AND EXECUTORY
                            CONTRACTS UNDER THE PLAN


      The Plan also provides for the assumption of all executory contracts and unexpired leases that constitute executory contracts or unexpired leases as of the Effective Date of the Plan, except for any agreements that were previously assumed or rejected by Final Order during the Reorganization Case or any executory contracts or unexpired leases to be rejected under the Plan. Any executory contracts or unexpired leases to be rejected shall be set forth in the Schedule of Rejected Agreements to be filed at least ten (10) days before the first date on which the Court holds a hearing on confirmation of the Plan ("Exhibit Filing Deadline"). A preliminary list accompanies the Plan as Exhibit 4 to the Plan.



                                       I.
                            INTRODUCTION AND SUMMARY

      This Disclosure Statement, the Exhibits hereto, and the accompanying Ballots are being furnished by Anacomp, Inc. ("Anacomp" or the "Company") pursuant to section 1126(b) of the Bankruptcy Code (the "Code") in connection with the solicitation (the "Solicitation") of acceptances of the proposed "prepackaged" plan of reorganization (the "Plan") described herein and attached hereto as Exhibit 1. Capitalized terms used in this Disclosure Statement but not defined herein shall have the meanings ascribed to such terms in the Plan. Anacomp is soliciting acceptances from specified Classes of creditors whose Claims would be impaired under the Plan.

      The Plan provides for Anacomp's comprehensive financial restructuring (the "Restructuring"). The purpose of the Restructuring is to enhance Anacomp's economic viability by adjusting Anacomp's capitalization (including debt levels) to reflect currently anticipated revenues. The Restructuring is designed to substantially reduce the debt service obligations of Anacomp and create a capital structure that will allow Anacomp to stabilize its business and operations.

      ANACOMP HAS NOT COMMENCED A CASE UNDER CHAPTER 11 OF THE CODE AS OF THE DATE HEREOF. If Anacomp receives the required number and amount of acceptances to the Plan (as described below, the acceptances of more than one-half in number and at least two-thirds in amount of the Claims actually voting in each impaired Class of Claims), Anacomp intends to effectuate the Restructuring by commencing a voluntary case (the "Reorganization Case") under chapter 11 of the Code and seeking confirmation of the Plan, which is referred to in common parlance as a "pre-packaged" plan. Under a "pre-packaged" plan, acceptances from voting impaired Classes of Claims are solicited and obtained prior to the commencement of a chapter 11 case. This Disclosure Statement summarizes what is in the Plan, tells you certain information regarding the Plan, and describes the process that the Court will follow when determining whether to confirm the Plan.

      A. THE COMPANY.

      Anacomp is a leading document-management provider, offering a broad range of document-management services. Anacomp specializes in using web-based and media-based technologies to provide efficiencies that help its customers maximize the value of their important documents. Anacomp is also one of the world's leading providers of multi-vendor technical services, offering expert installation and maintenance services for a broad array of storage, printing, network and Computer Output to Microfiche ("COM") equipment. Anacomp currently has approximately 2000 employees and manages its business through three operating units:

            (a) Document Solutions (sometimes referred to as "DS") - which provides document management outsource services through its worldwide network of document-processing centers;

            (b) docHarbor[1] - which provides Internet-based digital document-management services; and

            (c) Technical Services (sometimes referred to as "TS") - which provides COM and compact disc ("CD") systems and COM related supplies, along with equipment maintenance services for Anacomp's document-processing centers, its customers who have purchased their own COM systems, as well as third-party manufactured products.

      On May 31, 2001, Anacomp announced that it would integrate docHarbor into the Document Solutions business unit. The Company anticipates that by October 1, 2001, docHarbor will be a service offering within Document Solutions.

      Anacomp was incorporated under the laws of the State of Indiana on April 16, 1968 under the name Computec, Inc. and on November 21, 1968, the name was changed to Anacomp, Inc. Anacomp's principal executive offices are located at 12365 Crosthwaite Circle, Poway, California 92064. Its telephone number is (858) 679-9797.

      B. BACKGROUND AND PURPOSE OF THE RESTRUCTURING AND THE DISCLOSURE
         STATEMENT.

      The Plan summarized in this Disclosure Statement is the means for Anacomp to accomplish the Restructuring first by filing a voluntary petition under chapter 11 of the Code, thereby commencing the Reorganization Case, and then by seeking and obtaining confirmation of the Plan. Chapter 11 is the principal business reorganization chapter of the Code. Under chapter 11, a debtor attempts to reorganize its business for the benefit of itself, its creditors and other parties in interest. The plan of reorganization sets forth the means for satisfying the claims against and interests in the debtor. The Plan proposed by Anacomp provides for the reorganization of Anacomp's capital structure on terms that should enable Anacomp to continue as a viable business enterprise.

      ANACOMP HAS NOT COMMENCED A CASE UNDER CHAPTER 11 OF THE CODE AS OF THE DATE HEREOF. If, however, Anacomp receives properly completed Ballots (both of which are not properly and timely subsequently revoked) indicating that sufficient holders of Claims in Class 1 and Class 4 vote to accept the Plan, Anacomp intends to commence the Reorganization Case in the United States Bankruptcy Court for the Southern District of California (the "Court"). Specifically, subject to the foregoing, Anacomp intends to file with the Court a voluntary petition for relief under chapter 11 of the Code, the Plan (or any permitted modification thereof), the Disclosure Statement (or any permitted modification thereof) and the Ballots received under the Solicitation. Anacomp will then ask the Court to establish a date to consider whether (i) this Disclosure Statement complies with applicable laws, rules or regulations governing the adequacy of disclosure in connection with such solicitation and/or otherwise contains "adequate information" pursuant to sections 1125(a) and 1126(b) of the Code and (ii) the Plan meets all the requirements for confirmation under the Code.



-----------------------------------
[1] This Disclosure Statement, and the documents ancillary thereto, contain certain proprietary trademarks and service marks. "Image Mouse" is a trademark, "docHarbor" is a service mark and "Anacomp," "DatagraphiX," and "XFP 2000" are trademarks of Anacomp. All other trademarks and service marks are the property of their respective owners.

      In accordance with the "cramdown" provision of Code section 1129(b), if any Class of Claims or Interests (other than Class 1 or Class 4) votes or is deemed to vote to reject the Plan, upon Anacomp's request the Court may nevertheless confirm the Plan if certain minimum treatment standards are met with respect to each such class. See Section XI, "ACCEPTANCE AND CONFIRMATION OF THE PLAN - Nonconsensual Confirmation." Under the "cramdown" provision, if a Class votes or is deemed to vote to reject a plan, the Court may nevertheless confirm the plan if it does not discriminate unfairly against the nonaccepting class and is "fair and equitable" to that class. In this case, Classes 8, 9 and 10 will be deemed to reject the Plan, and Anacomp will seek to confirm the Plan (or any permitted modification thereof) notwithstanding such rejection.

      Anacomp negotiated the terms of the Plan with the Agent and the Banks under Anacomp's Prepetition Credit Agreement and an ad hoc committee of Persons holding Anacomp's Old Notes (the "Unofficial Committee"). The members of the Unofficial Committee have agreed to vote in favor of the Plan. Collectively, the current members of the Unofficial Committee hold approximately 53% of the $310 million total principal amount outstanding of the Old Notes.

      Anacomp's Board has unanimously approved this Disclosure Statement, the Plan, and the transactions contemplated thereby, and recommends that all eligible creditors entitled to vote submit Ballots accepting the Plan. For information on procedures for voting on the Plan, see "Solicitation Summary and Vote Required for Approval" in this Section and Section XI, "ACCEPTANCE AND CONFIRMATION OF THE PLAN."

      When Anacomp first developed its plans for the Restructuring, Anacomp intended that the Plan would be one of two alternative mechanisms to effectuate its terms: the plan of reorganization containing terms substantially the same as the Plan (which plan is for ease of reference referred to in this paragraph and the next paragraph below as the ("In-Court Plan") and an out-of-court exchange restructuring (the "Out-of-Court Exchange") under which, among other things, requisite holders of Existing Common Stock (a majority, voting in person or by proxy, at a scheduled shareholders' meeting at which a quorum is present) would be requested to approve a one-for-3,610.9 reverse stock split (the "Proxy Approval") and requisite holders of the Old Notes (at least 98% of holders) would be requested to approve an offer to exchange their Old Notes for up to 99.9% of the shares of the Existing Common Stock. The Out-of-Court Exchange and the In-Court Plan would have achieved substantially the same results, but the Out-of-Court Exchange would not have required Anacomp to file a bankruptcy petition if the requisite acceptances had been obtained. Anacomp originally intended that the solicitation of consents for the Out-of-Court Exchange would occur simultaneously with solicitation of acceptances of the In-Court Plan. If Anacomp received the requisite consents and acceptances for the Out-of-Court Exchange from shareholders and Persons holding Old Notes, Anacomp intended to effectuate the Restructuring through the Out-of-Court Exchange. If Anacomp did not receive requisite acceptances for the Out-of-Court Exchange, but did receive requisite acceptances of the In-Court Plan, Anacomp intended to file the Reorganization Case and seek confirmation of the Plan.

      Anacomp prepared the In-Court Plan and Disclosure Statement, along with an Offering Memorandum and Proxy Statement seeking approval of the Out-of-Court Exchange, and filed the documents with the Securities and Exchange Commission (the "SEC") on May 7, 2001. On June 7, 2001, the SEC transmitted its comment letter to Anacomp, among other things, requesting additional disclosure on the filed documents and posing various questions regarding Anacomp's historical financial statements.

      As Anacomp worked to respond to the SEC comments, Anacomp determined that it would be most expeditious to effectuate the Restructuring through the Plan, without pursuing the Out-of-Court Exchange. Because the Plan only requires the acceptances of more than one-half in number and at least two-thirds in amount of the Claims actually voting in each Impaired Class of Claims (in this case, the Banks and the Old Note holders), Anacomp will not be required to obtain acceptances from 98% of Old Note holders, which would be difficult to obtain. In addition, under the Plan, Anacomp will not be required to solicit votes from holders of Existing Common Stock; indeed, such holders will receive their recovery without any requirement that they vote in favor of the Plan (provided of course that the Plan is confirmed by the Court and the Effective Date occurs). In contrast, if Anacomp had pursued the Out-of-Court Exchange, the Company would have been required to solicit approvals from holders of Existing Common Stock - under the previous structure, the Plan provided that if holders of Existing Common Stock did not provide the Proxy Approval, such holders would receive or retain nothing under the Plan.

      As a result of Anacomp's decision not to proceed with the Out-of-Court Exchange and not to solicit votes from holders of Existing Common Stock, the SEC has not been requested to comment on the materials that accompany the solicitation of votes on the Plan before commencement of the Case. However, the SEC did proceed with its review of Anacomp's Form 10-K for the year ended September 30, 2000 and Form 10-Q's for the first two quarters in fiscal 2001. On August 1, 2001, the SEC notified Anacomp that it was satisfied with Anacomp's responses to the SEC's comments regarding these documents and that the SEC's review of these documents was complete. Despite the fact that the SEC has not been requested to comment on the Plan and Disclosure Statement as revised, Anacomp believes that the Plan and Disclosure Statement are responsive to the comments received from the SEC in its comment letter dated June 7, 2001 with respect to the prior versions submitted to the SEC. However, the SEC has not reviewed or commented on the Plan and Disclosure Statement that is being transmitted herein.

      The purpose of the Disclosure Statement is to provide information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and history of Anacomp and the condition of its books and records, to enable a hypothetical reasonable investor typical of the holders of Claims (creditors) and Interests (shareholders) to make an informed judgment concerning the Plan.

      READ THIS DISCLOSURE STATEMENT CAREFULLY TO FIND OUT:

         o  who can vote on or object to the Plan;

         o Anacomp's history and significant events leading to the Restructuring;

         o what you would receive on account of an Allowed Claim or Interest if the Plan is confirmed and how this treatment compares to what you might receive on account of such Allowed Claim or Interest in a liquidation of Anacomp's assets under chapter 7 of the Code;

         o what the Court will consider when deciding whether to confirm the Plan;

         o  the effect of confirmation of the Plan; and

         o  whether the Plan is feasible.

      THE DISCLOSURE STATEMENT AND THE PLAN CANNOT TELL YOU EVERYTHING ABOUT YOUR RIGHTS. YOU SHOULD CONSIDER CONSULTING YOUR OWN ATTORNEY AND/OR OTHER ADVISOR TO OBTAIN MORE SPECIFIC ADVICE ON HOW THE PLAN WILL AFFECT YOU AND TO DETERMINE YOUR BEST COURSE OF ACTION.

      The Code requires that a disclosure statement contain adequate information concerning a plan of reorganization to enable parties affected by the Plan to make an informed judgment about the Plan. No court has made a determination regarding whether this document is an adequate disclosure statement. In the event that Anacomp commences the Reorganization Case and seeks confirmation of the Plan, Anacomp will submit this Disclosure Statement to the Court for approval.

      Furthermore, no court has made a determination regarding the merits of the Plan described in this Disclosure Statement. Therefore, the Plan's terms are not yet binding on anyone. If Anacomp commences the Reorganization Case and the Court later confirms the Plan, then the Plan will be binding on Anacomp and on all creditors and interest holders of Anacomp and other interested parties.

      C. BRIEF SUMMARY OF THE PLAN.

      The Plan categorizes into ten (10) Classes the Claims against and Interests in Anacomp. The Plan specifies the manner in which the Claims and Interests in each Class are to be treated. The Plan is intended to provide for the maximum feasible recovery for creditors and holders of the Existing Common Stock as a whole by enabling Anacomp to recapitalize and continue to operate as a viable business enterprise.

      Generally, the Plan provides as follows:

      (a) Allowed Administrative Claims, Priority Claims, Priority Tax Claims and Secured Tax Claims will be paid in full. With respect to Allowed Priority Tax Claims, the Reorganized Company may make deferred cash payments in the amount of the Allowed Priority Tax Claim, plus simple interest from the Effective Date on the unpaid balance at a rate of 8% per year, over a period not exceeding six years from the date the underlying tax was assessed;

      (b) The approximately $55.1 million (plus approximately $5.8 million in letters of credit) in Allowed Secured Claims of the Banks will be satisfied pursuant to the Amended and Restated Credit Agreement;

      (c) 4,030,000 shares of Class A Common Stock will be distributed to the holders of the Allowed Old Note Claims in satisfaction of the Old Note Claims. Holders of Old Note Claims will receive 99.9% of the Reorganized Anacomp Common Stock (excluding up to 783,077 shares of Class B Common Stock issuable upon exercise of Reorganized Company Warrants and 403,403 shares of Class A Common Stock issuable as incentive compensation by the Reorganized Company to management and employees);

      (d) On the Effective Date, (i) all Existing Common Stock will be eliminated and cancelled, without further corporate action, and
            (ii) a new class of Reorganized Anacomp Common Stock, Class B Common Stock, will be issued and distributed to Persons holding Existing Common Stock pursuant to the terms specified herein.
            The number of shares of Class B Common Stock held by holders of Allowed Class 8 Interests will be, in the aggregate, 4,034, without giving effect to the issuance of Class B Common Stock issuable upon the exercise of the Reorganized Company Warrants, and each Person's Interest in Reorganized Anacomp Common Stock after distribution of such shares will equal 1/3,610.9 of such Person's Interest in Existing Common Stock prior to the Effective Date. Fractional shares of Reorganized Anacomp Common Stock that result from the implementation of such aforementioned actions will remain outstanding in such fractional amount. The shares retained by holders of Existing Common Stock are subject to dilution if distributions are made to any holders of Section 510(b) Common Claims;

      (e) Holders of Existing Common Stock will also receive a distribution of Reorganized Company Warrants (representing, upon exercise, approximately 15% of the Reorganized Anacomp Common Stock outstanding after giving effect to the elimination of the Existing Common Stock and the distribution of Class B Common Stock to holders of Existing Common Stock as of the Effective Date, as set forth in paragraph (d) above and assuming issuance of all shares issuable as incentive compensation to management and employees). The distribution to holders of Existing Common Stock is subject to dilution if distributions are made to any holders of Section 510(b) Common Claims;

      (f) Section 510(b) Common Claims, if any exist, will have the same priority as Existing Common Stock and any holder of a Section 510(b) Common Claim will receive a distribution out of and from the distribution otherwise provided to holders of Existing Common Stock;

      (g) The Existing Warrants and Options that are unexercised on the Effective Date will be extinguished and terminated, without payment of any consideration. Replacement options will not be issued, but 403,403 shares of Class A Common Stock will be reserved for issuance to Anacomp management and employees as incentive compensation; and

      (h) The legal, equitable and contractual rights of holders of all Allowed Other Secured Claims, Allowed Unsecured
            Trade/Employee/Rejection Claims and Allowed Other Unsecured Claims will be unaltered.

      For a more detailed description of the treatment of the foregoing classes of Claims and Interests, see Section X.J, "THE PLAN - Classification and Treatment of Claims and Interests Under the Plan."

      As described above in this summary, the Plan provides that shares of Existing Common Stock will be eliminated and that holders of Existing Common Stock will receive, as of the Effective Date, 4,034 shares, in the aggregate, of Class B Common Stock. In addition, 783,077 shares of Class B Common Stock will be reserved for issuance upon the exercise of the Reorganized Company Warrants distributed to the holders of Existing Common Stock. The Plan also provides that 4,030,000 shares of Class A Common Stock will be issued to holders of the Old Notes, and 403,403 shares of Class A Common Stock will be reserved for issuance to Anacomp employees and management as incentive compensation.

      The 4,034 shares distributed to holders of Existing Common Stock, and the shares obtainable upon exercise of the Reorganized Company Warrants, will be Class B Common Stock. The shares issuable to management and employees, and the shares issued to the holders of Allowed Class 4 Claims, will be Class A Common Stock. Class B Common Stock and Class A Common Stock will be identical in all respects, except that the Class B Common Stock will be subject to additional dilution if it is determined that there are any Section 510(b) Common Claims.

      As used in this Disclosure Statement, the shares of Class A Common Stock and Class B Common Stock are collectively referred to as "Reorganized Anacomp Common Stock."

      The Plan also provides for the assumption of all executory contracts and unexpired leases that constitute executory contracts or unexpired leases as of the Effective Date of the Plan, except for any agreements that were previously assumed or rejected by Final Order during the Reorganization case or any executory contracts or unexpired leases to be rejected under the Plan. Any executory contracts or unexpired leases to be rejected shall be set forth in the Schedule of Rejected Agreements to be filed on or before the Exhibit Filing Deadline. A preliminary list accompanies the Plan as Exhibit 4 to the Plan.

      The sources of funds to pay holders of Claims and Interests under the Plan include (a) cash from operations and (b) the Amended and Restated Credit Agreement (or any replacement financing thereof).

      D. GENERAL INFORMATION AND DISCLAIMERS.

      Please read this Disclosure Statement and the attached Exhibits carefully. Together, these documents explain who may object to confirmation of the Plan, who is entitled to vote to accept or reject the Plan, and the treatment that holders of Claims and Interests can expect to receive if the Plan is accepted by the requisite number of creditors and/or otherwise confirmed by the Court. (As explained in Section XI.D , "ACCEPTANCE AND CONFIRMATION OF THE PLAN - Nonconsensual Confirmation," the Court may confirm the Plan even if not all of the Classes of Claims and Interests have voted for acceptance of the Plan, provided that the Plan satisfies certain other statutory requirements).

      The Disclosure Statement and the Plan, however, do not constitute financial or legal advice. Creditors and equity holders should consult their own advisors if they have questions about the impact of the Plan on their Claims or Interests, or other rights.

      The financial information used to develop the Plan and prepare this Disclosure Statement is based on Anacomp's books and records, Anacomp's financial projections, and numerous other sources. This information was compiled by Anacomp's financial and legal staff. The financial information used in preparing the Disclosure Statement and the Plan was prepared by and is the sole responsibility of Anacomp.

      Anacomp's fiscal year ends on September 30. Accordingly, references in the Disclosure Statement and the Exhibits to a fiscal year indicate the year ended September 30. For example, "fiscal 2000" refers to the year ended September 30, 2000.

      Unless another time is expressly specified herein, the statements contained in this document are made as of the date identified on the cover page of this Disclosure Statement. Under no circumstances will the delivery of this document or the exchange of any rights made in connection with the Plan create an implication or representation that there has been no change in the information set forth in this document since the date of its compilation. Anacomp assumes no duty and presently does not intend to update or supplement any of the disclosures contained herein, except as may be required by applicable law.

      Some of the events or factors that could cause the information or statements reflected in this Disclosure Statement to change are:

         o new competitors and intensifying of price competition from existing competitors;

         o  interruption or loss of products from key suppliers;

         o  new products that make Anacomp's products and services obsolete;

         o  adverse state, federal, or local regulations;

         o  inability to obtain additional capital as needed;

         o  loss of customers; and

         o  departure of key executives and other personnel.

      CAUTIONARY STATEMENT: CERTAIN INFORMATION INCLUDED IN THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). SUCH FORWARD-LOOKING STATEMENTS ARE BASED UPON INFORMATION AVAILABLE WHEN THE STATEMENTS WERE MADE AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN THE STATEMENTS. NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THIS DOCUMENT.

      Following solicitation of acceptances of the Plan and the commencement of the Reorganization Case, Anacomp intends to seek Court approval of this Disclosure Statement pursuant to section 1125 of the Code. Although Anacomp believes that this Disclosure Statement complies with Code section 1125, because no court has yet sanctioned the adequacy of the disclosure, a party in interest could seek to block confirmation of the Plan by objecting to the adequacy of the Disclosure Statement.

      Anacomp has not authorized anyone to disseminate any information about the Plan other than the information that is in this Disclosure Statement. Anacomp believes that this Disclosure Statement accurately describes the Plan and the documents related to the Plan. If there are any discrepancies between the Plan and this Disclosure Statement, the Plan provisions control. You should therefore be sure to read the Plan as well as this Disclosure Statement.

      The information contained in the Disclosure Statement and Plan, including the information regarding Anacomp's history, business and operations and the historical financial information of Anacomp, is included solely for purposes of soliciting acceptances of the Plan.

      E. SOLICITATION SUMMARY AND VOTE REQUIRED FOR APPROVAL.

      Under the Plan, all Claims and Interests against or in Anacomp have been separated into ten Classes, and each Class has been determined to be either impaired or unimpaired by the Plan's terms. Anacomp hereby solicits acceptances of the Plan under chapter 11 of the Code from all holders of Claims in impaired Classes, other than Classes 8, 9 and 10.

      Only Classes that are impaired under the Plan are entitled to accept or reject the Plan. As a general matter, a Class of Claims or Interests is considered to be unimpaired under a plan of reorganization if the plan does not alter the legal, equitable and contractual rights of the holders of such Claims or Interests. A Class of Claims or Interests that is unimpaired is deemed to have accepted the Plan under section 1126 of the Code, and is not entitled to vote.

      An impaired Class is deemed to reject a plan of reorganization if the plan provides that the holders of Claims or Interests in such Class will not receive or retain any property under the plan on account of such Claims or Interests. Such a Class is not entitled to vote.

      For impaired Classes entitled to vote, section 1126 of the Code establishes separate acceptance criteria for classes of Claims and classes of Interests. An impaired Class of Claims has accepted the Plan only when more than one-half in number and at least two-thirds in amount of the Claims actually voting in that Class vote in favor of the Plan. An impaired Class of Interests has accepted the Plan when at least two-thirds in amount of the Interests actually voting in that Class vote in favor of the Plan. Only those holders who actually vote will be counted for purposes of determining acceptance or rejection of the Plan. Therefore, the Plan could be accepted by any impaired Class of Claims with the affirmative vote of less than two-thirds in amount or less than one-half in number of all the Claims in such Class, or by any impaired Class of Interests with the affirmative vote of less than two-thirds in amount of all outstanding Interests in such Class.

      Anacomp believes that Classes 1 and 4 are impaired and therefore entitled to vote on the Plan.

      Class 8 is impaired, but Anacomp is not soliciting votes from holders of Allowed Interests in Class 8. Anacomp will request that the Court confirm the Plan notwithstanding the deemed non-acceptance of Class 8 under the "cramdown" provision of Code section 1129(b). Under that provision, a plan of reorganization may be confirmed even though the plan does not comply with Code section 1129(a)(8), which provides that as to each class of claims or interests, such class either has accepted the plan or is not impaired under the plan. Anacomp believes that even though the votes of Class 8 have not been solicited and therefore the Plan does not satisfy Code section 1129(a)(8), Code section 1129(b), among other things, authorizes confirmation with respect to Class 8.

      Although Class 9 is impaired, Anacomp is not aware of any Persons holding
Section 510(b) Common Claims. Therefore, votes are not being solicited, and Class 9 will be deemed not to have accepted the Plan. The holders of Interests in Class 10 will not receive or retain any property under the Plan. Therefore, Class 10 is deemed to reject the Plan and is not entitled to vote on the Plan. Anacomp will request that the Court confirm the Plan notwithstanding the deemed non-acceptance of Class 9 and Class 10 under the cramdown provision of Code section 1129(b). Anacomp believes that the requirements of Code section 1129(b) will be satisfied with respect to Class 9 and Class 10.

      Anacomp believes that Classes 2, 3, 5, 6 and 7 are unimpaired and therefore not entitled to vote on the Plan. Pursuant to applicable sections of the Code, holders of Administrative Claims and Priority Tax Claims are not classified and not entitled to vote on the Plan. Any party that disputes Anacomp's characterization of its Claim or Interest as unimpaired may request a finding of impairment from the Court in order to obtain the right to vote.

      Under section 1126(b) of the Code, a holder of a Claim that has accepted a plan of reorganization before the commencement of a chapter 11 case will be deemed to have accepted the plan for purposes of confirmation of such plan if the Court determines that the solicitation of such acceptance was in compliance with any applicable laws, rules and/or regulations governing the adequacy of disclosure in connection with such solicitation, or if there is not any such laws, rules and/or regulations, such acceptance or rejection was solicited after disclosure to such holder of adequate information, as defined in Code section 1125(a). Anacomp believes that this Disclosure Statement complies with the requirements of Code section 1126(b) for purposes of solicitation of acceptances or rejections of the Plan from the Classes being solicited. If the Court finds that the Disclosure Statement so complies, then holders accepting or rejecting the Plan that is filed with the Court will be deemed by the Court to have accepted or rejected such Plan, unless the Court later permits any such acceptances or rejections to be revoked for cause shown. In addition, Anacomp reserves the right to use acceptances of the Plan received in this Solicitation to seek confirmation of the Plan under any other circumstances, including following the filing of an involuntary bankruptcy petition against Anacomp.

      The Court may confirm the Plan only if at least one Class of impaired Claims has voted to accept the Plan (without counting the votes of any insiders whose Claims are classified within that Class) and if certain statutory requirements are met as to both nonconsenting members within a consenting Class and dissenting Classes. Even if Anacomp receives the requisite number of votes by entities holding impaired Claims, the Plan will not become binding unless and until, among other things, the Court makes an independent determination that confirmation is appropriate, which determination will be the subject of an upcoming Confirmation Hearing, and the Effective Date then occurs. See Section XI, "ACCEPTANCE AND CONFIRMATION OF THE PLAN" and "THE PLAN - Conditions to Effectiveness of the Plan" for a discussion of the various other conditions to confirmation and effectiveness of the Plan.

      In voting for or against the Plan, please use only the Ballot sent to you with this document, and please carefully read the voting instructions on the Ballot for an explanation of applicable voting procedures and deadlines. If, after reviewing this document, you believe that you hold an impaired Claim and are entitled to vote on the Plan but you did not receive a Ballot, or if your Ballot is damaged or lost, please make a written request for a replacement ballot to Georgeson Shareholder, Proxy Tabulation Department, P.O. Box 5009, South Hackensack, NJ 07606 (the "Voting Agent").

      If you hold a Claim in Class 1 or Class 4, you are entitled to vote. It is in your best interest to vote on the enclosed Ballot and to timely return the Ballot to the addressee set forth on the pre-addressed envelope enclosed with the Ballot. If you did not receive a pre-addressed envelope, please contact the Voting Agent at its toll-free number: 1-866-241-2786.

      YOUR PROPERLY COMPLETED AND SIGNED BALLOT MUST BE RECEIVED BY ADDRESSEE ON THE ENCLOSED PRE-ADDRESSED ENVELOPE (I.E., YOUR BANK, BROKER, OTHER NOMINEE, OR AGENT) BY OCTOBER 10, 2001 AT 5:00 P.M. EASTERN TIME TO BE COUNTED. BECAUSE BALLOTS WITH RESPECT TO OLD NOTES MUST BE TRANSCRIBED ON TO MASTER BALLOTS AND FORWARDED TO ANACOMP'S VOTING AGENT BY YOUR BANK, BROKER, NOMINEE OR ITS AGENT, SHORTLY AFTER THIS DEADLINE, YOU ARE URGED TO VOTE IN ADVANCE OF OCTOBER 10, 2001 TO ENSURE THAT YOUR VOTE IS TIMELY COUNTED AND TRANSMITTED.

      In the event Anacomp commences the Reorganization Case and, after receiving the Ballots on the Plan, it appears that there are a sufficient number and amount of affirmative votes, Anacomp intends to request an order from the Court confirming the Plan. The Court will schedule a hearing on confirmation of the Plan (the "Confirmation Hearing"), and notice of the Confirmation Hearing will be provided to all parties in interest in the Reorganization Case. Any party in interest, including creditors who vote to reject the Plan, will have the opportunity to file an objection to confirmation of the Plan. Failure to oppose Anacomp's request to confirm the Plan may be deemed to be consent to the Plan's confirmation.

      F. WHOM TO CONTACT FOR MORE INFORMATION ABOUT THE PLAN.

      If you would like more information about the Plan, you should contact the Voting Agent at the following toll-free number: 1-866-241-2786.


      EXHIBITS.

      The Exhibits listed in the following table are attached to the Disclosure Statement. These Exhibits are incorporated into the Disclosure Statement and will be deemed to be included in the Disclosure Statement when they are filed with the Court.

--------------------------------------------------------------------------------
         EXHIBIT NO.                           DESCRIPTION
--------------------------------------------------------------------------------
         1                          Plan of Reorganization

         2                          Identity and Fair Market Value of  Assets

         3                          Pending Litigation

         4                          Historical and Current Financial Information

         5                          Financial Projections

         6                          Liquidation Analysis
--------------------------------------------------------------------------------



      Certain Exhibits either accompany the Plan or will be filed on or before the Exhibit Filing Deadline:


------------------------- ---------------------------------------- ------------------------------------------
      EXHIBIT NO.         DESCRIPTION                              FILED BY
------------------------- ---------------------------------------- ------------------------------------------
           1              Amended and Restated Credit Agreement    accompanies the Plan
                          Term Sheet

           2              Amended and Restated Credit Agreement    no later than Exhibit Filing Date

           3              Schedule of Assumed Agreements           no later than Exhibit Filing Date

           4              Schedule of Rejected Agreements          accompanies the Plan

           5              Warrant Agreement                        accompanies the Plan

           6              Amended Articles                         no later than Exhibit Filing Date

           7              Amended Bylaws                           no later than Exhibit Filing Date

           8              Registration Agents Agreement            no later than Exhibit Filing Date

           9              List of New Board Members                no later than Exhibit Filing Date
-------------------------------------------------------------------------------------------------------------



                                       II.
                              CERTAIN RISK FACTORS

      Under the Plan, Anacomp, as reorganized on the Effective Date, is referred to as the "Reorganized Company." The Reorganized Company's ability to perform its obligations under the Plan is subject to various factors and contingencies. The following discussion summarizes some material risks associated with the Plan but is not exhaustive. Each creditor and each holder of Existing Common Stock, in conjunction with its advisors, should supplement the following discussion by reading the Plan and analyzing and evaluating the Plan and the Disclosure Statement as a whole. THE RISKS ASSOCIATED WITH THE PLAN MUST BE CAREFULLY CONSIDERED IN DETERMINING WHETHER TO VOTE TO ACCEPT THE PLAN.

      A. RISKS ASSOCIATED WITH BANKRUPTCY.

      Commencement of bankruptcy proceedings, even if only to confirm the Plan, could adversely affect the relationship between Anacomp and its employees, customers and suppliers. This, in turn, could adversely affect Anacomp's ability to obtain confirmation of the Plan. In addition, even if all impaired Classes accept the Plan, the Plan may not be confirmed by the Court.

      Additionally, the length of any bankruptcy proceedings commenced by Anacomp, including one seeking confirmation of the Plan, would be subject to considerable uncertainty, and the completion of such proceedings could be delayed for reasons beyond Anacomp's control. Other than Code section 1126(b), which permits prepetition acceptances of prepackaged plans, the Code does not contain any provisions to expedite the timing for confirmation of a prepackaged plan. As set forth in Sections X.A through X.H, a number of procedural steps and substantive legal requirements must be fulfilled during a reorganization case before a plan of reorganization is confirmed, including the formation of an official creditors' committee, the filing of schedules of assets and liabilities, the establishment of a bar date for filing proofs of Claim, and Court approval of transactions out of the ordinary course of business.

      Also, there can be no assurance that the Court will decide that the Disclosure Statement meets the disclosure requirements of the Code or that the votes accepting the Plan are effective for the purpose of approving the Plan.

      Finally, the Plan establishes a confirmation deadline of January 4, 2002 and Plan effectiveness deadline of January 15, 2002. No assurances can be given that these deadlines will be met. Although these deadlines may be extended pursuant to the consent of Anacomp, the Agent and the Unofficial Committee, no such party is obligated to grant such extension.

      B. RISK THAT ANACOMP'S FUTURE OPERATIONAL AND FINANCIAL PERFORMANCE MAY VARY MATERIALLY FROM THE PROJECTIONS INCLUDED IN THE DISCLOSURE STATEMENT.

      The projected financial information contained in this Disclosure Statement is based on Anacomp's estimated results of operations based upon certain assumptions described more fully in Exhibit 5, "Financial Projections." Anacomp does not as a matter of course make public projections as to future sales, earnings or other results. However, Anacomp's management has prepared the projected consolidated financial information set forth in Exhibit 5 to present the anticipated effects of the Restructuring. These projections were not prepared with a view towards pubic disclosure or with a view towards complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Anacomp's management, were prepared on a reasonable basis, reflect the best currently available estimates and adjustments and present, to the best of management's knowledge and belief, the course of action and the expected future financial performance of the Reorganized Company after the Effective Date.

      Anacomp does not intend to update or otherwise revise the projections to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events. The independent public accountants of Anacomp have not examined or provided any other form of assurance on the projected financial information. Consequently, no person other than Anacomp assumes any responsibility for the projected financial information (or other information contained in this Disclosure Statement). The projected financial information necessarily is based upon numerous estimates and assumptions, including that Anacomp will timely and successfully implement the Restructuring and achieve the results described in Exhibit 5, "Financial Projections." These estimates and assumptions are inherently subject to significant business, economic and competitive uncertainties, contingencies and risks, many of which are beyond the control of Anacomp. Actual results may vary from these projections and the variations may be material. Financial projections are necessarily speculative in nature and one or more of the assumptions underlying these projections may prove not to be valid. The projections should not be regarded as a representation by Anacomp, any of its affiliates or any other person that the projections will be achieved. Creditors and holders of Existing Common Stock are cautioned not to place undue reliance on the projected financial information contained in this Disclosure Statement.

      C. ADEQUATE LIQUIDITY.

      After the Restructuring, Anacomp will continue to have a working capital facility (the "Amended and Restated Credit Agreement") in place encumbering substantially all the assets of the Reorganized Company. See Section X.K.1, "Amended and Restated Credit Agreement." Inherent in this facility will also be covenant restrictions concerning the commitment limits of this facility including levels of collateral, financial covenants, and limitations on capital expenditures. These restrictions could have an adverse impact on the Reorganized Company's future liquidity and ability to implement its business plan. In addition, the facility will contain a covenant that the Company shall continue to retain Edward P. Smoot, or other person reasonably satisfactory to the Agent, as Anacomp's Chief Executive Officer on terms and conditions reasonably acceptable to the Agent. Unless waived in the Agent's sole discretion, a violation of this covenant will constitute an event of default under this facility.

      D. ADVERSE EFFECT OF GROWTH OF ALTERNATE TECHNOLOGIES.

      Revenues for Anacomp's micrographics services and products, including COM service revenues, COM system revenues, maintenance service revenues and micrographics supplies revenues, have been adversely affected for each of the past five fiscal years and could in the future be substantially adversely affected by, among other things, the increasing use of digital technology. COM revenues, which represented 71% of Anacomp's fiscal 2000 revenues, 83% of 1999 revenues, 91% of 1998 revenues and 95% of 1997 revenues, declined 26% in 2000.

      The effect of digital and other technologies on the demand for micrographics depends, in part, on the extent of technological advances and cost decreases in such technologies. The recent trend of technological advances and attendant price declines in digital systems and products is expected to continue. As a result, in certain instances, potential micrographics customers have deferred, and may continue to defer, investments in micrographics systems (including Anacomp's XFP 2000 COM system) and the utilization of micrographics service centers while evaluating the abilities of digital and other technologies.

      The continuing development of local area computer networks and similar systems based on digital technologies has resulted and will continue to result in many customers of Anacomp changing their use of micrographics from document storage, distribution and access to primarily archival use. Anacomp believes this is at least part of the reason for the declines in recent years in both sales and prices of Anacomp's duplicate film, readers and reader/printers. Anacomp's service centers also are producing fewer duplicate microfiche per original for customers, reflecting this use of micrographics primarily for storage. The rapidly changing document management industry also has resulted in price competition in certain of Anacomp's businesses, particularly COM services.

      Therefore, Anacomp has been and expects to continue to be impacted adversely by the decline in the demand for COM services, the high fixed costs and declining market for COM systems and the attendant reduction in supplies. Anacomp's revenues for maintenance of COM systems have declined in part because of efficiencies associated with Anacomp's XFP 2000 COM systems, but are expected to continue to decline as a result of lesser use and fewer sales of COM systems. The growth of alternate technologies has created consolidation in the micrographics segment of the document management industry. To the extent consolidation in the micrographics segment has the effect of causing major providers of micrographics services and products to cease providing such services and products, the negative trends in the segment, such as competition from alternate technologies described above, may accelerate.

      E. DECLINES IN REVENUES AND PROFITS.

      As a result of the rapidly changing nature of the document management industry, Anacomp, excluding the effects of acquisitions, has experienced declining or flat revenues and operating margins in each of the last five fiscal years. For further discussion by business line of recent trends in revenues and operating margins, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Exhibit 4, "Historical and Current Financial Information."

      F. AVAILABILITY AND PRICE OF POLYESTER AND CERTAIN OTHER SUPPLIES.

      Certain parties are the sole suppliers of some of Anacomp's raw materials and products. Anacomp purchases all of its duplicate microfilm and most of its magnetic media base polyester products from SKC America, Inc. and SKC Limited (collectively, "SKC"). In addition to SKC, the Eastman Kodak Company ("Kodak") supplies to Anacomp on an exclusive basis film and a proprietary, patented film canister used in Anacomp's XFP 2000 COM system. Kodak also supplies to Anacomp substantially all of Anacomp's requirements for original microfilm for earlier-generation COM systems. Any disruption in the supply relationship between Anacomp and such suppliers could result in delays or reductions in product shipment or increases in product costs that adversely affect Anacomp's operating results in any given period. In the event of any such disruption, there can be no assurance that Anacomp could develop alternative sources of raw materials and supplies at acceptable prices and within reasonable times. For a further description of Anacomp's raw material needs and supply relationships, see Section III, "BUSINESS."

         G. ACQUISITIONS.

      Anacomp has used acquisitions in the past to try to offset declining services revenues and to increase market share. Anacomp is expected to depend, in part, on acquisitions to try to increase revenues and market share (Anacomp's growth prospects set forth in this Disclosure Statement and in Exhibit 5, "Financial Projections," are, in large part, based upon the anticipation of such acquisitions), and there can be no assurance that Anacomp will be able to effect any such further acquisitions. Future acquisitions could be financed by internally generated funds, bank borrowings, public offerings or private placements of equity or debt securities, or a combination of the foregoing. There can be no assurance that Anacomp will be able to make acquisitions on terms favorable to Anacomp. If Anacomp completes acquisitions, it will encounter various associated risks, including the possible inability to integrate an acquired business into Anacomp's systems, potential increased intangibles, diversion of management's attention and unanticipated problems or liabilities, some or all of which could have a material adverse effect on Anacomp's operations and financial performance. Anacomp's potentially impaired liquidity may hinder its ability to consummate future acquisitions. See "Adequate Liquidity" in this Section II of the Disclosure Statement.

      H. NEW SERVICES AND PRODUCTS.

      Anacomp is introducing new document management services and products, certain of which will incorporate digital technologies. Anacomp has limited experience in the sale or marketing of new services and products, especially those incorporating new digital technologies. However, Anacomp is relying on such new services and products to generate significant cash flows in the future.

      These services and products currently are being introduced and, accordingly, have limited or no revenues to date. The markets for such new services and products are very competitive, and there can be no assurance that Anacomp's services and products will achieve market acceptance. Anacomp currently is in the process of reeducating and refocusing its sales force to sell its new services and products, as well as its more traditional COM services and products, and there can be no assurance that this will be successfully achieved. Anacomp intends to hire a limited number of new sales personnel to help sell certain of its digital services and products. In addition, the extent to which Anacomp will be able to maintain technological support for such new products is unclear. Any liquidity problems encountered by Anacomp also may hinder the development and deployment of new digital services and products. See "Adequate Liquidity."

      I. INTERNATIONAL.

      Anacomp's financial results are dependent in part on its international operations, which represented approximately 29% of revenues for fiscal 2000, 26% of revenues for fiscal 1999 and 31% of revenues for fiscal 1998. Anacomp expects that its international operations will continue to be a significant portion of Anacomp's business. Currently, Anacomp is in varying stages of discussions with third parties regarding the possible sale of certain of its international assets and legal entities. (See further discussions of this potential sale in Section III, "Business.") Certain risks are inherent in international operations, including exposure to currency fluctuations. From time to time in the past, Anacomp's financial results have been affected both favorably and unfavorably by fluctuations in currency exchange rates. Unfavorable fluctuations in currency exchange rates also may have an adverse impact on Anacomp's revenues and operating results. Anacomp currently does not have any hedging arrangements, although it may enter into such arrangements in the future. Distributions of earnings and other payments (including interest) received from Anacomp's operating subsidiaries and affiliates may be subject to withholding taxes imposed by the jurisdictions in which such entities are formed or operating, which will reduce the amount of after-tax cash Anacomp can receive from its foreign subsidiaries.

      J. COMPETITION.

      Anacomp competes in highly competitive markets with a significant number of companies of varying sizes, including divisions or subsidiaries of larger companies. A number of these competitors have multiple business lines as well as substantially greater financial and other resources available to them, and there can be no assurance that Anacomp can compete successfully with such other companies. Competitive pressures or other factors could cause Anacomp's products to lose market share or result in significant price erosion, which would have a material adverse effect on Anacomp's results of operations. See Section III, "BUSINESS."

      K. MARKET FOR REORGANIZED ANACOMP COMMON STOCK.

      Anacomp's Existing Common Stock is traded on the NASDAQ OTC Bulletin Board. While there is no assurance that an active trading market for the Reorganized Anacomp Common Stock will develop, the Reorganized Company will exercise its reasonable best efforts to cause the shares of Reorganized Anacomp Common Stock (both the Class A Common Stock and the Class B Common Stock) to be listed for trading on a national securities exchange, the NASDAQ Stock Market or the NASDAQ Small Cap Market, or, if the Reorganized Company cannot satisfy the listing requirements for such listings, on another qualifying inter-dealer quotation system. No assurance can be given as to the price at which such Reorganized Anacomp Common Stock might trade. Moreover, if the Reorganized Company is unable to cause the Reorganized Anacomp Common Stock to be listed for trading as described herein, no assurance can be given that a holder of Reorganized Anacomp Common Stock will be able to sell such Reorganized Anacomp Common Stock in the future. In particular, Anacomp does not expect that the Class B Common Stock will be listed for trading as described herein, given the limited number of shares and the potential dilution described in these Risk Factors under "Dilution."

      The liquidity of the market for the Reorganized Anacomp Common Stock and the prices at which shares of such Reorganized Anacomp Common Stock trade will depend upon the number of holders thereof, the interest of securities dealers in maintaining a market in such Reorganized Anacomp Common Stock and other factors beyond Anacomp's control.

      L. MARKET VALUE OF SECURITIES MAY FLUCTUATE.

      The market value of the securities to be issued in the Restructuring will depend on the future performance of Anacomp and on factors generally affecting the securities markets (including, for example, interest rates), which factors are influenced by conditions beyond Anacomp's control.

      M. RISKS ARISING FROM PLAN TREATMENT OF OUTSTANDING SECURITIES.

      Substantially all of the holders of Existing Common Stock will experience, as a result of the treatment accorded such holders pursuant to the Plan, a reclassification and conversion of the total number of shares of Existing Common Stock that each of such holders held prior thereto into less than one whole share of Reorganized Anacomp Common Stock (and, as further discussed herein, such shares will be of Class B Common Stock, which may, upon the occurrence of certain events, be subject to additional dilution without Shareholder action of any kind). Since no securities exchange, inter-dealer quotation system or other securities trading arrangement maintains a market in fractional shares of stock, each holder of Existing Common Stock who receives, as a result of the treatment accorded such holders pursuant to the Plan, a fractional share of Class B Common Stock, will no longer be able to realize -- through customary securities trading arrangements -- the market value of such fractional share of Class B Common Stock.

      Moreover, as a result of the treatment accorded such holders of Existing Common Stock pursuant to the Plan, no existing holder will own beneficially 100 or more shares of Class B Common Stock. Brokerage commissions and other costs of transactions in "odd-lots" of less than 100 shares of stock are generally somewhat higher than costs of transactions in "round-lots" of even multiples of 100 shares. Accordingly, any holder of Exiting Common Stock who holds such fractional shares after the Effective Date may find it extremely difficult, if not impossible, to sell such shares (even if the sole benefit from selling such shares would be the realization of a tax loss).

      N. DIVIDEND RESTRICTIONS.

      Anacomp's borrowing agreements limit Anacomp's ability to pay cash dividends on its capital stock. See Section X.K.1 for a description of the restrictions on dividend payments under the Amended and Restated Credit Agreement.

      O. DILUTION.

      On the Effective Date of the Plan, Anacomp will issue 4,030,000 shares of Class A Common Stock directly to holders of the Old Notes and will reserve 403,403 shares of Class A Common Stock for issuance to the Reorganized Company's management and employees as incentive compensation. As of the Effective Date, holders of Existing Common Stock will hold 4,034 shares of Class B Common Stock and Anacomp will reserve 783,077 shares of Class B Common Stock for issuance upon exercise of the Reorganized Company Warrants. The Plan also provides for the termination of any unexercised Existing Warrants and Options.

      The issuance of shares of Class A Common Stock to the holders of the Old Notes, as of the Effective Date, pursuant to the Plan will result in dilution of the equity interests of the holders of Existing Common Stock, expressed as a percentage of the total shares of Reorganized Anacomp Common Stock outstanding on and after the Effective Date. Holders of Existing Common Stock, which, immediately prior to the Effective Date, will hold 100% of the outstanding equity interests of Anacomp, will hold only 0.1% of the equity interests of the Reorganized Company on the Effective Date and such equity interests will be in the form of Class B shares.

      Moreover, the issuance of shares of Class A Common Stock to management and employees, or upon exercise of the Reorganized Company Warrants, will result in dilution of the equity interests of the holders of the Class A Common Stock issued in exchange for the Old Notes and further dilution of the equity interests of the holders of Existing Common Stock, which could adversely affect the market price and the value of the Reorganized Anacomp Common Stock. Immediately following the Effective Date, the 4,030,000 shares of Class A Common Stock issued to holders of the Old Notes will represent approximately 99.9% of the 4,034,034 total outstanding shares of Reorganized Anacomp Common Stock, excluding shares issuable to management and employees, or upon exercise of Reorganized Company Warrants. If all such Reorganized Company Warrants are exercised and all the shares reserved for management and employees are issued, the total outstanding shares of Reorganized Anacomp Common Stock would be 5,220,514 and the percentage held by holders of Old Notes would drop to approximately 77.3%.

      Similarly, immediately following the Effective Date, the 4,034 shares of Class B Common Stock issued to holders of the Existing Common Stock will represent approximately 0.1% of the total outstanding 4,034,034 shares of Reorganized Anacomp Common Stock excluding 403,403 Class A shares issuable to management and employees, or 783,077 Class B Shares issuable upon exercise of Reorganized Company Warrants. If all such Reorganized Company Warrants are exercised and all the shares reserved for management and employees are issued, the total outstanding shares of Reorganized Anacomp Common Stock would be 5,220,514 and the percentage held by holders of Existing Common Stock would drop to approximately 0.077%.

      In addition, there can be no assurance that Anacomp will not need to issue additional equity securities in the future in order to achieve its business plan, if it does not achieve its projected results or for other reasons, which could lead to further dilution to holders of the Old Notes.

         P. TAX CONSEQUENCES.

      Consummation of the Plan will have significant tax consequences that may adversely affect Anacomp and Persons holding Claims or Interests. See Section XIV, "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

      Q.  POTENTIAL AVOIDANCE ACTIONS.

      The commencement of the Reorganization Case will vest in the Estate the right to pursue potential "avoidance actions" under the Code, such as potential preference and fraudulent transfer actions. While the existence of such potential actions technically does not constitute a "risk factor" in connection with the Plan, recipients of this Disclosure Statement should be aware of these potential actions. Code section 547(b) authorizes the avoidance of transfers made to or for the benefit of a creditor, for or on account of an antecedent debt owed by the debtor before such transfer was made, made while the debtor was insolvent, made on or before 90 days before the date of the bankruptcy filing (between 90 days and one year before the date of the petition, if such creditor at the time of such transfer was an insider), and that enables such creditor to receive more than such creditor would receive if the case were a case under chapter 7 of the Code, the transfer had not been made, and such creditor received payment of such debt to the extent provided by the provisions of the Code. Code section 547(c) specifies certain defenses to actions under section 547(b). Anacomp's trade payables generally are paid on 30-45 day terms. Anacomp believes that substantially all obligations are incurred in the ordinary course of Anacomp's business or financial affairs and are made in the ordinary course of business or financial affairs of Anacomp and the transferees. Accordingly, Anacomp believes that few, if any, preference actions could be successfully pursued. Code sections 548 and 544 authorize the avoidance of actual or constructive fraudulent transfers. Constructive fraudulent transfers entail transactions in which the debtor received less than reasonably equivalent value, and the debtor either was rendered or was at the time of the transfer insolvent, inadequately capitalized or intended to incur debts beyond its ability to pay. Except for the transaction referenced in Section V.G, "Employment/Termination Contracts" (RALPH W. KOEHER), Anacomp is not aware of any transaction in which Anacomp may have received less than reasonably equivalent value in exchange therefor. Notwithstanding the foregoing, except as expressly provided in the Plan (such as releases provided to the Agent and the Banks pursuant to the Amended and Restated Credit Agreement), as set forth in Section IV.C of the Plan, the Plan fully reserves to the Reorganized Company all of the Estate's rights to pursue causes of action, including preference actions and fraudulent transfer actions and the recovery of avoided transfers. Anacomp does not anticipate any material recoveries in connection with potential avoidance actions.

      R. MODIFICATION OF THE PLAN.

      Anacomp may seek to modify or amend the Plan with the prior written consent of the Unofficial Committee and the Agent, which consent shall not be unreasonably withheld, at any time prior to the Confirmation Date in the manner provided for in section 1127 of the Code and Bankruptcy Rule 3019 or as otherwise permitted by law without additional disclosure pursuant to Code section 1125, except as the Court might otherwise require. The potential impact of any such amendment or modification on the holders of Claims and Interests cannot presently be foreseen, but may include a change in the economic impact of the Plan on some or all of the classes or a change in the relative rights of such classes. If any of the terms of the Plan are amended in a manner determined by Anacomp or the Court, as appropriate, to constitute a material adverse change to the treatment of the Claim of any creditor or the Interest of any equity security holder, Anacomp will promptly disclose any such amendment in accordance with Code section 1127, Bankruptcy Rule 3019, and any order of the Court.

      Anacomp, prior to confirmation of the Plan, or prior to substantial consummation thereof, subject to the provisions of Code section 1127 and Bankruptcy Rule 3019 and with the prior written consent of the Unofficial Committee and the Agent, which consent shall not be unreasonably withheld, reserves the right to amend the terms of the Plan or waive any conditions thereto if and to the extent Anacomp determines that such amendments or waivers are necessary or desirable to consummate the Plan. Anacomp will give all holders of Claims and Interests notice of such amendments or waivers as may be required by applicable law and the Court. If, after receiving sufficient acceptances but prior to confirmation of the Plan, Anacomp seeks to modify the Plan, Anacomp could only use such previously solicited acceptances if (i) all classes of adversely affected creditors and Interest holders accepted the modification in writing or (ii) the Court determined, after notice to committees appointed pursuant to Code section 1102, the Unofficial Committee and other designated parties, that such modification was de minimis or purely technical or otherwise did not adversely change the treatment of holders of accepting Claims and Interests. Anacomp reserves the right to use acceptances of the Plan received in this solicitation to seek confirmation of the Plan under any case commenced under chapter 11 of the Code, whether such case is commenced by the filing of a voluntary or involuntary petition, subject to approval of the Court.

      S. WITHDRAWAL OF THE PLAN.

      If a chapter 11 petition is filed by or against Anacomp, Anacomp reserves the right not to file the Plan, or, if it files the Plan, to revoke and withdraw such Plan at any time prior to confirmation, in either case, with the prior written consent of the Unofficial Committee and the Agent, which consent shall not be unreasonably withheld but which consent shall be required only if (a) in the case of the Unofficial Committee, Class 4 voted as a Class to accept the Plan, such acceptance has not been withdrawn, and the Unofficial Committee has not filed an objection to confirmation of the Plan or file an alternate plan of reorganization, (b) in the case of the Agent, Class 1 voted as a Class to accept the Plan, such acceptance has not been withdrawn, and the Agent has not filed an objection to confirmation of the Plan or file an alternate plan of reorganization, and (c) the Plan continues to have a reasonable prospect of confirmation. If the Plan is revoked or withdrawn, the Plan and the Ballots will be deemed to be null and void. In such event, nothing contained in the Plan will be deemed to constitute a waiver or release of any Claims by or against Anacomp, or Interests of or in Anacomp, or any other person or to prejudice in any manner the rights of Anacomp or any other person.



                                      III.
                                    BUSINESS

      A. DOCUMENT MANAGEMENT INDUSTRY.

      The document-management industry, in which Anacomp conducts business, provides businesses and other organizations with services and products for storing, distributing and accessing documents. Today, the rapid increase in the number of documents generated in both commercial and non-commercial sectors and the rapid advance of digital technologies are fueling swift growth in this industry. Leading analysts estimate that the overall document-management market, including document management services and equipment maintenance services, exceeded $11 billion in calendar year 2000 and project a compound annual growth rate of more than 16% over the next three years.

      Industry analysts identify several key trends that are shaping the document-management industry. One of these trends is that organizations want to access and utilize the knowledge embedded in the billions of documents they create, process and store. Increasingly, organizations want instant, reliable access to the information they need, and they want that information delivered to their personnel via the Internet, intranets or extranets, for use with desktop browsers. Many organizations also want to provide this web-based access to their customers via the Internet. This trend is leading many organizations, especially document-intensive commercial entities, to re-evaluate their document-management requirements and implement web-based solutions to meet those requirements.

      Another trend shaping the document-management industry is the increasing popularity of outsourcing. In general, by outsourcing non-core business functions, an organization can increase its focus on its core competencies while taking advantage of the expertise and economies of scale offered by dedicated service providers. For many organizations, the document-management function is an excellent candidate for outsourcing. By choosing an outsource solution over an in-house system, the organization can obtain superior capabilities, reduce operational and capital costs, have faster time-to-market, and avoid the challenge of keeping pace with changes in technology and user requirements. Many industry experts believe that outsource-service providers with the expertise and resources to provide a complete, cost-effective document-management solution will gain an increasing share of the market in coming years.

      A third trend shaping the document-management industry is heightened focus on application-specific solutions. Organizations are no longer content with generic document-management products or services; rather, they demand solutions tailored to the specific tasks their personnel and customers perform, including the ability to have appropriate business information easily available in customer interactions. As a result, leading document-management providers are analyzing their customers' key business processes, particularly interactions with the end-customer, and developing solutions tailored to those processes.

      In response to these trends, expert Application Service Providers ("ASPs") have begun to offer Internet-based document-management solutions for specific business applications, provided as an outsource service. These web-based service solutions can provide an organization a significant competitive advantage by giving its personnel and customers superior access to information with lower cost and greater convenience than the organization could achieve with an in-house system.


      B. BUSINESS STRATEGY.

      During fiscal 2000, Anacomp revised its strategy, increasing its focus on the core businesses of document-management outsource service businesses and technical (equipment and network maintenance) services. Anacomp's document-management outsource services are especially concentrated on its key banking, insurance and brokerage market sectors. This service-based business model generates recurring revenue and earnings from long-term customer agreements. As Anacomp introduces new and expanded service solutions into the current customer base and also acquires new customers, this business can be expected to continue producing commensurate recurring revenue and earnings. There is no significant seasonality associated with Anacomp's businesses.

      In addition to its document-management outsource services, Anacomp continues to focus on the multi-vendor technical services marketplace. This business model also generates recurring revenue and earnings from long-term customer service agreements. As Anacomp continues to expand this service into the storage, network and high-speed laser printer markets, it also expects to realize commensurate recurring revenue and earnings growth.

      Anacomp's large base of premier customers, particularly in the banking, insurance and brokerage sectors, has substantial and diverse document-management needs. Both existing and potential customers in these sectors represent a prime opportunity for Anacomp. Anacomp is currently expanding its range of outsource services - especially web, on-line and Compact Disc-Recordable ("CD-R") based applications - for these key market segments. By meeting its customers' full range of document-management needs in this way, Anacomp expects to provide the greatest value and maximize Anacomp's business with each customer.

      During fiscal 2000, due to significant market declines, Anacomp decided to terminate its traditional hardware manufacturing and related operations -- known as the DatagraphiX business unit -- and to merge the remaining micrographic supplies and equipment refurbishment operations into Anacomp's Technical Services business unit.


      C. LINES OF BUSINESS.

      Anacomp currently operates three essentially autonomous business units. These include:

               1. DOCUMENT SOLUTIONS BUSINESS UNIT.

      Anacomp's primary business is document-management outsource services. Anacomp is a global leader in this business, with a 32-year tradition of service excellence and customer satisfaction. Through its worldwide network of document-processing service centers, Anacomp serves more than 4,000 outsource-service customers in the United States and an additional 1,000 customers in Europe.

      Anacomp has industry-leading expertise and resources for analyzing a company's specific document-management requirements and for designing, implementing and operating service solutions tailored to meet those requirements. To maintain these capabilities, Anacomp continually invests in offering new customer solutions and in upgrading its storage and delivery systems as well as infrastructure to take advantage of new technologies. Anacomp works closely with its customers to ensure that their document-management solutions continue to meet the ever-changing requirements found in today's dynamic business environment.

      Anacomp's principal business strategy is to capitalize on current trends in the document-management industry by providing powerful, cost-effective, outsource-service solutions for on-line and media-based document management, especially tailored to the specific business applications of key customers.

      As mentioned previously, the financial services sectors of banking, brokerage and insurance offer significant growth opportunities. Anacomp is leveraging its traditional strength in these sectors by developing service-based solutions for processing and delivering documents via the internet or private networks, and on physical media, including CD-R, COM, and high-volume laser printing for specific business applications. Service-based solutions use a specific technology, such as CD document storage and retrieval or online document storage and presentment, and configure it to be offered as a service. These services can then be customized to specific business applications such as customer service, research, insurance policy distribution and archiving, electronic document presentment or e-mail archive. Documents provided using these services are captured from the customer electronically, from data records or scanned from hard copy. By providing ready access to critical documents such as policies, statements, invoices and reports, these application-specific solutions enable companies to improve their competitiveness by reducing capital and operating costs, enhancing their business processes, and improving customer service.

      Anacomp provides online-based and media-based document-management services using unique software and operational capabilities. These offerings are sold and supported by Anacomp's direct sales force in the United States and Europe (although Anacomp currently plans to exit the European portion of its DS business within the next six months, as discussed below). DS is expected to be a significant growth area, largely due to digital offerings, which accounted for approximately 33% (23% in North America) of the total revenue in this line of business and 19% of total Company revenue during fiscal 2000. Anacomp expects that the contribution from its digital offerings will increase as a percentage of total revenue in the future.

      Anacomp's network of service centers in the United States and Europe currently processes more than two billion original pages, or "images" each month. Anacomp operates 50 document-processing service centers today.

      Anacomp's customer base includes banks, brokerage firms, mutual funds, insurance companies and, to a lesser extent, utilities, telecommunications providers, retailers and other providers of business services. No single customer accounted for more than 5% of Anacomp's outsource-service revenues in fiscal 2000. The typical service contract is exclusive, has a multi-year term with automatic renewal, and provides for usage-based monthly fees. Anacomp believes that approximately 75% of its outsource service customers are under contract and estimates that approximately 90% of these are renewed automatically.

      Anacomp plans to continue to expand its outsource-services business in both Internet-based and media-based solutions by capitalizing on its already strong presence within a large, loyal customer base as well as through additional growth resulting from proven expertise in document-management technology and operations.

      CD Document Services. Anacomp offers industry-leading outsource services for storing, delivering and accessing documents using the CD-R medium. Anacomp's CD Document Services offering is a consistently strong performer, growing from 8% of DS revenue in fiscal 1999 to 13% of revenue (7% of total Company revenue) in fiscal 2000.

      This outsource service provides customers an easy-to-use, high-capacity, portable, standardized solution for document distribution, access and storage. In this service, customers provide invoices, reports, statements, policies, trade confirmations and other documents to Anacomp in electronic form. These electronic documents are indexed and written to compact disc (CD-R) in Anacomp's service centers. Each disc includes Anacomp's powerful Windows(TM)-based tools for accessing and viewing these documents. The customer needs no additional data or software to use the documents on a disc. Anacomp delivers the discs to the customer for use in various applications, including customer service, audit, analysis, and long-term archive.

      In fiscal 2000, DS introduced a new CD-based service, CD Online Preview. This offering provides customers with virtually immediate access to the documents processed by DS, without having to wait for the return of the physical CD media. Online CD Services provides the customer with electronic images of their documents stored on a server located in the customer's location. Customers can access their documents online over their local area network almost immediately after the documents are processed by DS at one of many outsource service centers. The document images are transferred electronically to the customer's server and are immediately accessible for viewing, reprinting or other needs. At a later time defined by the customer, a physical CD with copies of the document images is created and delivered to the customer for continued access and longer-term archive storage.

      Since entering the emerging field of CD-based document management in 1995, Anacomp has become, it believes, the world's largest provider of CD-based document-management services. During fiscal 2000, Anacomp provided over 1,600 customers with CD Document Services. The majority of these customers are in the U.S., currently representing 91% of total revenue from CD Document Services

      Anacomp's CD Document Services business grew by 49% in fiscal 2000, compared to fiscal 1999. In fiscal 2000, CD Document Services totaled $26.7 million in revenue. This growth is primarily due to aggressive marketing to both current and new customers.

      Web Presentment Services. In fiscal 2000, Anacomp Document Solutions introduced another new outsource service -- Web Presentment Services. This new offering provides industry-leading capabilities for storing, delivering and accessing documents using the Internet. Web Presentment Services enables customers to access their documents, which are hosted on servers managed by Anacomp, using standard Internet browser technology. Web Presentment Services was established in fiscal 2000 and today eight customers are using this service.

      COM Document Services. Anacomp remains the unchallenged world leader in COM services. With unsurpassed technological and operational expertise in COM Document Services, Anacomp images just under two billion original pages to microfiche each month for more than 5,000 customers around the world (4,000 in North America).

      Compared with prior years, this line of business declined overall in terms of revenue during fiscal 2000, largely the result of declining demand for the COM storage and retrieval medium. In aggregate, the COM Document Services business declined 18% in fiscal 2000, compared to fiscal 1999. This decline reflects the overall trend in the mature micrographics market segment.

      Anacomp is attempting to minimize the impact of the declining micrographics market on its COM Document Services business in two ways. First, it is increasing its focus on transitioning to outsource services those customers who currently operate in-house COM systems. Outsourcing is an attractive option in that it enables customers to eliminate capital and recurring costs as well as eliminate an operational burden. Additionally, Anacomp is aggressively encouraging customers to migrate their COM applications to CD or Web-Presentment Document Services. This is attractive because CD-R and the Web provide fast electronic access unavailable with microfiche. By migrating customers to CD or Web Presentment Document Services, Anacomp retains its business and relationship with its customers and at the same time provides the customer with an effective, useful solution.

      Currently, Anacomp has approximately 5,000 active customers for COM Document Services worldwide. The majority of these are in the U.S., currently representing 87% of the total revenue from COM Document Services. Overall, COM Document Services represented 67% of total DS revenue in fiscal 2000 and 37% of total Company revenue in fiscal 2000.

      There are a number of document-management outsource-service providers in the U.S. market, but these are generally small, regional providers. There are also regional and national providers that focus on document-conversion services (scanning, printing and reproduction), but these are not directly competitive with Anacomp's offerings. In Europe, Anacomp competes with document-management outsource-service providers within individual countries. Anacomp also competes with several document-management software providers, including FileNET Corporation, Documentum, Inc., SER, Mobius Management Systems and IBM, who offer in-house systems and some integration services as an alternative to outsourcing.

               2. DOCHARBOR BUSINESS UNIT.

      Anacomp has established itself as a leader in the emerging field of Internet-based ASPs offering Internet-based document services through its newest business unit -- docHarbor. This all-in-one ASP offering manages customers' documents throughout their lifecycle. The service transforms electronic documents of virtually any type to a web-compatible format, indexes them for easy retrieval, and hosts them in Anacomp's secure "e-warehouse" of integrated storage systems and web servers at Anacomp's document-hosting facilities. Customers can authorize secure access for their own personnel and even their customers to specific documents or pages of documents over private networks or the Internet through standard web browsers, using retrieval and viewing tools developed for specific applications. As an outsource service, this solution provides superior performance, economy, security, convenience and support, because of Anacomp's technological and operational expertise, as well as economies of scale and continual system enhancements.

      During fiscal 2000, Anacomp made substantial investments in the docHarbor business. The core technology used for docHarbor was acquired in fiscal 1999 when Anacomp bought Litton Adesso Software, Inc. ("Adesso Software"). Adesso Software had developed world-class software technology for document ingestion, index, compression and storage, which complemented Anacomp's own software development capabilities and activities. This acquisition provided key technology components and technical expertise for the expansion of Anacomp's Internet document services offerings in the form of docHarbor.

      During fiscal 2000, docHarbor generated revenues of $4.6 million. At the same time, Anacomp's investment in docHarbor in fiscal 2000 was $35.1 million, consisting of negative $25 million of EBITDA to fund research and development, sales and marketing and general and administrative expenses, and $10 million of capital expenditures. As a result of Anacomp's liquidity concerns, Anacomp reduced the level of expenditures in docHarbor during the latter stages of fiscal 2000. Anacomp also announced late in fiscal 2000 that it was seeking external investors for docHarbor and engaged outside investment banking advisors to pursue one or more potential investors in or an outright sale of this business. During the fiscal year 2001, management has continued to take actions in an effort to improve operating results and cash flows.

      On January 17, 2001, the Company announced that it had entered into a non-binding letter of intent to sell 100% of the docHarbor business unit. The transaction, however, failed to proceed further and close. Anacomp subsequently decided that, absent a sale transaction for substantial value, the integration of docHarbor into its Document Solutions business unit was a more effective and efficient mechanism for making advanced on-line storage and delivery capabilities available to its customers. Accordingly, on May 31, 2001, the Company announced that it had terminated negotiations with the prospective docHarbor buyer. Since May 31, 2001, Anacomp has been integrating docHarbor into its Document Solutions business unit and combining key functions including sales, marketing and administration, thereby eliminating redundancies in the Company's cost structure. Anacomp anticipates that by October 1, 2001, docHarbor will be a service offering within Document Solutions, bringing docHarbor expenses more in line with anticipated revenues.

               3. TECHNICAL SERVICES BUSINESS UNIT.

      Although document-management solutions comprise Anacomp's primary line of business, Anacomp also offers technical services (field maintenance) for a broad range of electronic products. Originally a maintenance service strictly for Anacomp's manufactured products, this business has expanded to service a wide variety of products from original equipment manufacturers ("OEM") such as IBM, Sony, Overland Data, Hitachi and many others.

      TS is a premier provider of maintenance services for COM systems manufactured by Anacomp and others, for high-capacity storage products including redundant array of inexpensive discs ("RAID"), storage subsystems, computer tape subsystems, CD-R writers and jukeboxes, high-speed laser printers, and increasingly, for networking equipment. TS is leveraging its expertise in storage products and network equipment by providing maintenance services in the fast growing sectors of Storage Area Networks ("SAN") and Network Attached Storage ("NAS").

      The success of this business is based on Anacomp's technical expertise and its proven ability to provide fast, expert, on-site service and support around the clock. This service is provided in the U.S., Canada and Europe by approximately 500 highly trained technicians.

      Multi-Vendor Services. The principal growth area for Anacomp's TS business is in multi-vendor maintenance services. By providing service for products made by other OEMs, Anacomp leverages its considerable expertise and infrastructure by expanding far beyond the range of its own products.

      Anacomp offers its multi-vendor services using two approaches. First, Anacomp is an alternative to maintenance services provided by the OEM. For example, Anacomp offers users of Xerox high-speed laser printers a high-quality, economical alternative to the service offered by Xerox Corporation itself. There is a large installed base of Xerox printers worldwide, and in most cases Xerox has been the only source of field maintenance services for these critical printing systems. In the second approach, Anacomp contracts with an OEM to provide field maintenance service for that company's end users. This arrangement appeals to manufacturers that have geographically limited maintenance capabilities or no capabilities of their own, or whose own service operations are more costly than Anacomp's service. Anacomp services many different makes of RAID products, various SAN and NAS components, Sony CD jukeboxes, IBM optical disc subsystems, Overland tape subsystems and 60 other systems under this type of arrangement.

      Anacomp is striving to grow its multi-vendor services business through OEM partners and value-added resellers. Multi-Vendor Services revenue grew 30% in fiscal 2000, compared with fiscal 1999. Revenue from multi-vendor services represented 30% of TS' total revenue in fiscal 2000, and Anacomp anticipates this percentage to increase further in fiscal 2001. The growth in the multi-vendor service business does not currently offset completely the decline in micrographics maintenance services; however, Anacomp believes that growth in its multi-vendor services will exceed the decline in micrographics maintenance revenue in the future. Multi-vendor service revenue grew approximately $4.5 million in fiscal year 2000, compared to an approximate $12.5 million decline in micrographics maintenance revenue during the same period. Anacomp believes that the growth in its multi-vendor services should soon counterbalance the continuing decline in micrographics maintenance business as a result of acquisitions of multi-vendor services in the years ahead, efficiencies resulting from such acquisitions, and the ongoing sales efforts. These assumptions underlie the Company's "Financial Projections", which are annexed hereto as
Exhibit 5.

      In the multi-vendor services business, Anacomp competes with a number of other providers, including OEMs, for products such as Xerox laser printers, and with other third-party maintenance providers such as DecisionOne Holdings, Eastman Kodak and EMC/Data General.

      Micrographics Maintenance Services. Anacomp believes that it maintains virtually the entire installed base of Anacomp-manufactured COM systems in use today, as well as COM systems manufactured by other suppliers. In addition, Anacomp provides maintenance services for other micrographics equipment, such as retrieval devices, microfilm scanners, cameras and duplicators. Although this segment of the business is declining, Anacomp has increased its maintenance market share and continues to generate significant earnings from this segment.

      Anacomp has no major competitor in its traditional COM and micrographics maintenance services business. The majority of the equipment that Anacomp maintains is its own proprietary equipment.

      During fiscal 2000, due to significant market declines, Anacomp decided to terminate its traditional hardware manufacturing and related operations -- DatagraphiX -- and to merge the remaining micrographic supplies and equipment refurbishment operations into its TS business unit. Effective October 1, 2000, Anacomp eliminated its DatagraphiX business unit that had developed, manufactured, sold and supported a variety of COM systems, CD authoring systems and related peripheral products. It also sold and supported microfilm, chemicals and other consumable supplies for its own and other systems, and it offered a contract manufacturing service to produce products for other companies. The DatagraphiX business unit had its own direct sales force in the U.S. and Europe and sold these products through a network of distributors in many other countries around the world. In addition to manufacturing and sales, DatagraphiX had its own dedicated hardware and software development staff, support organization and material distribution channel.

      COM Systems. Anacomp has the world's largest installed base of COM systems in the world. Anacomp's flagship XFP2000(R) COM system remains the premier system in the marketplace, using extremely precise laser optics and advanced film-processing techniques to produce high-quality original and duplicate images of reports and other documents on microfiche or roll microfilm. The XFP2000 is the most widely used COM system in the world, with over 1,000 installations. Anacomp also uses the XFP2000 for its own COM Document Services operations. While Anacomp no longer manufactures the XFP2000, Anacomp continues to offer refurbished XFP2000 COM systems for sale.

      Supplies. Complementing the installed base of COM Systems is the sale and distribution of consumable supplies for COM production. These supplies were sold through the DatagraphiX direct sales force, through a centralized telesales group and through various distributors worldwide. This telesales group and related distribution organization has moved to the TS business unit in fiscal 2001.

      The primary products in the supplies business are silver halide original COM film (used to produce master images) and non-silver duplicating microfilm (used to produce copies of master images). The majority of silver halide original COM film is sold in what Anacomp believes is a proprietary package, and thus is currently available only from Anacomp. Anacomp obtains its silver halide products through an exclusive multi-year supply agreement with Eastman Kodak Company ("Kodak"). The supplies business also distributes non-proprietary duplicating film to its installed base of COM systems and other micrographics users. Anacomp obtains its duplicate film products through a long-term supply agreement with SKC. For additional discussion of the SKC supply agreement, see
Section VIII.C. Anacomp believes that the users of its COM systems purchase the majority of their original and duplicate film and related chemicals from Anacomp.

      Anacomp has no major competitor for its proprietary XFP2000 original COM film business. Anacomp competes with Fuji Photo Film U.S.A., Inc. ("Fuji"), Agfa-Gevaert AG ("Agfa") and Kodak in the original COM film market for older COM systems, and with Rexam Image Products in the duplicate film segment.

      D. ENGINEERING, RESEARCH, AND DEVELOPMENT.

      Anacomp's engineering, research and development expenses totaled $10.1 million in fiscal 2000, $10 million in fiscal 1999, and $9 million in fiscal 1998. Anacomp anticipates that its research and development efforts will decrease as it moves more to licensing external technology and focuses on being a service provider.

      Anacomp also owns various patents and licenses covering aspects of its business lines and its production processes, as well as proprietary trade secret information relating to its services and products. While Anacomp believes that the protection provided by these patents, licenses and proprietary information is important, Anacomp believes that equally significant is the knowledge and experience of its employees, and their abilities to develop and market Anacomp's services and products and to provide value-added benefits to customers.

      E. RAW MATERIALS AND SUPPLIERS.

      Polyester is the principal raw material used in the manufacture of both original and duplicate microfilm products. Costs for polyester remained generally stable in fiscal 2000 as a result of a relative balance between supply and demand. There can be no assurance, however, that the current trend will continue.

      SKC is Anacomp's sole supplier of duplicate microfilm under a ten-year supply agreement first entered into in 1993. For additional discussion of the SKC supply agreement, see Section VIII.C .

      F. INDUSTRY SEGMENTS AND FOREIGN OPERATIONS.

      As discussed previously, Anacomp currently manages its business through three operating units providing document management services and solutions and technical services. Financial information concerning Anacomp's business units is included in Note 12 of the Notes to Anacomp's Consolidated Financial Statements for the quarter ended June 30, 2001 and Note 21 of the Notes to Anacomp's Consolidated Financial Statements for the year ended September 30, 2000. Financial information concerning Anacomp's operations in different geographical areas is included in Note 22 of the Notes to the Consolidated Financial Statements for the year ended September 30, 2000. Anacomp's Consolidated Financial Statements are set forth in Exhibit 4 , "Historical and Current Financial Information."

      Anacomp's international operations are conducted principally through wholly owned subsidiaries that are located in the United Kingdom, Ireland, France, Germany, Switzerland, Austria, Italy, Belgium, Holland, Sweden, Denmark, Finland, Norway, Japan, Brazil and Canada.

      The DS business unit provides document-management outsource services, professional services and software products through the Company's subsidiaries in the United Kingdom, Ireland, France, Germany, Switzerland, Austria, Italy, Belgium, Holland, Brazil and Canada. DS operations outside of North America (referred to as "DSI") represent a smaller and marginally profitable portion of the worldwide DS operations. Anacomp is planning to exit the DSI Europe business. The DSI Europe operations have a significantly greater focus on software integration and related services than in the U.S. Those DSI operations also have no critical mass across Europe, which minimizes growth opportunities and requires disproportionate management focus.

      As part of this DSI Europe exit plan, a substantial portion of the DSI operation in Germany was recently sold and the rest of the DS Germany business has been closed. Anacomp is considering offers from several interested parties to purchase the other DSI Europe operations ("DSI Sale"). Anacomp's International Technical Services business is not affected by this announcement. It is presently anticipated that a DSI Sale would be effectuated by a combination of stock and asset sales of certain of Anacomp's foreign subsidiaries (and entities held by such entities), including Cominformatic AG, Anacomp Italia s.r.l. (Italy), Anacomp Holdings, Limited, N.V. Anacomp Belgium S.A., Anacomp S.A. (France), and Anacomp Information Management Services SARL. The timing, likelihood and the amount of net proceeds of any such sale are uncertain, and the DSI operations are continuing pending a DSI Sale. If consummated, a transaction involving DSI likely would entail Anacomp's (a) receipt of net cash proceeds from the sale of these assets and entities and (b) assumption of certain post-closing obligations of the foreign entities; although it is not possible to estimate at this time the magnitude of the potential post-closing obligations that would be assumed by Anacomp in connection with a DSI Sale, Anacomp would only effectuate such a transaction if the net proceeds from such a transaction exceeded the amount of obligations assumed by Anacomp thereunder. Pursuant to the Amended and Restated Credit Agreement Term Sheet (see Section X.K.1, "Amended and Restated Credit Agreement"), Anacomp is obligated to exercise reasonable efforts to effectuate the DSI Sale and has agreed to make a mandatory payment in the amount of the greater of 85% of the net proceeds from a DSI Sale and $4,000,000, plus any amounts released from any escrow established pursuant to a DSI Sale. In anticipation of a DSI Sale, Anacomp is implementing a plan to settle intercompany receivable and payable balances in the affected subsidiaries. A sale of the European international DSI unit would likely reduce Anacomp's employees from approximately 2,000 to approximately 1,675.

      The TS business unit provides maintenance services and sells supplies through the Company's subsidiaries in the United Kingdom, France, Germany, Switzerland, Austria, Italy, Belgium, Holland, Sweden, Denmark, Finland, Norway, Brazil and Canada. Anacomp plans to continue supporting and operating the TS business in Europe. Because of the possible sale of subsidiaries in the United Kingdom, Switzerland and Italy in connection with the DS Europe exit plan, new subsidiaries are being formed in those countries and the TS operations will be transferred into the new legal entities.

      The Japanese subsidiary is not involved in Anacomp's current business operations and only performs support services for the Magnetics Division that was sold in June 1999. The support services agreement expired at the end of May 2001 and the facility has been closed. Anacomp is also exploring the sale of the Brazilian subsidiary in an unrelated transaction. The cash proceeds from a sale of the Brazilian business would not be significant. There are no planned changes in the operation of the Canadian subsidiary, which will continue to provide both DS and TS business offerings.

      G. ASSOCIATES.

      Anacomp currently employs approximately 2,000 people at multiple facilities and offices in North America, Brazil and Europe.

      H. PROPERTIES.

      Anacomp's headquarters are in Poway, California. This facility houses Anacomp's management, engineering, customer service, marketing, technical service operations, Document Services center, finance, accounting, legal and MIS groups. In fiscal 2001, Anacomp signed a new agreement for its headquarters facility to substantially reduce its leased space. The reduced leased space is reflected in this table. Anacomp also leases office space for its sales and service centers in a variety of locations around the world.

      The following table indicates the square footage of Anacomp's leased and owned facilities:

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                    OPERATING         OTHER          TOTAL
                    FACILITIES     FACILITIES
----------------------------------------------------------------
United States:

    Leased               812,437         142,091        954,528
                         -------         -------        -------

International:

    Leased               141,835          21,950        163,785

    Owned                 29,386            ---          29,386
                         -------         -------        -------

                         171,221          21,950        193,171
                         -------         -------        -------

  Total                  983,658         164,041       1,147,699
                         =======         =======       =========
----------------------------------------------------------------


      "Other Facilities" consist primarily of leased space of abandoned facilities. Substantially all of the Other Facilities have been sublet to others. Anacomp considers its facilities adequate for its present needs and does not believe that it would experience any difficulty in replacing any of its present facilities if any of its current agreements were terminated.

      I. REGULATIONS.

      Anacomp is subject to normal business regulations, including Securities and Exchange Commission rules, federal, state and local tax laws, international laws and regulations, United States Environmental Protection Agency ("EPA") regulations and normal labor and workplace rules. Anacomp believes that it is in compliance with all applicable governmental regulations and interpretations of regulatory authorities. As discussed in Section II , "CERTAIN RISK FACTORS," there can be no assurance that future legislation or regulations adopted in particular jurisdictions will not adversely affect Anacomp's operations. See "Environmental Liability" below for a further discussion of certain environmental matters.

      J. THE PRIOR CASE.

      On January 5, 1996, Anacomp filed a chapter 11 petition for relief under the Code with the United States Bankruptcy Court for the District of Delaware ("Delaware Court"), thereby commencing a reorganization case (the "Prior Case"). Prior thereto, Anacomp was in default under substantially all of its then existing debt agreements as a result of its failure to make certain payments, including:

      o $89.7 million principal payments scheduled for April 26, 1995 and October 26, 1995 on senior secured credit facilities (including $60.0 million relating to a revolving loan agreement which expired on October 26, 1995);

      o $34.1 million interest payments scheduled for May 1, 1995 and November 1, 1995 on its 15% Senior Subordinated Notes; and

      o $1.6 million interest payment scheduled July 15, 1995 on the 13.875% Convertible Subordinated Debentures.

In addition, Anacomp was in violation of certain financial covenants and cross-default provisions of other debt agreements.

      Anacomp had engaged in continuous efforts since May 1995 to formulate a restructuring plan to satisfy its various investor constituencies. Such efforts included the retention of various financial advisors to assist in the restructuring process and Anacomp's development of a new business plan and strategy to address the financial situation and disappointing financial performance it faced at that time.

      After months of discussions and negotiations with representatives of Anacomp's then senior secured lenders and with representatives of the holders of the then outstanding 15% Senior Subordinated Notes and the 13.875% and 9% Convertible Subordinated Debentures, Anacomp reached an agreement with representatives of the holders of the 15% Senior Subordinated Notes.

      On March 28, 1996, Anacomp filed a plan of reorganization and a disclosure statement with the Delaware Court. The disclosure statement was approved by the Delaware Court and was transmitted to the then creditors and preferred stockholders of Anacomp for solicitation of ballots for acceptance or rejection of the plan of reorganization. The plan of reorganization, as amended (the "Prior Plan"), was confirmed by the Delaware Court on May 20, 1996, and, on June 4, 1996, Anacomp emerged from the Prior Case, which was fully administered and subsequently closed. The present proposed Plan does not seek to restructure any indebtedness previously restructured under the Prior Plan. Moreover, as discussed elsewhere extensively in this Disclosure Statement, Anacomp strongly believes that the restructuring proposed under the Plan should result in Anacomp emerging from the Reorganization Case as a viable and profitable business, without any need for further financial reorganization or liquidation.

      K. LEGAL PROCEEDINGS.

      Anacomp and its subsidiaries are potential or named defendants in several lawsuits, claims and other proceedings arising in the ordinary course of business. While the outcome of such claims, lawsuits or other proceedings against Anacomp cannot be predicted with certainty, management expects that any liability under the foregoing, to the extent not provided for through insurance or otherwise, will not have a material adverse effect on the financial condition or results of operations of Anacomp. See Exhibit 3, "Pending Litigation."

      NO PERSON SHOULD VOTE TO ACCEPT OR REJECT THE PLAN IN THE EXPECTATION THAT ANACOMP MAY REFRAIN FROM PURSUING ANY ACTION OR ASSERTING ANY DEFENSES OR COUNTERCLAIMS, WHETHER OR NOT THAT ACTION WAS COMMENCED BEFORE THE PETITION DATE AND REGARDLESS OF THE NATURE OF THE MATTER. THE PLAN RELEASES NONE OF ANACOMP'S RIGHTS TO COMMENCE ANY ACTION, INCLUDING ANY FRAUDULENT TRANSFER, PREFERENCE OR OTHER AVOIDANCE ACTION OR ANY OTHER CLAIM OR CAUSE OF ACTION (OTHER THAN CERTAIN RELEASES SPECIFICALLY SET FORTH IN THE PLAN, INCLUDING CERTAIN RELEASES PURSUANT TO THE AMENDED AND RESTATED CREDIT AGREEMENT). INSTEAD, AS SET FORTH IN SECTION IV.C OF THE PLAN, THE PLAN RESERVES TO THE REORGANIZED COMPANY ALL OF THE ESTATE'S RIGHTS TO PURSUE THESE ACTIONS, INCLUDING, WITHOUT LIMITATION, PREFERENCE ACTIONS AND FRAUDULENT TRANSFER ACTIONS AND RECOVERY OF AVOIDED TRANSFERS.

      L. ENVIRONMENTAL LIABILITY.

      Xidex Corporation, a predecessor company of Anacomp, was designated by the EPA as a potentially responsible party for investigatory and cleanup costs incurred by state and federal authorities involving locations included on a list of EPA's priority sites for investigation and remedial action under the federal Comprehensive Environmental Response, Compensation, and Liability Act. Anacomp has recorded an estimate of $1.3 million in its financial statements as its EPA liability for cleanup costs for such locations and other sites. Exposure to environmental liabilities is based on management's estimates, which include consultations with environmental consultants and attorneys. The company records an accrual based on the amount that is determined to be most likely. Historically, settlement and other costs have been consistent with management's estimates. In rare instances, the Company may incur immaterial charges for other environmental issues that have not been previously accrued for. In these situations, the Company records a charge to current operations.



                                       IV.
                      EVENTS LEADING TO THE RESTRUCTURING;
                     REASONS FOR FINANCIAL DIFFICULTIES AND
                          CORRECTIONS OF THOSE FACTORS

      A. OPERATIONS AND FINANCIAL RESULTS.

      Anacomp's business and financial growth have slowed in recent years. Two primary factors have led to Anacomp's deteriorating financial condition: (a) an erosion of its core COM business, and (b) heavy investment in its docHarbor business unit.

      Anacomp has established itself as one of the world's leading providers of COM equipment. In fiscal 2000, 71% of Anacomp's revenues were COM related. Increasingly, however, organizations want instant, reliable access to the information they need, and they want that information delivered to their personnel via the Internet, intranets or extranets, for use with desktop browsers. Many organizations want web-based access to their customers via the Internet. This trend is leading many organizations to re-evaluate their document-management requirements, causing a shift away from microfiche and into digital technology. In fiscal 2000, Anacomp's COM related revenues decreased 26% from fiscal 1999 COM related revenues. Also in fiscal 2000, the DS business unit experienced an 18% decrease in COM related revenues, TS COM revenues decreased 22%, and DatagraphiX COM revenues decreased 38%, as compared to fiscal 1999 COM related revenues.

      In fiscal 2000, DatagraphiX shipped only 24 COM systems compared to the shipment of 78 COM systems in fiscal 1999, a trend that eventually led to the decision to cease manufacturing operations. In addition to manufacturing the COM systems, DatagraphiX also sold the related consumable supplies (silver halide film, non-silver duplicating microfilm and chemicals), which generated high margins. As more companies have switched from COM technology to digital technology, demand for COM consumables has also declined.

      In response to this shift in technology, the Company made a significant commitment to develop a digital solution through acquisitions and a heavy investment in research and development. Anacomp's engineering, research and development expenses totaled $10.1 million in fiscal 2000, $10.0 million in fiscal 1999 and another $9.0 million in fiscal 1998. In August of 1999, the Company purchased Litton Adesso Software, Inc. for $17 million and approximately $1.6 million of additional costs for the purpose of using this software as the technology platform for docHarbor. This emerging operation recorded a negative EBITDA of $25 million in fiscal 2000. Substantially all of the funds invested in the docHarbor business unit were obtained by borrowing against the Company's Prepetition Credit Agreement.

      The combined impact of the declining COM revenues and increased research and development related to docHarbor created a liquidity crisis for Anacomp in July of 2000. Anacomp reported a loss of approximately $111.4 million and negative cash flows from operations totaling $29.1 million during fiscal 2000, and reported a loss of approximately $36.1 million during the nine month period ended June 30, 2001. As of June 30, 2001, Anacomp had a working capital deficiency of $388 million (including the $310 million in Old Notes that were reclassified as current and $42.1 million of related accrued interest) and a stockholders' deficit amounting to $268 million.

      Anacomp is currently in violation of several covenants under its Prepetition Credit Agreement, which had outstanding borrowings of $56.1 million (plus approximately $5.8 million in letters of credit) at June 30, 2001. Subsequent to the default, which coincided with the release of the Company's financial results at June 30, 2000, Anacomp and the Banks reached an agreement to amend and continue the Prepetition Credit Agreement and, with respect to those covenants of which Anacomp was in default, to provide Anacomp with a forbearance of default remedies valid through February 28, 2001 (the "Forbearance Agreement"). See Section VIII.A. Anacomp and the Banks subsequently extended the forbearance through March 14, 2001, and further extended the forbearance through March 28, 2001. The Forbearance Agreement placed additional restrictions on the Prepetition Credit Agreement and required Anacomp to meet additional covenants and operating requirements, including certain spending limitations. However, Anacomp and the Banks agreed to amend and continue the Prepetition Credit Agreement and -- with respect to those covenants of which Anacomp is in default -- to provide Anacomp with a forbearance of default remedies. Thereafter, in connection with the transaction described in Section I.B, the Forbearance Agreement was extended through June 15, June 20 or June 30, 2001 (depending on certain conditions set forth therein). Thereafter, the parties negotiated the Amended and Restated Credit Agreement Term Sheet, which provides for an extension of the forbearance to October 22, 2001, subject to certain additional terms and conditions (and reductions or extensions of the forbearance period), pursuant to an amendment to the Forbearance Agreement to be executed by the parties. See Sections IV.C and VIII.A for a discussion of the principal terms of the forbearance agreement and the Amended and Restated Credit Agreement Term Sheet.

      On October 1, 2000, Anacomp did not make a required $17 million interest payment to the holders of its Old Notes. Similarly, Anacomp did not make a required $17 million interest payment to the holders of its Old Notes on April 1, 2001. Anacomp, moreover, does not anticipate that it will be making its October 1, 2001 interest payment. The aggregate principal amount of Old Notes outstanding is $310 million. Accordingly, such obligation was reclassified as a current liability in Anacomp's financial statements dated as of September 30, 2000 and has continued to be classified as such.

      B. RESTRUCTURING ACTIVITIES.

      Given the foregoing, Anacomp and its Board initiated the following activities to deal with the Company's liquidity position and defaulted debt and improve its prospects for a restructuring.

               1. REORGANIZATION OF WORKFORCE AND DISCONTINUATION
                  OF DATAGRAPHIX.

      In fiscal 2000, Anacomp effected a reorganization of its workforce in the United States and Europe, reorganized parts of its corporate staff and, due to the poor performance of the manufacturing side of the business, decided to eliminate the DatagraphiX and COM manufacturing operations. These activities resulted in the termination of nearly 300 employees in the United States and in Europe, primarily through layoffs in June and September of 2000. The Company recorded restructuring charges of $14.6 million in fiscal 2000.

               2. MANAGEMENT AND ORGANIZATIONAL CHANGES.

      Anacomp made several changes in its key personnel, including the replacement of its Chief Executive Officer. Ralph Koehrer, formerly Anacomp's Chief Executive Officer, resigned and, effective August 10, 2000, Edward P. Smoot became Anacomp's Chief Executive Officer. Mr. Smoot is an experienced CEO with a track record of turning around financially troubled companies. Mr. Smoot was President and Chief Executive Officer of Nelco International from 1993 until 1999. See Section V, "MANAGEMENT." In addition, Donald W. Thurman, Chief Operating Officer, resigned effective August 31, 2000. David B. Hiatt, formerly the Company's Chief Financial Officer, was named to replace Mr. Thurman as Chief Operating Officer in November of 2000. At that time, Linster W. Fox, formerly the Corporate Controller, was appointed Chief Financial Officer. In addition, both the United States portions of DS and docHarbor were reorganized to streamline their respective management structures and decision-making processes, and to ensure that key positions were filled by highly qualified talent. In August 2000, the Company had 24 Senior Vice Presidents; as of August 2001 the Company had nine.

               3. RESTRUCTURING PROFESSIONALS.

      In June of 2000, Anacomp retained Crossroads LLC ("Crossroads") to assist it with financial restructuring activities. Crossroads is a nationally known turnaround management-consulting firm with offices in California, Texas, Connecticut and New York. Crossroads has been instrumental in assisting Anacomp with implementing additional cash controls, developing a weekly cash-forecasting model and addressing the concerns and objectives of the Banks and other constituents. Crossroads is compensated on a time and materials basis.

      During the summer of 2000, Anacomp also retained Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") as financial advisor to assist management in restructuring Anacomp's debt and exploring strategic alternatives. The terms of DLJ's engagement were set forth in a letter agreement dated as of July 28, 2000 (the "Original Letter Agreement"). In the months since DLJ's retention, the terms of DLJ's engagement were amended several times, and DLJ was acquired by an affiliate of Credit Suisse First Boston Corporation ("CSFB"). The terms of Anacomp's engagement of CSFB (as DLJ's successor) are set forth in an amendment to the Original Letter Agreement dated as of December 6, 2000 (the "Amended Letter Agreement").

      Pursuant to the Amended Letter Agreement, Anacomp agreed to pay CSFB a monthly non-refundable cash restructuring fee of $100,000 (the "Restructuring Fee"), but in the event of any Restructuring Transaction (as defined in the Amended Letter Agreement), CSFB would be entitled to a minimum fee equal to 0.35% of the face value of the Old Notes and the amount outstanding under the Prepetition Credit Agreement (with the total amount of the Monthly Restructuring Fees paid to CSFB being credited against such amount).

      Anacomp and CSFB amended the terms of CSFB's employment in July of 2001 to reduce the monthly Restructuring Fee payments from $100,000 to $75,000. Anacomp will pay the $75,000 monthly fee through September 2001. It is anticipated that, as of the Petition Date, Anacomp will have paid CSFB, in the aggregate, approximately $1.325 million in Restructuring Fees.

      In addition, in the event of certain restructuring transactions occurring before the Termination Date (as defined therein, September 30, 2001, unless the parties agree on an extension or CSFB is terminated under the terms of the Amended Letter Agreement), Anacomp will make certain additional "success fee" payments to CSFB. If the transactions contemplated under the Plan are consummated, CSFB will receive Reorganized Company Warrants equal to 1.25% of the Reorganized Company Warrants distributed to the holders of Existing Common Stock. If the Prepetition Credit Agreement is refinanced with a lender other than the existing Banks, CSFB will receive a cash payment of 1.25% of the amount refinanced (the "Refinancing Fee"), or $762,000 if the new facility is $60,909,863. Anacomp does not anticipate paying any material "success fee" to CSFB.

               4. CASH FLOW, FINANCIAL PLANNING, PROCESS AND MIS
            IMPROVEMENTS.

      In an effort to address its liquidity issues, Anacomp instituted a rigorous cash flow forecasting and monitoring process in conjunction with its restructuring advisors. Anacomp has developed a weekly reporting package for distribution to all senior management, which contains the Company's cash flow forecast and position as well as important key metrics for all businesses. This process not only allowed the Company to monitor and improve its liquidity position but also keep its lenders fully apprised of Anacomp's financial position on a weekly basis. As part of this process, Anacomp identified various business processes that could be changed or centralized to increase cash flow. It has also renegotiated its lease at its Poway headquarters, moving into smaller quarters and saving over $3 million annually. Anacomp has since implemented a regular review of its liquidity position by management, including the Chief Executive Officer, to continue this process.

      Anacomp has developed and implemented a business plan that focuses on maximizing cash flow by controlling costs, curtailing non-essential capital expenditures, limiting investments, and concentrating on its more profitable areas of operations and product lines. As part of this process, the Company has developed a "bottom-up" forecasting methodology that has provided much more visibility and accuracy in the forecasting and planning process than was previously available. The Company has met or exceeded its forecast since this process was implemented.

      Going forward, Anacomp has developed a growth plan which management believes can be successfully implemented if the Company is restructured as contemplated and described in this Disclosure Statement.

      The Document Solutions business, together with the integrated resources of docHarbor, is aggressively seeking increased sales through both digital and Web-based solutions to new and existing customers to help offset the decline in the micrographics document management marketplace. In addition to the use of digital and on-line technologies, many companies are turning to outsourcing as a cost-effective and efficient means of managing their document storage and retrieval needs. Anacomp is at the forefront of these trends with the introduction of its Web Presentment Services as well as with its CD Document Services. Both solutions enable Anacomp to capitalize on its large and established customer base by offering products, services and expertise that help customers to maximize productivity, minimize costs, and migrate successfully to the latest in document management technology.

      The Technical Services business has expanded to service a wide variety of products from original equipment manufacturers. TS is also utilizing its knowledge in storage products and network equipment by providing maintenance services in the fast growing sectors of Storage Area Networks and Network Attached Storage. The principal growth area for Anacomp's TS business is in multi-vendor maintenance services. By providing service for products made by other OEMs, Anacomp leverages its considerable expertise and infrastructure by expanding beyond the range of its own products. Anacomp is striving to grow its multi-vendor services business through OEM partners and value added resellers. The Company believes that, as a result of multi-vendor service-related acquisitions, realization of subsequent efficiencies and concentrated sales efforts, growth in its multi-vendor services should offset the decline in micrographics maintenance revenue in the near future.

      Some of Anacomp's major operational achievements to date include:

         o SUBSTANTIAL COST REDUCTIONS. On an unaudited basis, for the three months ended June 30, 2001, selling, general, and administrative expenses ("SG&A") were approximately $20.3 million versus approximately $27.9 million for the three months ended June 30, 2000.

         o PERSONNEL REDUCTIONS. Overall headcounts have been reduced from approximately 2,400 in June 2000 to approximately 2,000 in June 2001.

         o IMPROVED MARGINS. On an unaudited basis, overall gross margins for the nine months ended June 30, 2001 versus the same period prior year were 33.0% and 30.8%, respectively.

         o IMPROVEMENTS IN KEY BUSINESS SECTORS. On an unaudited basis, multi-vendor maintenance service revenues within TS were approximately 18% higher for the three months ended June 30, 2001 versus the three months ended June 30, 2000, representing approximately 20% of total TS revenues compared with approximately 13% one year ago.


               5. DOCHARBOR TRANSACTION.

      With the initiation of its restructuring process, Anacomp began exploring strategic alternatives for docHarbor, including a possible sale of the division, and asked CSFB to assist the Company in launching this endeavor. Although Anacomp had implemented significant cost cutting measures, docHarbor still generated approximately $1 million of net negative cash flow per month.

      On January 17, 2001, the Company announced that it had entered into a non-binding letter of intent to sell 100% of the docHarbor business unit. The transaction, however, failed to proceed further and close. Anacomp subsequently decided that, absent a sale transaction for substantial value, the integration of docHarbor into its Document Solutions business unit was a more effective and efficient mechanism for making advanced on-line storage and delivery capabilities available to its customers. Accordingly, on May 31, 2001, the Company announced that it had terminated negotiations with the prospective docHarbor buyer. Since May 31, 2001, Anacomp has been integrating docHarbor into its Document Solutions business unit and combining key functions including sales, marketing and administration, thereby eliminating redundancies in the Company's cost structure. Anacomp anticipates that by October 1, 2001, docHarbor will be a service offering within Document Solutions, bringing docHarbor expenses more in line with anticipated revenues. To date, Anacomp has incurred approximately $1 million in connection with integrating the operations in severance, storage, shipping, travel, engineering and other costs.

               6. ASSET SALES.

      Anacomp has evaluated all of its assets and intends to sell (or has sold) any assets that do not have strategic value. These assets include Anacomp's DataWare, ImageMouse, and Anew products. These assets were sold to strategic buyers. Proceeds of approximately $400,000 have been received and used to reduce borrowings under the Prepetition Credit Agreement. Additionally, approximately $1 million of cost savings have been realized through these asset sales. Anacomp is still marketing its intellectual property from its COM manufacturing business. As discussed in Section III.G, "Industry Segments and Foreign Operations," Anacomp currently is attempting to sell its DSI Europe operations.

            C. PREPETITION CREDIT AGREEMENT NEGOTIATIONS.

      Section IV.A, "Operations and Financial Results," discusses Anacomp's performance under its Prepetition Credit Agreement, which had outstanding borrowings of approximately $56.1 million at June 30, 2001 (plus approximately $5.8 million in letters of credit).

      As discussed in Section I, "INTRODUCTION AND SUMMARY," Anacomp determined that it would be most expeditious to effectuate the Restructuring through the Plan, without pursuing the Out-of-Court Exchange. As a result of the delay in effectuating the Restructuring as well as developments in the Company's business operations, it was necessary to revise the above-referenced term sheet pursuant to the Amended and Restated Credit Agreement Term Sheet, a copy of which is attached as an exhibit to the Plan (and the terms of which have been approved by the Unofficial Committee), pursuant to which the parties have negotiated an extension of the above-referenced Forbearance Agreement through October 22, 2001, subject to certain additional terms and conditions (and reductions or extensions of the forbearance period) summarized below.

         a. AGREEMENT TO ENTER INTO THE AMENDED AND RESTATED CREDIT AGREEMENT. Anacomp and the Banks agreed to enter into the Amended and Restated Credit Agreement, the principal terms of which are set forth in the Amended and Restated Credit Agreement Term Sheet.

         b. AGREEMENT TO TERMS OF RESTRUCTURING. The Banks agreed to the general terms of the Restructuring under which the Old Notes would be exchanged for Class A Common Stock, to be effectuated through the Plan, which must contain as material conditions thereof (a) the restructuring of the Prepetition Credit Agreement on the terms and conditions set forth in the Amended and Restated Credit Agreement Term Sheet, (b) the exchange into Class A Common Stock of Anacomp of all the aggregate principal amount outstanding of the Old Notes, and
            (c) an amendment, pursuant to the Plan, of Anacomp's Articles of Incorporation giving effect to the dilution resulting from item (b) above. Under the Plan, acceptances by holders of Interests is not required, and the requisite acceptance from the holders of the Old Note Claims is at least two-thirds in amount and a majority in number of the voting holders.

         c. AGREEMENT TO SPECIFIC TERMS OF THE RESTRUCTURING AND USE OF CASH COLLATERAL. The Plan, a stipulation governing Anacomp's use of cash collateral ("Cash Collateral Stipulation") and the Confirmation Order are required to be in a form and substance reasonably satisfactory to the Agent, the Banks, the Unofficial Committee and Anacomp. The Plan and the Confirmation Order must approve the Restructuring and the Amended and Restated Credit Agreement and provide for, among other things, (a) the allowance of the Claims of the Agent and the Banks for principal, interest, fees, costs and expenses with respect to the Prepetition Credit Agreement, the Cash Collateral Stipulation and the Amended and Restated Credit Agreement, (b) the acknowledgement by Anacomp of the validity of the Agent's and the Banks' liens and security interests, and (c) a complete release of Claims (except for Claims arising out of the obligations of the Agent and Banks in respect of the Restructuring) against the Agent and the Banks through the Effective Date of the Plan, pursuant to all applicable provisions of the Code. The parties also agreed that Anacomp would (i) enter with the Agent into the Cash Collateral Stipulation which will be in a form and substance reasonably satisfactory to the Agent, the Banks, the Unofficial Committee and Anacomp, under which Anacomp will (a) use cash collateral pursuant to a budget reasonably satisfactory to the Agent and Banks (which will contain customary provisions governing variances and carry-over of unused amounts from week to week), (b) make the DSI Prepayment (see Section X.K.1.k below) if such transaction occurs during the Reorganization Case, (c) make the Forbearance Principal Payment (as defined in the Amended and Restated Credit Agreement Term Sheet), if such payment is due, and
            (d) continue to pay interest, fees and expenses to the Agent and the Banks in accordance with the Forbearance Agreement (as amended by the terms and conditions set forth in the Amended and Restated Credit Agreement Term Sheet negotiated by the parties) through the Effective Date, and (e) agree to other customary terms such as adequate protection liens and priorities, no surcharge of collateral during the use of cash collateral and reporting requirements, which stipulation shall be approved by the Court on an interim basis within seven days following the commencement of the Reorganization Case and on a final basis within twenty-one days following the commencement of the Reorganization Case, (ii) prosecute diligently the confirmation of the Plan, and (iii) have entered the Confirmation Order no later than January 4, 2002, which Plan will become effective no later than January 15, 2002.

         d. PAYMENT OF FORBEARANCE FEE. Anacomp agreed to pay the Banks a forbearance fee equal to one-quarter of one percent (.25%) of the Facility (approximately $155,000). (In connection with the transaction filed with the SEC on May 7, 2001, as discussed in
            Section I, "INTRODUCTION AND SUMMARY," Anacomp paid a forbearance fee of about $155,000.)

         e. EXTENSION OF FORBEARANCE. The parties further agreed that the then existing Forbearance Agreement (see Section VIII.A for further discussion of the terms of Forbearance Agreement) would be extended to remain in effect through the earlier to occur of (a) the Effective Date, provided that the forbearance would terminate (i) forty-five days from the date of the Amended and Restructured Credit Agreement Term Sheet if the documents related to the Amended and Restated Credit Agreement have not been completed and approved by all applicable parties thereto, or (ii) on October 12, 2001, unless on or before that date Anacomp shall have completed the solicitation of acceptances and Anacomp has reasonably determined and demonstrated to the Agent that it has obtained requisite acceptances to obtain confirmation of the Plan (with the commencement of the Reorganization Case no later than October 22, 2001), or (b) the occurrence of any "Forbearance Termination Event" as set forth in the Forbearance Agreement (as amended by the terms and conditions of the Amended and Restated Credit Agreement Term Sheet negotiated by the parties).

            Anacomp is also required to make a payment of $1,000,000 to permanently reduce the outstanding principal and the Total Commitment under the Prepetition Credit Agreement (the "Forbearance Principal Payment") on September 30, 2001. (A $1,000,000 principal payment reduction was made in June 2001 in connection with the transaction filed with the SEC on May 7, 2001, as discussed in
            Section I, "INTRODUCTION AND SUMMARY.")

            D. OLD NOTES NEGOTIATIONS.

      On October 1, 2000, Anacomp did not make a required $17 million interest payment to holders of the Old Notes. As of that date, the aggregate principal amount of the Old Notes outstanding was $310 million. Likewise, Anacomp did not make a required $17 million interest payment on April 1, 2001 (and anticipates that it will not make the interest payment that is due on October 1, 2001). In or about September 2000, certain holders of the Old Notes formed the Ad Hoc Committee of Senior Subordinated Noteholders of Anacomp, Inc. (the "Unofficial Committee"). The Unofficial Committee currently consists of: Alpine Associates, Franklin Advisors, Grandview Capital, Romulus Holdings, Inc., and The Bank of New York (as an ex officio member in its capacity as Indenture Trustee for the Old Notes). Collectively, the current members of the Unofficial Committee hold approximately 53% of the $310 million total principal amount outstanding of the Old Notes.

      Akin, Gump, Strauss, Hauer & Feld, LLP ("Akin Gump") is legal counsel to the Unofficial Committee. Pursuant to a letter agreement dated as of September 29, 2000, subject to certain terms and conditions specified therein, Anacomp agreed to compensate Akin Gump, including up to $10,000 in fees and expenses incurred prior to October 2, 2000, for its reasonable fees and disbursements on behalf of the Unofficial Committee and to furnish Akin Gump a retainer in the amount of $50,000.

      Jefferies & Co., Inc. ("Jefferies") is financial advisor to the Unofficial Committee. Pursuant to a letter agreement dated as of August 17, 2000, subject to certain terms and conditions specified therein, Anacomp agreed (i) to pay Jefferies a monthly fee of $100,000, with $85,000 paid monthly and the balance accrued and payable on the earliest to occur of (a) a liquidity event, as defined in the retention agreement, including a refinancing, sale of some or all of Anacomp's assets, a liquidation or other transaction which results in $10 million or more in gross proceeds to Anacomp, (b) the consummation of a Restructuring (as defined therein, each complete or partial recapitalization, restructuring and/or refinancing of the Old Notes) or (c) the expiration or termination of Jefferies' engagement; (ii) upon consummation of a Restructuring, to pay Jefferies a Transaction Fee (as defined in the retention agreement), at the Unofficial Committee's option, cash or securities received by holders of the Old Notes in the Restructuring, in an amount equal to 1.0% of the Transaction Value (as defined therein) that exceeds $0.20 per $1.00 of Old Note Claims restructured), minus all monthly fees after the fourth monthly fee; and (iii) to reimburse Jefferies' reasonable expenses. Pursuant to the agreement of the parties, Anacomp and Jefferies have agreed to reduce the monthly fee to $50,000 effective June 2001. It is anticipated that as of the Petition Date, Anacomp will have paid to Jefferies approximately $1,049,000, plus certain additional expenses.

      In the fall of 2000, Anacomp commenced negotiations with the Unofficial Committee. Together, the members of the Unofficial Committee now own approximately 53% of the outstanding principal amount of the Old Notes. Anacomp does not have complete information regarding the beneficial ownership of the Old Notes, and is unaware of any affiliations between the holders of the Old Notes, on the one hand, and the officers and directors of Anacomp, on the other hand. As set forth herein, the members of the Unofficial Committee have agreed, subject to certain conditions, to tender their Old Notes for Existing Common Stock in accordance with the terms of the Restructuring and to deliver their Consents to the Proposed Amendments. In addition, the members of the Unofficial Committee have agreed to vote in favor of the Plan.

      The agreement of the current members of the Unofficial Committee (other than The Bank of New York, an ex officio member) to refrain from selling their Old Notes, tender their Old Notes, deliver their Consents, and vote in favor of the Plan is embodied in that certain Second Amended Lock-Up Agreement, dated as of August 24, 2001 (the "Lock-Up Agreement"), among Anacomp and the members of the Unofficial Committee. Pursuant to the terms of the Lock-Up Agreement and subject to the conditions thereto, each of the members of the Unofficial Committee agreed to refrain from selling its Old Notes and to accept the Restructuring and, concomitantly, agreed not to take any action to enforce, or to exercise remedies with respect to, the Old Notes, or either of the Old Notes Indentures during the term of the Lock-Up Agreement.

      The Lock-Up Agreement may be terminated by the members of the Unofficial Committee, by written notice to Anacomp, and such members may, among other things, revoke their delivery of acceptances of the Plan, upon the occurrence of certain events or circumstances including the following

            o at any time after September 20, 2001, if the Agent and Banks have not executed the Amended and Restated Credit Agreement Term Sheet;

            o at any time after October 12, 2001, if Anacomp has not (i) completed the solicitation of acceptances to the Plan and (ii) reasonably determined and demonstrated to the Unofficial Committee that Anacomp has obtained the requisite acceptances to obtain confirmation of the Plan;

            o at any time after October 22, 2001, if Anacomp has not filed the Plan and Disclosure Statement with the Court;

            o at any time after January 4, 2002, if the Court has not entered the Confirmation Order;

            o at any time after (i) the appointment of a trustee, pursuant to Code section 1104, (ii) the dismissal of the Reorganization Case or (iii) the conversion of the Reorganization Case to a case under chapter 7 of the Code;

            o at any time after the Court rules that the Disclosure Statement does not comply with the requirements of Code section 1126(b);

            o at any time after the Confirmation Order is reversed on appeal or vacated;

            o if Anacomp fails to achieve certain measures of financial performance, as defined in the Lock-Up Agreement. Specifically, the Unofficial Committee is entitled to terminate the Lock-Up Agreement: at any time through and including November 30, 2001, during which the Company shall realize earnings before interest, taxes, depreciation and amortization ("EBITDA"), calculated on a last twelve month ("LTM") basis and on the basis of generally accepted accounting principles, consistently applied, in an amount less than the amount set forth opposite such month under the caption "LTM EBITDA" in the following table. (The monthly LTM EBITDA amounts set forth below have been calculated using the actual EBITDA amounts for fiscal year 2000 and monthly EBITDA amounts for fiscal year 2001, excluding one-time restructuring expenses.)




                                     LTM EBITDA          Projected Monthly
                                                              EBITDA
                                  ------------------  ------------------------

            April 2001                  $19,255,000                $2,033,000

            May 2001                    $20,067,000                $2,033,000

            June 2001                   $31,387,000                $2,033,000

            July 2001                   $31,566,000                $2,500,000

            August 2001                 $31,739,000                $2,500,000

            September 2001              $33,044,000                $2,500,000

            October 2001                $30,372,000             $2,500,000 or

            November 2001               $28,375,000                $2,500,000

            o upon the occurrence of certain events constituting a material adverse change to the business, prospects or results of operation of Anacomp and its domestic subsidiaries, taken as a whole.

      So long as the conditions set forth in the Lock-Up Agreement are satisfied, the members of the Unofficial Committee will continue to be bound by the provisions thereof. If, however, Anacomp determines that it will be unable to complete the Restructuring, Anacomp will consider all financial alternatives available to it at such time, which may include the implementation of an alternative restructuring arrangement without commencing a case under the Code or, alternatively, the commencement of a case under the Code with or without a preapproved plan of reorganization. See Section II, "CERTAIN RISK FACTORS." There can be no assurance, however, that any alternative restructuring will result in a reorganization of Anacomp rather than a liquidation, or that any such reorganization will be on terms as favorable to the holders of Claims and Interests as the terms of the Plan. If a liquidation or a protracted and/or non-orderly reorganization were to occur, there is a risk that the ability of the holders of Claims and Interests to recover their investments would be even more impaired than under the Plan and would be substantially delayed.



                                       V.
                                   MANAGEMENT

      This section contains information regarding Anacomp's current management. For information regarding the manner in which the Reorganized Company's Board will be selected following the Effective Date of the Plan, see Section X , "THE PLAN." The names of the members of the Reorganized Company's Board, together with certain biographical information, may be found in the List of New Board Members, to be filed as an exhibit to the Plan on or before the Exhibit Filing Date.

      A. DIRECTORS.

      Set forth below are the name of each of Anacomp's directors, his age, his principal occupation and his five-year business history. Each director has served as such since June 4, 1996, and was last reelected on February 8, 2000 to serve a one-year term and thereafter until his respective successor is elected and qualified.

                                                   PRINCIPAL
NAME                      AGE                      OCCUPATION
----                      ---                      -----------------

Talton R. Embry           54                       Chairman and Chief
                                                   Investment Officer,
                                                   Magten Asset
                                                   Management Corp.

Darius W. Gaskins, Jr     63                       Partner, High Street
                                                   Associates, Inc.

George A. Poole, Jr.      70                       Private investor

Lewis Solomon             67                       Chairman of the Board
                                                   of the Company; Chief
                                                   Executive Officer,
                                                   Broadband Services,
                                                   Inc.; Chairman, G&L
                                                   Investments

      TALTON R. EMBRY has been Chairman and Chief Investment Officer of Magten Asset Management Corp. since 1978. Mr. Embry is also a director of BDK Holdings, Inc., Combined Broadcasting, Inc., Salant Corporation, First Union Real Estate Equity and Mortgage Investments and Imperial Parking Corporation. On February 26, 1996, Magten and the Maryland Securities Commissioner entered into a consent order whereby Magten paid a fine of $1,500. The Maryland Securities Commissioner alleged that Magten effected investment advisory transactions in Maryland prior to its registration as a Maryland investment adviser. Magten is currently registered as an investment adviser in Maryland, and its activities are not restricted.

      DARIUS W. GASKINS, JR. has been a partner of High Street Associates, Inc. since 1991, as well as a founding partner of Norbridge, a consulting firm founded in 1993. Mr. Gaskins also serves as a director of Northwestern Steel and Wire Company, Sapient, Inc. and R.H. Donnelley Corporation.

      GEORGE A. POOLE, JR. has been a private investor for more than the past five years and serves as a director of Harvard Industries, Inc.

      LEWIS SOLOMON has served as a director since June 4, 1996 and was elected Lead Director on that date. He was elected Co-Chairman of the Board effective May 1, 1997, and Chairman of the Board on August 10, 2000. Mr. Solomon serves as Chief Executive Officer of Broadband Services, Inc. (since
1999) and Chairman of G&L Investments (since 1990). He also serves as a director of Anadigics, Inc., Artesyn Technologies, Inc. and Terayon Communications Systems.



      B. EXECUTIVE OFFICERS.

      The current executive officers of Anacomp, their ages, their positions with Anacomp and their compensation are listed below:

                                                   PRINCIPAL
NAME                      AGE                      OCCUPATION
----                      ---                      ----------

Edward P. Smoot           64                       President and Chief
                                                   Executive Officer

David B. Hiatt            54                       Executive Vice
                                                   President and Chief
                                                   Operating Officer

Linster W. Fox            52                       Senior Vice President
                                                   and Chief Financial
                                                   Officer

Thomas L. Brown           45                       Senior Vice President
                                                   and Treasurer

Jeffrey R. Cramer         48                       Senior Vice President
                                                   - Technical Services

Paul J. Najar             38                       Vice President -
                                                   Administration and
                                                   General Counsel

      The business experience of each executive officer for the past five years is described below. Each executive officer is elected for a term of one year and holds office until his successor is chosen and qualified or until his earlier death, resignation or removal.

      EDWARD P. SMOOT was elected President and Chief Executive Officer on August 10, 2000. Prior to joining the Company, Mr. Smoot was President and Chief Executive Officer of Nelco International from 1993 until 1999.

      DAVID B. HIATT was elected Executive Vice President and Chief Operating Officer on November 15, 2000, having served as Executive Vice President and Chief Financial Officer since joining Anacomp in April 1999. Prior to joining Anacomp, Mr. Hiatt served as Senior Vice President, Finance and Administration and Chief Financial Officer for Molecular Simulations Inc. from April 1992 to October 1998. Before that, Mr. Hiatt served as Vice President, Finance and Administration, and Chief Financial Officer at Language Technology Inc. from October 1986 to September 1991.

      LINSTER W. FOX was elected Senior Vice President and Chief Financial Officer on November 15, 2000, having served as Senior Vice President and Corporate Controller since August 2, 1999, and Vice President and Controller since July 1998. From January 1996 to June 1998, Mr. Fox served as Vice President and U.S. Controller. Previously, Mr. Fox served as Vice President and Controller of Poway Operations from May 1995 to December 1995. From October 1992 to May 1995, Mr. Fox was Vice President of Finance and Administration for Poway Operations. Prior to that, Mr. Fox served as Vice President of Finance and Administration for International Operations from October 1990 to October 1992.

      THOMAS L. BROWN was elected Senior Vice President and Treasurer on August 10, 2000, having served as Vice President and Treasurer since May 19, 1996. From January 1995 to April 1996, Mr. Brown served as Corporate Controller of Hurco Companies, Inc. Mr. Brown had previously served as Assistant Vice President -- Financial Reporting and Analysis for Anacomp from March 1991 until January 1995.

      JEFFREY R. CRAMER was elected Senior Vice President -- Technical Services on August 13, 1997. Mr. Cramer joined Anacomp in July 1996 with Anacomp's acquisition of COM Products, Inc. ("CPI"), and served as Senior Vice President-Business Development from February to August 1997. Mr. Cramer had served as President of CPI since March 1987.

      PAUL J. NAJAR was elected Vice President -- Administration and General Counsel on November 15, 2000. Mr. Najar had served as Assistant General Counsel and Assistant Secretary since joining Anacomp in October 1996. Prior to joining Anacomp, Mr. Najar was an attorney for the University of California, Irvine from May 1992 to October 1996.

      C. EXECUTIVE COMPENSATION.

      The following Summary Compensation Table sets forth, as to the Company's chief executive officer and the other four most highly compensated executive officers (collectively, the "Named Executive Officers"), all compensation awarded to, earned by, or paid to each Named Executive Officers for all services rendered in all capacities to Anacomp and its subsidiaries for the fiscal years ended September 30, 2000 and 1999, except as may otherwise be specifically noted. Compensation reported for 2001 represents each officer's current base annual salary and all bonuses and other compensation paid through August 15, 2001. The position indicated for Mr. Hiatt is the position that he held since November 15, 2000. Prior to November 15, 2000, Mr. Hiatt held the position of Chief Financial Officer. The position indicated for Mr. Fox is the position he has held since November 15, 2000. Mr. Fox served as Senior Vice President and Corporate Controller from August 2, 1999 to November 15, 2000 and Vice President and Controller from July 1998 to August 2, 1999.

      Ralph W. Koehrer served as President and Chief Executive Officer of Anacomp during fiscal 2000 until his resignation on May 5, 2000. Following Mr. Koehrer's resignation, Richard D. Jackson and Lewis Solomon, at that time serving as Co-Chairman of the Board, agreed to also serve as Co-Chief Executive Officers of the Company until a replacement for Mr. Koehrer could be found. On August 10, 2000, Edward P. Smoot was elected by the Board to serve as Anacomp's President and Chief Executive Officer. The Summary Compensation Table sets forth compensation paid to Messrs. Koehrer, Jackson, Solomon and Smoot each in their capacity as Chief Executive Officer. The table includes (a) compensation paid to Donald W. Thurman, who served as Executive Vice President and Chief Operating Officer of the Company until his resignation on August 31, 2000, and (b) compensation paid to Peter Williams, who served as Executive Vice President until his departure on May 31, 2001.




                                                                           LONG-TERM
                                                                         COMPENSATION
                                        ANNUAL COMPENSATION                 AWARDS
                                --------------------------------------  --------------
                                                            OTHER
                                                           ANNUAL         SECURITIES           ALL OTHER
NAME AND PRINCIPAL    FISCAL      SALARY       BONUS     COMPENSATION    UNDERLYING          COMPENSATION
     POSITION          YEAR         ($)         ($)        ($) (1)        OPTIONS (#)           ($) (8)
-----------------------------------------------------------------------------------------------------------------
Ralph W. Koehrer,      2001                                       --                --                --
President, Chief       2000     301,539       33,750       1,185 (2)                --         1,010,361  (9)
Executive Officer      1999     415,385      366,195                                --             1,179    .
and Director

10/1/99-5/5/00
-----------------------------------------------------------------------------------------------------------------
Richard D.             2001        --             --              --                --                --
Jackson, Co-Chief      2000     287,500           --             (3)                --                --
Executive Officer      1999        --             --              --                --                --
and Co-Chairman of
the Board

5/5/00-8/10/00
-----------------------------------------------------------------------------------------------------------------
Lewis Solomon,         2001        --             --              --                --                --
Co-Chief Executive     2000     187,500           --             (3)             2,500                --
Officer and            1999        --             --              --             2,500                --
Co-Chairman of the
Board

5/5/00-8/10/00
-----------------------------------------------------------------------------------------------------------------
Edward P. Smoot,       2001     400,000      200,000              --                --                --
President and          2000      70,184           --              --                --               246
Chief Executive        1999        --             --              --                --                --
Officer

8/10/00-present
-----------------------------------------------------------------------------------------------------------------
Peter Williams,        2001     154,471      117,161           9,984 (5)            --           440,758 (13)
Executive Vice         2000     175,526       48,943         155,495 (4)            --             4,428
President              1999     175,000      127,469           5,564 (5)        40,000               716

(11/16/98-5/31/01)
-----------------------------------------------------------------------------------------------------------------
David B. Hiatt,        2001     260,000       43,000                                --                --
Executive Vice         2000     225,385        9,450              --                --             3,054
President and          1999      88,846       41,370              --           100,000             1,147 (10)
Chief Operating
Officer
-----------------------------------------------------------------------------------------------------------------

William E.             2001     106,761          10,000           --            27,500           103,836 (11)
Farrant, Senior        2000     176,692          30,519           --             5,000             2,369
Vice President         1999     144,000          67,395           --             5,000             2,432 (10)

11/16/98-2/28/01
-----------------------------------------------------------------------------------------------------------------
Linster Fox,           2001     175,000          34,375           --
Senior Vice            2000     139,490           7,588        6,396
President              1999     126,433          37,376        1,201
and Chief
Financial Officer
-----------------------------------------------------------------------------------------------------------------


Donald W. Thurman,     2000     288,173          20,250        9,322 (6)            --            23,963 (12)
Executive Vice         1999     207,500         142,080       50,000 (7)        45,000             2,851 (10)
President and
Chief Operating
Officer

(10/1/99 - 8/31/00)
-----------------------------------------------------------------------------------------------------------------



        (1) Except as noted below, the aggregate amount of perquisites and other personal benefits, securities or property, given to each Named Executive Officer valued on the basis of aggregate incremental cost to Anacomp did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for each such officer during fiscal 2001, 2000, and 1999.

        (2) Represents an income tax assistance payment.

        (3) See "Directors' Compensation" below for a description of compensation paid to Messrs. Jackson and Solomon in their capacities as directors, Co-Chairmen of the Board and non-employee members of the Executive Committee.

        (4) Consisting of a $142,376 relocation bonus and a $13,119 automobile and gasoline allowance.

        (5) Represents an automobile and gasoline allowance.

        (6) Represents $4,628 in relocation expenses and $4,693 in income tax assistance for certain relocation expense reimbursements.

        (7) Represents a relocation bonus.

        (8) For each Named Executive Officer, includes reimbursement of medical expenses, as well as premiums paid by the Company on a group term life insurance policy for the benefit of each such person (and with respect to Dr. Williams, for his dependents).

        (9) Includes a $1,000,000 lump-sum severance payment. See "Employment Contracts" below.

        (10) Includes a $1,000 contribution made by Anacomp to the Anacomp Savings Plus (or 401(k)) Plan.

        (11) Includes $100,000 in severance payments paid during fiscal 2001.

        (12) Includes $15,384 in severance payments paid during fiscal 2000. Also, includes $6,443 in waived interest charges on a promissory executed by Mr. Thurman in favor of Anacomp. See "Employment Contracts" below.

        (13) Represents severance and related payments. See "Employment Contracts" below.

      D. DIRECTOR COMPENSATION.

      Directors who are not employees of Anacomp receive $1,250 for each Board and committee meeting attended in person, $1,000 for each such meeting attended by telephone, $625 for each committee meeting attended on the same day as a board meeting, and an annual retainer of $12,500. Employee directors receive no fees. Each of the non-employee directors was granted options in November 1996 to purchase 5,000 shares of Common Stock and in February 1997 to purchase 20,000 shares of Common Stock. In addition, Messrs. Jackson and Solomon, as the non-employee members of the Executive Committee as well as the Co-Chairmen of the Board, receive a retainer of $60,000 per year, payable $15,000 per quarter. For fiscal 2000, the total compensation paid to Messrs. Jackson and Solomon in the foregoing capacities totaled $105,500 and $91,125, respectively. Each of the Co-Chairmen also received an additional option to purchase 25,000 shares of Common Stock. Finally, see the "Summary Compensation Table" above for a description of the additional compensation that Messrs. Jackson and Solomon each received during fiscal year 2000 for serving as Co-Chief Executive Officer of Anacomp during a portion of such year.

      E. STOCK OPTIONS.

      As indicated in the Summary Compensation Table, stock option grants were made to Lewis Solomon and William Farrant, the only two Named Executive Officers who received option grants during fiscal 2000 (no options were granted in fiscal
2001). The following table sets forth additional information concerning those grants.

               1. OPTION GRANTS IN FISCAL 2000.



                                                                             Potential Realizable Value at
                                                                                Assumed Annual Rates of
                                                                              Stock Price Appreciation for
                                                                                 10-Year Option Term(4)
                                                                             -----------------------------------
                                         # of Total
                            Number of      Options
                           Securities    Granted to
                           Underlying     Employees   Exercise
                             Options         in         Price    Expiration
          Name             Granted (#)   Fiscal Year   ($/Sh)      Date         5% ($)          10% ($)
----------------------------------------------------------------------------------------------------------------

   Lewis Solomon                 625(1)      0.2      $16.5625   10/1/2009       6,510            16,498
                                 625(1)      0.2      $18.1875    1/1/2010       7,149            18,116
                                 625(1)      0.2      $15.5625    4/1/2010       6,117            15,502
                                 625(1)      0.2      $ 3.2500    7/1/2010       1,278             3,237


   William E. Farrant         25,000(2)      7.2       12.3125    5/1/2010     193,580           490,583
                               2,500(3)      0.7      $17.5000  11/15/2009      27,515            69,727


        (1) All of the options granted vest six months from the date of grant and are fully vested as of 4/1/01.

        (2) Of the options granted, 8,334 vested on 5/1/01, 8,333 vest on 5/1/02 and 8,333 vest on 5/1/03.

        (3) Of the options granted, 834 vested on 11/15/00, 833 vest on 11/15/01, and 833 vest on 11/15/02.

        (4) The figures shown are potential future undiscounted values based upon the actual option term and annual compounding at the applicable rate. Potential realizable value equals the stock price at the end of the option term less the exercise price, times the number of options granted.

      The Named Executive Officers did not exercise any options during fiscal 2000. The following table sets forth information regarding all options held at September 30, 2000 by the Named Executive Officers.



      2. OPTION VALUES.


                          Number of Unexercised      Value of Unexercised
                                 Options             In-the-money Options
                          at July 31, 2001 (#)       at July 31, 2001 ($)
                              Exercisable/               Exercisable/
           Name               Unexercisable           Unexercisable (1)
--------------------------------------------------------------------------------
   Ralph W. Koehrer                          0/0             0/0
   Edward P. Smoot                           0/0             0/0
   Peter Williams                100,000/100,000             0/0
   David B. Hiatt                  60,000/40,000             0/0
   Linster W. Fox                   22,667/7,333             0/0


      (1) Based upon the July 31, 2001 closing price of $.05 for the Common Stock traded on the OTC Bulletin Board.

      The following table summarizes the outstanding and exercisable stock options as of July 31, 2001:

                STOCK OPTIONS OUTSTANDING AND EXERCISABLE

                            AT JULY 31, 2001


                                                OPTION PRICE

                                          SHARES OUTSTANDING
                                          SHARES EXERCISABLE
                                          ------------------
                                                       $3.25

                                                       1,875
                                                       1,875

                                                        4.63

                                                     132,800
                                                     132,800

                                                         8.5

                                                      15,000
                                                      15,000

                                                      10.625

                                                      77,750
                                                      77,000

                                                          11

                                                      12,675
                                                      12,675

                                                      11.125

                                                         844
                                                         844

                                                      11.375

                                                       1,875
                                                       1,875

                                                          12

                                                         782
                                                         782

                                                     12.3125

                                                      19,834
                                                       4,501

                                                      12.375

                                                      25,000
                                                      25,000

                                                        12.5

                                                      15,000
                                                      15,000

                                                      13.125

                                                      56,000
                                                      53,167

                                                       13.25

                                                      10,000
                                                      10,000

                                                        13.5

                                                      95,750
                                                      93,500

                                                       13.75

                                                      15,000
                                                      15,000

                                                      15.125

                                                         625
                                                         625

                                                     15.1875

                                                       1,875
                                                       1,875

                                                      15.375

                                                       1,875
                                                       1,875

                                                     15.5625

                                                       1,875
                                                       1,875

                                                      15.875

                                                       1,875
                                                       1,875

                                                          16

                                                      35,200
                                                      34,850

                                                       16.25

                                                     266,334
                                                     188,003

                                                      16.375

                                                      73,750
                                                      61,250

                                                     16.5625

                                                       1,875
                                                       1,875

                                                      16.625

                                                      10,500
                                                       6,334

                                                      16.875

                                                       1,875
                                                       1,875

                                                        17.5

                                                      69,501
                                                      22,837

                                                      17.625

                                                      75,000
                                                      25,002

                                                       17.75

                                                     126,068
                                                      48,637

                                                     18.1875

                                                       1,875
                                                       1,875

                                                       18.25

                                                      72,900
                                                      43,435

                                                      18.625

                                                       1,875
                                                       1,875

                                                     22.8125

                                                       1,875
                                                       1,875


                                                   1,226,938
                                                     906,867



             Average Outstanding Price
                                                    $14.2969

             Average Exercisable Price
                                                    $13.3588


         F. PENSION PLAN TABLE.

      The following table illustrates the estimated aggregate annual benefits payable at normal retirement under the Anacomp Ltd. 1997 Pension Plan (the "U.K. Pension Plan") for various combinations of compensation and years of service, assuming (i) retirement at age 65 and (ii) the lower earnings limit offset in force in the United Kingdom on September 30, 2000 (approximately U.S. $3,784). Benefits under the U.K. Pension Plan are only available to employees of Anacomp Ltd., a wholly owned subsidiary of the Company organized in the United Kingdom. Peter Williams (who is no longer with the Company) is the only Named Executive Officer eligible to participate in the U.K. Pension Plan. (All amounts below are expressed in U.S. dollars.)

                                Years of Service
---------------------------------------------------------------------------

    AVERAGE          15          20         25          30          35
  PENSIONABLE
     SALARY

        $125,000     $31,250    $41,667     $52,083     $62,500    $72,917

         150,000      37,500     50,000      62,500      75,000     87,500

         175,000      43,750     58,333      72,917      87,500    102,084

         200,000      50,000     66,667      83,334     100,000    116,667

         225,000      56,250     75,000      93,750     112,500    131,250

         250,000      62,500     83,334     104,167     125,000    145,834

         300,000      75,000    100,000     125,000     150,000    175,000

         400,000     100,000    133,334     166,667     200,000    233,334

         450,000     112,500    150,000     187,500     225,000    262,501

         500,000     125,000    166,667     208,334     250,001    291,667



      A participant's annual retirement pension is equal to one-sixtieth of his or her average pensionable salary for the previous three years, multiplied by his or her years of pensionable service. "Pensionable salary" is equal to a participant's total gross earnings for the previous British tax year (from April 6 to the following April 5), less a lower earnings limit offset established by the British government (approximately $3,784 as of April 6, 2000).

      As of April 6, 2000, Peter Williams had a pensionable salary of approximately $269,186 and had approximately 16 years and two months of credited service for purposes of calculating retirement benefits. The compensation reported for Dr. Williams in the Summary Compensation Table does not correspond to his pensionable salary under the U.K. Pension Plan, in part because Anacomp's fiscal year is not concurrent with the British tax year.

      In addition, certain of Anacomp's non-U.S. subsidiaries have retirement plans that cover substantially all regular employees, for which Anacomp deposits funds under various fiduciary-type arrangements. Anacomp's contributions are generally based on years of service as well as on an employee's level of compensation. Anacomp's expenses for contributions to the non-U.S. retirement plans were $1.6 million, $2.1 million, and $1.8 million in fiscal 2000, 1999, and 1998, respectively.

      G. EMPLOYMENT/TERMINATION CONTRACTS.

      Of the Named Executive Officers, only David B. Hiatt is currently party to an employment agreement with Anacomp. However, Ralph W. Koehrer and Donald W. Thurman were each parties to an employment agreement with the Company that was superseded during fiscal 2000 by an agreement terminating such employment. Peter Williams was also party to an employment agreement with the Company which was superceded during fiscal 2001 by an agreement terminating such employment. Set forth below is a brief description of each such agreement.

      RALPH W. KOEHRER. Mr. Koehrer entered into an employment agreement with Anacomp dated December 7, 1997, but with an effective date of January 6, 1997, which provides for an initial term of two years and which is automatically renewed thereafter for additional one-year terms. As a part of that employment agreement, Mr. Koehrer also entered into a covenant not to disclose Anacomp's confidential information, not to compete with Anacomp while an employee or as a consultant to Anacomp after any termination of employment, and not to solicit Anacomp's employees or customers for a period of two years following any termination of employment.

      On May 1, 2000, Mr. Koehrer and Anacomp entered into an agreement pursuant to which the parties agreed to terminate Mr. Koehrer's employment agreement, effective May 5, 2000. In connection therewith, Anacomp agreed, among other matters: (a) to pay Mr. Koehrer his base salary through May 31, 2000; (b) to pay Mr. Koehrer severance of $1,000,000 in a lump sum; (c) to allow Mr. Koehrer to exercise all non-qualified stock options to acquire the Company's common stock until May 31, 2001; and (d) to provide Mr. Koehrer with health benefits as set forth in his employment agreement until he secures other full-time employment or for 24 months, whichever is less. In connection with his departure from Anacomp, Mr. Koehrer agreed to honor the confidentiality, non-compete, employee and customer non-solicitation clauses set forth in his employment agreement. Certain parties have questioned whether Anacomp received reasonably equivalent value for the payments made to Mr. Koehrer in connection with his departure from Anacomp. As set forth in Section IV.C of the Plan, the Reorganized Company will be vested with and will retain any claims, rights, and causes of action that Anacomp may have with respect to this and other matters.

PETER WILLIAMS. Dr. Williams entered into an employment agreement with the Company and Xidex UK Limited, an indirect, wholly owned subsidiary of Anacomp ("Xidex"), dated May 3, 1995, but effective October 1, 1994 (The employment agreement has since been assigned to Anacomp Ltd., Xidex' parent corporation). In May 2001, Mr. Williams and Anacomp entered into an agreement pursuant to which the parties agreed to terminate Mr. Williams' employment agreement, effective May 31, 2001. In connection therewith, Anacomp agreed, among other matters: (a) to pay Mr. Williams his base salary through May 31, 2001; (b) to pay Mr. Williams severance of (pound)369,179 within 14 days of May 31, 2001; (c) to continue the Company's private medical insurance plan until the earlier of May 31, 2002 and the date on which the Executive begins employment with another employer; (d) to pay to Mr. Williams (pound)3,000 in respect of petrol expenses, (pound)4,275 in respect of loss of life insurance and long term disability insurance and up to (pound)2,000 for legal costs; and (e) to allow Mr. Williams to exercise all non-qualified stock options to acquire the Company's common stock until July 31, 2002. In connection with his departure from Anacomp, Mr. Williams agreed to honor the confidentiality, non-compete, and employee and customer non-solicitation clauses in his employment agreement.

      In past years, many of Anacomp's employees (including its executive officers) participated in a compensation plan in which a significant portion of their compensation (typically 35%) was dependent upon the achievement of certain financial goals. Typically, no bonus amounts would be earned on any element of the incentive plan with performance less than 90%. As a result of Anacomp's disappointing financial performance in fiscal 2000, the Named Executive Officers received only a modest portion of their targeted bonus compensation. See "Summary Compensation Table" above. To conserve cash, the Company has not yet implemented individual bonus programs for fiscal 2001, and the Named Executive Officers are only being paid a base salary. However, as discussed below in
Section V.J, Anacomp has established the Incentive Compensation Plan for its management and employees, including the Named Executive Officers.

      DAVID B. HIATT. Mr. Hiatt entered into an employment agreement with the Company, dated April 12, 1999, which provides for an initial term of two years and which is automatically renewed thereafter for additional one-year terms unless terminated by either party with 30 days' written notice prior to the termination date. If the agreement is not renewed but Anacomp requests that Mr. Hiatt continue working beyond the termination date, such employment shall be on a month-to-month basis. As a part of that employment agreement, Mr. Hiatt also entered into a covenant not to compete with Anacomp while an employee or as a consultant to the Company after any termination of employment, and not to solicit Anacomp's employees or customers for a period of two years following any termination of employment. Mr. Hiatt has also agreed not to disclose Anacomp's confidential information during his employment and for any time thereafter.

      In line with the discussion above with respect to Peter Williams' employment agreement, Mr. Hiatt is also only being paid a base salary during fiscal 2001, in the amount of $260,000, and he does not yet have an individual compensation plan. However, Mr. Hiatt is participating in the bonus pool described above that is dependent upon Anacomp's cash generation efforts.

      Mr. Hiatt's employment agreement provides that, if Anacomp elects not to renew the agreement at the end of the original term or any renewal term thereof, or if Anacomp terminates the month-to-month employment arrangement, then Mr. Hiatt will be entitled to any accrued but unpaid benefits, a severance payment equal to his prior 12 months' base salary, payable in a lump sum or biweekly at Mr. Hiatt's option, health benefits until other employment is secured or for 12 months, whichever is less, and the immediate vesting of Mr. Hiatt's options to acquire Anacomp stock. If, on the other hand, Mr. Hiatt elects not to renew the agreement, he shall be entitled to any accrued but unpaid benefits only.

      If Mr. Hiatt's employment is terminated by mutual agreement, by Anacomp without cause (as defined in his agreement), or by Mr. Hiatt, in his sole discretion, upon the occurrence of a demotion, a transfer to another location (other than Poway or San Diego, California), or any reduction in annual base salary and bonus opportunity (as such terms are defined in his agreement), Mr. Hiatt will be entitled to the same benefits as for non-renewal of the agreement by Anacomp (discussed immediately above), except that his severance payment also shall include his regular incentive bonuses for the preceding 12 month period.

      In the event of: (i) a merger or consolidation where Anacomp is not the consolidated or surviving company and the surviving company does not adopt the agreement, or (ii) a transfer of all or substantially all of Anacomp's assets where the transferee does not adopt the agreement, or (iii) a change in control (as defined in the agreement) of Anacomp, or (iv) a discontinuation of Anacomp's business, the agreement provides that Mr. Hiatt will be entitled to the same benefits as for termination by mutual agreement, without cause, etc. (discussed immediately above) if his employment is subsequently terminated by mutual agreement, without cause, or if he deems a termination to have occurred due to a demotion, transfer, or reduction in compensation.

      DONALD W. THURMAN. Mr. Thurman entered into an employment agreement with Anacomp, dated December 15, 1998, but with an effective date of October 1, 1998, which provides for an initial term of three years and which is automatically renewed thereafter for additional one-year terms. As a part of the employment agreement, Mr. Thurman also entered into a covenant not to compete with the Company while an employee or as a consultant to Anacomp after any termination of employment, and not to solicit the Company's employees or customers for a period of two years following any termination of employment. Mr. Thurman has also agreed not to disclose Anacomp's confidential information during his employment and for any time thereafter.

      On May 1, 2000, Mr. Thurman and Anacomp entered into an agreement pursuant to which the parties agreed to terminate Mr. Thurman's employment agreement, effective August 31, 2000. That termination agreement was amended by the parties on August 16, 2000. In connection therewith, Anacomp agreed, among other matters: (a) to pay Mr. Thurman his base salary and any earned bonus compensation through August 31, 2000; (b) to pay Mr. Thurman severance of $400,000 in 26 bi-weekly equal installments; (c) to pay Mr. Thurman a $25,000 bonus in November 2000; (d) to fully vest on May 1, 2000 all of Mr. Thurman's unvested non-qualified stock options to acquire Anacomp's common stock, and to allow him to exercise such options until August 31, 2001; and (e) to provide Mr. Thurman with health benefits as set forth in his employment agreement until he secures other employment or for 12 months, whichever is less. The Company also agreed to extend the maturity date on the $180,000 promissory note that Mr. Thurman executed in favor of Anacomp in connection with the purchase of a California residence. The promissory note must be repaid on the earliest to occur of: (i) such time as the outstanding balance of the note equals the remaining severance payments owed by Anacomp to Mr. Thurman; (ii) the sale of his California residence; or (iii) August 31, 2001. The promissory note was satisfied in June 2001, with Anacomp waiving approximately $6,443 but otherwise receiving payment in full. In connection with Mr. Thurman's separation from Anacomp, he agreed to honor the confidentiality, non-compete, and employee and customer non-solicitation clauses set forth in his employment agreement.

      H. TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS.

      As discussed above, the employment agreement of Mr. Hiatt provides for certain payments, totaling approximately $500,000, in the event of a termination of employment or a change of control of Anacomp.

      I. COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

      No member of the Compensation Committee of the Board was, during fiscal 2000 or 2001, an officer or employee of Anacomp or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries, or had any relationships requiring disclosure by Anacomp.

      J. INCENTIVE COMPENSATION PLAN.

      On September 1, 2000, in light of Anacomp's financial condition, Anacomp suspended its employee bonus plan, 401(k) contributions, and profit sharing contributions as part of an effort to reduce expenses. To maintain its employees, remain competitive, and facilitate the Restructuring, Anacomp's Board approved the Incentive Compensation Plan, which became effective starting April 1, 2001 (i.e., commencing within the second half of fiscal 2001). The principal terms of the Incentive Compensation Plan are as follows:

               1. 401(K) PLAN.

      Anacomp sponsors a 401(k) plan (the "Plan") for its U.S. employees. Participants may contribute up to 15% of their compensation into the plan on a pre-tax basis. Effective April 1, 2001, company matching contributions were reinstated and all participants in the Plan will receive a Company match equal to 50% of their contribution up to a maximum of $2,500. Participants must contribute at least $5,000 to receive the maximum in Company matching funds. Anacomp's 50% match will be made on a quarterly basis and will vest fully after three years. After three years, a participant will be vested in all contributions including future matching contributions. Unvested contributions will be returned to Anacomp. Years of participation in the Plan will start for existing employees not currently participating in the Plan and participants in the Plan based on their hire date. For new hires, the start of the three-year vesting period will begin on their date of hire.

               2. BONUS PLAN AND PROFIT SHARING PLAN.

      Anacomp has established annual cash flow goals as the basis for payment of bonuses and profit sharing under the Incentive Compensation Plan. For the fiscal 2001, the bonuses and profit sharing described below will be payable if Anacomp achieves its cash flow goal of $24,950,000 of earnings before interest, taxes, depreciation and amortization (including any reductions for one-time and extraordinary charges relating to the Plan or otherwise), and additional bonuses will payable if Anacomp's cash flow is 20% above the goal (i.e., $29,940,000). If Anacomp fails to achieve the foregoing cash flow goal, management and the Board may approve discretionary bonuses to be paid based on individual and/or Company performance. Certain bonuses will also be payable based on annual goals and objectives assigned to the business unit managers, which must be achievable and measurable.

      Employees reporting directly to the Chief Executive Officer (approximately six people - four corporate managers and two business unit managers) will earn bonuses of 50% of base salary if Anacomp meets its annual cash plan (25% of salary in fiscal 2001 because the plan began mid-year), and will earn bonuses of up to 60% of base salary (30% in fiscal 2001) if Anacomp exceeds its annual cash plan by 20%.

      Employees reporting directly to the corporate managers (approximately five people) will earn bonuses of 30% of base salary if Anacomp meets its annual cash plan (15% in fiscal 2001), and will earn bonuses of up to 40% of base salary (20% in fiscal 2001) if Anacomp exceeds its annual cash plan by 20%.

      Employees reporting directly to the business unit managers (approximately nine people) will earn bonuses of 15% of base salary (7.5% in fiscal 2001) if Anacomp meets its annual cash plan, and will earn bonuses of up to 20% of base salary (10% in fiscal 2001) if Anacomp exceeds its annual cash plan by 20%. Employees will earn bonuses of an additional 15% of base salary (7.5% in fiscal
2001) if the business unit manager's division meets its annual goals and objectives, and will earn bonuses of up to an additional 20% of base salary (10% in fiscal 2001) if the manager's division exceeds its annual goals and objectives by 20%.

      Field operations managers (approximately eleven people) reporting to business unit managers will receive bonuses of up to 25% of their base salaries (12.5% in fiscal 2001) based on the performance of Anacomp, their business unit and their region or area of responsibility.

      Anacomp's cash flow goals will also be the basis for its profit sharing plan. All employees who have been employed on a full-time basis for at least one year on September 30, 2001 and who are not under any other bonus or commission plan, will be able to participate. Eligible employees will receive bonuses of 5% of their base salary (2.5% in fiscal 2001) if Anacomp meets its annual cash plan. Eligible employees may earn bonuses of up to 7% of their base salary (3.5% in fiscal 2001) if Anacomp exceeds its annual cash plan by 20%.

      For the second half of fiscal 2001, the total payroll for Anacomp is estimated at $26,750,000. Bonuses and profit sharing payable if Anacomp meets its cash flow goal will be $1,628,725, or 6.09% of total payroll. If Anacomp exceeds its cash flow goal by 20%, bonuses and profit sharing payable will be up to $2,187,805, or 8.18% of total payroll.



                                       VI.
                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information, as of July 31, 2001, unless otherwise noted, regarding the shares of common stock beneficially owned by each of Anacomp's directors, by each of its Named Executive Officers (as defined in "Executive Compensation -- Summary Compensation Table" above), by all directors and executive officers of Anacomp as a group, and by certain other beneficial owners of more than five percent (5%) of the Existing Common Stock. Each such person has sole voting and dispositive power with respect to such shares of Existing Common Stock, except as otherwise indicated. For purposes of calculating the percentage of Existing Common Stock owned by each of the directors, executive officers and 5% shareholders of the Company, Anacomp has assumed that each such person has exercised all of his or its vested stock options and/or common share warrants for shares of Existing Common Stock and that such shares are issued and outstanding, and that no other persons have exercised options or common share warrants. ("*" indicates that the person owns less than 1% of Anacomp's Existing Common Stock.)


Talton R. Embry                                  0            *
Darius W. Gaskins, Jr.                   33,313(a)            *
George A. Poole, Jr.                     31,875(b)            *
Lewis Solomon                            77,688(c)            *
Edward P. Smoot                                  0            *
David B. Hiatt                           25,000(d)            *
Linster W. Fox                           22,667(e)            *
Jeffrey R. Cramer                        40,924(f)            *
All directors and                       298,022(g)          2.0%
executive officers of
Anacomp as a group (12
persons)

             OTHER BENEFICIAL HOLDERS OF EXISTING COMMON STOCK(h)


Taunus Corporation          854,067                         5.9%
31 West 52nd Street
New York, NY 10019


      At April 30, 2001, Magten Asset Management Corp., a registered investment advisor, of which Mr. Embry is a director, executive officer, and sole stockholder, owned 1,428,591 shares, or 9.8% of Anacomp's common stock outstanding. Since that time Magten and affiliates have sold all of its shares and at July 31, 2001, owns no shares of Anacomp common stock.

      (a) Includes 33,313 shares issuable upon the exercise of stock options.

      (b) Includes 31,875 shares issuable upon the exercise of stock options.

      (c) Includes 57,688 shares issuable upon the exercise of stock options.

      (d) Includes 25,000 shares issuable upon the exercise of stock options.

      (e) Represents 22,667 shares issuable upon the exercise of stock options.

      (f)  Includes 38,334 shares issuable upon the exercise of stock options.

      (g) Includes 298,022 shares issuable upon the exercise of stock options.



                                      VII.
                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On March 13, 2000, Donald W. Thurman, at that time Executive Vice President and Chief Operating Officer of Anacomp, borrowed $180,000 from the Company in connection with the purchase of a California residence. The indebtedness was evidenced by a promissory note dated that same date and bearing interest at 6.5% per annum with a stated maturity date of June 30, 2000 (subject to extension). In connection with the termination of Mr. Thurman's employment agreement as described above in Section V.G, "MANAGEMENT - Employment/Termination Contracts," the parties agreed to amend the promissory note to extend its maturity date and to waive all interest payable on the note. The note must be repaid upon the earliest to occur of: the sale of Mr. Thurman's California residence; such time as the outstanding balance of the note equals the remaining severance payments owed by Anacomp to Mr. Thurman; and August 31, 2001. The promissory note was satisfied in June 2001, with Anacomp receiving payment in full, except for approximately $6,443.



                                      VIII.
          DESCRIPTION OF EXISTING INDEBTEDNESS AND EQUITY SECURITIES

      The Bar Date for filing proofs of Claim or Interest in the Reorganization Case has not yet been set. The Claim and Interest amounts set forth in this Disclosure Statement represent Anacomp's best estimate of the Claims and Interests that will be asserted and Allowed against Anacomp by the Bar Date. The actual amounts may ultimately be higher or lower than Anacomp's estimates, depending on the Claims and Interests timely asserted against Anacomp. Moreover, the amount of the Claims and Interests that are ultimately Allowed may be lower than the asserted Claims and Interests, depending on the outcome of the process for allowing Disputed Claims and Disputed Interests.

      As of June 30, 2001, Anacomp's liabilities totaled approximately $480 million, not including any amounts that may be Allowed in connection with existing litigation. See Exhibit 3, "Pending Litigation" for a full description of pending legal proceedings.

            A. PREPETITION CREDIT AGREEMENT.

      Under the Prepetition Credit Agreement by and among Anacomp, the Banks and Fleet, as Agent, Anacomp had outstanding borrowings of $56.1 million as of June 30, 2001 (plus approximately $5.8 million in letters of credit). Anacomp's fiscal 2000 third quarter financial results at June 30, 2000 revealed that Anacomp was in violation of certain of its financial covenants. On September 13, 2000, Anacomp reached an agreement with the Banks to amend the Prepetition Credit Agreement and to provide Anacomp with a waiver, which was in effect through October 26, 2000, with respect to those covenants of which Anacomp was in default. On October 26, 2000, the Banks declared Anacomp in violation of certain financial covenants of the Prepetition Credit Agreement and Anacomp entered into the Forbearance Agreement with the Banks to amend the Prepetition Credit Agreement and to delay the exercise of certain rights and remedies provided to the Banks under the Prepetition Credit Agreement until February 28, 2001. The Forbearance Agreement was subsequently extended through March 28, 2001, and the parties agreed to further extend the forbearance through June 15, June 20, or June 30, 2001 (subject to certain conditions set forth therein) in connection with the Amended and Restated Credit Agreement Term Sheet. The Forbearance Agreement will be amended and extended pursuant to the terms and conditions set forth in the Amended and Restated Credit Agreement Term Sheet that has been negotiated by the parties. See Section IV.C, "Prepetition Credit Agreement Negotiations," for additional discussion of the Forbearance Agreement, as amended.

      Significant provisions of the Forbearance Agreement were: (a) a reduction of the Prepetition Credit Agreement commitment from $75.0 million to $64.2 million, with commitment reductions of $400,000 on December 15, 2000, and another $400,000 on January 31, 2001; (b) all proceeds of Anacomp Collateral dispositions must be used to reduce the outstanding borrowings, which will also permanently reduce the Banks' commitment under the Prepetition Credit Agreement;
(c) the Eurocurrency interest rate option was suspended and the Base Rate (as defined below) interest rate option was increased by 1%, with the accrual of another 1% to be paid in the event that the outstanding borrowings are not reduced by $20 million by February 28, 2001; (d) the maturity date of the Prepetition Credit Agreement was changed from June 15, 2003 to June 15, 2002;
(e) Anacomp may not provide funds to the docHarbor business unit in excess of an agreed-upon budget; (f) Anacomp may not remit funds to its foreign subsidiaries; and (g) in accordance with the Banks' blockage rights under the Prepetition Credit Agreement, Anacomp was prohibited from making any payment in satisfaction of the Old Notes or any related accrued interest.

      As of June 30, 2001, the Prepetition Credit Agreement commitment totaled $61.9 million, consisting of availability for borrowings of up to approximately $56.1 million and for letters of credit of up to approximately $5.8 million.

      Loans under the Prepetition Credit Agreement bear interest, payable monthly, at the Base Rate plus 1.75% plus deferred interest of 1% assessed under the terms of the Forbearance Agreement. The "Base Rate" for any day means the higher of (i) the corporate base rate of interest announced by Fleet and (ii) the federal funds rate published by the Federal Reserve Bank of New York on the next business day, plus 0.5%. The deferred interest that accrues on and after March 1, 2001 (totaling about $193,000 at June 30, 2001) will be waived upon effectiveness of the Restructuring, provided the Restructuring becomes effective no later than January 15, 2002.

      Borrowings under the Prepetition Credit Agreement are secured by substantially all of Anacomp's assets (including its stock in any domestic subsidiaries) and 65% of the Anacomp's capital stock in its foreign subsidiaries. The Prepetition Credit Agreement contains covenants relating to limitations on capital expenditures, limitations on additional debt, limitations on open market purchases of Anacomp's Senior Subordinated Notes, limitations on open market purchases of Anacomp's Existing Common Stock, limitations on mergers and acquisitions, limitations on liens, minimum EBITDA requirements, minimum interest coverage ratios and minimum leverage ratios.

      B. THE OLD NOTES (10 7/8% SENIOR SUBORDINATED NOTES DUE 2004, SERIES B AND SERIES D).

      The aggregate principal amount of Anacomp's publicly traded Old Notes (10 7/8% Senior Subordinated Notes Due 2004, Series B and Series D) totals $310 million.[2] The Series B Notes were issued under the Indenture dated as of March 24, 1997, as amended by the First Supplemental Indenture, dated as of June 12, 1998, between Anacomp and the Bank of New York (the "Indenture Trustee"), as successor to IBJ Schroder Bank & Trust, and the Series D Notes were issued under the Indenture dated as of June 18, 1998, between Anacomp and the Indenture Trustee (collectively, the "Indentures"). Principal on the Old Notes is due on April 1, 2004. The Old Notes bear interest at the rate of 10 7/8% per annum, payable semi-annually on April 1 and October 1 of each year. The Old Notes are unsecured obligations and are subordinated to all indebtedness under the Prepetition Credit Agreement.


-----------------------

[2] In 1997, Anacomp issued $200 million of Series B Notes at 98.2071% of the face amount to yield proceeds of $196.4 million. The $3.6 million discount is being amortized as additional interest expense over the life of the Series B Notes. In 1998, Anacomp issued $135 million of Series D Notes at 104% of face value to yield proceeds of $140.4 million. The $5.4 million premium is being amortized as an offset to interest expense over the life of the Series D Notes. The net balance of the premium and discount was approximately $1 million at June 30, 2001 and is reported, along with the $310 million face value of the Notes, as 10 7/8% senior subordinated notes payable on all of Anacomp's balance sheets. See Exhibit 4, "Historical and Current Financial Information."

      The Indentures contain certain covenants, including limitations on additional debt and preferred stock, limitations on mergers and acquisitions, limitations on liens, limitations on asset sales, and limitations on sale/leaseback transactions.

      Anacomp's payment of any amounts due on the Old Notes is expressly subordinated in the right of payment to the prior payment in full of indebtedness under the Prepetition Credit Agreement. Upon (i) the maturity of the loans under the Prepetition Credit Agreement, (ii) any default in the payment of any amount due under the Prepetition Credit Agreement, or (iii) any distribution or payment of assets or securities of Anacomp upon the dissolution, winding up, liquidation or reorganization of Anacomp, the Banks are entitled to receive payment in full of principal and interest owing under the Prepetition Credit Agreement before the holders of the Old Notes are entitled to receive any payment. During the continuance of any default or event of default (other than a default or event of default relating to payment of principal or interest) under the Prepetition Credit Agreement permitting acceleration of the maturity thereof, and upon notice to Anacomp by the Banks, Anacomp may not make any payment on the Old Notes for a period of 179 days after the notice is given.

      On October 1, 2000, Anacomp did not make a required $17 million interest payment to the holders of the Old Notes. Prior to the expiration of the grace period for the payment of interest, the Banks sent Anacomp a notice asserting that Anacomp was prohibited from making the required interest payment to the holders of the Old Notes based on certain events of default under the Prepetition Credit Agreement. Anacomp's failure to make the $17 million interest payment is an event of default under the Indentures. Similarly, on April 1, 2001, Anacomp did not make the required $17 million interest payment to the holders of the Old Notes.

      C. TRADE CLAIMS.

      Anacomp estimates that "trade" domestic accounts payable (i.e., Claims resulting from the provision of goods and services) total approximately $11.7 million. Anacomp's books and records reflect an additional approximate $13.3 million in domestic accrued compensation, benefits and withholdings. See Section X.J.3 for a discussion of the treatment of employee-related Claims.

      Anacomp purchases all of its requirements for coated duplicate microfilm from SKC under an amended supply agreement dated October 8, 1993. Pursuant to the supply agreement, SKC also provided Anacomp with a substantial portion of its polyester requirements for its magnetic media products prior to the sale of its Magnetics Division. The supply agreement has no minimum purchase requirements.

      In connection with the supply agreement, SKC also provided Anacomp with a $25 million trade credit facility, which was reduced to $15 million in fiscal 1997 and further reduced to $5 million in fiscal 1998. The trade credit outstanding at July 31, 2001, was $3.8 million. The trade credit arrangement provides for interest at 1.75% over the prime rate of The First National Bank of Boston (10.75% as of December 31, 2000).

      In connection with an amendment to the supply agreement in May 1996, Anacomp agreed to certain price increases, retroactive to 1994, and Anacomp agreed to make the deferred payments related to the retroactive price increases to SKC. The amount of the deferred liability is $1 million. The supply agreement was further amended in October 1997. Under that agreement, Anacomp was obligated to pay in full all amounts outstanding by December 31, 2001.

      On February 5, 2001, SKC notified Anacomp that Anacomp was in default under the above-referenced trade credit agreement by reason of Anacomp's failure to make the October 1, 2000 interest payment on the Old Notes. Anacomp disputed this contention and so advised SKC. Thereafter, the parties entered into an agreement resolving their differences, which provided, among other things, for Anacomp's agreement to pay SKC $1 million in each of June and July of 2001 and $300,000 per month each month thereafter until the outstanding balance is repaid.

      D. PREFERRED STOCK.

      Anacomp currently has 1,000,000 shares of authorized preferred stock, with none issued and outstanding.

      E. EXISTING COMMON STOCK.

      Anacomp has 40,000,000 authorized shares of Existing Common Stock, $.01 par value. 14,566,198 shares are currently issued and outstanding. Anacomp has reserved an aggregate of 1,336,001 shares of Existing Common Stock for issuance under the Existing Options.

      Each share of Existing Common Stock has one vote on all matters on which stockholders are entitled or permitted to vote, including the election of directors. The holders of Existing Common Stock are entitled to share ratably in dividends declared by the Board out of funds legally available therefor. Anacomp currently intends to retain all future earnings, if any, for use in the operation and development of its business and does not expect to declare or pay cash dividends to holders of its Existing Common Stock in the foreseeable future. In addition, Anacomp's current borrowing agreements prohibit the payment of cash dividends on Anacomp's capital stock.

      Anacomp's Existing Common Stock is traded on the NASDAQ OTC Bulletin Board under the symbol ANCO.OB. The stock was delisted from the NASDAQ National Market on October 2, 2000. As of July 31, 2001 there were approximately 153 holders of record of Anacomp's Existing Common Stock. The number of beneficial shareholders of record as of that date was approximately 3,100.

      F. EXISTING OPTIONS.

      As of July 30, 2001, Anacomp currently had outstanding options (the "Existing Options") exercisable for a total of 1,226,938 shares of Existing Common Stock. Anacomp does not believe that there are any warrants (the "Existing Warrants") outstanding.



                                       IX.
                 CURRENT AND HISTORICAL FINANCIAL CONDITIONS

      Exhibit 4 to this Disclosure Statement contains Anacomp's audited consolidated financial statements for fiscal year 2000 and unaudited financial statements for the ten months ended July 31, 2001. Exhibit 4 also contains Anacomp's unaudited balance sheet as of July 31, 2001 and income statement and cash flow statement for the ten months ended July 31, 2001. These reports are unaudited but have been prepared by Anacomp's management in conformity with GAAP. As set forth in Exhibit 4, Anacomp's total revenues for the three months ended June 30, 2001 were $73.0 million compared to $88.9 million for the three months ended June 30, 2000. Anacomp's total cost of revenues for the three months ended June 30, 2001 totaled approximately $50.4 million compared to approximately $71.5 million for the three months ended June 30, 2000. For the nine-month periods ended June 30, 2001 and 2000, total revenues were $235.4 million and $295.6 million, respectively. For the nine-month periods ended June 30, 2001 and 2000, total cost of revenues were $157.8 million and $204.4 million, respectively.

      Anacomp's total revenues for the period from July 1 through July 31, 2001 totaled approximately $23.8 million compared to approximately $24.5 million for the month ended June 30, 2001. Anacomp's total operating expenses and costs of sale for the period from July 1 through July 31, 2001 totaled approximately $22.9 million compared to approximately $25.0 million for the month ended June 30, 2001.

      The identity and fair market value of Anacomp's assets are listed in
Exhibit 2 to this Disclosure Statement.



                                       X.
                                    THE PLAN

      A. GENERAL EXPLANATION OF CHAPTER 11.

      Chapter 11 is the principal business reorganization chapter of the Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of chapter 11 is to promote equality of treatment of creditors and equity security holders of equal rank with respect to the distribution of a debtor's assets. In furtherance of these two goals, upon the filing of a petition for reorganization under chapter 11, Section 362 of the Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's case under chapter 11 or that otherwise interfere with the debtor's property or business.

      The consummation of a plan of reorganization is a principal objective of a chapter 11 reorganization. In general, the chapter 11 plan of reorganization (i) divides Claims and equity Interests into separate classes, (ii) specifies the property that each class is to receive under the plan and (iii) contains other provisions necessary to the reorganization of the debtor. Chapter 11 does not require each holder of a claim or interest to vote in favor of the plan in order for the Court to confirm the plan. However, a plan must be accepted by the holders of at least one impaired class of claims without considering the votes of "insiders" within the meaning of the Code. For example, votes of a corporation's directors and officers are not considered because officers and directors are "insiders" as defined by the Code.

      In general, a class of Claims or Interests is impaired if the Allowed Claims or Allowed Interests in such class will not be repaid in full on the effective date of the plan or if the legal, equitable or contractual rights of the Allowed Claims or Allowed Interests in such class are altered by the plan. A holder of a Claim or Interest in an impaired class that will receive a distribution under a plan is entitled to vote to accept or reject the plan if such Claim or Interest has been Allowed under section 502 of the Code. For a further discussion of voting on the Plan and the requirements for confirmation of the Plan, See Section XI , "ACCEPTANCE AND CONFIRMATION OF THE PLAN."

      ANACOMP HAS NOT COMMENCED A CASE UNDER CHAPTER 11 OF THE CODE AS OF THE DATE. In the event, however, that Anacomp receives properly completed Ballots (which are not subsequently revoked, both properly and timely) indicating that sufficient holders of Claims in Class 1 and Class 4 vote to accept the Plan, Anacomp intends to commence the Reorganization Case. Specifically, under these circumstances, Anacomp intends to file with the Court (i) a voluntary petition for relief under chapter 11 of the Code, (ii) the Plan (or any permitted modification thereof), and (iii) a summary of the Ballots received under the Solicitation. Anacomp will then ask the Court to establish a date to consider whether (i) this Disclosure Statement complies with applicable non-bankruptcy laws or otherwise contains "adequate information" within the meaning of section 1125(a) and (b) of the Code and (ii) the Plan meets all the requirements for confirmation under the Code. Because the Plan is a "prepackaged plan," the solicitation of acceptances of the Plan must also comply with Bankruptcy Rule 3018. In particular, the Court must find that the Plan was transmitted to substantially all creditors in each Class entitled to vote and that creditors had a reasonable amount of time to vote on the Plan. If the Court does not make such findings, the prepetition solicitation of acceptances could be voided.

      In accordance with the "cramdown" provision of Code section 1129(b), in the event that any Class of Claims or Interests (other than Class 1 or Class 4) votes to reject (or is deemed to reject) the Plan, upon Anacomp's request the Court may nevertheless confirm the Plan if certain minimum treatment standards are met with respect to each such class. See "ACCEPTANCE AND CONFIRMATION OF THE PLAN - Nonconsensual Confirmation." In this case, Classes 8, 9 and 10 will be deemed to reject the Plan, and Anacomp will seek to confirm the Plan (or any permitted modification thereof) notwithstanding such rejection.

      B. CONTINUATION OF BUSINESS; STAY OF LITIGATION.

      Following the commencement of the Reorganization Case, Anacomp intends to continue to operate as a debtor in possession under the protection of the Court. Anacomp's operations will be subject to creditor scrutiny, and certain of its operations and business transactions will be subject to Court approval during the pendency of the Reorganization Case. Anacomp will be permitted to operate in the ordinary course of business without Court approval.

      An immediate effect of the filing of a bankruptcy case is the imposition of the automatic stay under the Code, which, with limited exceptions, enjoins the commencement or continuation of all litigation against Anacomp. This injunction will remain in effect until the Effective Date unless modified or lifted by order of the Court.

      C. INITIAL ORDERS; SCHEDULING ORDER.

      On or soon after the Petition Date, Anacomp anticipates submitting to the Court for the Court's approval a number of "initial orders," along with supporting applications and affidavits. These orders will include (i) an order authorizing the retention of Klee, Tuchin, Bogdanoff & Stern LLP as reorganization counsel to Anacomp and other legal professionals; (ii) an order authorizing the retention of CSFB and Crossroads as financial advisors for the Company and other financial professionals; (iii) an order authorizing Anacomp to continue utilizing its centralized cash management system (if any); (iv) an order authorizing Anacomp to maintain its existing business forms and bank accounts; (v) an order authorizing Anacomp to pay certain prepetition wages, reimbursable employee expenses and employee benefits; and (vi) an adequate protection order in respect of Anacomp's use of cash collateral (pursuant to a Cash Collateral Stipulation containing the terms set forth in the Amended and Restated Agreement Term Sheet, in a form reasonably approved by the Unofficial Committee). In addition, Anacomp may request that the Court authorize Anacomp to pay the amount owing to those trade creditors on account of outstanding credit advanced to Anacomp (so-called "critical vendors") who are extending credit to the Company in accordance with normal terms and conditions and agree in writing with Anacomp's calculation of what is owing to such vendor. Such a request is commonly referred to as a "Critical Vendor Motion." The relief sought in a Critical Vendor Motion is essential to ensure the uninterrupted flow of goods and services to Anacomp.

      On or soon after the Petition Date, Anacomp also anticipates submitting to the Court for the Court's approval an order (the "Scheduling Order") that will, among other things, (i) set the time, date and place of a hearing to consider the adequacy of the disclosure contained in this Disclosure Statement; and (ii) set the time, date and place of a hearing to consider confirmation of the Plan. See Section XI , "ACCEPTANCE AND CONFIRMATION OF THE PLAN." The Company intends to request that such hearings be held on the same day.

         D. THE FIXING OF THE BAR DATE AND NOTICE THEREOF.

      In accordance with Bankruptcy Rule 3003(c)(3), the Court will fix a date (the "Bar Date") as the last date by which creditors will be permitted to file proofs of Claim in the Reorganization Case. Anacomp intends to file its schedules of assets and liabilities with the Court as required by Code section 521(1) on the Petition Date or shortly thereafter. Pursuant to Bankruptcy Rule 3003(c)(2), any creditor whose Claim is not scheduled by the Company or is scheduled as disputed, contingent or unliquidated, and who fails to file a proof of Claim on or before the Bar Date will not be treated as a creditor with respect to such Claim for purposes of voting and receiving a distribution under the Plan and such creditor will be forever barred from asserting such Claim against the Estate, the Reorganized Company or their respective property. A creditor who has been scheduled as the holder of a Claim that is neither disputed, contingent nor unliquidated but who fails to file a proof of claim on or prior to the Bar Date, is deemed to agree with the scheduled amount and may not thereafter seek to increase the amount of such Claim. Anacomp intends to file objections to all late-filed, duplicative, excessive or otherwise defective Claims. If Anacomp determines to proceed with a Critical Vendor Motion, then it is anticipated that critical vendors who agree in writing with Anacomp's calculation of what is owing to such vendor will not be required to file a proof of Claim. Also, Anacomp does not anticipate requesting that the Bar Date apply to Claims of current employees.

      E. REPRESENTATION OF THE COMPANY.

      Anacomp has been represented in the negotiation and preparation of the Plan and this Disclosure Statement by the law firm of Klee, Tuchin, Bogdanoff & Stern LLP ("KTBS"). In addition, CSFB has served as Anacomp's financial advisor in connection with potential restructuring transactions, Gray Cary Ware & Freidenrich LLP has served as Anacomp's special counsel in connection with certain litigation matters and special corporate counsel, Cadwalader, Wickersham & Taft has represented Anacomp in connection with securities matters and the negotiation and preparation of the prior Offering Memorandum and Proxy Statement, and related documents regarding the Restructuring, Crossroads has assisted Anacomp with certain aspects of turnaround management and consulting services, and other professionals have assisted Anacomp in certain matters. Pyle Sims Duncan & Stevenson, along with KTBS, has assisted Anacomp with preparations for the Reorganization Case. Shortly after the Petition Date, Anacomp intends to seek Court approval to retain these professionals during the Reorganization Case. See "Initial Orders; Scheduling Order."

      F. CASH MANAGEMENT.

      Anacomp believes that it would be disruptive to the operations of Anacomp's subsidiaries if it were forced to significantly change or uncouple its consolidated cash management system upon the commencement of the Reorganization Case. The Company intends to seek the approval of the Court immediately upon commencement of the Reorganization Case to maintain its consolidated cash management system. The relief Anacomp intends to seek from the Court will provide that Anacomp's subsidiaries would be granted Allowed administrative expense claims equal to the net cash upstreamed to Anacomp, if any, by such subsidiaries through the consolidated cash management system during the Reorganization Case. See "Initial Orders; Scheduling Order."

      G. USE OF CASH COLLATERAL.

      Anacomp intends to use cash collateral during the Reorganization Case and, as indicated above in "Initial Orders; Scheduling Order," will seek Court approval of the Cash Collateral Stipulation on or soon after the Petition Date. The Cash Collateral Stipulation will contain the terms set forth in the Amended and Restated Credit Agreement Term Sheet and permit Anacomp to (i)(a) use cash collateral pursuant to a budget reasonably satisfactory to the Agent and Banks, which shall contain customary provisions governing variances and carry over of unused amounts from week to week, (b) make the DSI Prepayment (see Section X.K.1.k below), if the transaction occurs during the Reorganization Case, (c) make the Forbearance Principal Payment (as defined in the Amended and Restated Credit Agreement Term Sheet), if such payment is due, (d) continue to pay interest, fees and expenses to the Agent and the Banks in accordance with the Forbearance Agreement (as amended by the terms and conditions set forth in the Amended and Restated Credit Agreement Term Sheet negotiated by the parties) through the Effective Date, and (e) agree to other customary terms such as adequate protection liens and priorities, no surcharge of collateral during the use of cash collateral and reporting requirements, which stipulation shall be approved by the Court on an interim basis within seven days following the commencement of the Reorganization Case and on a final basis within twenty-one days following the commencement of the Reorganization Case, (ii) prosecute diligently the confirmation of the Plan, and (iii) have entered the Confirmation Order no later than January 4, 2002, which Plan shall become effective no later than January 15, 2002. The Cash Collateral Stipulation shall be in a form reasonably approved by the Unofficial Committee. The Unofficial Committee has advised Anacomp and the Agent that it supports the Amended and Restated Credit Agreement Term Sheet (which among other things sets forth the principal terms of the Cash Collateral Stipulation).

         H. COMMITTEES.

      Anacomp anticipates that the U.S. Trustee will appoint one or more official committees as soon as practicable after the Petition Date, pursuant to section 1102 of the Code. Ordinarily, one committee is appointed to represent unsecured creditors, but the U.S. Trustee may appoint additional committees to represent Interest holders and/or creditors if deemed necessary to assure adequate representation of creditors or Interest holders. A creditors' committee will ordinarily consist of those creditors willing to serve who are generally representative of the creditor body and hold the largest Claims against the Company. The U.S. Trustee will select the members of the Creditors' Committee pursuant to Code section 1102.

      Holders of Interests are not ordinarily represented by an official committee, but such a committee may be appointed if the U.S. Trustee or the Court determines such an official committee to be necessary to assure the adequate representation of Interest holders. Committees appointed by the U.S. Trustee would be considered parties in interest and would have a right to be heard on all matters concerning the Reorganization Case, including the confirmation of the Plan, and, additionally, would be entitled to consult with Anacomp concerning the administration of the Reorganization Case and perform such other functions and services that would further the interests of those creditors or Interest holders they represent.

      Bankruptcy Rule 2007(a) provides that any committee organized prior to the Petition Date may seek to be appointed to serve as an official committee during the Reorganization Case if the Court finds that the committee's members were fairly chosen and representative of the Claims or Interests to be represented, and the committee's members indicate their willingness to serve. It is possible that the Unofficial Committee may seek to be appointed as the official committee of unsecured creditors in the Reorganization Case. Anacomp believes that appointment of the Unofficial Committee as the single Creditors' Committee appointed by the U.S. Trustee pursuant to Code section 1102 would be appropriate in this case, because the Unofficial Committee represents the only unsecured creditors with known impaired Claims under the Plan.

      The fees and expenses of such official committees, including those of legal counsel and financial advisors, are paid from Anacomp's assets. If the Unofficial Committee seeks appointment as an official committee, Anacomp anticipates that it will also seek payment from Anacomp of its fees and expenses, including those of its legal counsel and financial advisors. See
Section X.P.13 .

      I. DESCRIPTION OF THE PLAN.

      THE FOLLOWING IS A SUMMARY OF CERTAIN SIGNIFICANT PROVISIONS OF THE PLAN. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE PLAN OF REORGANIZATION ATTACHED TO THIS DISCLOSURE STATEMENT AS EXHIBIT 1.

      Anacomp expects that under the Plan, holders of Claims and Interests that will receive a distribution under the Plan will obtain a recovery with a value in excess of what otherwise would be available if the assets of Anacomp were liquidated under chapter 7 of the Code. See Section XI , "ACCEPTANCE AND CONFIRMATION OF THE PLAN."

      The Plan defines two significant dates, the Confirmation Date and the Effective Date. The Confirmation Date is the date on which the Court enters the Confirmation Order in its docket, within the meaning of Bankruptcy Rules 5003 and 9021. The Effective Date of the Plan will be the first Business Day, as determined by Anacomp in its reasonable business discretion, that is a Business Day (a) that is at least ten days after the Confirmation Date; (b) on which no stay of the Confirmation Order is in effect; and (c) on which all of the conditions set forth in Section IV.T of the Plan have been satisfied or waived pursuant to Section IV.U of the Plan.

         J. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE
      PLAN.

      As required by the Code, the Plan classifies Claims and Interests in various Classes according to their right to priority. The Plan states whether each Class of Claims or Interests is impaired or unimpaired, and sets forth the treatment that each Class will receive. A Claim or Interest is in a particular Class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied. No distributions will be made under the Plan on account of any Claim or Interest that is not an Allowed Claim or Allowed Interest. The following discussion is a summary of the classification and treatment of Claims and Interests under the Plan.

               1. UNCLASSIFIED ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS.

      Certain types of Claims are not placed into voting classes; instead, they are unclassified. They are not considered to be impaired, they do not vote on the Plan and they are automatically entitled to specific treatment provided for them in the Code. Therefore, Anacomp has not placed the following Claims into a Class. The following discussion summarizes the treatment of such Claims under the Plan.

                  A) ADMINISTRATIVE CLAIMS.

      Administrative Claims are Claims under Code section 503(b) for costs or expenses and that are Allowed under Code sections 507(a)(1), 507(b) and 1114(e). The Code requires that all Administrative Claims be paid in full on the date that a plan of reorganization becomes effective, unless a particular claimant agrees to a different treatment. The following discussion reviews the Claims included in Administrative Claims, and their allowance and treatment under the Plan.

                          (1) ORDINARY COURSE ADMINISTRATIVE CLAIMS.

      Ordinary Course Administrative Claims are based upon liabilities that Anacomp incurs in the ordinary course of its business. Anacomp intends to pay all of its Administrative Claims as they come due during the Reorganization Case or thereafter, as the case may be. Therefore, the amount of any Ordinary Course Administrative Claims required to be satisfied under the Plan should be negligible. Unless the Reorganized Company objects to an Ordinary Course Administrative Claim, the Claim will be satisfied in accordance with the terms and conditions of the particular transaction that gave rise to the Ordinary Course Administrative Claim, and the Person holding the Ordinary Course Administrative Claim need not file any request for payment of its Claim; provided, however, that the Court shall retain jurisdiction as a core matter in the event of a dispute regarding the amount or priority of such claim.

                          (2) NON-ORDINARY COURSE ADMINISTRATIVE CLAIMS.

      A Non-Ordinary Course Administrative Claim is any Administrative Claim that is not an Ordinary Course Administrative Claim, an Administrative Tax Claim, or a Professional Fee Claim. Anacomp does not anticipate any significant Non-Ordinary Course Administrative Claims. A Non-Ordinary Course Administrative Claim will be Allowed only if:

         (a) On or before 60 days after the Effective Date, the Person holding the Claim both files with the Court a motion requesting that the Reorganized Company pay the Non-Ordinary Course Administrative Claim and serves the motion on the Reorganized Company and its reorganization counsel; and

         (b) The Court, in a Final Order, allows the Non-Ordinary Course Administrative Claim.

      The Reorganized Company may file an opposition to such a motion within the time provided by the Bankruptcy Rules or within any other period that the Court establishes. PERSONS HOLDING NON-ORDINARY COURSE ADMINISTRATIVE CLAIMS WHO DO NOT TIMELY FILE AND SERVE A REQUEST FOR PAYMENT WILL BE FOREVER BARRED FROM ASSERTING THOSE CLAIMS AGAINST THE ESTATE, THE REORGANIZED COMPANY, OR THEIR RESPECTIVE PROPERTY.

                          (3) ADMINISTRATIVE TAX CLAIMS.

      An Administrative Tax Claim is a Claim that a government unit asserts against Anacomp, for taxes or for related interest or penalties, for any tax period that -- in whole or in part -- falls within the period between the Petition Date and the Effective Date. Anacomp will pay all of its Administrative Claims as they come due. Therefore, any Administrative Tax Claims should be negligible. An Administrative Tax Claim will be satisfied in accordance with its terms, and the Person holding an Administrative Tax Claim may, but need not, file a motion or request for payment of its Claim (an "Administrative Tax Claim Motion"); provided, however, that the Court will retain jurisdiction as a core matter in the event of a dispute regarding the amount or priority of such Claim.

      The Reorganized Company may file an opposition to an Administrative Tax Claim Motion within the time provided by the Bankruptcy Rules or within any other period that the Court establishes. PERSONS HOLDING ADMINISTRATIVE TAX CLAIMS WHO DO NOT TIMELY FILE AND SERVE AN ADMINISTRATIVE TAX CLAIM MOTION WILL BE FOREVER BARRED FROM ASSERTING THOSE CLAIMS AGAINST THE ESTATE, THE REORGANIZED COMPANY, OR THEIR RESPECTIVE PROPERTY, WHETHER THE ADMINISTRATIVE TAX CLAIM IS DEEMED TO ARISE BEFORE, ON, OR AFTER THE EFFECTIVE DATE.

                          (4) PROFESSIONAL FEE CLAIMS.

      A Professional Fee Claim is a Claim for compensation for professional services rendered or expenses incurred on the Estate's behalf, or for compensation for professional services rendered or expenses incurred in making a substantial contribution to the Estate. A Professional Fee Claim will be Allowed only if:

         (a) On or before 60 days after the Effective Date, the Person holding the Professional Fee Claim both files with the Court a final fee application or a motion seeking allowance of fees on account of a substantial contribution under section 503(b) of the Code, and serves the application or motion on the Reorganized Company and the Reorganized Company's Counsel, counsel to the Creditors' Committee and counsel to the Unofficial Committee; and

         (b) The Professional Fee Claim is Allowed by an order of the Court.

      The Reorganized Company or any other party in interest may file an objection to such a motion within the time provided by the Bankruptcy Rules or within any other period that the Court establishes. PERSONS HOLDING PROFESSIONAL FEE CLAIMS WHO DO NOT TIMELY FILE AND SERVE A FEE APPLICATION OR MOTION FOR PAYMENT WILL BE FOREVER BARRED FROM ASSERTING THOSE CLAIMS AGAINST THE ESTATE, THE REORGANIZED COMPANY, OR THEIR RESPECTIVE PROPERTY.

      Anacomp anticipates that the following Persons will hold Professional Fee
Claims:

            1. Klee, Tuchin, Bogdanoff & Stern LLP, reorganization counsel to Anacomp;

            2. Pyle Sims Duncan & Stevenson, local bankruptcy counsel to Anacomp;

            3. Gray Cary Ware & Freidenrich LLP, special litigation and corporate counsel to Anacomp;

            4. Cadwalader, Wickersham & Taft, securities and corporate counsel to Anacomp;

            5. Crossroads, LLC, turnaround management, consulting and restructuring adviser to Anacomp;

            6.       Arthur Andersen, LLP, Anacomp's accountants;

            7. Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to the Unofficial Committee (except to the extent that the fees and expenses of Akin Gump are paid in accordance with Section IV.J of the Plan);

            8. Jefferies & Company, Inc., financial advisor to the Unofficial Committee (except to the extent that the fees and expenses of Jefferies are paid in accordance with Section IV.J of the Plan);

            9. Counsel and any financial advisor to the Committee, if not Akin Gump or Jefferies;

            10. Counsel to The Bank of New York, Indenture Trustee (except to the extent that such fees and expenses are paid in accordance with Section IV.D.2 of the Plan); and

            11.      Georgeson Shareholder, Voting Agent.

      In addition to the foregoing, Anacomp may seek to employ Credit Suisse First Boston Corporation, as necessary. Anacomp believes that the duration of the Reorganization Case should be relatively short, i.e., two to three months. Nevertheless, Anacomp anticipates that it will incur substantial professional fees and expenses during the Reorganization Case. Anacomp estimates that the total such amount should be approximately $3.1 million. The source of funds for repayment of these obligations will be the financing under the Amended and Restated Credit Agreement and cash from operations.

                     B) PRIORITY TAX CLAIMS.

      Priority tax claims are certain unsecured income, employment, and other taxes described by Code section 507(a)(8). The Code requires that each entity holding a section 507(a)(8) priority tax claim receive that claim's present value in deferred cash payments over a period not exceeding six years from the date on which the underlying tax was assessed.

      Unless the Person holding an Allowed Priority Tax Claim and the Reorganized Company agree otherwise, the Reorganized Company will pay to that Person, over a period not exceeding six years from the date on which the underlying tax was assessed, deferred cash payments in an aggregate amount equal to the amount of the Allowed Priority Tax Claim, plus simple interest from the Effective Date on the unpaid balance of the Allowed Priority Tax Claim at the rate of 8% per year. The Reorganized Company will make these payments in equal semiannual installments. The first installment will be due on the later of: (a) 30 days after the Effective Date; (b) 30 days after the date on which the Priority Tax Claim becomes an Allowed Priority Tax Claim; or (c) 30 days after the date on which the Priority Tax Claim is Allowed by a Final Order. Each installment will include simple interest, in arrears, on the unpaid balance of the Allowed Priority Tax Claim at the rate of 8% per year but will include no penalty of any kind. The Reorganized Company will have the right to pay any unpaid balance on an Allowed Priority Tax Claim in full at any time on or after the Effective Date without premium or penalty of any kind.

      Anacomp's list of accounts payable at any time include accrued income, sales and property taxes. The outstanding payables listed on Anacomp's books and records at any time are a fair proxy for the Priority Tax Claims likely to require payment under the Plan. Based upon the outstanding payables reflected on Anacomp's books and records as of June 30, 2001, Anacomp estimates that the following would be Priority Tax Claims in the Reorganization Case: (a) approximately $100,000 in accrued federal and state income taxes; (b) approximately $150,000 in accrued property taxes; and (c) approximately $1.7million in accrued sales taxes

               2. CLASSIFICATION AND TREATMENT OF SECURED CLAIMS
               (CLASSES 1, 2 AND 3).

      A Secured Claim is a Claim that is secured by a valid and unavoidable lien against property in which the Estate has an interest or that is subject to setoff under Code section 553. A Claim is a Secured Claim only to the extent of the value of the claimholder's interest in the collateral securing the Claim or to the extent of the amount subject to setoff, whichever is applicable, and as determined under Code section 506(a). The following discussion summarizes the treatment of Secured Claims under the Plan.

                  A) CLASS 1 (SECURED CLAIMS OF THE AGENT AND THE BANKS).

      CLASSIFICATION: Class 1 consists of the approximately $55.1 million in liquidated Secured Claims of the Agent and the Banks, approximately $5.8 million in contingent secured claims in respect of the issuance of letters of credit, plus any unpaid prepetition and postpetition interest, fees and expenses allowable under Code section 506(b) with respect to the Prepetition Credit Agreement or the Reorganization Case. Anacomp anticipates that the Agent's professionals, Milbank, Tweed, Hadley and McCloy LLP and Policano & Manzo, will incur professional fess and expenses. Such fees and expenses incurred through the Effective Date will be paid on the Effective Date, and fees and expenses incurred thereafter will be satisfied in accordance with the terms of the Amended and Restated Credit Agreement.

      TREATMENT: All Claims of the Agent and the Banks under the Prepetition Credit Agreement for principal, interest, fees, costs and expenses that remain unpaid thereunder as of the Effective Date will constitute Allowed Secured Claims and will be satisfied pursuant to the Amended and Restated Credit Agreement, the principal terms of which are described in "Source of Funds for Distributions Under the Plan" and more particularly summarized in the Amended and Restated Credit Agreement Term Sheet attached as an exhibit to the Plan; provided, however, that Anacomp reserves the right to procure replacement financing as of the Effective Date on terms not less favorable to the Company than the Amended and Restated Credit Agreement so long as Anacomp pays in full in cash the Allowed Secured Claims of the Banks.

                  B) CLASS 2 (SECURED TAX CLAIMS).

      CLASSIFICATION: Class 2 consists of the Secured Tax Claims. Anacomp is not aware of any such Claims, except to the extent that any portion of the Allowed Priority Tax Claims is also determined to be Secured Tax Claims. As discussed above in Section X.J.1.a.3(b), Anacomp estimates that Priority Tax Claims total approximately $2.3 million.

      TREATMENT: Unless the holder of an Allowed Class 2 Claim agrees to other treatment, the Disbursing Agent will pay to such holder cash in the Allowed amount of such holder's Allowed Class 2 Claim on the later of (a) the Effective Date and (b) the date such Allowed Class 2 Claim is due and payable in accordance with its terms.

                  C) CLASS 3 (OTHER SECURED CLAIMS).

      CLASSIFICATION: Class 3 consists of Other Secured Claims. Anacomp is not aware of any such Claims.

      TREATMENT: Unless the holder agrees to other treatment, each holder of an Allowed Class 3 Claim will receive treatment pursuant to one of the following options, as selected by Anacomp in its sole discretion: (a) on or as soon as reasonably practicable after the Effective Date, the Disbursing Agent will convey to such holder the collateral in which such holder has a security interest; (b) on or as soon as reasonably practicable after the Effective Date, the Disbursing Agent will pay to such holder cash in the Allowed amount of such holder's Allowed Class 3 Claim, with interest, if any, to which such holder is entitled under applicable law; or (c) on or as soon as reasonably practicable after the Effective Date, the Disbursing Agent will (i) cure any default, other than a default of a kind specified in Code section 365(b)(2), with respect to such holder's Allowed Class 3 Claim, in accordance with the requirements of the Code, and upon such cure, no default shall exist, (ii) reinstate the maturity of such Allowed Class 3 Claim as the maturity existed before any default, without recognition of any default rate or interest or similar penalty or charge, (iii) compensate such holder for any actual damages incurred as a result of the reasonable reliance by such holder on any such provision that entitled the holder to accelerate the maturity of such Allowed Class 3 Claim, and (iv) leave unaltered all other legal, equitable, and contractual rights of such holder with respect to such Allowed Class 3 Claim. Any defenses, counterclaims, rights of offset or recoupment of Anacomp with respect to such Claims will vest in and inure to the benefit of the Reorganized Company. Such defenses, counterclaims, and rights of offset or recoupments will be asserted by the Reorganized Company only to the extent such rights were assertable under applicable nonbankruptcy law.

      Anacomp will be deemed to have selected the treatment set forth in section
(c) of the foregoing paragraph unless Anacomp notifies the holder of the Allowed Class 3 Claim at issue on or before ten days before the Confirmation Hearing date.

               3. TREATMENT AND CLASSIFICATION OF UNSECURED CLAIMS (CLASSES 4, 5 AND 6).

      Unsecured Claims are Claims not entitled to priority under Code Section 507(a). The following discussion summarizes the Plan's treatment of Anacomp's Unsecured Claims.

                  A) CLASS 4 (OLD NOTE CLAIMS).

      CLASSIFICATION:   Class 4 consists of the approximately $310 million
Old Note Claims, plus interest accrued thereon through the Petition Date.

      TREATMENT: The Old Note Claims will be deemed Allowed Class 4 Claims in the aggregate principal amount of $310 million plus accrued interest through the Petition Date. Holders of Allowed Class 4 Claims will receive on account of such Claims, and in full satisfaction thereof, a Pro Rata share of 4,030,000 shares of Class A Common Stock. The Class A Common Stock will be issued on the Effective Date. Pursuant to certain changes made to Anacomp's certificate of Incorporation and other governing documents pursuant to the Plan, each share of Existing Common Stock outstanding immediately prior to the Effective Date shall be cancelled and a new class of Anacomp Common Stock shall be issued to holders of Existing Common Stock in such amounts as shall reduce such Person's interest in Anacomp Common Stock, as of the Effective Date, without any further action by the shareholders or directors of Anacomp or the Reorganized Company, into .0003 (1/3,610.9) shares of Reorganized Anacomp Common Stock (which will be Class B Common Stock). After the reduction of shares to be retained by holders of Existing Common Stock as set forth above, and the distribution of 4,030,000 shares of Class A Common Stock to the Holders of Allowed Class 4 Claims, the holders of Allowed Class 4 Claims will hold 99.9% of the Reorganized Anacomp Common Stock (excluding stock issuable upon exercise of the Reorganized Company Warrants and shares issuable to management and employees). 4,034 shares of Class B Common Stock will be held by holders of Existing Common Stock, 783,077 shares of Class B Common Stock will be available for issuance upon the exercise of the Reorganized Company Warrants, and 403,403 shares of Class A Common Stock will be set aside for management and employees as incentive compensation. The value of the Class A Common Stock received by holders of the Old Notes will be allocated first to the principal amount of the Old Notes and will be allocated second, to the extent of consideration received in excess of principal, to any accrued but unpaid interest and, if applicable, original issue discount.

      The magnitude of the recovery available to holders of Class 4 Allowed Claims will depend on the trading value of the Reorganized Anacomp Common Stock from time to time. Information regarding the estimated enterprise value of Anacomp is set forth in Section XI.F, "Acceptance and Confirmation of the Plan - Reorganization Value." Information regarding the estimated total liabilities of Anacomp as of the Effective Date is set forth in Exhibit 5, "Financial Projections."

                  B) CLASS 5 (UNSECURED TRADE/EMPLOYEE/REJECTION CLAIMS).

      CLASSIFICATION: Class 5 consists of the Unsecured Trade/Employee/Rejection Claims (that are not Priority Claims). Anacomp estimates that the Allowed Class 5 Claims include approximately $11.7 million in "trade" Claims, approximately $13.3 million in accrued Claims for accrued employee compensation, benefits and withholdings, and approximately $100,000 in Claims resulting from the rejection of unexpired leases.

      TREATMENT: The Plan provides that the Allowed Class 5 Claims will be unimpaired and satisfied in full. The Plan's treatment of Allowed Class 5 Claims is intended to maintain favorable trade credit terms and ensure the continuity of Anacomp's workforce.

      If not fully satisfied pursuant to Court order prior to the Effective Date, Class 5 will be treated either as a Class of "administrative convenience" Claims pursuant to section 1122(b) of the Code, or as a Class of Claims that may be reinstated pursuant to section 1124 of the Code, as selected by Anacomp in its sole discretion. If Class 5 is treated as a Class of administrative convenience Claims, each holder of an Allowed Class 5 Claim will be paid in full on the later of (a) the Effective Date, or as soon as practicable thereafter, or
(b) the first Business Day that is more than ten Business Days after the date such Claim becomes an Allowed Claim. If Class 5 is treated as a Class whose Claims may be reinstated pursuant to section 1124 of the Code, then unless the holder agrees to other treatment, each holder of an Allowed Class 5 Claim will receive the following treatment: on or as soon as reasonably practicable after the Effective Date, the Reorganized Company shall (i) cure any default, other than a default of the kind specified in Code section 365(b)(2), with respect to such holder's Allowed Class 5 Claim, in accordance with the requirements of the Code, and upon such cure, no default shall exist, (ii) reinstate the maturity of such Allowed Class 5 Claim as the maturity existed before any default, without recognition of any default rate of interest or similar penalty or charge, (iii) compensate such holder for any actual damages incurred as a result of the reasonable reliance by such holder on any provision that entitled the holder to accelerate the maturity of such Allowed Class 5 Claim, (iv) leave unaltered all other legal, equitable, and contractual rights of such holder with respect to such Allowed Class 5 Claim, or (v) pay the Allowed amount of such Claim in full, with interest, if any, as specified in the underlying prepetition agreement to which such holder and Anacomp are parties. Any defenses, counterclaims, rights of offset, or recoupment of Anacomp with respect to such Claims will vest in and inure to the benefit of the Reorganized Company. Such defenses, counterclaims, and rights of offset or recoupments will be asserted by the Reorganized Company only to the extent such rights were assertable under applicable nonbankruptcy law.

      Furthermore, Anacomp intends that Claims for salaries or wages, as the case may be, accrued paid vacation, health related benefits, severance benefits and similar employee benefits be unimpaired. The employee agreements currently in place will not be rejected or changed by Anacomp other than as described in
Section V , "MANAGEMENT." To further accommodate the unimpaired treatment of employee benefits, to the extent necessary, Anacomp intends to seek, promptly following the Petition Date, Court approval to honor payroll checks outstanding as of the Petition Date (or to issue replacement checks), to permit employees to utilize their paid vacation time which was accrued prior to the Petition Date, to continue paying medical benefits under the applicable health plans and to otherwise honor its other benefit programs and plans.

      The Schedule of Rejected Agreements to be filed by the Exhibit Filing Date will include any unexpired leases in which Anacomp is the lessee and determines to reject. Code section 502(b)(6) caps the Allowed amount of a Claim of a lessor for damages resulting from the termination of a lease of real property. Specifically, this provision disallows such Claim to the extent such Claim exceeds (a) the rent reserved by such lease, without acceleration, for the greater of one year or 15%, not to exceed three years, of the remaining term of such lease, following the earlier of (i) the Petition Date; and (ii) the date on which such lessor repossessed, or the lessee surrendered, the leased property; plus (b) any unpaid rent due under such lease, without acceleration, on the earlier of such dates. Anacomp maintains that in all instances any such Claims are reduced to the extent the lessor reasonably could have, or actually did, mitigate any damages resulting from rejection, and further reduced to the extent that such Claims are unenforceable under applicable non-bankruptcy law. Anacomp estimates that such rejection Claims should total about $100,000.

                  C) CLASS 6 (OTHER UNSECURED CLAIMS).

      CLASSIFICATION: Class 6 consists of Other Unsecured Claims. Other Unsecured Claims include all unsecured Claims that are not in another Class of Unsecured Claims, such as parties to pending litigation that ultimately establish entitlement to an Allowed Claim. This classification is intended to clarify that the Plan itself will not alter the legal rights or entitlements of parties to such litigation to the extent such holders establish entitlement to an Allowed Claim. By the same token, nothing in the Plan, however, alters Anacomp's, the Estates' or the Reorganized Company's defenses, counterclaims, rights of offset or recoupment with respect to such Claims. To the extent such Claims are Allowed, they will be satisfied in full. The pending litigation to which Anacomp is a party is summarized in Exhibit 3. The Claims set forth therein are disputed in their entirety, and Anacomp does not believe that such liabilities are material. See also Section III.L , "Legal Proceedings."

      TREATMENT: The Plan will not alter the legal and equitable rights of the holders of any such Allowed Claims, and any defenses, counterclaims, rights of offset or recoupment with respect thereto of Anacomp will vest in and inure to the benefit of the Reorganized Company. Such defenses, counterclaims, and rights of offset or recoupments will be asserted by the Reorganized Company only to the extent such rights were assertable under applicable nonbankruptcy law. The Reorganized Company will pay any such Allowed Claims in full, with interest, if any, to which the holder thereof is entitled under nonbankruptcy law.

               4. PRIORITY CLAIMS (CLASS 7).

      CLASSIFICATION: Class 7 consists of Priority Claims, other than Priority Tax Claims. Priority Claims are Claims referred to in Code sections 507(a)(3),
(4), and (6). Such Claims must be placed in Classes. The Code requires that each Person holding such a Claim receive cash on the date that the plan of reorganization becomes effective and that the cash payment equal the Allowed Claim amount. However, a class of unsecured, priority Claims may elect to accept deferred cash payments with a value on the Effective Date equal to the Allowed Claim amount. Anacomp anticipates honoring employee benefit Claims during the Reorganization Case and reinstating those benefits under the Plan. See Sections X.C and X.J.3.b . Accordingly, Anacomp does believe that any material Allowed Class 7 Claims will require payment under the Plan.

      TREATMENT: Unless the Person holding an Allowed Class 7 Claim and the Reorganized Company agree otherwise, the Disbursing Agent will pay to each Person holding an Allowed Class 7 Claim cash equal to the amount of the Allowed Class 7 Claim, with interest, if any, to which such holder is entitled under the Code, on or before the latest of (a) as soon as reasonably practicable on and after the Effective Date; (b) thirty days after the date on which the Claim becomes an Allowed Class 7 Claim; or (c) the date on which the Allowed Class 7 Claim becomes due and payable.

               5. EXISTING COMMON STOCK (CLASS 8).

      CLASSIFICATION:  Class 8 consists of Persons holding Existing Common
Stock.

      TREATMENT: On the Effective Date, (i) all Existing Common Stock will be eliminated and cancelled, without further corporate action, and (ii) a new class of Reorganized Anacomp Common Stock, Class B Common Stock, will be issued and distributed to Persons holding Existing Common Stock as follows. As of the Effective Date, the number of shares of Class B Common Stock held by holders of Allowed Class 8 Interests will be, in the aggregate, 4,034, without giving effect to the issuance of Class B Common Stock issuable upon the exercise of the Reorganized Company Warrants, subject to additional dilution as set forth in
Section III.G of the Plan upon the issuance of additional shares of such Class B Common Stock in satisfaction of Section 510(b) Common Claims (if any). Each Person's Interest in Reorganized Anacomp Common Stock after distribution of such shares will equal 1/3,610.9 of such Person's Interest in Existing Common Stock prior to the Effective Date, subject to additional dilution as set forth in
Section III.G of the Plan upon the issuance of additional shares of Class B Common Stock in satisfaction of Section 510(b) Common Claims (if any).

      On or as reasonably practicable after the Effective Date, the Disbursing Agent will distribute to Persons holding Allowed Class 8 Interests, on account of such Interests and in full satisfaction thereof, a Pro Rata share of 4,034 shares of Class B Common Stock, which Class B Common Stock shall be distributed in accordance with the Plan. On or as reasonably practicable after the Effective Date, the Reorganized Company shall (i) distribute the Reorganized Company Warrants to the Third Party Disbursing Agent, and (ii) instruct the Third Party Disbursing Agent to distribute, as soon as reasonably practicable thereafter, a Pro Rata share of Reorganized Company Warrants to holders of Allowed Class 8 Interests. Fractional shares of Reorganized Anacomp Common Stock that result from the aforementioned changes to the governing instruments of the Reorganized Company will remain outstanding in such fractional amount. Reorganized Company Warrants will be distributed to fractional holders on a pro rata basis.

      The Reorganized Anacomp Common Stock distributed to holders of Allowed Class 8 Interests, and the shares of Reorganized Anacomp Common Stock issuable upon exercise of the Reorganized Company Warrants, shall be Class B Common Stock. Class B Common Stock and Class A Common Stock shall be identical in all respects (and shall vote together for all purposes for which shareholder action is solicited or authorized), except that the Class B Common Stock shall be subject to additional dilution, as set forth in Section III.G of the Plan, upon the issuance of additional shares of such Class B Common Stock in satisfaction of Section 510(b) Common Claims (if any). The principal terms and conditions governing the Reorganized Company Warrants are summarized at Section X.L.2, "Reorganized Company Warrants." The terms were negotiated between Anacomp and the Unofficial Committee.

      All shares of Class B Common Stock issued in either certificated or book entry form will bear appropriate legends (or provisions shall be employed to provide similar notice) notifying all Persons holding such shares of Class B Common Stock that such shares of Class B Common Stock are issued pursuant to the Plan and that such Class B Common Stock is subject to dilution, without further shareholder action of any kind, in satisfaction of certain Claims that may be made against Anacomp as specified in the Plan.

      The recovery to holders of Allowed Class 8 Interests is subject to dilution, without further shareholder action of any kind, if the Court determines that there are any Section 510(b) Common Claims. Anacomp is unaware of any Section 510(b) Common Claims and does not believe that any exist, but if the Court determines that there are any Section 510(b) Common Claims, such Claims will be satisfied out of and from the distribution otherwise provided under the Plan to Persons holding Allowed Class 8 Interests. Holders of such
Section 510(b) Common Claims will be entitled, out of and from the distribution otherwise provided to Persons holding Allowed Class 8 Interests, to that portion of such distribution as the Court determines is fair and equitable in accordance with the Code and consistent with the pari passu treatment to which such holders are entitled under Code section 510(b). For a further discussion of Section 510(b) Common Claims, see "Section 510(b) Common Claims" in this Section X.J of the Disclosure Statement.

      The Reorganized Anacomp Common Stock retained by holders of Allowed Class 8 Interests, and obtainable upon exercise of the Reorganized Company Warrants, will be Class B Common Stock. Class B Common Stock and Class A Common Stock will be identical in all respects (and will vote together for all purposes for which shareholder action is solicited or authorized), except that the Class B Common Stock will be subject to additional dilution, as set forth above, upon the issuance of additional shares of such Class B Common Stock in satisfaction of
Section 510(b) Common Claims (if any).

      The magnitude of the recovery available to holders of Allowed Class 8 Interests will depend on the trading value of the Reorganized Anacomp Common Stock from time to time. Information regarding the estimated enterprise value of Anacomp is set forth in Section XI.F ," ACCEPTANCE AND CONFIRMATION OF THE PLAN
- Reorganization Value." Information regarding the estimated total liabilities of Anacomp as of the Effective Date is set forth in Exhibit 5, "Financial Projections." Based thereon, Anacomp believes that the Reorganized Company Warrants will be substantially "out of the money" when issued, and Anacomp does not expect that the Reorganized Company Warrants will have any material value unless the Reorganized Company's value substantially increases above the estimated reorganization value as of the Effective Date.

               6. SECTION 510(B) COMMON CLAIMS (CLASS 9).

      CLASSIFICATION: Class 9 consists of holders of Section 510(b) Common Claims (if any exist). Under the Code, a "section 510(b) claim" is a claim for rescission of a purchase or sale of a security, for damages arising from the purchase or sale of that security, or for reimbursement or contribution on account of such a claim. If, as in the case of a Section 510(b) Common Claim, the security being purchased or sold is common stock, section 510(b) of the Code provides that such a claim has the same priority as common stock. Anacomp is not aware of any litigation regarding Section 510(b) Common Claims, does not expect that any such Claims should be asserted, and does not believe that any such Claims will be Allowed. Out of an abundance of caution, however, the Plan provides for treatment of Section 510(b) Common Claims in the event such a Claim is Allowed. Accordingly, although Class 9 is classified as impaired under the Plan, the votes of holders of Class 9 Common Claims (if any) are not being solicited and Class 9 is deemed to reject the Plan.

      TREATMENT: The amount of any such Section 510(b) Common Claim will be determined by the Court. Upon such determination, the holder of such Section 510(b) Common Claim will be entitled, out of and from the property otherwise retained by or distributed to Persons holding Existing Common Stock under the Plan, to that portion of such distribution as the Court determines is fair and equitable in accordance with the Code and consistent with the pari passu treatment to which such holder is entitled under Code section 510(b). Although the Code requires that a claim under section 510(b) have the same priority as the common stock to which such claim relates, the Code does not specify how to translate a claim into an interest and to treat the two the same. The Plan provides that once the Court determines the amount of any Section 510(b) Common Claim, the Court will determine the amount of distribution to which such holder will receive out of and from the distribution otherwise provided under the Plan to Persons holding Allowed Class 8 Interests, as is fair and equitable in accordance with the Code. Anacomp believes that since the nature and amount of any Section 510(b) Common Claim is not known at this time, the proposed treatment is the only appropriate means of providing for any Section 510(b) Common Claims under the circumstances.

      Following the Court's determination of the amount of any Section 510(b) Common Claim, the distributions to holders of such Claims will be effectuated as follows. The Reorganized Company will take such corporate action, without the solicitation or necessity of any further shareholder approval, as is appropriate to reduce the shares of Class B Common Stock from 4,034 to such number of shares as is necessary to provide a requisite amount of authorized but unissued shares necessary to distribute to holders of Section 510(b) Common Claims in satisfaction of such Allowed Claims. The Reorganized Company will then issue additional shares of Class B Common Stock to the holders of Section 510(b) Common Claims in satisfaction of such Claims, with the total number of shares of Class B Common Stock not to exceed 4,034 (except as may be adjusted for future stock splits, reverse stock splits or other such actions that will not affect the percentage of outstanding Reorganized Anacomp Common Stock represented by such shares).

      Holders of Allowed Class 9 Claims will also receive Reorganized Company Warrants on account of any Section 510(b) Common Claims, consistent with the pari passu treatment to which such holders are entitled under Code section 510(b). The shares of Class B Common Stock obtainable upon exercise of the Reorganized Company Warrants will not exceed, in the aggregate, 15% of the Reorganized Anacomp Common Stock (after giving effect to the Plan, the shares reserved for management and employees as incentive compensation, and assuming the issuance of all shares of Reorganized Anacomp Common Stock reserved upon the exercise of the Reorganized Company Warrants).

      Allowed Class 8 Interests (and, accordingly, any Section 510(b) Common Claims) will also be satisfied with Class B Common Stock and Reorganized Company Warrants exercisable into shares of Class B Common Stock. Class B Common Stock and Class A Common Stock will be identical in all respects (and will vote together for all purposes for which shareholder action is solicited or authorized), except that the Class B Common Stock will be subject to additional dilution (without further shareholder action of any kind, all as set forth above), upon the issuance of additional shares of such Class B Common Stock in satisfaction of Section 510(b) Common Claims.

      All shares of Class B Common Stock issued in either certificated or book-entry form will bear appropriate legends (or provisions will be employed to provide similar notice) notifying all Persons holding such shares of Class B Common Stock that such shares of Class B Common Stock are issued pursuant to the Plan and that such Class B Common Stock is subject to dilution, without further shareholder action of any kind, in satisfaction of certain Claims that may be made against the Reorganized Company as specified in the Plan.

              7. EXISTING WARRANTS AND OPTIONS (CLASS 10).

      CLASSIFICATION: Class 10 consists of holders of Existing Warrants and Options. As described in Section VIII, "DESCRIPTION OF EXISTING INDEBTEDNESS AND EQUITY SECURITIES," Anacomp currently has outstanding Existing Options exercisable for a total of 906,867 shares of Existing Common Stock. The weighted average exercise price of the exercisable Existing Options is $13.36 per share. Because the exercise prices of the Existing Options far exceed the value of the Existing Common Stock, Anacomp does not expect that any such rights will ever be exercised. After giving effect to the dilution of Existing Common Stock under the Plan, the Existing Options will have a weighted average exercise price of $48,235.96 per share. Anacomp does not believe that any Existing Warrants exist, but the Plan classifies those Interests out of an abundance of caution.

      TREATMENT: All Existing Warrants and Options that are unexercised as of the Effective Date will be extinguished and terminated, without payment of any consideration.

      Because the holders of Class 10 Interests will not receive or retain any property on account of their Interests under the Plan, Class 10 is impaired and deemed to reject the Plan. Anacomp will request a determination that the Plan is confirmable as to this Class pursuant to Code section 1129(b)(2)(C) because, among other things, no holder of an Interest junior to this Class will receive or retain under the Plan property on account of such junior Interest.

              8. TREATMENT OF CONTRACTS, LEASES AND INDEMNIFICATION OBLIGATIONS.

      Subject to approval of the Court, the Code permits debtors in possession (such as Anacomp, once the Reorganization Case is commenced) to assume or reject executory contracts and unexpired leases. As a general matter, an executory contract is a contract under which material performance other than the payment of money is due from either party. If an executory contract or unexpired lease is rejected by the debtor in possession, the agreement will be treated as if the debtor in possession breached its obligations thereunder immediately prior to the commencement of bankruptcy proceedings, and the other party to the agreement may file a Claim for any damages incurred by reason of the rejection. In the case of rejection of employment agreements and leases of real property, such damage Claims are subject to certain limitations imposed by the Code. If an executory contract or unexpired lease is assumed, the debtor in possession is required to perform its obligations thereunder in accordance with the terms of such agreement. The Plan provides for assumption and rejection of executory contracts and leases as follows.

                  A) ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

                         (1) SCHEDULE OF ASSUMED AGREEMENTS.

      On the Effective Date, the Reorganized Company will assume any and all executory contracts and unexpired leases that constitute executory contracts or unexpired leases as of the Effective Date of the Plan -- except for any agreements that were previously assumed or rejected either by a Final Order or under Code section 365 or that will be rejected under Section III.I.2 of the Plan. Notwithstanding the preceding sentence, to the extent the Plan specifically provides for the modification of the rights of parties to agreements, such as the rights in respect of the Indentures, the terms of the Plan shall control the parties' rights thereunder. The agreements to be assumed under the Plan include all executory contracts and unexpired leases listed in the Schedule of Assumed Agreements, which is an exhibit to the Plan. In addition, the Plan constitutes a motion by Anacomp to assume (i) that certain engagement letter dated as of September 29, 2000 between Anacomp and Akin Gump and (ii) that certain engagement letter dated as of August 17, 2000, as amended, between Anacomp and Jefferies (collectively, the "Engagement Letters"), and to pay the fees provided in the Engagement Letters (whether incurred before or after the Petition Date).

      Anacomp reserves the right to amend the Schedule of Assumed Agreements at any time before the Confirmation Date to: (a) delete any executory contract or unexpired lease (except the Engagement Letters) and provide for its rejection under the Plan; or (b) add any executory contract or unexpired lease and provide for its assumption under Section III.I.1 of the Plan. Anacomp will provide notice of any amendment to the Schedule of Assumed Agreements to the party or parties to the agreement affected by the amendment.

      The Confirmation Order will constitute a Court order approving the assumption of executory contracts and unexpired leases as specified under the Plan.

                         (2) CURE PAYMENTS.

      Anacomp does not believe that it is in default under any of the executory contracts or unexpired leases set forth on the Schedule of Assumed Agreements. Accordingly, the Schedule of Assumed Agreements does not identify any amounts that the Reorganized Company believes Code sections 365(b)(1)(A) or (B) require that the Reorganized Company pay in order to cure defaults under the executory contracts and unexpired leases to be assumed under the Plan. Anacomp will file an amended Schedule of Assumed Agreements within 21 days before the Confirmation Date, setting forth modified cure amounts under the executory contracts and unexpired leases to be assumed under the Plan. Anacomp reserves the right to further amend the Schedule of Assumed Agreements, including to modify the cure amounts.

      As required by Code section 365(b)(1), any and all monetary defaults under each executory contract and unexpired lease to be assumed under the Plan will be satisfied in one of the following two ways: (a) the Disbursing Agent will pay to the non-debtor party to the executory contract or unexpired lease the default amount, as set forth on the Schedule of Assumed Agreements, in cash as soon as reasonably practicable on or after the Effective Date; or (b) the Disbursing Agent will satisfy any other terms that are agreed to by both the Debtor and the non-debtor party to an executory contract or unexpired lease that will be assumed.

      If, however, a dispute arises regarding: (a) the amount of any proposed cure payments; (b) whether Anacomp has provided adequate assurance of future performance under an executory contract or unexpired lease to be assumed; or (c) any other matter pertaining to a proposed assumption, the proposed cure payments will be made within 30 days after entry of a Final Order resolving the dispute and approving the assumption.

                         (3) OBJECTIONS TO ASSUMPTION OR PROPOSED CURE PAYMENTS.

      Any Person who is a party to an executory contract or unexpired lease that will be assumed under the Plan and who either contends that the proposed cure payment specified on the Schedule of Assumed Agreements is incorrect or otherwise objects to the contemplated assumption must file with the Court and serve upon Anacomp and the Reorganized Company's Counsel a written statement and supporting declaration stating the basis for its objection. This statement and declaration must be filed and served by the later of: (a) 21 days before the Confirmation Hearing Date; or (b) five days after Anacomp files and serves the Schedule of Assumed Agreements (only with respect to an executory contract or unexpired lease added to the Schedule of Assumed Agreements by such an amendment). Any Person who fails to timely file and serve such a statement and declaration will be deemed to waive any and all objections to both the proposed assumption and the proposed cure amount.

                  B) REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

                         (1) SCHEDULE OF REJECTED AGREEMENTS.

      On the Effective Date, the Reorganized Company will reject the executory contracts and unexpired leases (except for any agreements that were previously assumed or rejected by Final Order or under Code section 365) that are identified in the Schedule of Rejected Agreements, which is an exhibit to the Plan.

      Anacomp reserves the right to amend the Schedule of Rejected Agreements at any time before the Effective Date to: (a) delete any executory contract or unexpired lease and provide for its assumption under Section III.I.1 of the Plan; or (b) add any executory contract or unexpired lease and provide for its rejection under Section III.I.2 of the Plan. Anacomp will provide notice of any amendment to the Schedule of Rejected Agreements to the party or parties to the executory contracts or unexpired leases affected by the amendment.

      The Confirmation Order will constitute a Court order approving the rejection, as of no later than the Confirmation Date, of the executory contracts or unexpired leases then identified on the Schedule of Rejected Agreements.

                         (2) BAR DATE FOR REJECTION DAMAGE CLAIMS.

      Any Rejection Damage Claim or other Claim for damages arising from the rejection under the Plan of an executory contract or unexpired lease must be filed with the Court and served upon the Reorganized Company and the Reorganized Company's Counsel within 30 days after the mailing of notice of such rejection (which may be by notice of confirmation of the Plan). Any such damage Claims that are not timely filed and served will be forever barred and unenforceable against the Estate, the Reorganized Company, and their respective property, and Persons holding these Claims will be barred from receiving any distributions under the Plan on account of their Rejection Damage Claims or other Claims.

                  C) POSTPETITION CONTRACTS AND LEASES.

      Except as expressly provided in the Plan or the Confirmation Order or any Final Order of the Court, all contracts, leases, and other agreements that Anacomp enters into after the Petition Date will remain in full force and effect after the Confirmation Date and the Effective Date.

                  D) ASSUMPTION OF INDEMNIFICATION OBLIGATIONS.

      On the Effective Date, the Reorganized Company will be deemed to assume all indemnification obligations under applicable certificates of incorporation, bylaws, written agreements, and statutes with respect to all present and future actions, suits, and proceedings against Anacomp's directors and officers who were members of the Board or employed by Anacomp, as the case may be, as of the date the Plan and Disclosure Statement were mailed (unless between such date and the Effective Date, any such director or officer is expelled from the Board for cause or terminated for cause based upon any act or omission related to service with, for, or on behalf of Anacomp whether that act or omission occurred before the Petition Date or while the Reorganization Case was pending before the Court). These obligations will not be discharged or impaired by the Plan's confirmation or consummation, and they will survive confirmation unaffected by the contemplated reorganization.

         K. SOURCE OF FUNDS FOR DISTRIBUTIONS UNDER THE PLAN.

      On or before the Effective Date, Anacomp expects to have cash sufficient to fund all payments required to be made under the Plan. Payments under the Plan will be funded by a combination of the Amended and Restated Credit Agreement and cash from operations. The following describes the sources of funds for distributions under the Plan.

               1. AMENDED AND RESTATED CREDIT AGREEMENT

      On or prior to the Effective Date, Anacomp, the Banks and the Agent will enter into the Amended and Restated Credit Agreement containing the following material terms, as more particularly summarized in the Amended and Restated Credit Agreement Term Sheet attached as an exhibit to the Plan:

      a.    Lender:  The Banks.  The Agent will continue to serve as agent.

      b.    Borrower:  Anacomp.

      c. Guarantors: Each Domestic Subsidiary (as defined in the Prepetition Credit Agreement) of Anacomp, created, acquired or existing on or after the Effective Date.

      d. Loan Amount and Structure: A $60,909,862 revolving credit facility (the "Facility") comprised on the Effective Date of a $55,075,000 sublimit for direct borrowing ("Direct Borrowing Sublimit") and a $5,834,862.50 Letter of Credit Sublimit ("Letter of Credit Sublimit"). The Letter of Credit Sublimit will be subject to upward adjustment provided there is a corresponding reduction in the Direct Borrowing Sublimit as described in section (g) below. The Letter of Credit Sublimit shall be subject to upward adjustment provided there is a corresponding reduction in the Direct Borrowing Sublimit as set forth in the Letters of Credit Sublimit described below. The amount of the Facility set forth in this section shall be reduced by the amount of any prepayment required herein.

      e. Availability: As of any date of determination, the formula borrowing basis ("FBB") will equal an amount up to 80% of Eligible Accounts. "Eligible Accounts" will be as customarily defined by the Banks and will include Anacomp's U.S. and Canadian accounts receivable. The amount deemed within the FBB for any fiscal quarter will be determined based on the amount set forth in a borrowing base certificate to be executed and delivered during the last week of the prior fiscal quarter. The FBB will not, however, be used to determine availability under the Facility unless and until the Direct Borrowing Sublimit is less than the FBB.

      f. Interest Rate: The rate of interest charged with respect to the portion of the Facility equal to the FBB will be the Base Rate. The rate of interest charged with respect to the portion of the Facility in excess of the FBB will be 3.0% above the Base Rate. The Base Rate will be the higher of (a) the annual rate of interest announced from time to time by the Agent at its head office in Boston, Massachusetts, as its "base rate" and (b) one-half of one percent (.50%) above the Federal Funds effective rate. Interest will be due and payable on a monthly basis in arrears.

      g. Letters of Credit Sublimit: $5,834,862.50 in standby or documentary Letters of Credit on behalf of Anacomp as of the Effective Date. Replacement and new standby or documentary Letters of Credit will be issued under the Amended and Restated Credit Agreement on terms and conditions substantially similar to those set forth in the Prepetition Credit Agreement provided that, (a) in no event shall the aggregate amount of Letters of Credit exceed $9,000,000 and (b) in the event the aggregate amount of Letters of Credit exceeds $5,834,862.50 in the aggregate, additional Letters of Credit will be issued if and only if: (a) there is a corresponding reduction in availability under the Direct Borrowing Sublimit, and (b) under no circumstances would the procurement of such a Letter of Credit cause the Banks to exceed the total commitment. In addition, the expiration date of any new or replacement Letter of Credit shall not be beyond that of the Maturity Date, as defined below. In addition, the expiration date of any new or replacement Letter of Credit shall not be beyond the Maturity Date. The rate of interest on Letters of Credit will be 3.0% per annum. Anacomp will be charged a Letter of Credit fee as set forth in the Prepetition Credit Agreement.

      h. Collateral: The obligations under the Facility will be recourse against Anacomp and all Domestic Subsidiaries and will be secured by a perfected first priority security interest in all of the assets of Anacomp and all Domestic Subsidiaries (subject to permitted liens on terms that are not materially different as those set forth in the Prepetition Credit Agreement), whether now owned or after acquired, pursuant to the terms of Amended and Restated Security Documents, including a pledge by Anacomp of 100% of the capital stock of Anacomp's subsidiaries, provided, however, that Anacomp will not be required to pledge more than 65% of the capital stock of any Foreign Subsidiary (as defined in the Prepetition Credit Agreement). In addition, the loan documentation will contain a negative pledge on assets of Anacomp and its subsidiaries, except for liens expressly permitted by the loan documents.

      i. Restructuring Expenses: Anacomp will reimburse the Agent for all of its reasonable out-of-pocket costs and expenses relating to the restructuring, the Reorganization Case and the Plan, including without limitation search fees, filing and recording fees, reasonable attorneys' fees and expenses, and financial examination, collateral appraisal fees and expenses. Such costs and expenses incurred through the Effective Date will be paid on the Effective Date.[3]


------------------------------

[3] In certain places in this Disclosure Statement, the document uses the word "including" sometimes with and sometimes without the additional phrase "without limitation." Pursuant to Code section 102(1)(A)(3), the words "include" or "including" are not limiting, whether or not such words are or are not followed by the phrase "without limitation." This and the other rules of construction contained in the Code and Article II of the Plan also govern this Disclosure Statement."

      j. Facility Fee: Anacomp will pay on the Effective Date to the Agent and the Banks, for distribution to the Banks, in accordance with each Bank's pro rata share of the Facility, a fee equal to one and one-quarter percent (1.25%) of the amount of the Facility minus the amount of the DSI Prepayment (see Section X.K.1.k below), if any, received by the Banks as of the Effective Date (the "Facility Fee"). The Facility Fee will be waived in its entirety if the Claims of the Banks with respect to the Prepetition Credit Agreement are indefeasibly paid in full in cash in a single lump sum payment on or before the Effective Date.

      k. DSI Prepayment in Respect of the Facility: Anacomp shall exercise reasonable best efforts to sell DSI (a "DSI Sale").
            Upon the closing of the DSI Sale (the "DSI Sale Date"), Anacomp will immediately make a mandatory prepayment in the amount of the greater of 85% of the net proceeds from the DSI Sale and $4,000,000 (the "DSI Prepayment") to the Banks to permanently reduce the Direct Borrowing Sublimit and the Facility. The net proceeds of the DSI Sale shall be the gross proceeds received from the DSI Sale minus (a) all reasonable costs, fees, expenses or liabilities payable on the DSI Sale Date and (b) a reasonable reserve for any costs, fees, expenses or liabilities payable following the DSI Sale Date not provided for in the escrow containing the "Escrow Funds" (which shall constitute any and all property and funds deposited into an escrow account in accordance with the DSI Sale); provided that such funds in this reserve shall be maintained in an account at the Agent subject to a security interest in favor of Agent, for the benefit of the Banks. Upon the termination of the "Escrow Agreement" (an agreement in form and substance reasonably satisfactory to Agent pursuant to which an escrow account will be established for the Escrow Funds), Anacomp shall immediately make a further mandatory prepayment of all remaining Escrow Funds, as set forth the Amended and Restated Credit Agreement Term Sheet

      l. Reduction of Commitment in Respect of the Facility: Mandatory, permanent reductions of the Facility and Direct Borrowing Sublimit as specified in the Amended and Restated Credit Agreement Term Sheet.

      m. Dividends: Anacomp will be permitted to pay dividends to its shareholders if (a) the Direct Borrowing Sublimit is less than or equal to the FBB; (b) no Event of Default has occurred under the Facility or would be caused after the payment of such dividends; and (c) the dividend is otherwise permitted by applicable law.
            In the event that Anacomp pays dividends as provided in this section, the Direct Borrowing Sublimit shall not, thereafter, exceed the FBB.

      n. Maturity Date of the Facility: Eighteen months from the Effective Date but in no event later than July 31, 2003; provided, however, that the Maturity Date will be extended to twenty-four months from the Effective Date but in no event later than January 15, 2004 if Anacomp (a) on or before eighteen months from the Effective Date makes a prepayment in the amount of $4,000,000 in the aggregate (including the DSI Prepayment) to permanently reduce the Direct Borrowing Sublimit and the Facility or (b) pays a rate of interest with respect to the Facility equal to one percent (1%) above the then applicable interest rate as set forth in the Interest Rate section above, beginning eighteen months from the Effective Date.

      o.    Requirement of Confirmation of Plan and Occurrence of Effective
            Date: Unless extended by the Banks in their sole discretion, the Effective Date of the Plan must occur no later than January 15, 2002.

      p. Release: In exchange for the benefits conferred under the Amended and Restated Agreement, including the Banks' agreement to restructure the obligations owing under the Prepetition Credit Agreement, Anacomp and the Estate, and all affiliates thereof, shall release and discharge all claims and causes of action of the foregoing parties (or which have been or could be asserted by any Person on behalf of the Estates or such affiliates) against the Agent, the Banks and any of their predecessors, successors, assigns, subsidiaries, affiliates, representatives, employees, officers, directors, attorneys, accountants, agents and all other Persons that claim by, through or under any of the Banks under the Code and all claims and causes of action of the Estates (or which have been or could be asserted by any Person on behalf of the Estate or such affiliates) against the Agent, the Banks and any of their predecessors, successors, assigns, subsidiaries, affiliates, representatives, employees, officers, directors, attorneys, accountants, agents and all other Persons that claim by, through or under any of the Banks under the Code arising out of or relating to Anacomp or the Estate.

      q. Additional Mandatory Prepayments in Respect of the Facility: If at any time the outstanding amount of loans exceeds the total commitment (whether as a result of currency fluctuations or otherwise), the amount of such excess will be immediately paid to the Agent for the pro rata accounts of the Banks. In addition to the mandatory prepayments set forth in the Reduction of Commitment section as set forth in the Amended and Restated Credit Agreement Term Sheet, Anacomp will (a) apply any cash in excess of $6,500,000 to reduce the outstanding balance within the Direct Borrowing Sublimit under the Facility (but not permanently reduce the Direct Borrowing Sublimit and the Total Commitment), and (b) apply the proceeds from any asset sale or capital raising event to permanently reduce the Total Commitment, provided that as long as the Direct Borrowing Sublimit is less than the FBB, Anacomp will only need to apply the net proceeds in excess of $500,000 from any asset sale (other than the DSI Sale) or any other capital raising event to permanently reduce the Total Commitment and (c) make the Forbearance Principal payment if it is due. Anacomp will make a mandatory prepayment of the amount of any Letter of Credit when drawn.

      r. Optional Prepayment: Notwithstanding anything to the contrary contained herein, on or before the Effective Date Anacomp may prepay its obligations under the Prepetition Credit Agreement, provided that Anacomp pays in full in cash in a lump sum payment all principal, accrued but unpaid interest, all fees and expenses due under the Prepetition Credit Agreement and the Forbearance Agreement (and any amendments thereto) and also reimburses the Agent for all of its out-of-pocket costs and expenses relating to the Plan, including, but not limited to, search fees, filing and recording fees, reasonable attorneys' fees and expenses, and financial examination and collateral appraisal fees and expenses. No prepayment penalty will be due in respect of the Optional Prepayment. Anacomp will also be permitted, without incurring any prepayment penalties, to make additional prepayments in cash that permanently reduce the Total Commitment and the Direct Borrowing Sublimit and, to the extent that the Total Commitment and the Direct Borrowing Sublimit are reduced and that there is availability under the FBB, Anacomp will be permitted to receive additional advances under the Facility for the purposes set forth in, and in accordance with the terms and conditions of, the Amended and Restated Credit Agreement Term Sheet.

      s. Expenses and Indemnification in Respect of the Facility: Similar to those terms as set forth in the Prepetition Credit Agreement.

      t. Governing Law in Respect of the Facility: Commonwealth of Massachusetts.

      u. Terms Relating to Anacomp Management: Anacomp shall continue to retain Edward P. Smoot, or other person reasonably satisfactory to the Agent, as Chief Executive Officer of Anacomp on terms and conditions reasonably acceptable to the Agent.

               2. ADDITIONAL SOURCES OF FUNDING.

      The cash and proceeds derived from operations will fund the remaining obligations under the Plan.

      L. ISSUANCE OF CLASS A COMMON STOCK, CLASS B COMMON STOCK AND REORGANIZED COMPANY WARRANTS.

      The Plan provides that on or before the Effective Date, Anacomp will issue and reserve the Class A Common Stock, Class B Common Stock and Reorganized Company Warrants in amounts sufficient to make all distributions under the Plan. The Class A Common Stock, Class B Common Stock and Reorganized Company Warrants will have the following characteristics.

               1. THE CLASS A COMMON STOCK AND CLASS B COMMON STOCK.

            The Class A Common Stock and Class B Common Stock to be issued and reserved under the Plan will have the following attributes:

                  a. Authorization and Issuance. Anacomp's Amended and Restated
            Articles of Incorporation will continue to authorize the issuance of 40,000,000 shares of Reorganized Anacomp Common Stock and 1,000,000 shares of preferred stock, subject to further amendment after the Effective Date. On the Effective Date the Reorganized Anacomp Common Stock shall consist of Class A Common Stock and Class B Common Stock. The shares to be issued to holders of Existing Common Stock and shares issuable upon exercise of the Reorganized Company Warrants shall be Class B Common Stock and shall be issued or reserved for issuance in accordance with the Plan. The shares to be issued to holders of Allowed Class 4 Claims and reserved for issuance to the Reorganized Company's management and employees as incentive compensation shall be Class A Common Stock and shall be issued or reserved for issuance in accordance with the Plan.

                  b. Par Value. The Class A Common Stock and Class B
            Common Stock will have a par value of $0.01 per share.

                  c. Rights. The Class A Common Stock and Class B Common Stock
            will have such rights with respect to dividends, liquidations, voting, and other matters as are set forth in the Amended and Restated Articles of Incorporation of the Reorganized Company and as otherwise provided by Indiana law. Class A Common Stock and Class B Common Stock will be identical in all respects (and shall vote together for all purposes for which shareholder action is solicited or authorized), except that the Class B Common Stock shall be subject to additional dilution, as set forth in Section III.G of the Plan, upon the issuance of additional shares of such Class B Common Stock in satisfaction of Section 510(b) Common Claims (if any).

               2. REORGANIZED COMPANY WARRANTS.

            The Reorganized Company Warrants will have the following attributes:

                  a. Authorization and Issuance. 783,077 Reorganized Company
            Warrants will be issued to existing holders of Class 8 Allowed Interests on or as soon as practicable after the Effective Date. Each Reorganized Company Warrant will be exercisable on and after the Effective Date for a period of 5 years (subject to the limitations set forth herein and/or in the Warrant Agreement) and will be exercisable for one share of Reorganized Anacomp Common Stock, subject to adjustment (as provided in the related Warrant Agreement as herein defined).

                  b. No Rights Generally as Stockholders. No holder of
            Reorganized Company Warrants will be entitled to any rights generally as a stockholder of the Reorganized Company unless and until such holder has obtained shares of Reorganized Anacomp Common Stock upon the exercise of the Reorganized Company Warrants.

                  c. Exercise Price. Each Reorganized Company Warrant will be exercisable at an exercise price of $61.54 per share. The exercise price of the Reorganized Company Warrants and the other terms and conditions thereof were the product of negotiations between Anacomp and the Unofficial Committee, taking into account, among other things, Anacomp's estimated reorganization value minus its liabilities. Since it is not possible to know what price the shares of Reorganized Anacomp Common Stock will trade following the Effective Date, it is not possible to know what trading value, if any, the Reorganized Company Warrants will have following the Effective Date. If the 4,030,000 shares of Class A Common Stock (comprising 99.9% of the Reorganized Anacomp Common Stock excluding stock issuance upon exercise of the Reorganized Company Warrants and shares issuable to management and employees) to be received by Persons holding Allowed Class 4 Claims traded at $61.54 per share (i.e., the exercise price of the Reorganized Company Warrants), then former holders of Old Note Claims could recover approximately $248 million in value ($61.54 per share times the 4,030,000 shares to be distributed to holders of Class 4 Allowed Claims), or about 80% of the principal amount of the (former) Old Note Claims, without reference to interest or other charges accrued thereon. Fixing the exercise price of the Reorganized Company Warrants at $61.54 per share essentially means that the Reorganized Company Warrants cannot be exercised until substantial value (albeit less than payment in full) can be recovered by the former holders of Old Note Claims. By the same token, by issuing the Reorganized Company Warrants to Persons holding Existing Common Stock, the Plan affords such Persons an opportunity to recover value on account of their Interests . Holders of Allowed Class 8 Interests will receive, for each share of Class B Common Stock held immediately following the Effective Date,
            194.119 Reorganized Company Warrants exercisable, in the aggregate, for 783,077 shares of Class B Common Stock or approximately 15% of the Reorganized Anacomp Common Stock immediately after giving effect to the Plan and assuming the issuance of all shares reserved for issuance as incentive compensation to employees and management, and assuming the issuance of all shares of Reorganized Anacomp Common Stock reserved upon the exercise of the Reorganized Company Warrants. The exercise price and the number of shares of stock purchasable upon exercise of the Reorganized Company Warrants are both subject to adjustment in certain cases referred to in the warrant agreement (the "Warrant Agreement"), which is attached to the Plan as Exhibit "5" to the Plan.

                  d. Adjustment of Exercise Price and Number of Shares of Stock
            Obtainable Upon Exercise. The number of shares of Reorganized Anacomp Common Stock obtainable upon exercise of each Reorganized Company Warrant and correspondingly the exercise price, will be proportionately adjusted subject to standard antidilution provisions at any time the Reorganized Company pays stock dividends, subdivides, combines or reclassifies its stock; distributes evidences of indebtedness or assets of the Reorganized Company, or rights for such assets; issues stock for less than market value; issues options, warrants or other securities convertible for stock for less than market value; or effects similar dilutive transactions, in accordance with the terms and subject to the conditions set forth in the Warrant Agreement.

                  e. Form. The Reorganized Company Warrants will be
            issued in substantially the form of, and will have such other terms and conditions, as set forth in the Warrant Agreement.

      M. CONDITIONS TO EFFECTIVENESS OF THE PLAN.

      The Plan will not become binding unless and until the Effective Date occurs. The Effective Date is the first Business Day that, as determined by Anacomp in its reasonable discretion, is a Business Day (a) that is at least ten days after the Confirmation Date; (b) on which no stay of the Confirmation Order is in effect; and (c) on which all of the following conditions have been satisfied or waived by Anacomp, the Unofficial Committee and the Agent in writing:

                  a. The Confirmation Order shall be entered in a form
            reasonably acceptable to Anacomp, the Agent and the Unofficial Committee.

                  b. The financing to be provided under the Amended and Restated
            Credit Agreement shall be ready for immediate funding.

                  c. The Outside Date (January 15, 2002) shall not yet have
            occurred.

                  d. No MAC Event shall have occurred. As defined in Section
            IV.T of the Plan, A MAC Event will be deemed to occur at any time after the completion of any calendar month through November 30, 2001, during which Anacomp will realize earnings before interest, taxes, depreciation and amortization ("EBITDA") calculated on a last twelve month ("LTM") basis and on the basis of GAAP, consistently applied, in an amount less than the amount set forth opposite such month under the caption "LTM EBITDA" in the following table. (The monthly LTM EBITDA amounts set forth below have been calculated using the actual EBITDA amounts for fiscal year 2000 and monthly EBITDA amounts for fiscal year 2001, excluding one-time restructuring expenses.)


                                            Projected Monthly
                              LTM           EBITDA
                              EBITDA        ("Projected
                                            Monthly EBITDA")
            --------------------------------------------------------------------
            April 2001        $19,255,000   $2,033,000
            May 2001          $20,067,000   $2,033,000
            June 2001         $31,387,000   $2,033,000
            July 2001         $31,566,000   $2,500,000
            August 2001       $31,739,000   $2,500,000
            September 2001    $33,044,000   $2,500,000
            October 2001      $30,372,000   $2,500,000
            November 2001     $28,375,000   $2,500,000


                  The preceding schedule was negotiated between Anacomp and the
            Unofficial Committee and is designed to set forth a minimum financial performance, which, if Anacomp failed to meet, would likely mean that Anacomp's financial condition had seriously eroded.

                  A MAC Event will also be deemed to occur upon the occurrence of a Material Adverse Change. As used herein and in the Plan, the term "Material Adverse Change" means any change, effect, event, occurrence, state of facts or development, either alone or in combination, and either known or unknown by Anacomp as of the date hereof, that is materially adverse to the business, financial condition or results of operation of Anacomp and its domestic subsidiaries, taken as a whole, and in connection with which Anacomp and its domestic subsidiaries, taken as a whole, will suffer or incur (or in connection with which it may be reasonably expected that Anacomp and its domestic subsidiaries, taken as a whole, will suffer or incur) losses, liabilities, costs or expenses, calculated on the basis of GAAP, consistently applied, individually or in the aggregate (collectively, the "MAC Losses"), in excess of $5.0 million (the "Threshold Amount"); provided, however, that in no event will any change, effect, event, occurrence, state of facts or development that is equal to or less than 110% of the amount quantified or estimated in the Plan, the Disclosure Statement or in the Anacomp's Annual Report on Form 10-K for the twelve-month period ended September 30, 2000, or in the Anacomp's Quarterly Report on Form 10-Q for the three-month period ended December 31, 2000, March 31, 2001 and June 30, 2001, each in the form filed by the Anacomp with the Securities and Exchange Commission, be considered a Material Adverse Change, and provided further, that in no event will the commencement of Reorganization Case be considered a Material Adverse Change.

                  Notwithstanding any other provision of the preceding paragraph to the contrary, no Material Adverse Change will be deemed to occur if, during the month (or months) in which any associated MAC Loss or MAC Losses occurs, the amount of any such MAC Loss or MAC Losses - minus the amount of the Excess EBITDA (as defined here) through the same month or months - is less than the Threshold Amount. As used herein, "Excess EBITDA" means, with respect to any period, the amount, if any, by which the actual cumulative EBITDA realized by Anacomp (excluding any one-time restructuring expenses) since April 1, 2001 exceeds the cumulative Projected Monthly EBITDA (excluding any one-time restructuring expenses) for such period.

                  Subject to the preceding two paragraphs, a MAC Loss will be deemed incurred for purposes of the preceding paragraph upon the determination by the Court regarding the Allowed amount of any such MAC Loss, or the estimated Allowed amount of any such MAC Loss, based on proofs of Claim timely filed or deemed timely filed in the Reorganization Case. In the event that a Claim is asserted in a proof of Claim (whether or not an amount is specified in such proof of Claim), and such Claim, when combined with other Claims could, in the reasonable determination of Anacomp, the Unofficial Committee or the Agent, result in MAC Losses equaling or exceeding the Threshold Amount, it will be a condition precedent to confirmation of the Plan that the Court determine or estimate the maximum amount of such MAC Losses in order to determine whether the Threshold Amount has been exceeded and, therefore, whether a Material Adverse Change will have occurred. By way of clarification, any one of Anacomp, the Unofficial Committee or the Agent may reasonably require the Court determination referenced in the preceding sentence.

                  Any one of Anacomp, the Agent or the Unofficial Committee will be reasonably entitled to declare the existence of a MAC Event pursuant to written notice furnished by such party on the other such parties. In the event a dispute exists among the parties regarding whether a MAC Event has occurred, such dispute will be presented to and resolved by the Court.

                  If Anacomp, the Unofficial Committee and the Agent agree that the Effective Date will take place notwithstanding the occurrence of a MAC Event, such an agreement would presumably be based on the parties' determination that the benefits of the Plan outweigh any risks associated with the occurrence of a MAC Event. Moreover, as discussed in Section XI.G. , even if the parties agree to go forward despite the existence of a MAC Event, the Plan will not be confirmed unless the Court finds that the Plan is feasible (i.e., that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization). Nevertheless, if the Effective Date of the Plan occurs notwithstanding the existence of a MAC Event, the MAC Event could diminish the value of the Reorganized Company.

      N. WAIVER OF CONDITIONS TO THE EFFECTIVE DATE.

      The requirement that the conditions to the occurrence of the Effective Date, as specified in Section IV.T of the Plan, be satisfied may be waived in whole or in part, and the time within which any such conditions must be satisfied may be extended, by the written agreement of Anacomp, the Unofficial Committee and the Agent. To be effective, such a waiver or extension must be in writing and filed with the Court. The failure to satisfy or waive any of such conditions may be asserted by Anacomp regardless of the circumstances giving rise to the failure of such condition to be satisfied, including any action or inaction by Anacomp. The failure of Anacomp to exercise any of the foregoing rights shall not be deemed a waiver of any other rights and each such right shall be deemed ongoing and assertable at any time.

      O. THE REORGANIZED COMPANY

               1. MANAGEMENT OF THE REORGANIZED COMPANY.

      The following discussion includes a description of the management of the Reorganized Company, the process by which such management will be chosen, and certain compensation terms for management of the Reorganized Company.

                  A) DIRECTORS OF THE REORGANIZED COMPANY.

      As of the Effective Date, Anacomp's current Board will be replaced by the New Board Members. The New Board Members will consist of the Chief Executive Officer of Anacomp, another member of management of Anacomp designated by existing management and reasonably acceptable to the Unofficial Committee, and five members designated by the Unofficial Committee. The names of the New Board Members and certain biographical information concerning the New Board Members will be set forth on the List of New Board Members, to be filed as an exhibit to the Plan on or before the Exhibit Filing Date.

      The membership of the Board will be subject to an election at the annual meeting of the Reorganized Company in the year 2002.

                  B) OFFICERS OF THE REORGANIZED COMPANY.

      The officers of the Reorganized Company will serve at the discretion of the Board of the Reorganized Company. As of the Effective Date, it is anticipated that the officers of Anacomp then serving will continue to serve.

               2. SHARES OF REORGANIZED ANACOMP COMMON STOCK RESERVED FOR MANAGEMENT AND EMPLOYEE INCENTIVE.

      403,403 shares of Reorganized Anacomp Common Stock (Class A Common Stock) will be reserved (or 7.7% of the Reorganized Anacomp Common Stock outstanding after giving effect to the Plan and assuming the issuance of all shares of Reorganized Anacomp Common Stock reserved upon the exercise of the Reorganized Company Warrants) for issuance to the employees of the Reorganized Company or its subsidiaries as incentive compensation.

      The allocation of 403,403 shares reserved for incentive compensation for the Reorganized Company management and employees is approximately 100 times larger than the 4,034 shares distributed to holders of Existing Common Stock. Anacomp believes that reserving this amount for incentive compensation is reasonably necessary to retain highly qualified personnel. The number of shares allocated to holders of Existing Common Stock was determined through negotiations among the Company and certain of its creditors. Based on the valuation of Anacomp provided by CSFB, Anacomp believes that its reorganization value is substantially lower than the total amount of Claims likely to be Allowed, and, accordingly, Persons holding Existing Common Stock will recover more under the Plan than what they would otherwise be entitled to receive under the so-called "absolute priority rule" embodied in the Code. Under that rule, holders of junior interests or claims are not entitled to recover any value on account of their interests or claims unless the plan provides that senior classes will receive value as of the plan's effectiveness equal to the Allowed amount of their claims. As applied in this Reorganization Case, application of this rule would mean that Persons holding Existing Common Stock would not be entitled to receive or retain any value, because the Plan does not provide for Persons holding Old Notes to receive value as of the Effective Date equal to the Allowed amount of their Claims. Nevertheless, in accordance with the provisions of the Code, the Plan proposes that Persons holding Existing Common Stock will receive and retain a distribution under the Plan. Specifically, in addition to retaining a small amount of equity in the form of Class B Common Stock, Persons holding Existing Common Stock will have an opportunity to participate in "upside" associated with a significant increase in Anacomp's value pursuant to the Reorganized Company Warrants exercisable into approximately 15% of the Reorganized Anacomp Common Stock (assuming the issuance of all shares reserved for issuance as incentive compensation to employees and management and the issuance of all shares of Reorganized Anacomp Common Stock reserved upon the exercise of the Reorganized Company Warrants).

      The terms and conditions governing the award of such stock and/or stock options will be determined by the Board of the Reorganized Company following the Effective Date.

               3. ARTICLES.

      As of the Effective Date, the Amended and Restated Articles of Incorporation of the Reorganized Company shall (a) prohibit the issuance of non-voting equities securities as required by Code section 1123(a)(6), subject to amendment of such Amended and Restated Articles of Incorporation as permitted by applicable law, and (b) effectuate the provisions of the Plan, including the cancellation of Existing Common Stock and the issuance of Class A and Class B Common Stock , in each case without any further action by the shareholders or directors of Anacomp or the Reorganized Company. A copy of the form of the amended and Restated Articles of Incorporation of the Reorganized Company will be attached as an exhibit to the Plan and filed by the Exhibit Filing Date.

            4.  BYLAWS.

      As of the Effective Date, the Bylaws of the Reorganized Company will consist of such Bylaws as will be attached as an Exhibit to the Plan and filed by the Exhibit Filing Date, without any further action by the shareholders or Board of Anacomp or the Reorganized Company.

            5. LISTING OF REORGANIZED ANACOMP COMMON STOCK; REGISTRATION
               RIGHTS AGREEMENT.

      Commencing on the Effective Date, the Reorganized Company will exercise its reasonable best efforts to cause the shares of Reorganized Anacomp Common Stock to be listed on a national securities exchange, the NASDAQ Stock Market, the NASDAQ Small Cap Market or, if the Reorganized Company can not satisfy the listing requirements for any of such listings, any other qualifying inter-dealer quotation system. In addition, on the Effective Date, the Reorganized Company will enter into a Registration Rights Agreement with each holder of Reorganized Anacomp Common Stock that will be limited or restricted in the resale of such holder's Reorganized Anacomp Common Stock by the Federal securities laws. Such Registration Rights Agreement will provide for a "shelf registration" of the Reorganized Anacomp Common Stock subject thereto and will be attached as an Exhibit to the Plan and filed by the Exhibit Filing Date.

      P. SUMMARY OF OTHER PROVISIONS OF THE PLAN

               1.  DISBURSING AGENT.

      The Reorganized Company or Third Party Disbursing Agent will act as Disbursing Agent under the Plan and, unless otherwise specified, will make all distributions required under the Plan. The Disbursing Agent may employ or contract with other entities to assist in or perform the distribution of property to be so distributed. Unless otherwise determined by the Reorganized Company in its sole discretion, the Disbursing Agent will serve without bond. The Third Party Disbursing Agent, if any, will receive from the Reorganized Company, without further Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services on terms agreed to by the Reorganized Company.

               2. REVESTING OF ASSETS.

      Except as otherwise provided in the Plan or in any agreements contemplated under the Plan, on the Effective Date all property of the Estate will vest in the Reorganized Company, free and clear of all Claims, liens, encumbrances, and other Interests. From and after the Effective Date, the Reorganized Company may operate its business and use, acquire and dispose of property and settle and compromise Claims or Interests without supervision by the Court and free of any restrictions of the Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

               3. PRESERVATION OF RIGHTS OF ACTION.

      Except as expressly released pursuant to the Plan, pursuant to section 1123(b) of the Code, the Reorganized Company will be vested with and will retain and may enforce any claims, rights, and causes of action that Anacomp or the Estate may hold or have against any entity, including without limitation, (a) any claims, rights or causes of action under sections 544 through 550 of the Code or any similar provision of state law, or any other statute or legal theory, (b) any rights of equitable subordination or disallowance, (c) any derivative causes of action that may be brought by or on behalf of Anacomp or the Estate, and (d) any and all claims, rights, or causes of action of any kind or nature of Anacomp or the Estate that may exist under applicable bankruptcy or non-bankruptcy law.

      Any such rights will be retained by the Reorganized Company free and clear of all Claims and Interests, and the Reorganized Company may pursue its revested rights of action in accordance with its best interests.

               4. INDENTURES.

                  A) CANCELLATION OF INDENTURES.

      The rights and obligations of Anacomp and any affiliate, if any, under the Indentures will be deemed cancelled on the Effective Date; provided, however, that the Indenture Trustee will serve as the Third Party Disbursing Agent in connection with distributions in respect of Old Note Claims, in accordance with the Plan.

      Without limiting the generality of the foregoing, in accordance with the cancellation of the Indentures on the Effective Date as specified above, on the Effective Date, any and all rights of or conferred upon holders of or with respect to "Senior Indebtedness" (whether such indebtedness is on account of principal, pre or post petition interest, fees, charges or otherwise), as defined in the Indentures, including any rights of subordination, priority, seniority or otherwise under the Indentures, with respect to the property to be distributed to Persons holding Old Note Claims under the Plan, will be similarly nullified and extinguished. The preceding sentence applies, without limitation, to all Persons holding Allowed Claims under the Plan, including the Banks.

      Notwithstanding the cancellation of the Indentures, the right of the Indenture Trustee to assert a lien against distributions to holders of the Old Notes (the "Charging Lien") will survive cancellation of the Indentures, subject to Section IV.D.2 of the Plan.

                  B) ALLOWED FEES AND EXPENSES OF INDENTURE
                     TRUSTEE.

      Notwithstanding anything to the contrary contained in the Plan, the Indenture Trustee's reasonable fees and expenses incurred in connection with the Reorganization Case through the Effective Date (which includes the fees and expenses of any professionals retained by the Indenture Trustee), whether incurred before or after the Petition Date, will be paid (unless otherwise ordered by the Court, without application by or on behalf of the Indenture Trustee or any professionals retained by the Indenture Trustee to the Court and without notice and a hearing) by the Reorganized Company as an Allowed Administrative Claim under the Plan. If the Reorganized Company and the Indenture Trustee cannot agree on the amount of fees and expenses to be paid, the amount of any such fees and expenses will be determined by the Court.

               5. OBJECTIONS TO CLAIMS AND INTERESTS.

      Except as otherwise provided in Section III.B.1 of the Plan for applications of professionals for compensation and reimbursement of expenses and for the payment of other Administrative Claims, objections to any Claims or Interests will be filed and served upon the holder of such Claim or Interest no later than the date (the "Claims/Interests Objection Deadline") that is the later of (a) six months after the Effective Date, unless extended by the Court, and (b) six months after the date on which a proof of Claim or Interest has been filed, unless extended by the Court. After the Effective Date, only Anacomp or the Reorganized Company will have the authority to file, settle, compromise, withdraw or litigate to judgment objections to Claims and Interests.

               6. DISTRIBUTION OF PROPERTY UNDER THE PLAN.

                  A) MANNER OF CASH PAYMENTS UNDER THE PLAN.

      Cash payments made pursuant to the Plan will be in U.S. dollars on checks drawn on a domestic bank selected by the Reorganized Company or, at the option of the Reorganized Company, by wire transfer from a domestic bank; provided, however, that payments made to foreign creditors holding Allowed Claims may be paid, at the option of the Reorganized Company, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

                  B) MANNER AND DISTRIBUTION OF CLASS A COMMON
                     STOCK UNDER THE PLAN.

      Distributions of the 4,030,000 shares of Class A Common Stock to be distributed to holders of Old Note Claims will be made by the Disbursing Agent to the Indenture Trustee. The Indenture Trustee will receive such securities for the benefit of the holders of securities issued under the Indentures and will be requested to deliver, as soon as practicable, such Class A Common Stock to each holder of an Old Note Claim issued under the Indentures to which the Indenture Trustee is a party in accordance with the Indentures or applicable law and the Plan. The reasonable fees and expenses of the Indenture Trustee for making distributions under the Plan will be paid by the Reorganized Company.

                  C) MANNER AND DISTRIBUTION OF CLASS B COMMON
                     STOCK UNDER THE PLAN.

      The Disbursing Agent will cause 4,034 shares of Class B Common Stock to be issued and deposited with a stock transfer agent as is required for distribution to holders of Existing Common Stock (and to holders of Section 510(b) Common Claims, if any exist) under the Plan and will be authorized, without any further action by the shareholders or directors of Anacomp or the Reorganized Company, to issue such additional shares of Class B Common Stock as are necessary to satisfy the Reorganized Company Warrants.

                  D) MANNER AND DISTRIBUTION OF REORGANIZED
                        COMPANY WARRANTS UNDER THE PLAN.

      The Disbursing Agent will cause the Reorganized Company Warrants to be issued and deposited with a stock transfer agent as is required for distribution to holders of Existing Common Stock (and to holders of Section 510(b) Common Claims, if any exist) under the Plan.

                  E) SURRENDER OF SECURITIES.

                               (1)OLD NOTE CLAIMS.

      As a condition to participation under the Plan, a holder of an Old Note Claim that desires to receive property to be distributed on account of such Claim shall surrender the security representing such Claim to the Indenture Trustee in accordance with the procedures set forth in the Indentures, to the extent applicable. Following confirmation of the Plan, holders of such securities will receive specific instructions regarding the time and manner in which the Old Note Claims are to be surrendered, which instructions shall be given by the Reorganized Company, the Disbursing Agent, or the Indenture Trustee to such holders as soon practicable after the Effective Date. Pending such surrender, such securities will be cancelled and represent only the right to receive the distributions to which the holder is entitled under the Plan.

      Any Old Note Claim represented by a security that is lost, stolen, mutilated, or destroyed will be deemed surrendered when the holder of such Claim based thereon delivers to the Indenture Trustee (i) evidence satisfactory to the Indenture Trustee of the loss, theft, mutilation, or destruction of such instrument, or (ii) such security or indemnity as may be required by the Indenture Trustee, to hold it harmless with respect thereto. All other Claims will be paid according to the Allowed amounts of those Claims.

                            (2)EXISTING COMMON STOCK.

      As a condition to participation under the Plan, a holder of an Allowed Class 8 Interest that desires to receive property to be distributed on account of such Interest shall surrender the security representing such Interest to the Disbursing Agent in accordance with the written instructions to be provided to such holders by the Disbursing Agent as promptly as practicable after the Effective Date. Pending such surrender, such securities will be cancelled and represent only the right to receive the distributions to which the holder is entitled under the Plan.

      Any Allowed Class 8 Interest represented by a security that is lost, stolen, mutilated, or destroyed will be deemed surrendered when the holder of such Interest based thereon delivers to the Disbursing Agent (i) evidence satisfactory to the Disbursing Agent of the loss, theft, mutilation, or destruction of such instrument, or (ii) such security or indemnity as may be required by the Disbursing Agent, to hold it, Anacomp and the Reorganized Company harmless with respect thereto.

                  F) NO DISTRIBUTIONS WITH RESPECT TO DISPUTED
                     CLAIMS AND INTERESTS.

      Notwithstanding any other provisions of the Plan, no payments of cash or distributions of plan securities or other consideration of any kind shall be made on account of any Disputed Claim or Disputed Interest until such Claim or Interest becomes an Allowed Claim or Allowed Interest or is deemed to be such for purposes of distribution, and then only to the extent that the Claim or Interest becomes, or is deemed to be for distribution purposes, an Allowed Claim or Allowed Interest.

               7. DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR
               UNCLAIMED DISTRIBUTIONS.

                  A. DELIVERY OF DISTRIBUTIONS IN GENERAL.

      Except as provided in Section IV.F.5.b of the Plan for holders of undeliverable distributions, distributions to holders of Allowed Claims and Allowed Interests will be distributed by mail as follows: (a) at the addresses set forth on the respective proofs of Claim or Interest filed by such holders of Allowed Claims and Allowed Interests; (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of Claim or Interest; (c) at the address reflected in the Schedules if no proof of Claim or Interest is filed and the Disbursing Agent has not received a written notice of a change of address; and (d) with respect to holders of Allowed Class 4 Claims and Allowed Class 8 Interests, at the last known address of record holders of such Allowed Claims and Allowed Interests as of the Record Date, as determined by the applicable transfer agent.

                  B. UNDELIVERABLE DISTRIBUTIONS.

                        (1)   HOLDING AND INVESTMENT OF UNDELIVERABLE PROPERTY.

      If the distribution to the holder of any Allowed Claim or Allowed Interest is returned to the Disbursing Agent as undeliverable, no further distribution will be made to such holder unless and until the Disbursing Agent is notified in writing of such holder's then current address. Subject to the other provisions of the Plan, undeliverable distributions will remain in the possession of the Disbursing Agent pursuant to Section IV.F.5.b of the Plan until such time as a distribution becomes deliverable.

      Unclaimed cash will be held in an unsegregated bank account in the name of the Disbursing Agent or the Reorganized Company for the benefit of the potential claimants of such funds, and will be accounted for separately. The parties entitled to such funds will be entitled to simple interest on the funds at the rate of five percent (5%) per annum.

                        (2) DISTRIBUTION OF UNDELIVERABLE PROPERTY AFTER IT BECOMES DELIVERABLE AND FAILURE TO CLAIM UNDELIVERABLE PROPERTY.

      Any holder of an Allowed Claim or Allowed Interest who does not assert a claim in writing for an undeliverable distribution held by the Disbursing Agent within one year after the Effective Date will no longer have any claim to or interest in such undeliverable distribution, and will be forever barred from receiving any distributions under the Plan, or from Anacomp, the Reorganized Company, the Estate or their respective property. In such cases any property held for distribution on account of such Claims or Interests will be retained by the Reorganized Company, as follows: (a) any undistributed cash will be the property of the Reorganized Company, free from any restrictions thereon; and (b) any undistributed Plan Securities will be cancelled. Nothing contained in the Plan shall require Anacomp, the Reorganized Company, or the Disbursing Agent to attempt to locate any holder of an Allowed Claim or an Allowed Interest.

      THEREFORE, ANY HOLDER OF AN ALLOWED CLAIM OR ALLOWED INTEREST THAT DOES NOT ASSERT A CLAIM FOR AN UNDELIVERABLE DISTRIBUTION WITHIN ONE YEAR AFTER THE EFFECTIVE DATE WILL HAVE ANY CLAIM FOR SUCH UNDELIVERABLE DISTRIBUTION DISCHARGED WITH RESPECT THERETO AND FOREVER WILL BE BARRED FROM ASSERTING ANY SUCH ALLOWED CLAIM OR ALLOWED INTEREST AGAINST ANACOMP, THE ESTATE, THE REORGANIZED COMPANY, OR THEIR RESPECTIVE PROPERTY.

               8. COMPLIANCE WITH TAX REQUIREMENTS.

      The Disbursing Agent will comply with all withholding and reporting requirements imposed on it by governmental units, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements, if any.

               9. SETOFF, RECOUPMENT AND OTHER RIGHTS.

      Notwithstanding anything to the contrary contained in the Plan, the Reorganized Company may, but will not be required to, set off, recoup, assert counterclaims or withhold against any Allowed Claim or Allowed Interest and the distributions to be made pursuant to this Plan on account of such Claim or Interest claims of any nature that Anacomp, the Estate, or the Reorganized Company may have against the holder of such Allowed Claim or Allowed Interest; provided, however, that neither the failure to effect such a setoff or recoupment, nor the allowance of any Claim against or Interest in Anacomp or the Reorganized Company, nor any partial or full payment during the Reorganization Case or after the Effective Date in respect of any Allowed Claim or Allowed Interest, will constitute a waiver or release by Anacomp or the Reorganized Company of any claim that it may possess against such holder.

               10. NO LIABILITY FOR SOLICITATION OR PARTICIPATION.

      Pursuant to section 1125(e) of the Code, Persons that solicit acceptances or rejections of the Plan and/or that participate in the offer, issuance, sale, or purchase of securities offered or sold under the Plan, in good faith and in compliance with the applicable provisions of the Code, shall not be liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of securities.

               11. LIMITATION OF LIABILITY.

      To the maximum extent permitted by law, none of Anacomp, the Reorganized Company, the Estate, the Creditors' Committee, the Unofficial Committee, the Indenture Trustee, nor any of their employees, officers, directors, agents, members, representatives, or professional advisors employed or retained by any of them, shall have or incur any liability to any Person for any act taken or omission made in good faith in connection with or related to formulating, implementing, confirming, or consummating the Plan, the Disclosure Statement, or any contract, instrument, release, or other agreement or document created in connection with the Plan.

               12. DISSOLUTION OF COMMITTEES.

      On the Effective Date, the Creditors' Committee and any other official committee will be released and discharged from the rights and duties arising from or related to the Reorganization Case, except with respect to final applications for professionals' compensation. Except as otherwise agreed to by the Reorganized Company, professionals retained by the Creditors' Committee and any other committee appointed pursuant to Code section 1102 and the members thereof will not be entitled to compensation or reimbursement of expenses for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred in connection with any applications by such professionals or committee members for allowance of compensation and reimbursement of expenses pending on the Effective Date or timely filed after the Effective Date as provided in the Plan, as approved by the Court.

               13. PAYMENT OF FEES AND EXPENSES OF PROFESSIONAL
                   ADVISORS TO UNOFFICIAL COMMITTEE.

      The reasonable fees and expenses incurred before or after the Petition Date by the Unofficial Committee's counsel and financial advisors, including without limitation the amounts payable to Akin Gump pursuant to its engagement letter dated as of September 29, 2000 and the amounts payable to Jefferies pursuant to its engagement letter dated as of August 17, 2000, as amended (who were retained by agreement with Anacomp with respect to its restructuring efforts), will be paid (unless otherwise ordered by the Court, without application by or on behalf of any such professionals to the Court and without notice and a hearing) by the Reorganized Company as an Allowed Administrative Claim. If the Reorganized Company and any such professional retained by the Unofficial Committee cannot agree on the amount of fees and expenses to be paid to such professional, the amount of any such fees and expenses will be determined by the Court. See Section X.J.8.a for a discussion of Anacomp's assumption of the engagement letters with Akin Gump and Jefferies under the Plan.

               14. RETENTION OF JURISDICTION.

      The Plan provides that notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Court will retain jurisdiction over the Reorganization Case to the fullest extent provided by law.



                                       XI.
                     ACCEPTANCE AND CONFIRMATION OF THE PLAN

      The following discussion is intended solely to alert readers about basic confirmation issues that they may wish to consider and certain deadlines. Anacomp CANNOT and DOES NOT represent that the discussion contained below is a complete summary of the law on this topic. BECAUSE THE LAW ON CONFIRMING A PLAN OF REORGANIZATION IS VERY COMPLEX, PERSONS CONCERNED WITH CONFIRMATION OF THE PLAN SHOULD CONSULT WITH THEIR OWN ATTORNEYS AND/OR OTHER ADVISORS.

      Before the Plan can be confirmed, the Code requires that the Court determine, among other things, that (a) the Plan was accepted by the requisite votes of holders of Claims and Interests, except to the extent that confirmation over the objection of a rejecting class is available under section 1129(b) of the Code (see "Nonconsensual Confirmation" below); (b) the Plan is feasible (that is, there is a reasonable probability that the Reorganized Company will be able to perform its obligations under the Plan and continue to operate its business without further financial reorganization); and (c) the Plan is in the "best interests" of all creditors (that is, the Plan must pay creditors at least as much as creditors would receive in a liquidation under chapter 7 of the
Code).

      To confirm the Plan, the Court must find that the above conditions and others are met. Thus, even if the creditors of Anacomp that are entitled to vote on the Plan accept the Plan by the requisite votes, the Court must make independent findings that the Plan conforms to the requirements of the Code. Anacomp's Board believes that the Plan will satisfy the statutory requirements of chapter 11 of the Code, that Anacomp has complied or will have complied with all of the requirements of the Code, and that the Plan is being proposed and will be submitted to the Court in good faith.

      A. WHO MAY OBJECT TO CONFIRMATION OF THE PLAN.

      After Anacomp commences the Reorganization Case and requests an order confirming the Plan, the Court will schedule a hearing on confirmation of the Plan, and notice (the "Confirmation Notice") of the Confirmation Hearing will be provided to all parties in interest in the Reorganization Case. Any party in interest, including creditors who vote to reject the Plan and holders of the Existing Common Stock and Existing Options, will have the opportunity to file an objection to confirmation of the Plan. Objections to the Plan must be made in accordance with the procedures described in the Confirmation Notice. Failure to timely and properly file an objection to Anacomp's request to confirm the Plan may be deemed to be consent to the Plan's confirmation.

      B. WHO MAY VOTE TO ACCEPT OR REJECT THE PLAN.

      Only Classes that are impaired under the Plan are entitled to vote to accept or reject the Plan. As a general matter, a Class of Claims or Interests is considered to be unimpaired under a plan of reorganization if the plan does not alter the legal, equitable and contractual rights of the holders of such Claims or Interests. A Class of Claims or Interests that is unimpaired is deemed to have accepted the Plan under section 1126 of the Code, and is not entitled to vote. In addition, an impaired Class of Claims or Interests is deemed to have rejected a plan (and therefore is not entitled to vote) if such plan provides that the holders of Claims or Interests of such Class will not receive or retain any property under the plan on account of such Claims or Interests.

      For impaired Classes entitled to vote, section 1126 of the Code establishes separate acceptance criteria for classes of Claims and classes of Interests. An impaired Class of Claims has accepted the Plan only when more than one-half in number and at least two-thirds in amount of the Claims actually voting in that Class vote in favor of the Plan. An impaired Class of Interests has accepted the Plan when at least two-thirds in amount of the Interests actually voting in that class vote in favor of the Plan. Only those holders who actually vote will be counted for purposes of determining acceptance or rejection of the Plan. Therefore, the Plan could be accepted by any impaired Class of Claims with the affirmative vote of less than two-thirds in amount or one-half in number of all the Claims in such Class, or by any impaired Class of Interests with the affirmative vote of less than two-thirds in amount of all outstanding Interests in such Class.

      Anacomp believes that Classes 1 and 4 are impaired and therefore entitled to vote on the Plan. Class 8 is impaired, but Anacomp is not soliciting votes from holders of Allowed Interests in Class 8. Anacomp will request that the Court confirm the Plan notwithstanding the deemed non-acceptance of Class 8 under the "cramdown" provision of Code section 1129(b). Although Class 9 is impaired, Anacomp is not aware of any Persons holding any Section 510(b) Common Claims, and votes are not being solicited. Accordingly, Class 9 is deemed to reject the Plan and is not entitled to vote. Class 10 is impaired and deemed to reject the Plan, and therefore is not entitled to vote. Anacomp believes that Classes 2, 3, 5, 6 and 7 are unimpaired and therefore not entitled to vote on the Plan. Pursuant to applicable sections of the Code, holders of Administrative Claims and Priority Tax Claims are not classified and not entitled to vote on the Plan. Any party that disputes Anacomp's characterization of its Claim or Interest as unimpaired may request a finding of impairment from the Court in order to obtain the right to vote.

      Under section 1126(b) of the Code, a holder of a Claim or Interest that has accepted a plan of reorganization before the commencement of a chapter 11 case will be deemed to have accepted the plan for purposes of confirmation of such plan if the Court determines that the solicitation of such acceptance is either in compliance with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such a solicitation and/or is in compliance with Code section 1125. Anacomp believes that this Disclosure Statement complies with the requirements of Code section 1126(b) and all applicable nonbankruptcy laws, rules and regulations, including federal securities laws for purposes of solicitation of acceptances or rejections of the Plan from the Classes being solicited. If the Court finds that the Disclosure Statement so complies, then holders accepting or rejecting the Plan that is filed with the Court will be deemed by the Court to have accepted or rejected such Plan, unless the Court later permits any such acceptances or rejections to be revoked for cause shown. In addition, Anacomp reserves the right to use acceptances of the Plan received in this Solicitation to seek confirmation of the Plan under any case commenced under chapter 11 of the Code, whether such case is commenced by the filing of a voluntary or involuntary petition.

      The Court may confirm the Plan only if at least one Class of impaired Claims has voted to accept the Plan (without counting the votes of any insiders whose Claims are classified within that Class) and if certain statutory requirements, including those described below, are met as to both nonconsenting members within a consenting Class and dissenting Classes.

      C. VOTING ON THE PLAN.

      Holders of Claims in Class 1 and Class 4 have been sent a Ballot with these materials to be used in voting to accept or reject the Plan. In voting for or against the Plan, please use only the Ballot sent to you with these materials, and please read carefully the voting instructions on the Ballot for an explanation of applicable voting procedures and deadlines.

               1. VOTING RECORD DATE.

      Consistent with the provisions of Bankruptcy Rule 3018, Anacomp has fixed 5:00 p.m., Eastern Daylight Time, on August 29, 2001 as the time and date for determining which holders of Claims are eligible to vote on the Plan.

               2. VOTING DEADLINE.

        The deadline for receipt of Ballots from the holders of Class 1 and Class 4 Claims is October 10, 2001 at 5:00 p.m. Eastern Time (the "Voting Deadline"). Class 1 Ballots must be received by the Balloting Agent identified on the Class 1 Ballot by the Voting Deadline in order to be counted. Class 4 Ballots must be returned to the bank, brokerage, or other nominee through which the holder of a Class 4 Claim beneficially holds Old Notes. In the event a single party beneficially holds Old Notes through one or more banks, brokers, or nominees, that party must return separate Class 4 Ballots with respect to each of those positions by the Voting Deadline, to each of the banks, brokers, or nominees through which those positions are held. The Class 4 Ballots that are timely received will be summarized and forwarded to the Voting Agent on a Master Ballot, which must be received by the Voting Agent by October 12, 2001 at 5:00 p.m. Eastern Time ("Master Ballot Deadline"). Anacomp, subject to the consent of the Unofficial Committee and the Agent, reserves the right to extend the Voting Deadline and/or the Master Ballot Deadline at any time or from time to time (on a daily basis, if necessary) without limitation, in order to achieve the requisite acceptances of the Plan. If Anacomp extends either or both the Voting Deadline and Master Ballot Deadline it will make a public announcement of such extension no later than 9:00 a.m., Eastern time, on the first Business Day next succeeding the previously announced Voting Deadline. Without limiting the manner in which Anacomp may choose to make any public announcement, Anacomp will not have any obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a news release through the Dow Jones News Service or other similar service. There can be no assurance that Anacomp will exercise its right to extend either deadline, or that the Unofficial Committee and Agent will consent to such extension.

      Anacomp expressly reserves the right to amend, at any time and from time to time, the terms of the Plan (subject to compliance with the requirements of section 1127 of the Code and the Bankruptcy Rules, and subject to the prior written consent of the Unofficial Committee and the Agent, which consent shall not be unreasonably withheld). If Anacomp makes a material change in terms of the Plan, or if it waives a material condition, Anacomp will disseminate additional solicitation materials and will extend the Voting Deadline, in each case to the extent required by law.

               3. VOTING PROCEDURES.

      Anacomp is providing copies , Ballots, and where appropriate, Master Ballots, to all holders of impaired Claims in Classes 1 and 4 (the "Voting Securities"). Only those holders of Claims entitled to vote on the Plan will receive a Ballot with this Disclosure Statement.

                     A) VOTING BY HOLDERS OF VOTING SECURITIES.

      For purposes of voting to accept or reject the Plan, the beneficial owners of Interests will be deemed to be the "holders" of such Claims or Interests represented by such Voting Securities. Beneficial owners of Interests on the Record Date may not split their individual vote on the Plan with respect to a particular class of Voting Securities. A holder must vote all securities beneficially owned in a particular class in the same way (i.e., all "accept" or all "reject") even if such Voting Securities are owned through more than one broker or bank.

      Registered holders of Voting Securities, including brokerage firms, commercial banks, trust companies, or other nominees, that do not hold for their own account, provide by first-class mail copies of this Disclosure Statement and appropriate Ballots to the beneficial owners of Voting Securities, no later than September 12, 2001. Any beneficial owner who has not received a Ballot should contact its bank, brokerage firm, nominee, or the Voting Agent at its toll-free number: 1-866-241-2786.

                           (1) BENEFICIAL OWNERS OF VOTING SECURITIES.

      Any beneficial owner holding Voting Securities in "street name" through a brokerage firm, bank, trust company, or other nominee can vote only by following these instructions:

         1. Fill in all the applicable information on the Ballot.

         2. Sign the Ballot (unless the Ballot has been prevalidated by the bank, brokerage, or other nominee).

         3. Return the Ballot to the addressee on the pre-addressed envelope enclosed with the Ballot. If no envelope was enclosed, contact the Voting Agent for instructions. The Ballot should not be returned to the Court or to Anacomp.

      Any Ballot submitted to a brokerage or proxy intermediary will not be counted until such brokerage firm or proxy intermediary properly completes and delivers a corresponding Master Ballot to the Voting Agent by the Master Ballot Deadline.

      Any beneficial owner holding an Interest in its own name (i.e., not through a bank, brokerage or other nominee) can vote by completing and signing the enclosed Ballot and returning it directly to the Voting Agent (using the enclosed pre-addressed envelope).

                           (2) BROKERAGE FIRMS, BANKS, AND OTHER NOMINEES.

      A brokerage firm which is the registered holder of Voting Securities for a beneficial owner can transmit the votes of beneficial holders only by (i) distributing a copy of this Disclosure Statement and all appropriate Ballots to such owner by September 12, 2001, (ii) collecting all such Ballots, and (iii) completing a Master Ballot compiling the votes and other information from the Ballots collected by the Voting Deadline and transmitting such Master Ballot to the Voting Agent by the Master Ballot Deadline. A proxy intermediary acting on behalf of a brokerage firm or bank may follow the procedures outlined in the preceding sentence to vote on behalf of such beneficial owner. A commercial bank, trust company or other nominee that is the registered holder of Voting Securities for a beneficial owner also can arrange for such beneficial owner to vote directly by prevalidating and executing the appropriate Ballot, by distributing a copy of the Disclosure Statement and such executed Ballot to such beneficial owner, by directing beneficial owners to return their prevalidated and executed Ballots directly to the Voting Agent.

                  B) OTHER VOTING MATTERS.

      If a Ballot is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should indicate such capacity when signing and, unless otherwise determined by the Company, must submit proper evidence satisfactory to Anacomp of their authority to so act. Except as provided below, unless the Ballot being furnished is timely received on or prior to the Voting Deadline together with any other documents required by such Ballot, Anacomp may, in its sole discretion, reject such Ballot as invalid and, therefore, decline to use it in connection with seeking confirmation of the Plan.

      In the event of a dispute with respect to a Claim, any vote to accept or reject the Plan cast with respect to such Claim will not be counted for purposes of determining whether the Plan has been accepted or rejected, unless the Court orders otherwise. Anacomp is not at this time requesting the delivery of, and will not accept, certificates representing any of the Voting Securities. Anacomp (or its agent) will furnish all holders of Voting Securities with appropriate letters of transmittal to be used to remit such certificates in exchange for securities to be issued under the Plan. Information regarding such remittance procedure (together with all appropriate materials) will be distributed by Anacomp (or its agent) after the commencement of the Reorganization Case.

      Except as provided in the Lock-Up Agreement, once a holder of Voting Securities has cast a vote for or against the Plan, that vote cannot be changed unless the Court permits the holder to do so after notice and a hearing to determine whether sufficient cause exists to permit the change.

      Anacomp will pay all costs, fees and expenses relating to the solicitation of votes on the Plan, including, without limitation, customary mailing and handling costs of brokers, dealers, commercial banks, trustees and other nominees.

      D. NONCONSENSUAL CONFIRMATION.

      As noted above, if at least one impaired Class accepts the proposed Plan, the Court may confirm the Plan over the objection of nonaccepting Classes if the nonaccepting Classes are treated in the manner required by the Code. Section 1129(b) of the Code provides for confirmation of a plan even if the plan is not accepted by all impaired classes. The process by which nonaccepting Classes are forced to be bound by the terms of the Plan is commonly referred to as "cramdown."

      Under the cramdown provisions, if a class votes to reject a plan, the Court may nevertheless confirm the plan if it does not discriminate unfairly against the nonaccepting class and is "fair and equitable" to that class, as referred to in Code section 1129(b) and applicable case law. A plan is fair and equitable to a dissenting class of unsecured Claims if (i) each holder of a Claim in the dissenting class receives or retains on account of that Claim property that has a value, as of the plan's effective date, equal to the Allowed amount of that Claim or (ii) the holder of any Claim or Interest that is junior to the Claims within the dissenting class will not receive or retain any property on account of that junior Claim or Interest. A plan is fair and equitable to a dissenting class of equity Interests if (i) each holder of an interest included in the dissenting class receives or retains on account of that Interest property that has a value, as of the plan's effective date, equal to the value of that interest or (ii) the holder of any Interest that is junior to the Interests within the dissenting class will not receive or retain any property on account of that junior Interest.

      Anacomp will ask the Court to confirm the Plan by cramdown on the impaired Classes if any of these Classes do not vote to accept the Plan or are deemed to reject the plan, provided that the Plan's treatment of any such Class complies with Code section 1129(b). In this case, Classes 8, 9 and 10 will be deemed to reject the Plan, and Anacomp will seek to confirm the Plan notwithstanding such rejection because, among other things, no junior Class of Claims or Interests will receive or retain any property on account of such Claims or Interests under the Plan.

      E. LIQUIDATION ANALYSIS.

      Section 1129(a)(7) of the Code requires that each holder of a claim or interest in an impaired class either (a) vote to accept the plan or (b) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtor were liquidated under chapter 7 of the Code.

      In a chapter 7 case, the debtor's assets are usually sold by a chapter 7 trustee. Secured creditors generally are paid first from the sales proceeds of properties on which the secured creditor has a lien. Administrative Claims are generally paid next. Then unsecured creditors are paid from any remaining sales proceeds, according to their rights to priority. Unsecured creditors with the same priority share Pro Rata. Finally, Interest holders receive any balance that remains after all creditors are paid.

      For the Court to be able to confirm the Plan, the Court must find that Persons holding Claims and Interests who do not accept the Plan will receive at least as much under the Plan as they would receive under a chapter 7 liquidation. Anacomp believes that the Plan satisfies this requirement.

      Specifically, the liquidation analysis provided in Exhibit 6 illustrates the consequences of a chapter 7 liquidation, based on asset values and liabilities from Anacomp's unaudited balance sheet as of June 30, 2001, subject to certain adjustments as discussed in Exhibit 6. Using these assumptions, Anacomp calculated a range of recoveries realizable in a liquidation. The midpoint of the range projects that holders of unsecured Claims in Classes 4, 5 and 6 would receive a recovery of approximately 1.41% on account of their Claims; holders of Existing Common Stock and Existing Options would receive no distribution if Anacomp were liquidated under Chapter 7 of the Code. With respect to the impaired Classes under the Plan, the Plan provides that holders of Class 4 Old Note Claims will receive a Pro Rata share of 4,030,000 shares of Class A Common Stock, i.e., 99.9% of the Reorganized Anacomp Common Stock (excluding up to 783,077 shares of Class B Common Stock issuable on the exercise of Reorganized Company Warrants and 403,403 shares of Class A Common Stock issuable as incentive compensation by the Reorganized Company to management and employees). Anacomp believes that holders of Class 4 Allowed Claims will receive substantially more value under the Plan than they would receive in a chapter 7 liquidation. Among other things, Anacomp's estimated reorganization value (as discussed in VI.6, "Reorganization Value") is far greater than the estimated total amount of liabilities assumed under the Plan (see Exhibit 5, "Financial Projections"); since holders of Class 4 Allowed Claims will receive a substantial portion of that value in the form of Reorganized Anacomp Common Stock, such holders should recover far more than relatively small amounts that would be available in a chapter 7 liquidation. As discussed elsewhere in this Disclosure Statement, no assurance can be given as to the price at which such Reorganized Anacomp Common Stock might trade and, therefore, it is difficult to quantify the magnitude of recovery provided to Class 4 Allowed Claims under the Plan. Information regarding the projected "shareholder equity" is set forth in
Exhibit 5, Financial Projections. In view of the substantial excess of reorganization value above assumed liabilities, Anacomp believes that the recovery to holders of Class 4 Allowed Claims is greater than what such holders would receive in a chapter 7 liquidation. Holders of Existing Common Stock (and any Section 510(b) Common Claims) will receive a small portion of common stock (Class B Common Stock) plus Reorganized Company Warrants. By contrast, such holders would receive or retain nothing in a chapter 7 liquidation. The holders of Existing Options will receive no distribution - the same result as under a liquidation. Thus, it is clear that all holders of Claims and Interests will receive at least as favorable treatment under the Plan as they would in a hypothetical Chapter 7 liquidation, and that, in fact, creditors and holders of Existing Common Stock will receive better treatment under the Plan than in a Chapter 7 liquidation.

      ANACOMP HAS ESTIMATED THE LIQUIDATION VALUE OF ITS ASSETS BASED UPON THE MOST ACCURATE INFORMATION THAT IS CURRENTLY AVAILABLE. BECAUSE THAT ESTIMATE IS A PREDICTION OF WHAT COULD BE OBTAINED IN THE FUTURE IF SUCH ASSETS WERE LIQUIDATED, THERE IS NO WAY TO GUARANTEE THAT THE ESTIMATE IS ENTIRELY ACCURATE. IT IS PROBABLE THAT THE ACTUAL LIQUIDATION OF ANACOMP'S ASSETS WOULD GENERATE EITHER MORE OR LESS THAN THE ESTIMATED VALUE SET FORTH ABOVE AND IN EXHIBIT 6. ALTHOUGH THE LIQUIDATION ANALYSIS ILLUSTRATES THE CONSEQUENCES OF A LIQUIDATION COMMENCING ON OR ABOUT JUNE 30, 2001, ANACOMP BELIEVES THAT THE ANALYSIS OF THE CONSEQUENCES OF SUCH A LIQUIDATION WOULD BE SUBSTANTIALLY THE SAME IF THE EFFECTIVE DATE WERE USED AS THE DATE FOR THE COMMENCEMENT OR OCCURRENCE OF THE LIQUIDATION.

      F. REORGANIZATION VALUE.

      In connection with confirmation of the Plan, the Court may be asked to determine the reorganization value of the Reorganized Company on the Effective Date. The reorganization value of an enterprise often is used for the purpose of evaluating the consideration that creditors and shareholders will receive under a plan of reorganization. Reorganization value has been defined as follows:

                  Reorganization value is a forecast of future earnings
            converted to present value by a capitalization or discount rate. This capitalization or discount rate reflects the expected annual rate of return on an investment and the choice of this rate is a question of judgment, which must be reasonably related to the rates of return generally expected by investors from comparable investment opportunities.[4]

      Anacomp requested that CSFB, its financial advisor in connection with the Restructuring, provide Anacomp's board of directors with an estimate of Anacomp's enterprise value after giving effect to the proposed restructuring. For the purposes of CSFB's valuation analysis, enterprise value was defined as the total value of Anacomp as a going concern, excluding any non-operating and financial assets. CSFB's valuation analysis and estimate of Anacomp's enterprise value were provided solely for the information of Anacomp's board of directors in connection with its consideration of the Restructuring. CSFB advised Anacomp's board of directors that, as of July 27, 2001, CSFB's financial analyses indicated that the estimated enterprise value of Anacomp, after giving effect to the proposed restructuring, which was assumed to be completed on September 30, 2001, was between $120.0 million and $180.0 million.

      In connection with performing its valuation analysis, CSFB reviewed the Plan and certain related documents, as well as certain publicly available business and financial information relating to Anacomp. CSFB also reviewed certain other information relating to Anacomp, including financial forecasts with respect to the future financial performance of Anacomp, after giving effect to the Restructuring, prepared and provided to CSFB by Anacomp's management and included in this Disclosure Statement, and met with the management of Anacomp to discuss the business and prospects of Anacomp. The financial forecasts accompanying the Plan are substantially the same as those reviewed by CSFB in performing its valuation analysis.

      The preparation of a valuation analysis is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular facts and circumstances, many of which are beyond the control of Anacomp and CSFB. The estimate of a range of enterprise values for Anacomp indicated by CSFB's analysis is not necessarily indicative of the prices at which the common stock or other securities of the Company may be bought or sold after giving effect to the Restructuring or predictive of future financial or operating results for Anacomp, which may be significantly more or less favorable than those indicated by CSFB's analysis. CSFB has not independently evaluated the reasonableness of the Company's projections. Because projections, by definition, are forward looking, certain of the financial results projected by the management of Anacomp may differ from the recent historical results of operations for Anacomp. To the extent that the estimate of a range of enterprise values for Anacomp indicated by CSFB's analysis is dependent upon Anacomp achieving Anacomp management's forecasts, such estimates are inherently subject to substantial uncertainty.

      CSFB prepared a discounted cash flow analysis of Anacomp's unlevered free cash flows assuming that the financial forecasts for Anacomp prepared and provide to CSFB by Anacomp's management were realized in the amounts and at the times indicated therein. CSFB calculated the present value of such unlevered free cash flows by applying to these cash flows a range of terminal-year EBITDA multiples and weighted average cost of capital discount rates. Both the range of terminal-year EBITDA multiples and the estimates of Anacomp's weighted average cost of capital discount rates were determined by CSFB based upon discussions with Anacomp's management regarding certain historical and forecasted financial information and data for Anacomp and a comparison of such financial information and data with similar information and data for publicly held companies in businesses similar to Anacomp. The following table summarizes the results of such analysis:


--------------------------------------------------------
DISCOUNTED CASH FLOW VALUATION
($ in millions)

Assumptions
--------------------------------------------------------
Unlevered Free Cash Flows:
  2002.....................................         $8.0
  2003.....................................         $7.7
  2004.....................................        $16.3
  2005.....................................        $16.9
Terminal Value:
  Range of values, based upon a
    4.0x to 6.0x multiple of projected
    2005 EBITDA of $47.5...................  $190 to $285

Weighted Average Cost of Capital ("WACC")..    15% to 25%
---------------------------------------------------------



TABLE (CONTINUED)
----------------------------------------------------------
RANGE OF ESTIMATED REORGANIZATION VALUES
($ in millions)


                              Terminal EBITDA  Multiple
                          --------------------------------
                           4.0x         5.0x         6.0x
                          --------------------------------
  WACC    |   15.0%       $141.7       $168.9       $196.0
Discount  |   20.0%       $121.2       $144.1       $167.0
  Rate    |   25.0%       $104.4       $123.8       $143.3
                          --------------------------------

----------------------------------------------------------


      CSFB also compared certain historical financial data for Anacomp and certain projected financial data for Anacomp after giving effect to the Restructuring provided to CSFB by Anacomp's management with similar data for publicly held companies in businesses similar to Anacomp and compared ratios of certain historical financial and operating data for certain companies in businesses similar to Anacomp to the aggregate consideration paid for such businesses. However, because CSFB did not believe that any of such publicly held companies or acquired companies was directly comparable to Anacomp, CSFB determined that the discounted cash flow analysis was the most relevant valuation methodology for estimating Anacomp's enterprise value.

      In connection with its review, CSFB did not assume any responsibility for independent investigation or verification of any of the information that was provided to or otherwise reviewed by it and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts prepared and provided to CSFB by Anacomp, CSFB was advised, and assumed, that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of Anacomp's management as to the future financial performance of Anacomp after giving effect to the Plan. In addition, CSFB assumed that the Restructuring would be completed in accordance with the terms of the Plan without any material amendments, modifications or waivers and also assumed that in the course of obtaining the necessary consents and approvals for the proposed restructuring and related transactions, there would be no delays, modifications or restrictions imposed that would have a material adverse effect on the contemplated benefits of the proposed restructuring. CSFB was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Anacomp, and was not furnished with any such evaluations or appraisals. CSFB's estimate of a range of enterprise values for Anacomp did not address any other aspect of the proposed restructuring or any related transactions or constitute a recommendation to any holder of outstanding securities of Anacomp as to how such security holder should vote or act on any matter relating to the restructuring or any related transaction. In addition, neither CSFB's valuation analysis nor its estimate of a range of enterprise values for Anacomp constituted an opinion as to the fairness to holders of outstanding securities of Anacomp from a financial point of view of the consideration to be received by such security holders pursuant to the Restructuring. CSFB's valuation analysis and estimate of a range of enterprise values for Anacomp were based on information available as of July 27, 2001, and financial, economic, market and other conditions as they existed and could be evaluated by CSFB on such date and assumed that the Restructuring became effective on September 30, 2001. Although the Effective Date under the Plan may not occur until January or February of 2002, September 30, 2001 was selected as an assumed date of effectiveness of the Plan so that there would be a close proximity between the time in which CSFB reviewed materials in forming its valuation analysis and the assumed date of valuation. In performing its analysis, CSFB reviewed forward looking projections prepared by management that included the period following July 27, 2001. Although developments subsequent to July 27, 2001 may affect the results of CSFB's analysis, CSFB does not have any obligation to update, revise or reaffirm its analysis or its estimate of a range of enterprise values for Anacomp.

      As discussed above, the reorganization value of a debtor does not necessarily correspond to the anticipated market or trading value of the debtor's securities upon plan effectiveness. Nevertheless, Anacomp believes that a determination of reorganization value is the proper means of valuing the Reorganized Company for purposes of confirmation, to the extent that such a valuation is necessary.

      G. FEASIBILITY.

      In order to be confirmed, the Plan must also be feasible. Feasibility means that, unless a liquidation or further reorganization is proposed under the Plan, confirmation is not likely to be followed by the liquidation, or the need for further financial reorganization, of either Anacomp or any successor to Anacomp under the Plan.

      There are at least two important aspects of a feasibility analysis. First, the debtor must have enough cash on hand on the plan's effective date to pay all the claims and interests that are entitled to be paid on the effective date. Anacomp maintains that this aspect of feasibility is satisfied. The Reorganized Company should have ample liquidity under the financing to be provided under the Amended and Restated Credit Agreement to satisfy these obligations, and Anacomp's projections (see Exhibit 5 hereto) provide for the payment in full of these obligations on the Effective Date.

      Second, the debtor must have enough cash over the life of the Plan to make the required plan payments. Anacomp has provided financial statements that include both historical and projected information. The projections cover (a) the nine months ending June 30, 2001, (b) the three months ending September 30, 2001 and (c) the fiscal years ending September 30, 2002, September 30, 2003, September 30, 2004 and September 30, 2005, and are accompanied by notes setting forth the key assumptions underlying those projections. Please refer to Exhibit 5 for the relevant financial statements. Anacomp believes that it will have sufficient value and a positive track record of performance to refinance the obligations under the Amended and Restated Credit Agreement on or before the maturity of that facility. YOU SHOULD CONSULT WITH YOUR ACCOUNTANT, FINANCIAL ADVISOR AND/OR OTHER ADVISOR IF YOU HAVE ANY QUESTIONS PERTAINING TO THESE FINANCIAL STATEMENTS.

      Anacomp's projections show that Anacomp should generate substantial revenues from operations to meet all obligations imposed under the Plan and to deliver a meaningful return to holders of Reorganized Anacomp Common Stock.

      There are at least two important aspects of a feasibility analysis. First, the debtor must have enough cash on hand on the plan's effective date to pay all the claims and interests that are entitled to be paid on the effective date. Anacomp maintains that this aspect of feasibility is satisfied. The Reorganized Company should have ample liquidity under the financing to be provided under the Amended and Restated Credit Agreement to satisfy these obligations, and Anacomp's projections (see Exhibit 5 hereto) provide for the payment in full of these obligations on the Effective Date. The projections also show cash and cash equivalents of between $11.4 million and $26.1 million during the period covered by the projections.

      Second, the debtor must have enough cash over the life of the Plan to make the required plan payments. Anacomp has provided financial statements that include both historical and projected information. The projections cover (a) the twelve months ending September 30, 2001, (b) the three months ending December 31, 2001 and (c) the fiscal years ending September 30, 2002, September 30, 2003, September 30, 2004 and September 30, 2005, and are accompanied by notes setting forth the key assumptions underlying those projections. Among other things, the projections reflect the significant deleveraging of the Company's balance sheet as a result of the conversion of the Old Note Claims into Class A Common Stock. Anacomp anticipates that current liabilities, senior secured revolving facility (net of current liability portion), and other non-current liabilities will decrease from approximately $483.5 million as of September 30, 2001 to approximately $112 million (assuming Plan effectiveness on or about December 31, 2001). The Company also projects substantial positive net income and earnings before interest, taxes, depreciation and amortization ("EBITDA"), as more particularly set forth in Exhibit 5. Please refer to Exhibit 5 for the relevant financial statements. Anacomp believes that it will have sufficient value and a positive track record of performance to refinance the obligations under the Amended and Restated Credit Agreement on or before the maturity of that facility. YOU SHOULD CONSULT WITH YOUR ACCOUNTANT, FINANCIAL ADVISOR AND/OR OTHER ADVISOR IF YOU HAVE ANY QUESTIONS PERTAINING TO THESE FINANCIAL STATEMENTS.

      Anacomp's projections show that Anacomp should generate substantial revenues from operations to meet all obligations imposed under the Plan and to deliver a meaningful return to holders of Reorganized Anacomp Common Stock.



                                      XII.
                           EFFECT OF PLAN CONFIRMATION

      A. DISCHARGE AND INJUNCTION.

      Section 1141 of the Code provides that confirmation of a plan of reorganization results in a discharge of the debtor from any debt that arose before the date of such confirmation. Any and all Allowed Claims against and Allowed Interests in Anacomp will be entitled to satisfaction from the assets of the Reorganized Company only to the extent specifically provided by the express provisions of the Plan.

      The rights afforded in the Plan and the treatment of all Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge, and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against Anacomp, the Reorganized Company, the Estate, or any of their property. Except as otherwise provided in the Plan or the Confirmation Order: (a) on the Effective Date, Anacomp, the Reorganized Company, the Estate, and their property will be deemed discharged and released to the fullest extent permitted by section 1141 of the Code from all Claims and Interests, including, but not limited to, demands, liabilities, Claims, and Interests that arose before the Confirmation Date and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Code, regardless of whether or not (i) a proof of Claim or proof of Interest based on such debt or Interest is filed or deemed filed,
(ii) a Claim or Interest based on such debt or Interest is allowed pursuant to section 502 of the Code, or (iii) the holder of a Claim or Interest based on such debt or Interest has or has not accepted the Plan; and (b) all Persons will be precluded from asserting against Anacomp, the Reorganized Company, the Estate, and their property any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date.

      Except as otherwise provided in the Plan or the Confirmation Order, the Confirmation Order will act as a discharge of any and all Claims against and all debts and liabilities of Anacomp, as provided in sections 524 and 1141 of the Code, and such discharge will void any judgment against Anacomp obtained at any time to the extent that it relates to a Claim discharged.

      Except as otherwise provided in the Plan or the Confirmation Order, on and after the Effective Date, all Persons who have held, currently hold, or may hold a debt, Claim, or Interest discharged pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged debt, Claim, or Interest: (a) commencing or continuing in any manner any action or other proceeding against Anacomp, the Reorganized Company, the Estate, or their property; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against Anacomp, the Reorganized Company, the Estate, or their property; (c) creating, perfecting, or enforcing any lien or encumbrance against Anacomp, the Reorganized Company, the Estate, or their property; (d) asserting any setoff, right of subrogation, or recoupment of any kind against any obligation due to Anacomp, the Reorganized Company, the Estate, or their property; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any Person injured by any willful violation of such injunction will recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

      B. POST-CONFIRMATION CONVERSION OR DISMISSAL.

      After the Plan is confirmed, a creditor or party in interest may bring a motion to convert or dismiss the Reorganization Case under Code section 1112(b) if there is a default in performing the Plan. If the Court orders the Reorganization Case converted to chapter 7 after the Plan is confirmed, then all property that had been property of the Estate and that has not been distributed under the Plan will revest in the chapter 7 estate. The automatic stay will be reimposed upon the revested property only to the extent that relief from stay was not previously authorized by the Court during the Reorganization Case.

      The order confirming the Plan may also be revoked under very limited circumstances. The Court may revoke the Confirmation Order if it was procured by fraud and if a party in interest brings an adversary proceeding to revoke confirmation within 180 days after the entry of the Confirmation Order.

      C. FINAL DECREE.

      Once the estate has been fully administered, as referred to in Bankruptcy Rule 3022, the Reorganized Company, or any other party that the Court may designate in the Confirmation Order, will file a motion with the Court to obtain a final decree closing the Reorganization Case.



                                      XIII.
                          SECURITIES LAW CONSIDERATIONS

      The securities law considerations detailed below pertain to the issuance of the Class A Common Stock, Class B Common Stock and the Reorganized Company Warrants (and the shares of Class B Common Stock issuable upon the exercise of such warrants) by Anacomp in the event that Anacomp commences the Reorganization Case and seeks confirmation of the Plan.

      The Reorganized Company will issue and distribute under the Plan the Class A Common Stock, the Class B Common Stock and the Reorganized Company Warrants. Anacomp has not filed a registration statement under the Securities Act or any other federal or state securities laws with respect to any of the Class A Common Stock and Reorganized Company Warrants that it may be deemed to be offering by virtue of Anacomp's solicitation of acceptances of the Plan pursuant to this Disclosure Statement. In the event Anacomp seeks confirmation of the Plan, Anacomp will rely on section 1145(a) of the Code to exempt from registration under the Securities Act and any applicable state securities laws the offer of any Class A Common Stock, Class B Common Stock and Reorganized Company Warrants (and the shares of Class B Common Stock issuable upon the exercise of such warrants) that may be deemed to be made pursuant to the Plan. Generally, Code section 1145(a)(1) exempts the offer and sale of securities pursuant to a plan of reorganization from such registration requirements if the following conditions are satisfied: (i) the securities are issued by a debtor (or its affiliate or successor) under a plan of reorganization; (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against, the debtor; and (iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor, or are issued "principally" in such exchange and "partly for cash or property." Anacomp believes that the Class A Common Stock, the Class B Common Stock and Reorganized Company Warrants (and the shares of Class B Common Stock issuable upon the exercise of such warrants) issued pursuant to the Plan will satisfy the requirements of Code section 1145(a)(1).

      The Class A Common Stock, the Class B Common Stock and the Reorganized Company Warrants may be resold by the holders thereof without restriction, except for any such holder that is deemed to be an "underwriter" with respect to the Class A Common Stock, the Class B Common Stock and/or the Reorganized Company Warrants as defined in Code section 1145(b)(1). Generally, section 1145(b)(1) defines an "underwriter" as any person who (i) purchases a claim against, or an interest in, a debtor with a view towards distribution of any security to be received in exchange for such claim or interest, (ii) offers to sell securities issued pursuant to a bankruptcy plan for the holders of such securities, (iii) offers to buy securities issued pursuant to a bankruptcy plan from persons receiving such securities, if the offer to buy is made with a view towards distribution of such securities, or (iv) is an issuer within the meaning of section 2(11) of the Securities Act. Section 2(11) of the Securities Act provides that the term "issuer" includes all persons who, directly or indirectly, through one or more intermediaries, control, or are controlled by, or are under common control with, an issuer of securities. Under Rule 405 of Regulation C under the Securities Act, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. Accordingly, an officer or director of a reorganized debtor (or its affiliate or successor) under a plan of reorganization may be deemed to "control" such debtor (and therefore be an underwriter for purposes of Code section 1145), particularly if such management position is coupled with the ownership of a significant percentage of a debtor's (or its affiliate's or successor's) voting securities. Any entity that is an "underwriter" but not an "issuer" with respect to an issue of securities is, however, entitled to engage in exempt "ordinary trading transactions" within the meaning of Code section 1145(b).

      Holders of such securities who are deemed to be "underwriters" within the meaning of Code section 1145(b)(1) or who may otherwise be deemed to be "underwriters" of, or to exercise "control" over, Anacomp within the meaning of Rule 405 of Regulation C under the Securities Act should, assuming all other conditions of Rule 144A are met, be entitled to avail themselves of the safe harbor resale provisions thereof. Rule 144A, promulgated under the Securities Act, provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for resales to certain "qualified institutional buyers" of securities which are "restricted securities" within the meaning of the Securities Act, irrespective of whether the seller of such securities purchased its securities with a view towards reselling such securities under the provisions of Rule 144A. Under Rule 144A, a "qualified institutional buyer" is defined to include, among other Persons (e.g., "dealers" registered as such pursuant to section 15 of the Exchange Act and "banks" as defined in section 3(a)(2) of the Securities Act), any entity which purchases securities for its own account or for the account of another qualified institutional buyer and which (in the aggregate) owns and invests on a discretionary basis at least $100 million in the securities of unaffiliated issuers. Subject to certain qualifications, Rule 144A does not exempt the offer or sale of securities which, at the time of their issuance, were securities of the same class of securities then listed on a national securities exchange (registered as such under section 6 of the Exchange Act) or quoted in a U.S. automated interdealer quotation system (e.g., NASDAQ).

      To the extent that Rule 144A is unavailable, holders may, under certain circumstances, be able to sell their securities pursuant to the more limited safe harbor resale provisions of Rule 144 promulgated under the Securities Act. Generally, Rule 144 provides that if certain conditions are met (e.g. one-year holding period with respect to "restricted securities," volume limitations, manner of sale, availability of current information about the issuer, etc.), (a) any person who resells "restricted securities" and (b) any "affiliate" of the issuer of the securities sought to be resold will not be deemed to be an "underwriter" as defined in section 2(11) of the Securities Act. Under paragraph
(k) of Rule 144, the aforementioned conditions to resale will no longer apply to restricted securities sold for the account of a holder who is not an affiliate of Anacomp at the time of such resale and who has not been such during the three-month period next preceding such resale, so long as a period of at least two years has elapsed since the later of (i) the Effective Date or (ii) the date on which such holder acquired its securities from an affiliate of Anacomp.

      At the Confirmation Hearing, Anacomp will request that, in accordance with Code section 1145, the Court make a specific finding and determination to the effect that the issuance of Class A Common Stock, Class B Common Stock and the Reorganized Company Warrants (and the shares of Class B Common Stock issuable upon the exercise of such warrants) under the Plan will be exempt from the registration requirements of the Securities Act of 1933 and any state or local law requiring registration or qualification with respect to the offer and sale of a security.

      In addition, Anacomp will grant, pursuant to the terms of a registration rights agreement (the "Registration Rights Agreement"), registration rights to certain Holders who, after giving effect to the Restructuring, will be deemed affiliates, for purposes of Rule 144 of the Securities Act, of the Reorganized Company. The Registration Rights Agreement will obligate the Reorganized Company to use its best efforts to file with the Commission, within 45 days after the Plan is confirmed, and to use its best efforts to have declared effective within 75 days after the Plan is confirmed, a shelf registration statement allowing the sale by such Holders, from time to time, of their Stock, pursuant to Rule 415 of the Securities Act.



                                      XIV.
                   CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      A. INTRODUCTION.

      The following discussion is a summary of certain federal income tax consequences of the Plan to the holders of Claims, holders of Interests, and Anacomp, but does not purport to be a comprehensive description of all of the tax considerations relevant to the Plan. The following discussion deals only with holders of Claims and Interests that are:

         o a citizen or resident of the United States or any State or political subdivision thereof,

         o a corporation, partnership or other business entity created or organized in or under the laws of the United States or any State or political subdivision thereof (including the District of Columbia),

         o an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

         o a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons is able to control all its substantial decisions.

      This summary is based on interpretations of the Internal Revenue Code of 1986, as amended (the "Tax Code"), the Treasury regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described herein. Due to the lack of definitive judicial or administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. No rulings have been or will be requested or received from the Internal Revenue Service ("IRS") with respect to any of the matters discussed herein. No tax opinions have been or will be requested or received from Anacomp's tax advisors with respect to any of the matters discussed herein.

      This summary deals only with holders of Claims and Interests that hold Old Notes and Existing Common Stock, respectively, as capital assets, and not as part of a "straddle" or a "conversion transaction" for federal income tax purposes, or otherwise as part of an integrated transaction. This summary does not discuss all of the tax consequences that may be relevant to particular classes of holders of Claims and Interests that are subject to special treatment under the federal income tax laws (such as banks, tax-exempt entities, Subchapter S corporations, insurance companies, retirement plans, regulated investment companies, securities dealers, investors whose functional currency is not the U.S. dollar, and Interest holders that acquired their stock through the exercise of an employee stock option or otherwise as compensation). Consequently, such holders of Claims and Interests may be subject to special rules not discussed below.

      THE FEDERAL INCOME TAX CONSEQUENCES OF THE RESTRUCTURING ARE COMPLEX. ALL HOLDERS OF CLAIMS AND INTERESTS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RESTRUCTURING AND THE OWNERSHIP AND DISPOSITION OF THE PLAN SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

      B. CONSEQUENCES TO CREDITORS.

               1. IN GENERAL.

      The exchange of Old Notes for Class A Common Stock should qualify as a reorganization within the meaning of section 368(a)(1)(E) of the Tax Code. Accordingly, if the Old Notes qualify as "securities" for federal income tax purposes (i.e., "tax securities"), as described below, then a holder of a Claim should not recognize gain or loss on the exchange, except to the extent the Class A Common Stock received in the exchange is allocable to accrued interest or original issue discount ("OID") that the holder has not previously included in taxable income (generally referred to as "accrued but untaxed interest on OID"). In addition, in this case, the holder's tax basis in the Class A Common Stock received (and which is not allocable to accrued but untaxed interest or OID) will equal the holder's adjusted tax basis in the Old Notes surrendered, and the holder's holding period in such Class A Common Stock will include its holding period for the Old Notes surrendered.

      The Tax Code and the Treasury regulations do not provide any guidance on whether a debt instrument such as an Old Note qualifies as a tax security. In general, whether a debt instrument is classified as a tax security depends on an overall evaluation of the nature of the debt instrument at the time it is issued. Debt instruments with a five-year term or less generally have not qualified as tax securities, whereas debt instruments with a ten-year term or more generally have qualified as tax securities. The Old Notes have terms in excess of five years, but less than ten years, and other features consistent with tax securities. Anacomp believes that it is likely, although not free from doubt, that the Old Notes will qualify as tax securities.

      If, however, the Old Notes are not treated as tax securities, then a holder of Old Notes should recognize capital gain or loss in an amount equal to the difference between the fair market value of the Class A Common Stock received in the exchange (other than the value of the Class A Common Stock received that is allocable to accrued but untaxed income, as described below) and the holder's tax basis in the Old Notes surrendered. The holder's tax basis in the Class A Common Stock received will be equal to the fair market value of such Class A Common Stock, and the holder's holding period in such Class A Common Stock will begin on the day after the Effective Date. Holders are urged to consult their tax advisors regarding the classification of the Old Notes as tax securities and the resulting tax consequences if the Old Notes are not treated as tax securities. The balance of this discussion generally assumes that the Old Notes qualify as tax securities.

               2. ACCRUED BUT UNTAXED INTEREST AND ORIGINAL ISSUE DISCOUNT.

      Class A Common Stock treated as received in respect of accrued interest or OID that the holder of Old Notes has not previously included in taxable income should be recognized by holders upon the exchange as ordinary income. The Plan provides that the consideration received by holders is allocated first to the principal amount of the Old Notes and will be allocated second, to the extent of consideration received in excess of principal, to any accrued but unpaid interest and OID. It is unclear whether this allocation will be respected for federal income tax purposes. The legislative history to the Bankruptcy Tax Act of 1980 states that both the creditor and the debtor would be bound by such an allocation, and therefore provides some support that the allocation should be respected. However, regulations issued by the IRS require, in general, that payments made on a debt instrument be allocated first to accrued but unpaid interest and OID.

               3. MARKET DISCOUNT.

      In general, a Note that was not issued with OID is considered to have been acquired with "market discount" if the holder's adjusted tax basis is less than the sum of all remaining payments to be made on the Note, excluding qualified stated interest. In the case of a Note that was originally issued with more than a de minimis amount of OID, "market discount" is generally the amount by which the holder's tax basis in the Note immediately after its acquisition is less than the sum of the obligation's original issue price and any accrued OID.

      Market discount generally accrues ratably over the term of a debt instrument unless the holder elects to accrue such discount under a constant yield method. If the Old Notes constitute tax securities (as described above), and a holder acquired its Note with market discount, any market discount that accrued but was not recognized with respect to the Note is carried over to the Class A Common Stock received therefor and any gain recognized on the subsequent sale, exchange, redemption or other disposition of the Class A Common Stock is treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged Old Note. Any gain recognized by a holder on the exchange of an Old Note acquired with market discount for Class A Common Stock would be treated as ordinary income to the extent of the market discount that accrued thereon while it was considered to be held by such holder (unless the holder elected to include market discount in income as it accrues). If the Old Notes do not constitute tax securities, any gain recognized on the exchange will be treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged Old Note.

      C. CONSEQUENCES TO INTEREST HOLDERS.

               1. GENERAL.

      In general, holders of Existing Common Stock should not recognize gain or loss as a result of the exchange of their Existing Common Stock for Class B Common Stock and Reorganized Company Warrants pursuant to the Restructuring. The tax basis of each Interest holder's Existing Common Stock prior to the distribution should be allocated between the Existing Common Stock and the Reorganized Company Warrants in proportion to the fair market values of each at the time of the distribution. The holding period for Reorganized Company Warrants will begin on the day after the distribution.

      In general, any gain or loss recognized on a subsequent sale or exchange of the Class B Common Stock or Reorganized Company Warrants received under the Plan will be capital gain or loss in an amount equal to the difference between the amount realized and the Interest holder's adjusted tax basis in the Class B Common Stock or Reorganized Company Warrants, and such gain or loss will be long-term capital gain or loss if the Class B Common Stock or Reorganized Company Warrants are held for more than one year. If the Reorganized Company Warrants are not exercised and lapse, a Interest holder generally will recognize a capital loss equal to the Interest holder's tax basis in the Reorganized Company Warrants, and such loss will be a long-term capital loss if the Reorganized Company Warrant was held for more than one year.

      The exercise of the Reorganized Company Warrants will not be a taxable event to the Interest holder. The Interest holder's tax basis in the Class B Common Stock received upon such exercise will be equal to the Interest holder's tax basis in the Reorganized Company Warrants plus the amount paid by the Interest holder to exercise the Reorganized Company Warrant. The holding period for Class B Common Stock received upon exercise of the Reorganized Company Warrants will begin on the day following the date of exercise and will not include the period that the Interest holder held the Reorganized Company Warrants.

               2. ADJUSTMENTS TO CONVERSION RATIO.

      The conversion ratio and exercise price of the Reorganized Company Warrants are subject to adjustments under certain circumstances. If such adjustments to the conversion ratio and/or exercise price of the Reorganized Company Warrants are made, holders of the Reorganized Company Warrants could be treated as having received a constructive distribution under section 301 and section 305(c) of the Tax Code that may be treated as a dividend distributed by Anacomp and taxable as ordinary income (regardless of whether the holder ever exercises the Reorganized Company Warrant). In general, a holder's basis in a Warrant will include the amount of any such deemed taxable dividend.

         D. BACKUP WITHHOLDING.

      A noncorporate Claim holder or Interest holder may be subject to backup withholding at the rate of 30.5 percent (which rate is scheduled to be reduced periodically, to 28% for payments made in 2006) with respect to "reportable payments," which include payments in respect of dividends, interest or accrued OID, and the proceeds of a sale, exchange or redemption of Old Notes or Existing Common Stock. The payor will be required to deduct and withhold the prescribed amounts if (a) the payee fails to furnish a taxpayer identification number ("TIN") to the payor in the manner required, (b) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (c) there has been a failure of the payee to certify under penalty of perjury that the payee is not subject to withholding under section 3406(a)(1)(C) of the Tax Code, or (d) the payee is notified by the IRS that he or she failed to report properly payments of interest and dividends and the IRS has notified Anacomp that he or she is subject to backup withholding.

      Amounts paid as backup withholding do not constitute an additional tax and will be credited against the Claim holders' and Interest holders' federal income tax liabilities, so long as the required information is provided to the IRS. Anacomp will report to the holders of Claims and Interests and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payments on such securities to any noncorporate Claim or Interest holder other than an "exempt recipient."

               E. CONSEQUENCES TO ANACOMP.

               1. CANCELLATION OF INDEBTEDNESS.

      The exchange of Old Notes for Class A Common Stock will result in a cancellation of Anacomp's outstanding indebtedness. A taxpayer generally realizes cancellation of debt ("COD") income for federal income tax purposes equal to the amount of any indebtedness that is discharged or cancelled during the taxable year. In the case of an exchange such as that contemplated by the Restructuring, where outstanding indebtedness is cancelled in exchange for other property (such as the Class A Common Stock), the amount of such COD income is, in general, equal to the excess of the adjusted issue price (including accrued but unpaid interest) of the indebtedness satisfied over the fair market value of the other property issued therefor.

      If a discharge of indebtedness is granted by a court in a chapter 11 proceeding (or is made pursuant to a plan approved by such court), such income is excluded from the taxpayer's taxable income under Tax Code section 108(a). Consequently, if the exchange occurs as a result of a Chapter 11 proceeding, any COD income attributable to the Plan will be excluded from Anacomp's taxable income.

      However, Tax Code section 108(b) provides, in general, that certain tax attributes of a debtor, including any net operating loss carryforwards, must be reduced by the amount of the debtor's COD income that is excluded under Tax Code section 108(a). To the extent that the amount excluded exceeds these tax attributes, the debtor's tax basis in its property is reduced by the amount of such excluded COD income, except that such reduction is limited to the excess of the aggregate tax basis of the property held by the debtor over the aggregate liabilities of the debtor immediately after the transaction. Alternatively, under Tax Code section 108(b)(5), a debtor may elect to reduce its tax basis in depreciable property for any portion of the reduction required under Tax Code section 108(b)(1) prior to reducing its NOLs and other tax attributes.

      As a result of the Restructuring, and assuming the fair market value of the Class A Common Stock received by the holders of the Old Notes is approximately $75 million (Enterprise Value of $124 million less the projected Facility balance of $49 million at December 31, 2001) (see discussion of CSFB's valuation disclosed in Section XI.F.), Anacomp estimates that it will realize not less than approximately $294 million of COD income, which will substantially reduce or eliminate Anacomp's net operating loss carryforwards (the "NOLs") of approximately $239 million. However, if Anacomp makes an election under Tax Code section 108(b)(5), the Reorganized Company may retain a significant portion of its NOLs.

               2. LIMITATION OF NET OPERATING LOSS CARRYFORWARDS,
            CAPITAL LOSS CARRYFORWARDS AND CERTAIN OTHER BUILT-IN
            LOSS ITEMS FOLLOWING AN OWNERSHIP CHANGE.

      Section 382 of the Tax Code generally limits a corporation's use of its NOLs (and may limit a corporation's use of certain built-in losses and depreciation and amortization deductions recognized within a five-year period) if the corporation undergoes an "ownership change." Section 383 of the Tax Code applies similar limitations to capital loss carryforwards and tax credits. In general, an ownership change occurs when the percentage of the corporation's stock owned by certain "5 percent shareholders" increases by more than 50 percentage points over the lowest percentage owned at any time during the applicable "testing period" (generally the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the most recent ownership change of the corporation). A 5 percent shareholder for these purposes includes, very generally, an individual or entity that directly or indirectly (and taking into account certain attribution rules) owns 5 percent or more of the value of the corporation's stock during the relevant period, and may include one or more groups of shareholders that in the aggregate own less than 5 percent of the value of the corporation's stock.

      Anacomp estimates that it will have NOL carryforwards as of JUNE 30, 2001 OF APPROXIMATELY $239 MILLION, WHICH ARE EXPECTED TO BE SUBSTANTIALLY REDUCED OR ELIMINATED AS A RESULT OF THE COD INCOME. IN ADDITION, ANACOMP ESTIMATES THAT AS OF SEPTEMBER 30, 2001, IT WILL NOT HAVE CAPITAL LOSS CARRYFORWARDS. However, there can be no assurance that the IRS will concur in the reporting positions and valuations on which Anacomp's COD, NOL, capital loss carryforward and basis calculations are made.

      In general, for a corporation that undergoes an ownership change within the meaning of Tax Code section 382, the section 382 limitation is equal to the fair market value of the corporation's equity immediately before the ownership change, multiplied by the federal long-term tax exempt rate (5.01% for ownership changes occurring in August, 2001). Currently, based on public filings, Anacomp believes that its 5 percent shareholders had increased their ownership of Anacomp's Existing Common Stock by more than 30 percent during the applicable testing period. If Anacomp's 5 percent shareholders have increased or do increase their ownership of Anacomp's Existing Common Stock by more than 50 percent during the applicable testing period before the surrender of the Old Notes for Class A Common Stock pursuant to the Restructuring. Anacomp's section 382 limitation is expected to be a nominal amount and the Reorganized Company may be unable to utilize any of its NOLs, capital loss carryforwards, or possibly certain built-in losses (including certain depreciation and amortization deductions) realized in the five-year period following such ownership change because Anacomp's equity is not expected to have any significant value at the time of such ownership change.

      If Anacomp does not undergo a section 382 ownership change prior to the exchange of the Old Notes for Class A Common Stock, Anacomp will undergo an ownership change within the meaning of Tax Code section 382 at the time of the exchange. Anacomp intends to determine its section 382 limitation under the provisions of section 382(l)(6) of the Tax Code, which generally applies to an ownership change that occurs pursuant to a plan of reorganization in a bankruptcy proceeding under chapter 11 of the Code to which Tax Code section 382(l)(5) is inapplicable. Under section 382(l)(6) of the Tax Code, the fair market value of the Reorganized Company's equity for purposes of Tax Code section 382 will include the increase in its value resulting from the cancellation of creditors' (including holders') Claims under the Restructuring (but generally only to the extent of the COD realized by Anacomp in the Restructuring. ).

      Taking into account Tax Code section 382(l)(6) and assuming that Anacomp does not experience an ownership change prior to Restructuring, Anacomp believes that its value for purposes of section 382 will be approximately $69 million to $82 million on the Effective Date and therefore, based on a federal tax-exempt rate of 5.01% (which is the rate that is effective for ownership changes occurring in August, 2001), its section 382 limitation is expected to range from $3.45 to $4.1 million annually. No assurances are given, however, as to Anacomp's actual annual limitation. Unused portions of each year's section 382 limitation amount may be carried forward to increase the next year's section 382 limitation amount until a corporation's NOLs expire unused.

               3. ALTERNATIVE MINIMUM TAX.

      In general, an alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income ("AMTI") at a 20% rate to the extent such tax exceeds the corporation's regular federal income tax for the year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMT, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular federal income tax purposes by available NOL, built-in losses and capital loss carryforwards, only 90% of a corporation's AMTI may be offset by available NOL and capital loss carryforwards (as recomputed for AMT purposes). Thus in any year for which Anacomp may be subject to the AMT, any AMTI recognized would be taxable at an effective rate of at least 2% (i.e., 20% tax rate applied to 10% of the AMTI not offset by the NOL carryforwards), even if Anacomp would have sufficient AMTI NOLs to otherwise completely offset its AMTI.

      THE FEDERAL INCOME TAX CONSEQUENCES OF THE RESTRUCTURING ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OR INTEREST HOLDER IN LIGHT OF SUCH HOLDER'S OR INTEREST HOLDER'S PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS AND INTEREST HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE RESTRUCTURING AND THE OWNERSHIP AND DISPOSITION OF THE OLD NOTES AND CLASS A COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.



Dated As Of August 29, 2001         ANACOMP, INC.


                                    /s/     Edward P. Smoot
                                    --------------------------------------------
                                    By:  EDWARD P. SMOOT,
                                         President and Chief Executive Officer



SUBMITTED BY:

/s/     Lee R. Bogdanoff
----------------------------------------
LEE R. BOGDANOFF, ESQ.
KLEE, TUCHIN, BOGDANOFF & STERN LLP
Reorganization Counsel for Anacomp, Inc.


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








                        DISCLOSURE STATEMENT EXHIBIT "1"

                             PLAN OF REORGANIZATION












           DISCLOSURE STATEMENT EXHIBIT "1" -- PLAN OF REORGANIZATION

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           DISCLOSURE STATEMENT EXHIBIT "1" -- PLAN OF REORGANIZATION

KENNETH N. KLEE (State Bar #063372)
LEE R. BOGDANOFF (State Bar #119542)
METTE H. KURTH (State Bar #187100)
KLEE, TUCHIN, BOGDANOFF & STERN LLP
1880 Century Park East, Suite 200
Los Angeles, California 90067-1698

Telephone:   (310) 407-4083
Facsimile:       (310) 407-9090

Reorganization Counsel for Anacomp, Inc.

Debtor's Mailing Address:
12365 Crosthwaite Circle
Poway, California 92064



                         UNITED STATES BANKRUPTCY COURT

                         SOUTHERN DISTRICT OF CALIFORNIA

In re:                                   Case No.         [To Be Determined]

ANACOMP, INC., an Indiana                Chapter 11
corporation, f/k/a DatagraphiX,
docHarbor, and First Image, (Federal     ANACOMP, INC.'S CHAPTER 11 PLAN OF
Tax I.D. No. 35-1144230),                REORGANIZATION (Dated August 29, 2001)

             Debtor.



------------------------------------


           DISCLOSURE STATEMENT EXHIBIT "1" -- PLAN OF REORGANIZATION

                                TABLE OF CONTENTS
                                -----------------

I.    DEFINITIONS............................................................1

      A.    Defined Terms....................................................1

II.   RULES OF INTERPRETATION................................................8

III.  CLASSIFICATION AND TREATMENT OF CLAIMS, EQUITY INTERESTS,
      EXECUTORY CONTRACTS, AND UNEXPIRED LEASES .............................9

      A.    Summary..........................................................9

      B.    Unclassified Administrative Claims and Priority Tax Claims......10

            1.    Allowance of Administrative Claims........................10

                  a)    Ordinary Course Administrative Claims:..............10

                  b)    Non-Ordinary Course Administrative Claims:..........10

                  c)    Administrative Tax Claims:..........................11

                  d)    Professional Fee Claims.............................11

            2.    Treatment of Allowed Administrative Claims................11

            3.    Treatment of Allowed Priority Tax Claims..................12

      C.    Classification and Treatment of Secured Claims
            Classes 1, 2 and 3) ............................................12

            1.    Class 1 (Secured Claims of the Agent and the Banks).......12

            2.    Class 2 (Secured Tax Claims)..............................12

            3.    Class 3 (Other Secured Claims)............................13

      D.    Treatment and Classification of General Unsecured Claims
            (Classes 4, 5 and 6)............................................13

            1.    Class 4 (Old Note Claims).................................13

            2.    Class 5 (Unsecured Trade/Employee/Rejection Claims).......13

            3.    Class 6 (Other Unsecured Claims)..........................14

      E.    Treatment of Priority Claims (Class 7)..........................14

      F.    Treatment of Existing Common Stock (Class 8)....................14

      G.    Treatment of Section 510(b) Common Claims (Class 9).............15

      H.    Treatment of Existing Warrants and Options (Class 10)...........16

      I.    Treatment of Contracts, Leases and Indemnification Obligations..16

            1.    Assumption of Executory Contracts and Unexpired Leases....17

            a.    Schedule of Assumed Agreements............................17

            b.    Cure Payments.............................................17

            c.    Objections to Assumption or Proposed Cure Payments........18

            2.    Rejection of Executory Contracts and Unexpired Leases.....18

            a.    Schedule of Rejected Agreements...........................18

            b.    Bar Date for Rejection Damage Claims......................19

            3.    Postpetition Contracts and Leases.........................19

            4.    Assumption of Indemnification Obligations.................19

IV.   MEANS OF EXECUTION AND IMPLEMENTATION OF THE PLAN AND OTHER
      PROVISIONS ...........................................................19

      A.    Disbursing Agent................................................19

      B.    Revesting of Assets.............................................20

      C.    Preservation of Rights of Action................................20

      D.    Indentures......................................................20

            1.    Cancellation of Indentures................................20

            2.    Allowed Fees and Expenses of Indenture Trustee............21

      E.    Objections to Claims and Interests..............................21

      F.    Distribution of Property Under the Plan.........................21

            1.    Manner of Cash Payments...................................21

            2.    Manner and Distribution of Class A Common Stock...........22

            3.    Manner and Distribution of Class B Common Stock...........22

            4.    Manner and Distribution of Reorganized Company Warrants...22

            5.    Surrender of Securities...................................22

                  a)    Surrender of Old Notes..............................22

                  b)    Surrender of Existing Common Stock..................23

            6.    No Distributions With Respect to Disputed Claims and
                  Interests ................................................23

            7.    Delivery of Distributions and Undeliverable or Unclaimed
                  Distributions ............................................23

                  c.    Delivery of Distributions in General................23

                  d.    Undeliverable Distributions.........................24

                        (1)   Holding and Investment of Undeliverable
                              Property .....................................24

                        (2) Distribution of Undeliverable Property After It Becomes Deliverable and Failure to Claim
                              Undeliverable Property........................24

            8.    Compliance With Tax Requirements..........................24

            9.    Setoff, Recoupment and Other Rights.......................25

      G.    No Liability for Solicitation or Participation..................25

      H.    Limitation of Liability.........................................25

      I.    Dissolution of Committees.......................................25

      J.    Fees and Expenses of the Unofficial Committee...................26

      K.    Revocation of the Plan..........................................26

      L.    Post-Effective Date Effect of Evidences of Claims or Interests..26

      M.    Successors and Assigns..........................................26

      N.    Saturday, Sunday, or Legal Holiday..............................26

      O.    Headings........................................................27

      P.    Governing Law...................................................27

      Q.    Severability of Plan Provisions.................................27

      R.    No Admissions...................................................27

      S.    Application of Code Section 1145................................27

      T.    Conditions to Effectiveness of the Plan.........................28

      U.    Waiver of Conditions to the Effective Date......................29

      V.    Retention of Jurisdiction.......................................30

V.    SOURCES OF FUNDS TO PAY CLAIMS AND INTEREST HOLDERS;
      PROVISIONS REGARDING CLASS A COMMON STOCK AND REORGANIZED
       COMPANY WARRANTS.....................................................31

      A.    Sources of Funds................................................31

            1.    Amended and Restated Credit Agreement.....................31

            2.    Additional Sources of Funding.............................35

      B.    Issuance of Class A Common Stock, Class B Common Stock and
            Reorganized Company Warrants ...................................35

            1.    The Class A Common Stock and Class B Common Stock.........35

            2.    Reorganized Company Warrants..............................36

VI.   THE REORGANIZED COMPANY...............................................37

      A.    Management of the Reorganized Company...........................37

            1.    Directors of the Reorganized Company......................37

            2.    Officers of the Reorganized Company.......................38

      B.    Reserve of Shares of Reorganized Anacomp Common Stock for
            Management and Employee Incentive ..............................38

      C.    Employee Benefit Plans..........................................38

      D.    Articles........................................................38

      E.    Bylaws..........................................................38

      F.    Listing and Registration of Reorganized Anacomp Common Stock....39

VII.  EFFECT OF CONFIRMATION OF THE PLAN....................................39

      A.    Discharge and Injunction........................................39

      B.    Modification of the Plan........................................40

VIII. CONFIRMATION REQUEST..................................................40


                    DISCLOSURE STATEMENT EXHIBIT "1" -- PLAN

                                TABLE OF EXHIBITS
                                -----------------

Exhibit 1--Amended and Restated Credit Agreement Term Sheet..............................(Attached)
Exhibit 2--Amended and Restated Credit Agreement ..............(To be filed by Exhibit Filing Date)
Exhibit 3--Schedule of Assumed Agreements....... ..............(To be filed by Exhibit Filing Date)
Exhibit 4--Schedule of Rejected Agreements...............................................(Attached)
Exhibit 5--Warrant Agreement.............................................................(Attached)
Exhibit 6--Amended Articles....................................(To be filed by Exhibit Filing Date)
Exhibit 7--Amended Bylaws......................................(To be filed by Exhibit Filing Date)
Exhibit 8--Registration Rights Agreement.......................(To be filed by Exhibit Filing Date)
Exhibit 9--List of New Board Members...........................(To be filed by Exhibit Filing Date)


                    DISCLOSURE STATEMENT EXHIBIT "1" -- PLAN

     Anacomp, Inc., an Indiana corporation ("Anacomp"), hereby submits "Anacomp, Inc.'s Chapter 11 Plan of Reorganization (Dated August 29, 2001)."

                                       I.

                                   DEFINITIONS

     A. Defined Terms.

            In addition to any other terms that are defined in the Plan, the following terms (which appear in the Plan as capitalized terms), when used in the Plan or the accompanying Disclosure Statement, have the meanings set forth below.

            "Administrative Claim" means a Claim for administrative costs or expenses that are allowable under Code sections 503(b), 507(b) or 1114(e). These costs or expenses may include: (a) actual costs or expenses incurred after the Petition Date necessary to preserve the Estate; (b) Professional Fee Claims; (c) Administrative Tax Claims; (d) Ordinary Course Administrative Claims; or (e) Non-Ordinary Course Administrative Claims.

            "Administrative Tax Claim" means a Claim that is not an Allowed Secured Claim and that a government unit asserts against Anacomp either for taxes or for related interest or penalties for any period of time that--in whole or in part--falls within any period from and including the Petition Date through and including the Effective Date.

            "Agent" means Fleet National Bank, f/k/a Bank Boston, N.A., and its successors and assigns, as Agent for the Banks pursuant to the Prepetition Credit Agreement.

            "Allowed ..." in reference to a Claim or Interest means a Claim that is undisputed, non-contingent and liquidated as determined in accordance with the provisions of the Plan applicable to such Claim or Interest.

            "Allowed Administrative Claim" means an Administrative Claim that is Allowed as set forth in Section III.B.1.

            "Allowed Claim" or "Allowed Interest" means a Claim or Interest, other than an Administrative Claim, to the extent that:

            (a) Either: (1) a Claim or Interest is listed on the Schedules (in the amount specified in the Schedules) and is not designated as disputed, contingent or unliquidated; or (2) a proof of Claim or proof of Interest was timely filed; or (3) a proof of Claim or proof of Interest is deemed timely filed either under Bankruptcy Rule 3003(b)(1)(2) or by a Final Order; and

            (b) Either: (1) the Claim or Interest is not a Disputed Claim or a Disputed Interest; or (2) the Claim or Interest is Allowed either by a Final Order or under the Plan.

Unless otherwise specified in the Plan, an Allowed Claim does not include interest on a Claim accruing after the Petition Date. Moreover, any portion of a Claim that is satisfied or released during the Reorganization Case is not an Allowed Claim.

            "Amended and Restated Credit Agreement" means the revolving credit facility to be entered into between Anacomp, on the one hand, and the Agent and the Banks, on the other hand, which agreement shall be effective on the Effective Date, and all of the other "Loan Documents" as defined in such document and all of the documents and instruments relating thereto, as all of the foregoing may have been amended, supplemented or modified.

            "Amended and Restated Credit Agreement Term Sheet" means that certain document entitled "Summary of Terms and Conditions of Amendment and Restatement of Lenders' Existing Revolving Credit Agreement" dated as of August 24, 2001, attached hereto as Exhibit 1.

            "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure.

            "Banks" means Fleet National Bank, f/k/a Bank Boston, N.A., Union Bank of California, N.A., The Fuji Bank, Ltd., Key Corporate Capital, Inc., and City National Bank, and their respective successors and assigns, as lenders under the Prepetition Credit Agreement.

            "Bar Date" means the date fixed by the Court, in accordance with Bankruptcy Rule 3003(c)(3), as the last date by which Persons must file proofs of Claim in the Reorganization Case.

            "Board" means the Board of Directors of Anacomp.

            "Business Day" means a day that is not a Saturday, Sunday, or legal holiday (as such term is defined in Bankruptcy Rule 9006(a)).

            "Claim" means a claim--as the term "claim" is defined in Code section 101(5)--against Anacomp or the Estate.

            "Class" means a group of Claims or Interests as classified pursuant to the Plan.

            "Class A Common Stock" means the shares of common stock of Anacomp to be issued and distributed to holders of Allowed Class 4 Claims in accordance with the Plan and to be reserved for distribution to the Reorganized Company's management and employees as incentive compensation.

            "Class B Common Stock" means the shares of common stock of Anacomp to be issued and distributed to Persons holding Allowed Class 8 Interests and the stock to be issued and distributed to Persons holding Allowed Class 8 Interests that exercise the Reorganized Company Warrants. The Class B Common Stock shall also be issued to satisfy any Section 510(b) Common Claims in accordance with Section III.G below. The Class B Common Stock shall constitute a class of common stock separate from the Class A Common Stock.

            "Code" means title 11 of the United States Code (also known as the Bankruptcy Code), as applicable in the Reorganization Case.

            "Confirmation Date" means the date on which the Court enters the Confirmation Order on its docket.

            "Confirmation Hearing" means the hearing regarding Plan confirmation.

            "Confirmation Hearing Date" means the first date on which the Court holds the Confirmation Hearing.

            "Confirmation Order" means the Court order confirming this Plan under Code section 1129.

            "Court" means the United States Bankruptcy Court for the Southern District of California or any other court that properly exercises jurisdiction over the Reorganization Case or the resolution of any Claim.

            "Creditors' Committee" means any committee of unsecured creditors that the U.S. Trustee appoints, pursuant to Code section 1102, in the Reorganization Case.

            "Disbursing Agent" means the Reorganized Company or the Third Party Disbursing Agent.

            "Disclosure Statement" means the "Disclosure Statement Describing Anacomp, Inc.'s Chapter 11 Plan of Reorganization (Dated August 29, 2001)," as it may be amended.

            "Disputed Claim or Interest" means a Claim or Interest:

            (a) Listed on the Schedules and designated as disputed, contingent or unliquidated; or

            (b) As to which a proof of Claim is filed or is deemed filed under Bankruptcy Rule 3003(b)(1) or a proof of Interest was filed or deemed filed under Bankruptcy Rule 3003(b)(2), and as to which an objection: (1) has been timely filed; and (2) has neither been overruled nor been denied by a Final Order and has not been withdrawn.

            "DSI" means the European document management business of Anacomp's Foreign Subsidiaries.

            "Effective Date" means the first business day, as determined by Anacomp in its reasonable business discretion, that is a Business Day (a) that is at least ten days after the Confirmation Date; (b) on which no stay of the Confirmation Order is in effect; and (c) on which all of the conditions set forth in Section IV.T and U, below, have been satisfied or waived in accordance with the Plan.

            "Estate" means the estate created in the Reorganization Case under Code section 541.

            "Exhibit Filing Date" means the date that is the last business day that is at least ten days prior to the Confirmation Hearing Date.

            "Existing Common Stock" means the common stock of Anacomp issued by Anacomp and outstanding immediately prior to the Effective Date.

            "Existing Warrants and Options" means any and all warrants, options, conversion rights, or similar rights, regardless of whether they are fixed, contingent or unmatured, to acquire Existing Common Stock, outstanding immediately prior to the Effective Date.

            "Final Order" means an order or judgment of the Court entered on the Court's official docket:

            (a) That has not been reversed, rescinded, stayed, modified, or amended;

            (b)   That is in full force and effect; and

            (c) With respect to which: (1) the time to appeal or to seek review, remand, rehearing, or a writ of certiorari has expired and as to which no timely filed appeal or petition for review, rehearing, remand, or writ of certiorari is pending; or (2) any such an appeal or petition has been dismissed or resolved by the highest court to which the order or judgment was appealed or from which review, rehearing, remand, or a writ of certiorari was sought.

            "Foreign Subsidiaries" means those entities owned directly or indirectly by Anacomp and organized in jurisdictions outside the United States.

            "GAAP" means Generally Accepted Accounting Principles currently in effect in the United States.

            "Indenture Trustee" means The Bank of New York as the successor to IBJ Schroeder Bank & Trust Company, and its successors and assigns, as indenture trustee under the Indentures.

            "Indentures" means (1) that certain Indenture dated March 24, 1997 between Anacomp and the Indenture Trustee, setting forth the terms and conditions relating to the Series B Notes, as supplemented by that First Supplemental Indenture between Anacomp and the Indenture Trustee dated as of June 12, 1998; and (2) that certain Indenture dated June 18, 1998 between Anacomp and the Indenture Trustee setting forth the terms and provisions relating to the Series D Notes.

            "List of New Board Members" means the list of New Board Members, including their respective background and qualifications, to be filed on or before the Exhibit Filing Date.

            "Interest" means the interest, whether or not asserted, of any holder of an equity security of Anacomp as defined in section 101(17) of the Code, including the Existing Common Stock and the Existing Warrants and Options.

            "MAC Event" means a materially adverse change in Anacomp's financial performance or liabilities, as set forth in Section IV.T, below.

            "New Board Members" means the new members of the Board, which members shall take office on or as soon as practicable after the Effective Date.

            "Non-Ordinary Course Administrative Claim" means any Administrative Claim that is not an Ordinary Course Administrative Claim, an Administrative Tax Claim, or a Professional Fee Claim.

            "Old Notes" means collectively the Series B Notes and the Series D Notes.

            "Old Note Claim" means a Claim arising under the Old Notes.

            "Ordinary Course Administrative Claims" means Administrative Claims--other than Administrative Tax Claims, Professional Fee Claims, and Non-Ordinary Course Administrative Claims--based upon liabilities that Anacomp incurs in the ordinary course of its business. Ordinary Course Administrative Claims may include fees or charges assessed against the Estate under 28 U.S.C. ss. 1930.

            "Other Secured Claims" means all Secured Claims other than Secured Tax Claims or Secured Claims asserted by the Agent or the Banks.

            "Other Unsecured Claim" means an Unsecured Claim that is not an Old Note Claim or an Unsecured Trade/Employee/Rejection Claim.

            "Outside Date" means January 15, 2002.

            "Person" means any individual, corporation, general partnership, limited partnership, association, joint stock company, joint venture, estate, trust, government or any political division, governmental unit (as defined in the Code), committee appointed, pursuant to Code section 1102, by the United States Trustee, unofficial committee of creditors or equity holders, or other entity.

            "Petition Date" means the date the Reorganization Case is commenced under the Code.

            "Plan" means this "Anacomp, Inc.'s Chapter 11 Plan of Reorganization (Dated August 29, 2001)," as it may be amended, subject to Code section 1127.

            "Plan Securities" means the Class A Common Stock, Class B Common Stock and Reorganized Company Warrants.

            "Prepetition Credit Agreement" means that certain Revolving Credit Agreement dated as of June 15, 1998, as amended by First Amendment to Revolving Credit Agreement dated as of September 21, 1998, Second Amendment to Revolving Credit Agreement dated as of February 18, 1999, Third Amendment to Revolving Credit Agreement dated as of June 18, 1999, Fourth Amendment to Revolving Credit Agreement dated as of July 26, 1999 (as further amended or revised from time to time), and all of the other "Loan Documents" as defined in such documents and all of the documents and instruments relating thereto, as all of the foregoing may have been amended, supplemented or modified.

            "Priority Claim" means an Allowed Claim entitled to priority against the Estate under Code section 507(a)(3), 507(a)(4), or 507(a)(6).

            "Priority Tax Claim" means an Allowed Claim entitled to priority against the Estate under Code section 507(a)(8).

            "Pro Rata" means proportionately so that the ratio of (a) the amount of consideration distributed on account of a particular Allowed Claim or Allowed Interest to (b) the Allowed Amount of the Allowed Claim or Allowed Interest, is the same as the ratio of (x) the amount of consideration available for distribution on account of Allowed Claims or Allowed Interests of the Class in which the particular Allowed Claim or Allowed Interest is included to (y) the amount of all Allowed Claims or Allowed Interests of that Class.

            "Professional Fee Claim" means:

            (a) A Claim under Code sections 327, 328, 330, 331, 503, or 1103 for compensation for professional services rendered or expenses incurred on the Estate's behalf; or

            (b) A Claim either under Code section 503(b)(4) for compensation for professional services rendered or under Code section 503(b)(3)(D) for expenses incurred in making a substantial contribution to the Estate.

            "Record Date" means August 29, 2001 at 5:00 p.m. Eastern Daylight Time.

            "Rejection Damage Claim" means a Claim for rent, other obligations, or damages arising under an unexpired real property or personal property lease or executory contract that Anacomp rejects under Code section 365 or arising from the rejection of such a lease or contract.

            "Reorganization Case" means the case commenced by Anacomp under chapter 11 of the Code and pending before the Court.

            "Reorganized Anacomp Common Stock" means collectively (a) the Class A Common Stock and (b) the Class B Common Stock.

            "Reorganized Company" means Anacomp on and after the Effective Date.

            "Reorganized Company Warrants" means the warrants for the purchase of 783,077 shares of Class B Common Stock, to be issued and distributed to the holders of Allowed Class 8 Interests (and any Allowed Class 9 Claims) in accordance with the Plan.

            "Reorganized Company's Counsel" means Klee, Tuchin, Bogdanoff & Stern LLP.

            "Schedule of Assumed Agreements" means the schedule of executory contracts and unexpired leases to be assumed by the Reorganized Company as of the Effective Date pursuant to Section III.I.1, below, as the same may be amended, to be filed by the Exhibit Filing Deadline.

            "Schedule of Rejected Agreements" means the schedule of executory contracts and unexpired leases to be rejected by Anacomp as of the Effective Date pursuant to Section III.I.2, below, as the same may be amended, to be filed by the Exhibit Filing Deadline.

            "Schedules" means the schedules of assets and liabilities to be filed by Anacomp pursuant to Code section 521(1), as amended.

            "Secured Claim" means a Claim that is secured by a valid and unavoidable lien against property in which the Estate has an interest or that is subject to setoff under Code section 553. A Claim is a Secured Claim only to the extent of the value of the claimholder's interest in the collateral securing the Claim or to the extent of the amount subject to setoff, whichever is applicable, and as determined under Code section 506(a).

            "Secured Tax Claim" means a Secured Claim of a governmental unit for the payment of taxes.

            "Series B Notes" means the 10-7/8% Senior Subordinated Notes due 2004, Series B.

            "Series D Notes" means the 10-7/8% Senior Subordinated Notes due 2004, Series D.

            "Section 510(b) Common Claimants" means Persons holding Section 510(b) Common Claims.

            "Section 510(b) Common Claims" means Claims for rescission of a purchase or sale of Existing Common Stock, for damages arising from the purchase or sale of Existing Common Stock, or for reimbursement or contribution Allowed under section 502 of the Code on account of such a Claim.

            "Third Party Disbursing Agent" means an entity or entities employed by the Reorganized Company in its sole discretion to act as Disbursing Agent. If the Reorganized Company elects to make distribution without a Third Party Disbursing Agent, then references under the Plan to the Third Party Disbursing Agent shall be deemed to be reference to the Reorganized Company.

            "Unofficial Committee" means the Ad Hoc Committee of Senior Subordinated Noteholders of Anacomp, Inc., the members of which are as follows:
Alpine Associates, Franklin Advisors, Grandview Capital, and Romulus Holdings, Inc. The Indenture Trustee is an ex officio member of the Unofficial Committee.

            "Unsecured Claim" means a Claim that is not an Administrative Claim, a Priority Tax Claim, a Priority Claim, or a Secured Claim.

            "Unsecured Trade/Employee/Rejection Claims" means (a) an Unsecured Claim arising in connection with the provision of goods or services to Anacomp prior to the Petition Date, (b) Claims of employees of Anacomp for services rendered prior to the Petition Date, and (c) Claims resulting from rejection of Anacomp's unexpired leases or executory contracts. Unsecured Trade/Employee/Rejection Claims do not include Claims arising in tort or personal injury or property loss or Claims as described under Code section 726(a)(4).

            "U.S. Trustee" means the Office of the United States Trustee.

                                       II.

                             RULES OF INTERPRETATION

            1. The rules of construction in Code section 102 apply to this Plan (and the Disclosure Statement).

            2. Except as otherwise provided in the Plan, Bankruptcy Rule 9006(a) applies when computing any time period under the Plan.

            3. A term that is used in this Plan and that is not defined in this Plan has the meaning attributed to that term, if any, in the Code or the Bankruptcy Rules.

            4. The definition given to any term or provision in the Plan supercedes and controls any different meaning that may be given to that term or provision in the Disclosure Statement.

            5. Whenever it is appropriate from the context, each term, whether stated in the singular or the plural, includes both the singular and the plural.

            6. Any reference to a document or instrument being in a particular form or on particular terms means that the document or instrument will be substantially in that form or on those terms. No material change to the form or terms may be made after the Confirmation Date without the consent of any party materially affected.

            7. Any reference to an existing document means the document as it has been, or may be, amended or supplemented.

            8. Unless otherwise indicated, the phrase "under the Plan" and similar words or phrases refer to this Plan in its entirety rather than to only a portion of the Plan.

            9. Unless otherwise specified, all references to Sections or Exhibits are references to this Plan's Sections or Exhibits.

            10. Section captions and headings are used only as convenient references and do not affect this Plan's (or the Disclosure Statement's) meaning.

            11. The words "herein," "hereto," "hereunder," and other words of similar import refer to this Plan (or the Disclosure Statement, as the case may be) in its entirety rather than to only a particular portion hereof (or thereof).

            12. Reference to a pleading, request, or document being "filed" means duly and properly filed with the Court.

                                      III.

            CLASSIFICATION AND TREATMENT OF CLAIMS, EQUITY INTERESTS,
                    EXECUTORY CONTRACTS, AND UNEXPIRED LEASES

      A. Summary.

            The categories set forth in this Section and summarized in the following table classify Claims (except for Administrative Claims and Priority Tax Claims, which are not classified under the Plan) and Interests for all purposes, including voting, confirmation and distribution pursuant to the Plan. A Claim or Interest is classified in a particular Class only to the extent the Claim or Interest qualifies within the description of that Class and is classified in a different class to the extent that any remainder of the Claim or Interest qualifies within the description of such different Class.

            Moreover, a Claim or Interest is in a particular Class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released or otherwise satisfied, and notwithstanding anything to the contrary in this Plan, no distributions shall be made, and no rights of any kind shall be retained, on account of any Claim or Interest that is not an Allowed Claim or an Allowed Interest.

------------------------------------------------------------------------------------------
CLASS                 DESCRIPTION                     IMPAIRED/      VOTING STATUS
                                                      UNIMPAIRED
------------------------------------------------------------------------------------------

None                  Administrative Claims and       Unimpaired     Deemed to accept.
                      Priority Tax Claims

Class 1               Secured Claims of Agent and     Impaired       Entitled to vote.
                      Banks

Class 2               Secured Tax Claims              Unimpaired     Not entitled to vote.

Class 3               Other Secured Claims            Unimpaired     Not entitled to vote.

Class 4               Old Note Claims                 Impaired       Entitled to vote.

Class 5               Unsecured                       Unimpaired     Not entitled to vote.
                      Trade/Employee/Rejection Claims

Class 6               Other Unsecured Claims          Unimpaired     Not entitled to vote.

Class 7               Priority Claims                 Unimpaired     Not entitled to vote.

Class 8               Existing Common Stock           Impaired       Votes not solicited;
                                                                     Deemed to reject.

Class 9               Section 510(b) Common Claims    Impaired       Votes not solicited;
                                                                     Deemed to reject.

Class 10              Existing Warrants and Options   Impaired       Votes not solicited;
                                                                     Deemed to reject.
------------------------------------------------------------------------------------------

            B. Unclassified Administrative Claims and Priority Tax Claims.

                  1. Allowance of Administrative Claims.


                  Administrative Claims will be Allowed as follows:

                        a)    Ordinary Course Administrative Claims:

            Unless the Reorganized Company objects to an Ordinary Course Administrative Claim, the Claim will be satisfied in accordance with the terms and conditions of the particular transaction that gave rise to the Ordinary Course Administrative Claim, and the Person holding the Ordinary Course Administrative Claim may, but need not, file any request for payment of its Claim; provided, however, that the Court shall retain jurisdiction as a core matter in the event of a dispute regarding the amount or priority of such claim.

                        b)    Non-Ordinary Course Administrative Claims:

            A Non-Ordinary Course Administrative Claim (excluding Administrative Tax Claims and Professional Fee Claims) will be Allowed only if:

            (a) On or before 60 days after the Effective Date, the Person holding the Claim both files with the Court a motion requesting that the Reorganized Company pay the Non-Ordinary Course Administrative Claim and serves the motion on the Reorganized Company; and

            (b) The Court, in a Final Order, allows the Non-Ordinary Course Administrative Claim.

            The Reorganized Company may file an opposition to such a motion within the time provided by the Bankruptcy Rules or within any other period that the Court establishes. Persons holding Non-Ordinary Course Administrative Claims who do not timely file and serve a request for payment will be forever barred from asserting those Claims against the Estate, the Reorganized Company, or their respective property.

                        c)    Administrative Tax Claims:

            An Administrative Tax Claim will be satisfied in accordance with its terms, and the Person holding the Administrative Tax Claim may, but need not, file a motion or request for payment of its Claim (an "Administrative Tax Claim Motion"); provided, however, that the Court shall retain jurisdiction as a core matter in the event of a dispute regarding the amount or priority of such Claim.

            The Reorganized Company may file an opposition to an Administrative Tax Claim Motion within the time provided by the Bankruptcy Rules or within any other period that the Court establishes. Persons holding Administrative Tax Claims who do not timely file and serve a proof of Administrative Tax Claim or motion for payment will be forever barred from asserting those Claims against the Estate, the Reorganized Company, or their respective property, whether the Administrative Tax Claim is deemed to arise before, on, or after the Effective Date.

                        d)    Professional Fee Claims.

            A Professional Fee Claim will be Allowed only if:

            (a) On or before 60 days after the Effective Date, the Person holding the Professional Fee Claim both files with the Court a final fee application or a motion seeking allowance of fees on account of a substantial contribution under section 503(b) of the Code, and serves the application or motion on the Reorganized Company and the Reorganized Company's Counsel, counsel to the Creditors' Committee and counsel to the Unofficial Committee; and

            (b) The Professional Fee Claim is Allowed by an order of the Court.

            The Reorganized Company or any other party in interest may file an objection to such a fee application or motion within the time provided by the Bankruptcy Rules or within any other period that the Court establishes. Persons holding Professional Fee Claims who do not timely file and serve a fee application or motion for payment will be forever barred from asserting those Claims against the Estate, the Reorganized Company, or their respective property.

                  2. Treatment of Allowed Administrative Claims.

            Unless the Person holding an Allowed Administrative Claim and the Reorganized Company agree otherwise, the Disbursing Agent will pay to that Person cash in the Allowed Administrative Claim's full amount, without interest, on or before the latest of: (a) as soon as reasonably practicable on or after the Effective Date; (b) 30 days after the date on which the Administrative Claim becomes an Allowed Administrative Claim; or (c) the date on which the Allowed Administrative Claim becomes due and payable. The Disbursing Agent may, however, pay any Allowed Administrative Claim at any time without notice or a further Court order.

                  3. Treatment of Allowed Priority Tax Claims.

            Unless the Person holding an Allowed Priority Tax Claim and the Reorganized Company agree otherwise, the Reorganized Company will pay to that Person, over a period not exceeding six years from the date on which the underlying tax was assessed, deferred cash payments in an aggregate amount equal to the amount of the Allowed Priority Tax Claim, plus simple interest from the Effective Date on the unpaid balance of the Allowed Priority Tax Claim at the rate of 8% per year. The Reorganized Company will make these payments in equal semiannual installments. The first installment will be due on the later of: (a) 30 days after the Effective Date; (b) 30 days after the date on which the Priority Tax Claim becomes an Allowed Priority Tax Claim; or (c) 30 days after the date on which the Priority Tax Claim is Allowed by a Final Order. Each installment will include simple interest, in arrears, on the unpaid balance of the Allowed Priority Tax Claim at the rate of 8% per year but will include no penalty of any kind. The Reorganized Company will have the right to pay any unpaid balance on an Allowed Priority Tax Claim in full at any time on or after the Effective Date without premium or penalty of any kind.

         C. Classification and Treatment of Secured Claims (Classes 1, 2 and 3).

               1. Class 1 (Secured Claims of the Agent and the Banks).

            Classification: Class 1 consists of the Secured Claims of the Agent and the Banks, including any unpaid prepetition and postpetition interest, fees and expenses allowable under Code section 506(b) with respect to the Prepetition Credit Agreement or the Reorganization Case.

            Treatment: All Claims of the Agent and the Banks under the Prepetition Credit Agreement for principal, interest, fees, costs and expenses that remain unpaid thereunder as of the Effective Date shall constitute Allowed Secured Claims and shall be satisfied pursuant to the Amended and Restated Credit Agreement, the principal terms of which are described in Section V.A. and more particularly summarized in the Amended and Restated Credit Agreement Term Sheet; provided, however, that Anacomp reserves the right to procure replacement financing as of the Effective Date on terms not less favorable to the Company than the Amended and Restated Credit Agreement so long as Anacomp pays in full in cash the Allowed Secured Claims of the Agent and the Banks.

               2. Class 2 (Secured Tax Claims).

            Classification: Class 2 consists of the Secured Tax Claims.

            Treatment: Unless the holder of an Allowed Class 2 Claim agrees to other treatment, the Disbursing Agent shall pay to such holder cash in the amount of such holder's Allowed Class 2 Claim on the later of (a) the Effective Date and (b) the date such Allowed Secured Claim is due and payable in accordance with its terms.

               3. Class 3 (Other Secured Claims).

            Classification: Class 3 consists of Other Secured Claims.

            Treatment: Unless the holder agrees to other treatment, each holder of an Allowed Class 3 Claim shall receive treatment pursuant to one of the following options, as selected by Anacomp in its sole discretion: (a) on or as soon as reasonably practicable after the Effective Date, the Disbursing Agent shall convey to such holder the collateral in which such holder has a security interest; (b) on or as soon as reasonably practicable after the Effective Date, the Disbursing Agent shall pay to such holder cash in the Allowed amount of such holder's Allowed Class 3 Claim, with interest, if any, to which such holder is entitled under applicable law; or (c) on or as soon as reasonably practicable after the Effective Date, the Disbursing Agent shall (i) cure any default, other than a default of a kind specified in Code section 365(b)(2), with respect to such holder's Allowed Class 3 Claim, in accordance with the requirements of the Code, and upon such cure, no default shall exist, (ii) reinstate the maturity of such Allowed Class 3 Claim as the maturity existed before any default, without recognition of any default rate of interest or similar penalty or charge, (iii) compensate such holder for any actual damages incurred as a result of the reasonable reliance by such holder on any such provision that entitled the holder to accelerate the maturity of such Allowed Class 3 Claim, and (iv) leave unaltered all other legal, equitable, and contractual rights of such holder with respect to such Allowed Class 3 Claim. Any defenses, counterclaims, rights of offset or recoupment of Anacomp with respect to such Claims shall vest in and inure to the benefit of the Reorganized Company.

      Anacomp shall be deemed to have selected the treatment set forth in section (c) of the foregoing paragraph unless Anacomp notifies the holder of the Allowed Class 3 Claim at issue on or before ten days before the Confirmation Hearing date.

         D. Treatment and Classification of General Unsecured Claims (Classes 4, 5 and 6).

               1. Class 4 (Old Note Claims).

            Classification: Class 4 consists of the Old Note Claims.

            Treatment: The Old Note Claims shall be deemed Allowed Class 4 Claims in the aggregate principal amount of $310 million plus accrued interest through the Petition Date. Persons holding Allowed Class 4 Claims shall receive on account of such Claims, and in full satisfaction thereof, a Pro Rata share of 4,030,000 shares of Class A Common Stock, which Class A Common Stock shall be distributed in accordance with the Plan. The value of the Class A Common Stock received by holders of the Old Notes will be allocated first to the principal amount of the Old Notes and will be allocated second, to the extent of consideration received in excess of principal, to any accrued but unpaid interest and, if applicable, original issue discount.

               2. Class 5 (Unsecured Trade/Employee/Rejection Claims).

            Classification: Class 5 consists of the Unsecured
Trade/Employee/Rejection Claims.

            Treatment: If not fully satisfied pursuant to Court order prior to the Effective Date, Class 5 shall be treated either as a Class of "administrative convenience" Claims pursuant to section 1122(b) of the Code, or as a Class of Claims that may be reinstated pursuant to section 1124 of the Code, as selected by Anacomp in its sole discretion. If Class 5 is treated as a Class of administrative convenience Claims, each holder of an Allowed Class 5 Claim shall be paid in full on the later of (a) the Effective Date, or as soon as practicable thereafter, or (b) the first Business Day that is more than ten Business Days after the date such Claim becomes an Allowed Claim. If Class 5 is treated as a Class whose Claims may be reinstated pursuant to section 1124 of the Code, then unless the holder agrees to other treatment, each holder of an Allowed Class 5 Claim shall receive the following treatment: on or as soon as reasonably practicable after the Effective Date, the Reorganized Company shall
(i) cure any default, other than a default of the kind specified in Code section 365(b)(2), with respect to such holder's Allowed Class 5 Claim, in accordance with the requirements of the Code, and upon such cure, no default shall exist,
(ii) reinstate the maturity of such Allowed Class 5 Claim as the maturity existed before any default, without recognition of any default rate of interest or similar penalty or charge, (iii) compensate such holder for any actual damages incurred as a result of the reasonable reliance by such holder on any provision that entitled the holder to accelerate the maturity of such Allowed Class 5 Claim, (iv) leave unaltered all other legal, equitable, and contractual rights of such holder with respect to such Allowed Class 5 Claim, or (v) pay the amount of such Allowed Claim in full, with interest, if any, as specified in the underlying prepetition agreement to which such holder and Anacomp are parties. Any defenses, counterclaims, rights of offset, or recoupment of Anacomp with respect to such Claims shall vest in and inure to the benefit of the Reorganized Company.

               3. Class 6 (Other Unsecured Claims).

            Classification: Class 6 consists of Other Unsecured Claims.

            Treatment: The Plan shall not alter the legal and equitable rights of the holders of any such Allowed Claims, and any defenses, counterclaims, rights of offset or recoupment with respect thereto of Anacomp shall vest in and inure to the benefit of the Reorganized Company. The Reorganized Company shall pay any such Allowed Claims in full, with interest, if any, to which the holder thereof is entitled under nonbankruptcy law.

            E. Treatment of Priority Claims (Class 7).

            Classification: Class 7 consists of Priority Claims, other than Priority Tax Claims.

            Treatment: Unless the Person holding an Allowed Class 7 Claim and the Reorganized Company agree otherwise, the Disbursing Agent shall pay to each Person holding an Allowed Class 7 Claim cash equal to the amount of the Allowed Class 7 Claim, with interest, if any, to which such holder is entitled under the Code, on or before the latest of (a) as soon as reasonably practicable on and after the Effective Date; (b) thirty days after the date on which the Claim becomes an Allowed Class 7 Claim; or (c) the date on which the Allowed Class 7 Claim becomes due and payable.

         F. Treatment of Existing Common Stock (Class 8).

            Classification: Class 8 consists of Persons holding Existing Common Stock.

            Treatment: On the Effective Date, (i) all Existing Common Stock shall be eliminated and cancelled, without further corporate action, and (ii) a new class of Reorganized Anacomp Common Stock, Class B Common Stock, shall be issued and distributed to Persons holding Existing Common Stock pursuant to the terms specified herein. As of the Effective Date, the number of shares of Class B Common Stock held by holders of Allowed Class 8 Interests shall be, in the aggregate, 4,034, subject to additional dilution as set forth in Section III.G below upon the issuance of additional shares of such Class B Common Stock in satisfaction of Section 510(b) Common Claims (if any). Each Person's Interest in Reorganized Anacomp Common Stock after distribution of such shares shall equal 1/3,610.9 of such Person's Interest in Existing Common Stock prior to the Effective Date, subject to additional dilution as set forth in Section III.G below upon the issuance of additional shares of Class B Common Stock in satisfaction of Section 510(b) Common Claims (if any).

            On or as reasonably practicable after the Effective Date, the Disbursing Agent shall distribute to Persons holding Allowed Class 8 Interests, on account of such Interests and in full satisfaction thereof, a Pro Rata share of 4,034 shares of Class B Common Stock, which Class B Common Stock shall be distributed in accordance with the Plan. On or as reasonably practicable after the Effective Date, the Reorganized Company shall (i) distribute the Reorganized Company Warrants to the Third Party Disbursing Agent, and (ii) instruct the Third Party Disbursing Agent to distribute, as soon as reasonably practicable thereafter, a Pro Rata share of Reorganized Company Warrants to holders of Allowed Class 8 Interests. Fractional shares of Reorganized Anacomp Common Stock that result from the aforementioned changes to the governing instruments of the Reorganized Company shall remain outstanding in such fractional amount.

            The Reorganized Anacomp Common Stock distributed to holders of Allowed Class 8 Interests, and the shares of Reorganized Anacomp Common Stock issuable upon exercise of the Reorganized Company Warrants, shall be Class B Common Stock. Class B Common Stock and Class A Common Stock shall be identical in all respects (and shall vote together for all purposes for which shareholder action is solicited or authorized), except that the Class B Common Stock shall be subject to additional dilution, as set forth in Section III.G below, upon the issuance of additional shares of such Class B Common Stock in satisfaction of
Section 510(b) Common Claims (if any).

            All shares of Class B Common Stock issued in either certificated or book entry form shall bear appropriate legends (or provisions shall be employed to provide similar notice) notifying all Persons holding such shares of Class B Common Stock that such shares of Class B Common Stock are issued pursuant to the Plan and that such Class B Common Stock is subject to dilution, without further shareholder action of any kind, in satisfaction of certain Claims that may be made against Anacomp as specified in the Plan.

            G. Treatment of Section 510(b) Common Claims (Class 9).

            Classification: Class 9 consists of holders of Section 510(b) Common Claims.

            Treatment: If it is determined that a Section 510(b) Common Claimant holds an Section 510(b) Common Claim, then such holder shall be entitled, out of and from the property otherwise retained by or distributed to Persons holding Existing Common Stock under the Plan, to that portion of such property as the Court determines is fair and equitable in accordance with the Code and consistent with the pari passu treatment to which such holder is entitled under Code section 510(b).

            Following the Court's determination of the amount of any Section 510(b) Common Claim, the distributions to holders of such Claims shall be effectuated as follows: (i) the Reorganized Company shall take such corporate action, without the solicitation or necessity of any further shareholder approval, as is appropriate to reduce the shares of Class B Common Stock from 4,034 to such number of shares as is necessary to provide a requisite amount of authorized but unissued shares necessary to distribute to holders of Section 510(b) Common Claims in satisfaction of such Allowed Claims; (ii) the Reorganized Company shall then issue additional shares of Class B Common Stock to the holders of Section 510(b) Common Claims in satisfaction of such Claims, with the total number of shares of Class B Common Stock not to exceed 4,034 (except as may be adjusted for future stock splits, reverse stock splits or other such actions that will not affect the percentage of outstanding Reorganized Anacomp Common Stock represented by such shares and without giving effect to the issuance of Class B Common Stock issuable upon the exercise of the Reorganized Company Warrants); (iii) the Reorganized Company shall distribute the Reorganized Company Warrants to the holders of any Section 510(b) Common Claims on account of such claims, consistent with the pari passu treatment to which such holders are entitled under Code section 510(b), such that the shares of Reorganized Anacomp Common Stock obtainable upon exercise of the Reorganized Company Warrants shall not exceed, in the aggregate, 15% of the Reorganized Anacomp Common Stock (after giving effect to the Plan, the shares reserved for management and employees as incentive compensation, and assuming the issuance of all shares of Reorganized Anacomp Common Stock reserved upon the exercise of the Reorganized Company Warrants).

            Allowed Class 8 Interests (and any Section 510(b) Common Claims) shall be satisfied with Class B Common Stock and Reorganized Company Warrants exercisable into shares of Class B Common Stock. Class B Common Stock and Class A Common Stock shall be identical in all respects (and shall vote together for all purposes for which shareholder action is solicited or authorized), except that the Class B Common Stock shall be subject to additional dilution upon the issuance of additional shares of such Class B Common Stock in satisfaction of
Section 510(b) Common Claims (if any).

            All shares of Class B Common Stock issued in either certificated or book-entry form shall bear appropriate legends (or provisions shall be employed to provide similar notice) notifying all Persons holding such shares of Class B Common Stock that such shares of Class B Common Stock are issued pursuant to the Plan and that such Class B Common Stock is subject to dilution, without further shareholder action of any kind, in satisfaction of certain Claims that may be made against the Reorganized Company as specified in the Plan.

            H. Treatment of Existing Warrants and Options (Class 10).

            Classification: Class 10 consists of holders of Existing Warrants and Options.

            Treatment: All Existing Warrants and Options that are unexercised as of the Effective Date shall be extinguished and terminated, without payment of any consideration.

            I. Treatment of Contracts, Leases and Indemnification Obligations.

                  1. Assumption of Executory Contracts and Unexpired Leases.


                        a.    Schedule of Assumed Agreements.


            On the Effective Date, the Reorganized Company will assume any and all executory contracts and unexpired leases that constitute executory contracts or unexpired leases as of the Effective Date of the Plan -- except for any agreements that were previously assumed or rejected either by a Final Order or under Code section 365 or that will be rejected under Section III.I.2, below. Notwithstanding the preceding sentence, to the extent the Plan specifically provides for the modification of the rights of parties to agreements, such as the rights in respect of the Indentures, the terms of the Plan shall control the parties' rights thereunder. The agreements to be assumed under the Plan include all executory contracts and unexpired leases identified on the Schedule of Assumed Agreements. In addition, this Plan constitutes a motion by Anacomp to assume (i) that certain engagement letter dated as of September 29, 2000 between Anacomp and Akin, Gump, Strauss, Hauer & Feld, L.L.P. and (ii) that certain engagement letter dated as of August 17, 2000, as amended, between Anacomp and Jefferies & Company, Inc. (collectively, the "Engagement Letters"), and to pay any fees (whether prepetition or postpetition) provided in the Engagement Letters.

            Anacomp reserves the right to amend the Schedule of Assumed Agreements at any time before the Effective Date to: (a) delete any executory contract or unexpired lease (except the Engagement Letters) and provide for its rejection under Section II.H.2 below, or (b) add any executory contract or unexpired lease and provide for its assumption under this Section. Anacomp will provide notice of any amendment to the Schedule of Assumed Agreements to the party or parties to the agreement affected by the amendment.

            The Confirmation Order will constitute a Court order approving the assumption of executory contracts and unexpired leases as specified under the Plan.

                        b.    Cure Payments.

            Anacomp does not believe that it presently is in default under any of the executory contracts or unexpired leases set forth on the Schedule of Assumed Agreements. Accordingly, the Schedule of Assumed Agreements does not identify any amounts that the Reorganized Company believes Code sections 365(b)(1)(A) or (B) require that the Reorganized Company pay in order to cure defaults under the executory contracts and unexpired leases to be assumed under the Plan. Anacomp will file an amended Schedule of Assumed Agreements not later than 21 days before the Confirmation Date, setting forth any cure amounts under the executory contracts and unexpired leases to be assumed under Section III.I.1.a, above. Anacomp reserves the right to further amend the Schedule of Assumed Agreements, including to modify the cure amounts.

            As required by Code section 365(b)(1), any and all monetary defaults under each executory contract and unexpired lease to be assumed under the Plan will be satisfied in one of the following two ways: (a) the Disbursing Agent will pay to the non-debtor party to the executory contract or unexpired lease the default amount, as set forth on the Schedule of Assumed Agreements, in cash as soon as reasonably practicable on or after the Effective Date; or (b) the Disbursing Agent will satisfy any other terms that are agreed to by both the Debtor and the non-debtor party to an executory contract or unexpired lease that will be assumed.

            If, however, a dispute arises regarding: (a) the amount of any proposed cure payments; (b) whether Anacomp has provided adequate assurance of future performance under an executory contract or unexpired lease to be assumed; or (c) any other matter pertaining to a proposed assumption, the proposed cure payments will be made within 30 days after entry of a Final Order resolving the dispute and approving the assumption.

                        c.    Objections to Assumption or Proposed Cure
                              Payments.


            Any Person who is a party to an executory contract or unexpired lease that will be assumed under the Plan and who either contends that the proposed cure payment specified on the Schedule of Assumed Agreements is incorrect or otherwise objects to the contemplated assumption must file with the Court and serve upon Anacomp and the Reorganized Company's Counsel a written statement and supporting declaration stating the basis for its objection. This statement and declaration must be filed and served by the later of: (a) 21 days before the Confirmation Hearing Date; or (b) five days after Anacomp files and serves the Schedule of Assumed Agreements or any amendments to the Schedule of Assumed Agreements (only with respect to an executory contract or unexpired lease added to the Schedule of Assumed Agreements by such an amendment). Any Person who fails to timely file and serve such a statement and declaration will be deemed to waive any and all objections to both the proposed assumption and the proposed cure amount.

            2. Rejection of Executory Contracts and Unexpired Leases.


                a.    Schedule of Rejected Agreements.


            On the Effective Date, the Reorganized Company will reject the executory contracts and unexpired leases (except for any agreements that were previously assumed or rejected by Final Order or under Code section 365) that are identified in the Schedule of Rejected Agreements.

            Anacomp reserves the right to amend the Schedule of Rejected Agreements at any time before the Effective Date to: (a) delete any executory contract or unexpired lease and provide for its assumption under Section III.I.1; above, or (b) add any executory contract or unexpired lease and provide for its rejection under Section III.I.2. Anacomp will provide notice of any amendment to the Schedule of Rejected Agreements to the party or parties to the executory contracts or unexpired leases affected by the amendment.

            The Confirmation Order will constitute a Court order approving the rejection, as of no later than the Confirmation Date, of the executory contracts or unexpired leases then identified on the Schedule of Rejected Agreements.

                  b.    Bar Date for Rejection Damage Claims.

            Any Rejection Damage Claim or other Claim for damages arising from the rejection under the Plan of an executory contract or unexpired lease must be filed with the Court and served upon the Reorganized Company and the Reorganized Company's Counsel within 30 days after the mailing of notice of confirmation. Any such damage Claims that are not timely filed and served will be forever barred and unenforceable against the Estate, the Reorganized Company, and their respective property, and Persons holding these Claims will be barred from receiving any distributions under the Plan on account of their Rejection Damage Claims or other Claims.

            3. Postpetition Contracts and Leases.


            Except as expressly provided in the Plan or the Confirmation Order or any Final Order of the Court, all contracts, leases, and other agreements that Anacomp enters into after the Petition Date will remain in full force and effect after the Confirmation Date and the Effective Date.

            4. Assumption of Indemnification Obligations.


            On the Effective Date, the Reorganized Company will be deemed to assume all indemnification obligations under applicable certificates of incorporation, bylaws, written agreements, and statutes with respect to all present and future actions, suits, and proceedings against the Anacomp's directors and officers who were members of the Board or employed by Anacomp, as the case may be, as of the date the Plan and Disclosure Statement were mailed (unless between such date and the Effective Date, any such director or officer is expelled from the Board for cause or terminated for cause) based upon any act or omission related to service with, for, or on behalf of Anacomp whether that act or omission occurred before the Petition Date or while the Reorganization Case was pending before the Court. These obligations will not be discharged or impaired by the Plan's confirmation or consummation, and they will survive confirmation unaffected by the contemplated reorganization.

                                       IV.

                      MEANS OF EXECUTION AND IMPLEMENTATION

                        OF THE PLAN AND OTHER PROVISIONS

            A. Disbursing Agent.

            The Reorganized Company or Third Party Disbursing Agent shall act as Disbursing Agent under the Plan and, unless otherwise specified, shall make all distributions required under the Plan. No bond shall be required in connection therewith.

            The Disbursing Agent may employ or contract with other entities to assist in or perform the distribution of property to be so distributed. Unless otherwise determined by the Reorganized Company in its sole discretion, the Disbursing Agent shall serve without bond. The Third Party Disbursing Agent, if any, shall receive from the Reorganized Company, without further Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services on terms agreed to by the Reorganized Company.

            B. Revesting of Assets.

            Except as otherwise provided in the Plan or in any agreements contemplated under the Plan, on the Effective Date all property of the Estate shall vest in the Reorganized Company, free and clear of all Claims, liens, encumbrances, and other Interests. From and after the Effective Date, the Reorganized Company may operate its business and use, acquire and dispose of property and settle and compromise Claims or Interests without supervision by the Court and free of any restrictions of the Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

            C. Preservation of Rights of Action.

            Except as expressly released pursuant to the Plan, pursuant to section 1123(b) of the Code, the Reorganized Company shall be vested with and shall retain and may enforce any claims, rights, and causes of action that Anacomp or the Estate may hold or have against any entity, including (a) any claims, rights or causes of action under sections 544 through 550 of the Code or any similar provision of state law, or any other statute or legal theory, (b) any rights of equitable subordination or disallowance, (c) any derivative causes of action that may be brought by or on behalf of Anacomp or the Estate, and (d) any and all claims, rights, or causes of action of any kind or nature of Anacomp or the Estate that may exist under applicable bankruptcy or non-bankruptcy law.

            Any such rights shall be retained by the Reorganized Company free and clear of all Claims and Interests, and the Reorganized Company may pursue its revested rights of action in accordance with its best interests.

         D. Indentures.

                  1.    Cancellation of Indentures.


            The rights and obligations of Anacomp and any affiliate, if any, under the Indentures shall be deemed cancelled on the Effective Date; provided, however, that the Indenture Trustee will serve as the Third Party Disbursing Agent in connection with distributions in respect of Old Note Claims, in accordance with the Plan.

            Without limiting the generality of the foregoing, in accordance with the cancellation of the Indentures on the Effective Date as specified above, on the Effective Date, any and all rights of or conferred upon holders of or with respect to "Senior Indebtedness" (whether such indebtedness is on account of principal, pre or post petition interest, fees, charges or otherwise), as defined in the Indentures, including any rights of subordination, priority, seniority or otherwise under the Indentures, including with respect to the property to be distributed to Persons holding Old Note Claims under the Plan, shall be similarly nullified and extinguished. The preceding sentence applies, without limitation, to all Persons holding Allowed Claims under the Plan, including the Banks.

            Notwithstanding the cancellation of the Indentures, the right of the Indenture Trustee to assert a lien against distributions to holders of the Old Notes (the "Charging Lien") shall survive cancellation of the Indentures, subject to Section IV.D.2.

                  2.    Allowed Fees and Expenses of Indenture Trustee.


            The Indenture Trustee's reasonable fees and expenses incurred in connection with the Reorganization Case through the Effective Date (which includes the fees and expenses of any professionals retained by the Indenture Trustee), shall be paid (unless otherwise ordered by the Court, without application by or on behalf of the Indenture Trustee or any professionals retained by the Indenture Trustee to the Court and without notice and a hearing) by the Reorganized Company as an Allowed Administrative Claim under the Plan. If the Reorganized Company and the Indenture Trustee cannot agree on the amount of fees and expenses to be paid, the amount of any such fees and expenses shall be determined by the Court. Provided the Reorganized Company timely pays all amounts required to be paid as set forth in this Section IV.D.2, the treatment set forth herein shall be in full satisfaction of all rights held by the Indenture Trustee under any Charging Lien under the Indentures. Distributions received by holders of Allowed Old Note Claims pursuant to the Plan shall not be reduced on account of the payment of the Indenture Trustee's fees and expenses.

            E. Objections to Claims and Interests.

            Except as otherwise provided in Section III.B.1.d, above, with respect to applications of professionals for compensation and reimbursement of expenses and for the payment of other Administrative Claims, objections to any Claims or Interests shall be filed and served upon the holder of such Claim or Interest no later than the date (the "Claims/Interests Objection Deadline") that is the later of (a) six months after the Effective Date, unless extended by the Court, and (b) six months after the date on which a proof of Claim or Interest has been filed, unless extended by the Court. After the Effective Date, only Anacomp or the Reorganized Company shall have the authority to file, settle, compromise, withdraw or litigate to judgment objections to Claims and Interests.

            F. Distribution of Property Under the Plan.

                  1.    Manner of Cash Payments.


            Cash payments made pursuant to the Plan shall be in U.S. dollars on checks drawn on a domestic bank selected by the Reorganized Company or, at the option of the Reorganized Company, by wire transfer from a domestic bank; provided, however, that payments made to foreign creditors holding Allowed Claims may be paid, at the option of the Reorganized Company, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

                  2.    Manner and Distribution of Class A Common Stock.

            Distributions of the 4,030,000 shares of Class A Common Stock to be distributed to holders of Old Note Claims shall be made by the Disbursing Agent to the Indenture Trustee. The Indenture Trustee will receive such securities for the benefit of the holders of securities issued under the Indentures and will be requested to deliver, as soon as practicable, such Class A Common Stock to each holder of an Old Note Claim issued under the Indentures to which the Indenture Trustee is a party in accordance with the Indenture or applicable law and the Plan. The reasonable fees and expenses of the Indenture Trustee for making distributions under the Plan shall be paid by the Reorganized Company.

                  3.    Manner and Distribution of Class B Common Stock.


            The Disbursing Agent shall cause 4,034 shares of Class B Common Stock to be issued and deposited with a stock transfer agent to be distributed to holders of Existing Common Stock (and to holders of Section 510(b) Common Claims, if any exist) and shall be authorized, without any further action by the shareholders or directors of Anacomp or the Reorganized Company, to issue such additional shares of Class B Common Stock as are necessary to satisfy the Reorganized Company Warrants.

                  4.    Manner and Distribution of Reorganized Company Warrants.


            The Disbursing Agent shall cause the Reorganized Company Warrants to be issued and deposited with a stock transfer agent for distribution to holders of Existing Common Stock (and to holders of Section 510(b) Common Claims, if any exist).

                  5.    Surrender of Securities.

                        a)    Surrender of Old Notes.

            As a condition to participation under the Plan, a holder of an Old Note Claim that desires to receive property to be distributed on account of such Claim shall surrender the security representing such Claim to the Indenture Trustee in accordance with the procedures set forth in the Indenture, to the extent applicable. Following confirmation of the Plan, holders of such securities shall receive specific instructions regarding the time and manner in which the Old Note Claims are to be surrendered, which instructions shall be given by the Reorganized Company, the Disbursing Agent, or the Indenture Trustee to such holders as soon practicable after the Effective Date. Pending such surrender, such securities shall be cancelled and represent only the right to receive the distributions to which the holder is entitled under the Plan.

            Any Old Note Claim represented by a security which is lost, stolen, mutilated, or destroyed shall be deemed surrendered when the holder of such Claim based thereon delivers to the Indenture Trustee (i) evidence satisfactory to the Indenture Trustee of the loss, theft, mutilation, or destruction of such instrument, or (ii) such security or indemnity as may be required by the Indenture Trustee to hold it harmless with respect thereto. All other Claims shall be paid according to the Allowed amounts of those Claims.

                        b)    Surrender of Existing Common Stock.

            As a condition to participation under the Plan, a holder of an Allowed Class 8 Interest that desires to receive property to be distributed on account of such Interest shall surrender the security representing such Interest to the Disbursing Agent in accordance with the written instructions to be provided to such holders by the Disbursing Agent as promptly as practicable after the Effective Date. Pending such surrender, such securities shall be cancelled and represent only the right to receive the distributions to which the holder is entitled under the Plan.

            Any Allowed Class 8 Interest represented by a security that is lost, stolen, mutilated, or destroyed shall be deemed surrendered when the holder of such Interest based thereon delivers to the Disbursing Agent (i) evidence satisfactory to the Disbursing Agent of the loss, theft, mutilation, or destruction of such instrument, or (ii) such security or indemnity as may be required by the Disbursing Agent, to hold it, Anacomp and the Reorganized Company harmless with respect thereto.

                  6. No Distributions With Respect to Disputed Claims and Interests.


            Notwithstanding any other provisions of the Plan, no payments of cash or distributions of Plan Securities or other consideration of any kind shall be made on account of any Disputed Claim or Disputed Interest until such Claim or Interest becomes an Allowed Claim or Allowed Interest or is deemed to be such for purposes of distribution, and then only to the extent that the Claim or Interest becomes, or is deemed to be for distribution purposes, an Allowed Claim or Allowed Interest.

                  7. Delivery of Distributions and Undeliverable or Unclaimed Distributions.

                        c.    Delivery of Distributions in General.

            Except as provided in Section IV.F.7.b, below, for holders of undeliverable distributions, distributions to holders of Allowed Claims and Allowed Interests shall be distributed by mail as follows: (a) at the addresses set forth on the respective proofs of Claim or Interest filed by such holders of Allowed Claims and Allowed Interests; (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of Claim or Interest; (c) at the address reflected in the Schedules if no proof of Claim or Interest is filed and the Disbursing Agent has not received a written notice of a change of address; and (d) with respect to holders of Allowed Class 4 Claims and Allowed Class 8 Interests, at the last known address of record holders of such Allowed Claims and Allowed Interests as of the Record Date, as determined by the Indenture Trustee or applicable transfer agent.

                        d.    Undeliverable Distributions.

                              (1) Holding and Investment of Undeliverable Property.

            If the distribution to the holder of any Allowed Claim or Allowed Interest is returned to the Disbursing Agent as undeliverable, no further distribution shall be made to such holder unless and until the Disbursing Agent is notified in writing of such holder's then current address. Subject to the other provisions of the Plan, undeliverable distributions shall remain in the possession of the Disbursing Agent pursuant to this Section until such time as a distribution becomes deliverable.

            Unclaimed cash shall be held in an unsegregated bank account in the name of the Disbursing Agent or the Reorganized Company for the benefit of the potential claimants of such funds, and shall be accounted for separately. The parties entitled to such funds shall be entitled to simple interest on the funds at the rate of five percent (5%) per annum.

                              (2) Distribution of Undeliverable Property After It Becomes Deliverable and Failure to Claim Undeliverable Property.

            Any holder of an Allowed Claim or Allowed Interest who does not assert a claim in writing for an undeliverable distribution held by the Disbursing Agent within one year after the Effective Date shall no longer have any claim to or interest in such undeliverable distribution, and shall be forever barred from receiving any distributions under this Plan, or from Anacomp, the Reorganized Company, the Estate or their respective property. In such cases, any property held for distribution on account of such Claims or Interests shall be retained by the Reorganized Company or returned to Reorganized Company if in possession of Third Party Disbursing Agent, as follows: (a) any undistributed cash shall be the property of the Reorganized Company, free from any restrictions thereon; and (b) any undistributed Plan Securities shall be canceled. Nothing contained in the Plan shall require Anacomp, the Reorganized Company, or the Disbursing Agent to attempt to locate any holder of an Allowed Claim or an Allowed Interest.

            Therefore, any holder of an Allowed Claim or Allowed Interest that does not assert a claim for an undeliverable distribution within one year after the Effective Date will have any claim for such undeliverable distribution discharged with respect thereto and forever will be barred from asserting any such Allowed Claim or Allowed Interest against Anacomp, the Estate, the Reorganized Company, or their respective property.

                  8.    Compliance With Tax Requirements.


            The Disbursing Agent shall comply with all withholding and reporting requirements imposed on it by governmental units, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements, if any.

                  9.    Setoff, Recoupment and Other Rights.

            Notwithstanding anything to the contrary contained in the Plan, to the extent permitted under applicable law with respect to an Allowed Claim or Allowed Interest, the Reorganized Company may, but shall not be required to, set off, recoup, assert counterclaims or withhold against any Allowed Claim or Allowed Interest and the distributions to be made pursuant to this Plan on account of such Claim or Interest claims of any nature that Anacomp, the Estate, or the Reorganized Company may have against the holder of such Allowed Claim or Allowed Interest; provided, however, that neither the failure to effect such a setoff or recoupment, nor the allowance of any Claim against or Interest in Anacomp or the Reorganized Company, nor any partial or full payment during the Reorganization Case or after the Effective Date in respect of any Allowed Claim or Allowed Interest, shall constitute a waiver or release by Anacomp or the Reorganized Company of any claim that they may possess against such holder.

            G. No Liability for Solicitation or Participation.

            Pursuant to section 1125(e) of the Code, Persons that solicit acceptances or rejections of the Plan and/or that participate in the offer, issuance, sale, or purchase of securities offered or sold under the Plan, in good faith and in compliance with the applicable provisions of the Code, shall not be liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of securities.

            H. Limitation of Liability.

            To the maximum extent permitted by law, none of Anacomp, the Reorganized Company, the Estate, the Creditors' Committee, the Unofficial Committee, the Indenture Trustee, nor any of their employees, officers, directors, agents, members, representatives, or professional advisors employed or retained by any of them, whether or not pursuant to a Final Order of the Court, shall have or incur any liability to any Person for any act taken or omission made in good faith in connection with or related to formulating, implementing, confirming, or consummating the Plan, the Disclosure Statement, or any contract, instrument, release, or other agreement or document created in connection with the Plan.

            I. Dissolution of Committees.

            On the Effective Date, the Creditors' Committee and any other committee appointed pursuant to Code section 1102 shall be released and discharged from the rights and duties arising from or related to the Reorganization Case, except with respect to final applications for professionals' compensation and any appeal of an order in the Reorganization Case. Except as agreed to by the Reorganized Company, professionals retained by the Creditors' Committee and any other committee appointed pursuant to Code section 1102 and the members thereof shall not be entitled to compensation or reimbursement of expenses for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred in connection with any applications by such professionals or committee members for allowance of compensation and reimbursement of expenses pending on the Effective Date or timely filed after the Effective Date as provided in the Plan, as approved by the Court.

            J. Fees and Expenses of the Unofficial Committee.

            The reasonable fees and expenses incurred after the Petition Date by the Informal Committee's counsel and financial advisors, including the amounts payable to Akin, Gump, Strauss, Hauer & Feld, L.L.P. pursuant to its engagement letter dated as of September 29, 2000 and the amounts payable to Jefferies & Company, Inc. pursuant to its engagement letter dated as of August 17, 2000, as amended (who were retained by agreement with Anacomp with respect to the restructuring of Anacomp), shall be paid (unless otherwise ordered by the Court, without application by or on behalf of any such professionals to the Court and without notice and a hearing) by the Reorganized Company as an Allowed Administrative Claim. If the Reorganized Company and any such professional retained by the Unofficial Committee cannot agree on the amount of fees and expenses to be paid to such professional, the amount of any such fees and expenses shall be determined by the Court.

            K. Revocation of the Plan.

            Anacomp reserves the right to revoke or withdraw the Plan prior to the Confirmation Date with the prior written consent of the Unofficial Committee and the Agent, which consent shall not be unreasonably withheld but which consent shall be required only if (a) in the case of the Unofficial Committee, Class 4 voted as a Class to accept the Plan, such acceptance has not been withdrawn, and the Unofficial Committee has not filed an objection to confirmation of the Plan or filed an alternate plan of reorganization, and (b) in the case of the Agent, Class 1 voted as a Class to accept the Plan, such acceptance has not been withdrawn, and the Agent has not filed an objection to confirmation of the Plan or filed an alternate plan of reorganization, and (c) the Plan continues to have a reasonable prospect of confirmation. If the Plan is revoked or withdrawn, or if confirmation and the Effective Date otherwise do not occur, the Plan shall be null and void, and nothing contained in the Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against, or any Interests in, Anacomp; or (b) prejudice in any manner the rights of Anacomp, the Estate, or any creditors in any further proceedings.

            L. Post-Effective Date Effect of Evidences of Claims or Interests.

            Notes, stock certificates, warrants, and other evidences of Claims against, or Interests in, Anacomp shall, effective upon the Effective Date, represent only the right to receive the distributions, if any, contemplated by the Plan.

            M. Successors and Assigns.

            The rights, benefits, and obligations of any entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such entity.

            N. Saturday, Sunday, or Legal Holiday.

            If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day and shall be deemed to have been completed as of the required date.

            O. Headings.

            The headings used in the Plan are inserted for convenience only and neither constitute a portion of this Plan nor in any manner affect the provisions of this Plan.

            P. Governing Law.

            Unless a rule of law or procedure is supplied by (a) federal law (including the Code and Bankruptcy Rules), or (b) an express choice of law provision in any agreement, contract, instrument, or document provided for, or executed in connection with, the Plan, the rights and obligations arising under the Plan and any agreements, contracts, documents, and instruments executed in connection with the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of California without giving effect to the principles of conflict of laws thereof.

            Q. Severability of Plan Provisions.

            If, prior to confirmation, any term or provision of the Plan is held by the Court to be invalid, void, or unenforceable, the Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may or may not have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

            R. No Admissions.

            Notwithstanding anything herein to the contrary, if the Plan is not confirmed or the Effective Date otherwise does not occur, the Plan shall be null and void, and nothing contained in the Plan or the Disclosure Statement shall
(a) be deemed to be an admission by Anacomp or against any creditor with respect to any matter set forth herein, including liability on any Claim or the propriety of the classification of any Claim; (b) constitute a waiver, acknowledgment or release of any Claims by or against, or any Interests in, Anacomp; or (c) prejudice in any manner the rights of Anacomp, the Estate, or any creditors in any further proceedings.

            S. Application of Code Section 1145.

            The exemption from the requirements of Section 5 of the Securities Act of 1933, 15 U.S.C. ss. 77e, and any state or local law requiring registration or qualification for the offer or sale of a security provided under Code section 1145 shall apply to the Class A Common Stock, the Class B Common Stock and the Reorganized Company Warrants issued under the Plan (and the shares of Class B Common Stock issuable upon the exercise of such warrants).

            T. Conditions to Effectiveness of the Plan.

            The Plan shall not become binding unless and until the Effective Date occurs. The Effective Date is the first Business Day that, as determined by Anacomp in its reasonable discretion, is a Business Day (a) that is at least ten days after the Confirmation Date; (b) on which no stay of the Confirmation Order is in effect; and (c) on which all of the following conditions have been satisfied or waived by Anacomp, the Unofficial Committee and the Agent in writing:

                  a. The Confirmation Order shall be entered by the Court in a form reasonably acceptable to Anacomp, the Unofficial Committee, and the Agent.

                  b. The financing to be provided under the Amended and Restated
            Credit Agreement shall be ready for immediate funding.

                  c. The Outside Date shall not yet have occurred.

                  d. No MAC Event shall have occurred. A MAC Event shall be
            deemed to occur at any time after the completion of any calendar month through November 30, 2001, during which Anacomp shall realize earnings before interest, taxes, depreciation and amortization ("EBITDA"), calculated on a last twelve month ("LTM") basis and on the basis of GAAP, consistently applied, in an amount less than the amount set forth opposite such month under the caption "LTM EBITDA" in the following table. (The monthly LTM EBITDA amounts set forth below have been calculated using the actual EBITDA amounts for fiscal year 2000 and monthly EBITDA amounts for fiscal year 2001, excluding one-time restructuring expenses.)

            --------------------------------------------------------------------

                                 LTM                Projected Monthly EBITDA
                                 EBITDA             ("Projected Monthly EBITDA")
            --------------------------------------------------------------------
            April 2001           $19,255,000        $2,033,000
            May 2001             $20,067,000        $2,033,000
            June 2001            $31,387,000        $2,033,000
            July 2001            $31,566,000        $2,500,000
            August 2001          $31,739,000        $2,500,000
            September 2001       $33,044,000        $2,500,000
            October 2001         $30,372,000        $2,500,000
            November 2001        $28,375,000        $2,500,000
            --------------------------------------------------------------------

                  A MAC Event shall also be deemed to occur upon the occurrence of a Material Adverse Change. As used herein, the term "Material Adverse Change" means any change, effect, event, occurrence, state of facts or development, either alone or in combination, and either known or unknown by Anacomp as of the date hereof, that is materially adverse to the business, financial condition or results of operation of Anacomp and its domestic subsidiaries, taken as a whole, and in connection with which Anacomp and its domestic subsidiaries, taken as a whole, shall suffer or incur (or in connection with which it may be reasonably expected that Anacomp and its domestic subsidiaries, taken as a whole, will suffer or incur) losses, liabilities, costs or expenses, calculated on the basis of GAAP, consistently applied, individually or in the aggregate (collectively, the "MAC Losses"), in excess of $5.0 million (the "Threshold Amount"); provided, however, that in no event shall any change, effect, event, occurrence, state of facts or development that is equal to or less than 110% of the amount quantified or estimated in the Plan, the Disclosure Statement or in Anacomp's Annual Report on Form 10-K for the twelve-month period ended September 30, 2000, or in Anacomp's Quarterly Reports on Form 10-Q for the three-month periods ended December 31, 2000, March 31, 2001 and June 30, 2001, each in the form filed by Anacomp with the Securities and Exchange Commission, be considered a Material Adverse Change, and provided further, that in no event shall the commencement of Reorganization Case be considered a Material Adverse Change.

                  Notwithstanding any other provision of the preceding paragraph to the contrary, no Material Adverse Change shall be deemed to occur if, during the month (or months) in which any associated MAC Loss or MAC Losses occurs, the amount of any such MAC Loss or MAC Losses - minus the amount of the Excess EBITDA (as defined here) through the same month or months - is less than the Threshold Amount. As used herein, "Excess EBITDA" means, with respect to any period, the amount, if any, by which the actual cumulative EBITDA realized by Anacomp (excluding any one-time restructuring expenses) since April 1, 2001 exceeds the cumulative Projected Monthly EBITDA (excluding any one-time restructuring expenses) for such period.

                  Subject to the preceding two paragraphs, a MAC Loss shall be deemed incurred for purposes of the preceding paragraph upon the determination by the Court regarding the Allowed amount of any such MAC Loss, or the estimated Allowed amount of any such MAC Loss, based on proofs of Claim timely filed or deemed timely filed in the Reorganization Case. In the event that a Claim is asserted in a proof of Claim (whether or not an amount is specified in such proof of Claim), and such Claim, when combined with other Claims could, in the reasonable determination of Anacomp, the Unofficial Committee or the Agent, result in MAC Losses equaling or exceeding the Threshold Amount, it shall be a condition precedent to confirmation of the Plan that the Court determine or estimate the maximum amount of such MAC Losses in order to determine whether the Threshold Amount has been exceeded and, therefore, whether a Material Adverse Change shall have occurred. By way of clarification, any one of Anacomp, the Unofficial Committee or the Agent may reasonably require the Court determination referenced in the preceding sentence.

                  Any one of Anacomp, the Agent or the Unofficial Committee
            shall be reasonably entitled to declare the existence of a MAC Event pursuant to written notice furnished by such party on the other such parties. In the event a dispute exists among the parties regarding whether a MAC Event has occurred, such dispute shall be presented to and resolved by the Court.

            U. Waiver of Conditions to the Effective Date.

            The requirement that the conditions to the occurrence of the Effective Date, as specified in Section IV.T, above, be satisfied may be waived in whole or in part, and the time within which any such conditions must be satisfied may be extended, by the written agreement of Anacomp, the Unofficial Committee and the Agent. To be effective, such written waiver or extension must be filed with the Court. Without limiting the forgoing, Anacomp, the Unofficial Committee and the Agent may jointly elect in writing to waive in writing any MAC Event. The failure to satisfy or waive any of such conditions may be asserted by Anacomp regardless of the circumstances giving rise to the failure of such condition to be satisfied, including any action or inaction by Anacomp. The failure of Anacomp to exercise any of the foregoing rights shall not be deemed a waiver of any other rights and each such right shall be deemed ongoing and assertable at any time.

            V. Retention of Jurisdiction.

            Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Court shall retain jurisdiction over the Reorganization Case after the Effective Date to the fullest extent provided by law, including the jurisdiction to:

                  1. Allow, disallow, determine, liquidate, classify, establish the priority or secured or unsecured status of, estimate, or limit any Claim, Interest, or Administrative Claim;

                  2. Grant or deny any and all applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Code or the Plan, for periods ending on or before the Effective Date;

                  3. Resolve any motions pending on the Effective Date to
            assume, assume and assign, or reject any executory contract or unexpired lease to which Anacomp is a party or with respect to which Anacomp may be liable and to hear, determine and, if necessary, liquidate, any and all Claims arising therefrom;

                  4. Ensure that distributions to holders of Allowed Claims and
            Allowed Interests, including but not limited to Administrative Claims, are accomplished pursuant to the provisions of the Plan;

                  5. Resolve any and all applications, motions, adversary
            proceedings, and other matters involving Anacomp that may be pending on the Effective Date;

                  6. Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents entered into in connection with the Plan;

                  7. Resolve any and all controversies, suits, or issues that may arise in connection with the consummation, interpretation, or enforcement of the Plan or any Person's rights or obligations in connection with the Plan;

                  8. Modify the Plan before or after the Effective Date pursuant to section 1127 of the Code, or modify the Disclosure Statement or any contract, instrument, release, or other agreement or document created in connection with the Plan or Disclosure Statement; or remedy any defect or omission or reconcile any inconsistency in any order of the Court, the Plan, the Disclosure Statement, or any contract, instrument, release, or other agreement or document created in connection with the Plan or Disclosure Statement, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Code;

                  9. Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation or enforcement of the Plan;

                  10. Enter and implement such orders as are necessary or
            appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

                  11. Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan or the Disclosure Statement; and

                  12. Enter an order closing the Reorganization Case.

            If the Court abstains from exercising jurisdiction or is otherwise without jurisdiction over any matter, this Section shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

                                       V.

    SOURCES OF FUNDS TO PAY CLAIMS AND INTEREST HOLDERS; PROVISIONS REGARDING
             CLASS A COMMON STOCK AND REORGANIZED COMPANY WARRANTS

         A. Sources of Funds.

                  1.    Amended and Restated Credit Agreement.


            The Amended and Restated Credit Agreement will contain the following material terms, as more particularly summarized in the Amended and Restated Credit Agreement Term Sheet:

                  a. Lender: The Banks. The Agent will continue to serve as agent.

                  b.    Borrower: Anacomp.

                  c. Guarantors: Each Domestic Subsidiary (as defined in the Prepetition Credit Agreement) of Anacomp, created, acquired or existing on or after the Effective Date.

                  d. Loan Amount and Structure: A $60,909,862.50 revolving credit facility (the "Facility") (following a $1,000,000 permanent reduction of principal on September 30, 2001) comprised on the Effective Date of a $55,075,000 sublimit for direct borrowing ("Direct Borrowing Sublimit") and a $5,834,862.50 Letter of Credit Sublimit ("Letter of Credit Sublimit," and together with the Direct Borrowing Commitment, the "Total Commitment"). The Letter of Credit Sublimit will be subject to upward adjustment provided there is a corresponding reduction in the Direct Borrowing Sublimit as described in section
                        (g) below. The Letter of Credit Sublimit shall be subject to upward adjustment provided there is a corresponding reduction in the Direct Borrowing Sublimit as described in the Letters of Credit section below. The amount of the Facility set forth in this section shall be reduced by the amount of any prepayment required herein.

                  e. Availability: As of any date of determination, the formula borrowing basis ("FBB") will equal an amount up to 80% of Eligible Accounts. "Eligible Accounts" will be as customarily defined by the Banks and will include Anacomp's U.S. and Canadian accounts receivable. The amount deemed within the FBB for any fiscal quarter will be determined based on the amount set forth in a borrowing base certificate to be executed and delivered during the last week of the prior fiscal quarter. The FBB will not, however, be used to determine availability under the Facility unless and until the Direct Borrowing Sublimit is less than the FBB.

                  f. Interest Rate: The rate of interest charged with respect to the portion of the Facility equal to the FBB will be the Base Rate. The rate of interest charged with respect to the portion of the Facility in excess of the FBB will be 3.0% above the Base Rate. The Base Rate will be the higher of (a) the annual rate of interest announced from time to time by the Agent at its head office in Boston, Massachusetts, as its "base rate" and (b) one-half of one percent (.50%) above the Federal Funds effective rate. Interest will be due and payable monthly in arrears.

                  g. Letters of Credit Sublimit: $5,834,862.50 in standby or documentary Letters of Credit on behalf of Anacomp as of the Effective Date. Replacement and new standby or documentary Letters of Credit will be issued under the Amended and Restated Credit Agreement on terms and conditions substantially similar to those set forth in the Prepetition Credit Agreement provided that, (a) in no event shall the aggregate amount of Letters of Credit exceed $9,000,000 and (b) in the event the aggregate amount of Letters of Credit exceeds $5,834,862.50 in the aggregate, additional Letters of Credit will be issued if and only if: (a) there is a corresponding reduction in availability under the Direct Borrowing Sublimit, and
                        (b) under no circumstances would the procurement of such a Letter of Credit cause the Banks to exceed the total commitment. In addition, the expiration date of any new or replacement Letter of Credit shall not be beyond that of the Maturity Date, as defined below. The rate of interest on Letters of Credit will be 3.0% per annum. Anacomp will be charged a Letter of Credit fee as set forth in the Prepetition Credit Agreement.

                  h. Collateral: The obligations under the Facility will be recourse against Anacomp and all Domestic Subsidiaries and will be secured by a perfected first priority security interest in all of the assets of Anacomp and all Domestic Subsidiaries (subject to permitted liens on terms that are not materially different as those set forth in the Prepetition Credit Agreement), whether now owned or after acquired, pursuant to the terms of Amended and Restated Security Documents, including a pledge by Anacomp of 100% of the capital stock of Anacomp's subsidiaries, provided, however, that Anacomp will not be required to pledge more than 65% of the capital stock of any Foreign Subsidiary (as defined in the Prepetition Credit Agreement). In addition, the loan documentation will contain a negative pledge on assets of Anacomp and its subsidiaries, except for liens expressly permitted by the loan documents.

                  i. Restructuring Expenses: Anacomp will reimburse the Agent for all of its reasonable out-of-pocket costs and expenses relating to the restructuring, the Reorganization Case and the Plan, including search fees, filing and recording fees, reasonable attorneys' fees and expenses, and financial examination, collateral appraisal fees and expenses. Such costs and expenses incurred through the Effective Date will be paid on the Effective Date.

                  j. Facility Fee: Anacomp will pay on the Effective Date to the Agent and the Banks, for distribution to the Banks, in accordance with each Bank's pro rata share of the Facility, a fee equal to one and one-quarter percent (1.25%) of the amount of the Facility minus the amount of the DSI Prepayment (see following section), if any, received by the Banks as of the Effective Date (the "Facility Fee"). The Facility Fee will be waived in its entirety if the claims of the Banks with respect to the Prepetition Credit Agreement are indefeasibly paid in full in cash in a single lump sum payment on or before the Effective Date.

                  k. DSI Prepayment in Respect of the Facility: Anacomp shall use reasonable best efforts to sell DSI (a "DSI Sale"). Upon the closing of the DSI Sale (the "DSI Sale Date"), Anacomp will immediately make a mandatory prepayment in the amount of the greater of 85% of the net proceeds from the DSI Sale and $4,000,000 (the "DSI Prepayment") to the Banks to permanently reduce the Direct Borrowing Sublimit and the Facility. The net proceeds of the DSI Sale shall be the gross proceeds received from the DSI Sale minus (a) all reasonable costs, fees, expenses or liabilities payable on the DSI Sale Date and (b) a reasonable reserve for any costs, fees, expenses or liabilities payable following the DSI Sale Date not provided for in the escrow containing the "Escrow Funds" (which shall constitute any and all property and funds deposited into an escrow account in accordance with the DSI Sale); provided that such funds in this reserve shall be maintained in an account at the Agent subject to a security interest in favor of Agent, for the benefit of the Banks. Upon the termination of the "Escrow Agreement" (an agreement in form and substance reasonably satisfactory to Agent pursuant to which an escrow account will be established for the Escrow Funds), Anacomp shall immediately make a further mandatory prepayment of all remaining Escrow Funds pursuant to the terms and conditions set forth in the Amended and Restated Credit Agreement Term Sheet. Anacomp shall establish an escrow account pursuant to an escrow agreement in form and substance reasonably satisfactory to the Agent ("Escrow Agreement") which shall hold any and all property and funds deposited therein in accordance with the DSI Sale.

                  l.    Reduction of Commitment in Respect of the Facility:
                        Mandatory, permanent reductions of the Facility and Direct Borrowing Sublimit, as specified in the Amended and Restated Credit Agreement Term Sheet.

                  m. Dividends: Anacomp will be permitted to pay dividends to its shareholders if (a) the Direct Borrowing Sublimit is less than or equal to the FBB; (b) no Event of Default has occurred under the Facility or would be caused after the payment of such dividends; and (c) the dividend is otherwise permitted by applicable law. In the event that Anacomp pays dividends as provided in this section, the Direct Borrowing Sublimit shall not, thereafter, exceed the FBB.

                  n. Maturity Date of the Facility: Eighteen months from the Effective Date but in no event later than July 31, 2003; provided, however, that the Maturity Date will be extended to twenty-four months from the Effective Date but in no event later than January 15, 2004 if Anacomp
                        (a) on or before eighteen months from the Effective Date makes a prepayment in the amount of $4,000,000 in the aggregate (including the DSI Prepayment) to permanently reduce the Direct Borrowing Sublimit and the Facility or
                        (b) pays a rate of interest with respect to the Facility equal to one percent (1%) above the then applicable interest rate as set forth in the Interest Rate section above, beginning eighteen months from the Effective Date.

                  o. Requirement of Confirmation of Plan and Occurrence of Effective Date: Unless extended by the Banks in their sole discretion, the Effective Date of the Plan must occur no later than the Outside Date.

                  p. Release: In exchange for the benefits conferred under the Amended and Restated Agreement, including the Banks' agreement to restructure the obligations owing under the Prepetition Credit Agreement, Anacomp and the Estate, and all affiliates thereof, shall release and discharge all claims and causes of action of the foregoing parties (or which have been or could be asserted by any Person on behalf of the Estates or such affiliates) against the Agent, the Banks and any of their predecessors, successors, assigns, subsidiaries, affiliates, representatives, employees, officers, directors, attorneys, accountants, agents and all other Persons that claim by, through or under any of the Banks under the Code and all claims and causes of action of the Estates (or which have been or could be asserted by any Person on behalf of the Estate or such affiliates) against the Agent, the Banks and any of their predecessors, successors, assigns, subsidiaries, affiliates, representatives, employees, officers, directors, attorneys, accountants, agents and all other Persons that claim by, through or under any of the Banks under the Code arising out of or relating to Anacomp or the Estate.

                  q.    Additional Mandatory Prepayments in Respect of the
                        Facility: If at any time the outstanding amount of loans exceeds the Total Commitment (whether as a result of currency fluctuations or otherwise), the amount of such excess will be immediately paid to the Agent for the pro rata accounts of the Banks. In addition to the mandatory prepayments set forth in the Reduction of Commitment section, as set forth in the Amended and Restated Credit Agreement Term Sheet, Anacomp will (a) apply any cash in excess of $6,500,000 to permanently reduce the outstanding balance within the Direct Borrowing Sublimit under the Facility but not permanently reduce the Direct Borrowing Sublimit and the Total Commitment, and (b) apply the proceeds from any asset sale or capital raising event to permanently reduce the Total Commitment, provided that as long as the Direct Borrowing Sublimit is less than the FBB, Anacomp will only need to apply the net proceeds in excess of $500,000 from any asset sale (other than the DSI Sale) or any other capital raising event to permanently reduce the Total Commitment and (c) make the "Forbearance Principal Payment" (defined in the Amended and Restated Letter of Credit Term Sheet) if it is due. Anacomp will make a mandatory prepayment of the amount of any Letter of Credit when drawn.

                  r. Optional Prepayment: Notwithstanding anything to the contrary contained herein, on or before the Effective Date Anacomp may prepay its obligations under the Prepetition Credit Agreement, provided that Anacomp pays in full in cash in a lump sum payment all principal, accrued but unpaid interest, all fees and expenses due under the Prepetition Credit Agreement and the Forbearance Agreement (and any amendments thereto), as defined in the Amended and Restated Agreement Term Sheet and also reimburses the Agent for all of its out-of-pocket costs and expenses relating to the Plan, including, but not limited to, search fees, filing and recording fees, reasonable attorneys' fees and expenses, and financial examination and collateral appraisal fees and expenses. No prepayment penalty will be due in respect of the Optional Prepayment. Anacomp will also be permitted, without incurring any prepayment penalties, to make additional prepayments in cash that permanently reduce the Total Commitment and the Direct Borrowing Sublimit and, to the extent that the Total Commitment and the Direct Borrowing Sublimit are reduced and that there is availability under the FBB, Anacomp will be permitted to receive additional advances under the Facility for the purposes set forth in, and in accordance with the terms and conditions of, the Amended and Restated Credit Agreement Term Sheet.

                  s.    Expenses and Indemnification in Respect of the Facility:
                        Similar to those terms as set forth in the Prepetition Credit Agreement.

                  t. Governing Law in Respect of the Facility: Commonwealth of Massachusetts.

                  u. Terms Relating to Anacomp Management: Anacomp shall continue to retain Edward P. Smoot, or other person reasonably satisfactory to the Agent, as Chief Executive Officer of Anacomp on terms and conditions reasonably acceptable to the Agent.


               2. Additional Sources of Funding.


            The financing to be provided under the Amended and Restated Credit Agreement and the cash and proceeds derived from operations shall fund the remaining obligations under the Plan.

            B. Issuance of Class A Common Stock, Class B Common Stock and Reorganized Company Warrants.

                  1.    The Class A Common Stock and Class B Common Stock.


            The Class A Common Stock and Class B Common Stock to be issued and reserved under the Plan shall have the following attributes:

                  a. Authorization and Issuance. As of the Effective Date,
            Anacomp's Amended and Restated Articles of Incorporation will continue to authorize the issuance of 40,000,000 shares of Reorganized Anacomp Common Stock and 1,000,000 shares of preferred stock, subject to further amendment after the Effective Date. On the Effective Date the Reorganized Anacomp Common Stock shall consist of Class A Common Stock and Class B Common Stock. The shares to be issued to holders of Existing Common Stock and shares issuable upon exercise of the Reorganized Company Warrants shall be Class B Common Stock and shall be issued or reserved for issuance in accordance with the Plan. The shares to be issued to holders of Allowed Class 4 Claims and reserved for issuance to the Reorganized Company's management and employees as incentive compensation shall be Class A Common Stock and shall be issued or reserved for issuance in accordance with the Plan.

                  b. Par Value. The Reorganized Anacomp Common Stock shall have a par value of $.01 per share.

                  c. Rights. The Reorganized Anacomp Common Stock shall have such rights with respect to dividends, liquidations, voting, and other matters as are set forth in the Amended and Restated Articles of Incorporation of the Reorganized Company and as otherwise provided by Indiana law. Class A Common Stock and Class B Common Stock shall be identical in all respects (and shall vote together for all purposes for which shareholder action is solicited or authorized), except that the Class B Common Stock shall be subject to additional dilution, as set forth in Section III.G of this Plan, upon the issuance of additional shares of such Class B Common Stock in satisfaction of Section 510(b) Common Claims (if any).

            2.    Reorganized Company Warrants.


            The Reorganized Company Warrants shall have the following attributes:

                  a. Authorization and Issuance. 783,077 Reorganized Company
            Warrants shall be issued to existing holders of Allowed Class 8 Interests on or as soon as practicable after the Effective Date. Each Reorganized Company Warrant shall be exercisable on and after the Effective Date for a period of five years (subject to such limitations as are set forth therein) and shall be exercisable for one share of Reorganized Anacomp Common Stock, subject to adjustment as provided in the Warrant Agreement (as herein defined) unless redeemed or exchanged earlier by the Reorganized Company. The shares issuable upon exercise of the Reorganized Company Warrants shall be Class B Common Stock. Class B Common Stock shall be subject to additional dilution, as set forth in Section III.G of this Plan, upon the issuance of additional shares of such Class B Common Stock in satisfaction of Section 510(b) Common Claims (if any).

                  b. No Rights Generally as Stockholders. No holder of
            Reorganized Company Warrants shall be entitled to any rights generally as a stockholder of the Reorganized Company unless and until such holder has obtained shares of Reorganized Anacomp Common Stock upon the exercise of the Reorganized Company Warrants.

                  c. Exercise Price. Each Reorganized Company Warrant shall be exercisable at an exercise price of $61.54 per share. On or as soon as practicable after the Effective Date, the Reorganized Company shall issue to each holder of Existing Common Stock Reorganized Company Warrants to purchase, at an exercise price of $61.54 per share, for each share of Class B Common Stock held by such holder immediately following the Effective Date, 194.119 shares of Reorganized Anacomp Common Stock, or an aggregate of approximately 15% of the Reorganized Anacomp Common Stock outstanding after giving effect to the Plan, the shares reserved for management and employees of the Reorganized Company, and assuming the issuance of all shares of Reorganized Anacomp Common Stock reserved upon the exercise of the Reorganized Company Warrants.

                  d. Adjustment of Exercise Price and Number of Shares of Class
            B Common Stock Obtainable Upon Exercise. The number of shares of Class B Common Stock obtainable upon exercise of each Reorganized Company Warrant and correspondingly the exercise price, shall be proportionately adjusted subject to standard antidilution provisions at any time the Reorganized Company pays stock dividends, subdivides, combines or reclassifies its stock; distributes evidences of indebtedness or assets of the Reorganized Company, or rights for such assets; issues stock for less than market value; issues options, warrants or other securities convertible for stock for less than market value; or effects similar dilutive transactions, in accordance with the terms and subject to the conditions set forth in the Warrant Agreement (as herein defined).

                  e. Form. The Reorganized Company Warrants shall be issued in substantially the form of, and shall have such other terms and conditions, as set forth in the warrant agreement attached as
            Exhibit 5 hereto (the "Warrant Agreement"). Among other things, the Warrant Agreement shall provide that the number of shares for which each Reorganized Company Warrant may be exercised is subject to rounding down to prevent the issuance of fractional shares.

                                       VI.

                             THE REORGANIZED COMPANY

      A. Management of the Reorganized Company.

            1. Directors of the Reorganized Company.


            As of the Effective Date, Anacomp's current Board will be replaced by the New Board Members. The New Board Members will consist of the Chief Executive Officer of the Reorganized Company, another member of management of Anacomp designated by existing management and reasonably acceptable to the Unofficial Committee, and five members designated by the Unofficial Committee. The List of New Board Members, including their respective background and qualifications, will be attached as Exhibit 9 on or before the Exhibit Filing Date.

            The membership of the Board shall be subject to an election at the annual meeting of the Reorganized Company in the year 2002.

            2. Officers of the Reorganized Company.


            The officers of the Reorganized Company will serve at the discretion of the Board of the Reorganized Company. As of the Effective Date, it is anticipated that the officers then serving shall continue to serve.

            B. Reserve of Shares of Reorganized Anacomp Common Stock for Management and Employee Incentive.

            403,403 shares of Reorganized Anacomp Common Stock (Class A Common Stock) shall be reserved (or 7.7% of the Reorganized Anacomp Common Stock outstanding after giving effect to the Plan and assuming the issuance of all shares of Reorganized Anacomp Common Stock reserved upon the exercise of the Reorganized Company Warrants) for the management and employees of the Reorganized Company and its subsidiaries. The terms and conditions governing the award of such stock/stock options shall be determined by the Board of the Reorganized Company following the Effective Date.

            C. Employee Benefit Plans.

            As of the Effective Date, all of Anacomp's employee benefit plans, programs and benefits existing immediately prior to the Effective Date shall be retained and shall constitute obligations of the Reorganized Company.

            D. Articles.

            As of the Effective Date, the Amended and Restated Articles of Incorporation of the Reorganized Company shall (a) prohibit the issuance of non-voting equities securities as required by Code section 1123(a)(6), subject to amendment of such Amended and Restated Articles of Incorporation as permitted by applicable law, and (b) effectuate the provisions of the Plan, including the cancellation of Existing Common Stock and the issuance of Class A and Class B Common Stock, in each case without any further action by the shareholders or directors of Anacomp or the Reorganized Company. A copy of the form of the Amended and Restated Articles of Incorporation of the Reorganized Company will be attached as Exhibit 6 by the Exhibit Filing Date.

            E. Bylaws.

            As of the Effective Date, the Amended and Restated Bylaws of the Reorganized Company, to the extent any amendments to Anacomp's Bylaws are required to effectuate the provisions of the Plan, shall be attached as Exhibit 7 by the Exhibit Filing Date, without any further action by the shareholders or directors of Anacomp or the Reorganized Company.

            F. Listing and Registration of Reorganized Anacomp Common Stock.

            Commencing on the Effective Date, the Reorganized Company shall exercise its reasonable best efforts to list the shares of Reorganized Anacomp Common Stock issued pursuant to the Plan on a national securities exchange, the NASDAQ Small Cap Market or other qualifying inter-dealer quotation system. In addition, on the Effective Date, the Reorganized Company shall enter into a Registration Rights Agreement with each holder of Reorganized Anacomp Common Stock, to the extent such holder's resale of the Reorganized Anacomp Common Stock would be limited or restricted by federal securities laws. Such Registration Rights Agreement, which shall provide for a "shelf registration" of the Reorganized Anacomp Common Stock, will be attached as Exhibit 8 by the Exhibit Filing Date.

                                      VII.

                       EFFECT OF CONFIRMATION OF THE PLAN

            A. Discharge and Injunction.

            The rights afforded in the Plan and the treatment of all Claims and Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against Anacomp, the Reorganized Company, the Estate, or any of their property. Except as otherwise provided in the Plan or the Confirmation Order: (a) on the Effective Date, Anacomp, the Reorganized Company, the Estate, and their property shall be deemed discharged and released to the fullest extent permitted by section 1141 of the Code from all Claims and Interests, including, but not limited to, demands, liabilities, Claims, and Interests that arose before the Confirmation Date and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Code, regardless of whether or not (i) a proof of Claim or proof of Interest based on such debt or Interest is filed or deemed filed,
(ii) a Claim or Interest based on such debt or Interest is Allowed pursuant to section 502 of the Code, or (iii) the holder of a Claim or Interest based on such debt or Interest has or has not accepted the Plan; and (b) all Persons shall be precluded from asserting against Anacomp, the Reorganized Company, the Estate, and their property any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date.

            Except as otherwise provided in the Plan or the Confirmation Order, the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of Anacomp, as provided in sections 524 and 1141 of the Code, and such discharge shall void any judgment against Anacomp obtained at any time to the extent that it relates to a Claim discharged.

            Except as otherwise provided in the Plan or the Confirmation Order, on and after the Effective Date, all Persons who have held, currently hold, or may hold a debt, Claim, or Interest discharged pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged debt, Claim, or Interest: (a) commencing or continuing in any manner any action or other proceeding against Anacomp, the Reorganized Company, the Estate, or their property; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against Anacomp, the Reorganized Company, the Estate, or their property; (c) creating, perfecting, or enforcing any lien or encumbrance against Anacomp, the Reorganized Company, the Estate, or their property; (d) asserting any setoff, right of subrogation, or recoupment of any kind against any obligation due to Anacomp, the Reorganized Company, the Estate, or their property; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any Person injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

            B. Modification of the Plan.

            Subject to the restrictions set forth in section 1127 of the Code, Anacomp reserves the right to alter, amend, or modify the Plan with the prior written consent of the Unofficial Committee and the Agent, which consent shall not be unreasonably withheld, before its substantial consummation.

                                      VIII.

                              CONFIRMATION REQUEST

            Anacomp requests confirmation of the Plan.

Dated As Of August 29, 2001         ANACOMP, INC.

                                    /s/     Edward P. Smoot
                                    -------------------------------------------
                                    By:  EDWARD P. SMOOT,
                                         President and Chief Executive Officer

SUBMITTED BY:
/s/     Lee R. Bogdanoff
----------------------------------------
LEE R. BOGDANOFF, ESQ.
KLEE, TUCHIN, BOGDANOFF & STERN LLP
Reorganization Counsel for Anacomp, Inc.


                    DISCLOSURE STATEMENT EXHIBIT "1" -- PLAN


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                                PLAN EXHIBIT "1"
                AMENDED AND RESTATED CREDIT AGREEMENT TERM SHEET
















                    DISCLOSURE STATEMENT EXHIBIT "1" - PLAN
      PLAN EXHIBIT "1" - AMENDED AND RESTATED CREDIT AGREEMENT TERM SHEET

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                    DISCLOSURE STATEMENT EXHIBIT "1" - PLAN
      PLAN EXHIBIT "1" - AMENDED AND RESTATED CREDIT AGREEMENT TERM SHEET

                                  ANACOMP, INC.
                              AMENDED AND RESTATED
                         SUMMARY OF TERMS AND CONDITIONS
                         OF AMENDMENT AND RESTATEMENT OF
                   BANKS' EXISTING REVOLVING CREDIT AGREEMENT

                                 August 24, 2001


PURPOSE:                      Summarize the terms and conditions upon which
the Agent                     (as defined below) and Banks (as defined below)
                              will enter into an Amended and Restated Credit
                              Agreement (as defined below) in connection with the Restructuring (as defined below). The Agent's and Banks' agreement to enter into the Amended and Restated Credit Agreement and perform any other obligations in connection with the Restructuring is subject to satisfaction of all the terms and conditions set forth herein. Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Existing
                              Credit Agreement (as defined below).

BORROWER:                     Anacomp, Inc., an Indiana corporation.

GUARANTORS:                   Each Domestic Subsidiary of the Borrower created,
                              acquired or existing on or after the closing date
                              (the "Closing Date") of the Restructuring or, to the extent that any Subordinated Notes (as defined below) are not tendered for exchange into common stock of the Borrower pursuant to the Restructuring, any other Subsidiary which is otherwise required to become a guarantor under the Subordinated Indentures (as defined below).

AGENT:                        Fleet National Bank, f/k/a BankBoston, N.A.
                              ("Fleet" or "Agent").

COUNSEL TO AGENT:             Milbank, Tweed, Hadley & McCloy LLP.

EXISTING CREDIT
AGREEMENT:                    Revolving Credit Agreement dated as of June 15,
                              1998 (as amended by First Amendment to Revolving
                              Credit Agreement dated as of September 21, 1998,
                              Second Amendment to Revolving Credit Agreement dated as of February 18, 1999, Third Amendment to
                              Revolving Credit Agreement dated as of June 18,
                              1999, Fourth Amendment to Revolving Credit
                              Agreement dated as of July 26, 1999, as further amended or revised from time to time, the "Existing Credit Agreement") agented by Fleet on behalf of itself, Union Bank of California, N.A., Key Corporate Capital, Inc., The Fuji Bank,
                              Limited and City National Bank (collectively, the
                              "Banks").

RESTRUCTURING:                The restructuring of the Borrower's capital
                              structure (the "Restructuring") shall include as material conditions thereof: (a) the restructuring of the Existing Credit Agreement on the terms and conditions set forth herein, (b) the exchange into common stock of the Borrower (the "Noteholder
                              Exchange") of all of the aggregate principal amount of the Borrower's outstanding 10-7/8%
                              Senior Subordinated Notes due 2004, the
                              obligations of which are governed by those certain indentures (collectively, the "Subordinated
                              Indentures") between the Borrower and Bank of New
                              York as the successor to IBJ Schroder Bank & Trust
                              Company, as Trustee, as amended, modified, supplemented or replaced to date, pursuant to which the Series B 10-7/8% Senior Subordinated
                              Notes due 2004 and the Series D 10-7/8% Senior
                              Subordinated Notes due 2004, respectively, were issued (collectively, the "Subordinated Notes") and (c) an amendment, pursuant to the Pre-packaged
                              Plan (as defined below), to the Borrower's
                              Articles of Incorporation giving effect to the dilution resulting from item (b) above. The
                              Borrower will effectuate the Restructuring pursuant to a pre-packaged chapter 11 plan of reorganization ("Pre-packaged Plan") filed by the Borrower in a case (the "Case") under chapter 11 of title 11, United States Code (the "Code") in the United States Bankruptcy Court (the "Court").
                              In connection with the Pre-packaged Plan, (i) the approval by the shareholders of the Borrower's common stock shall not be required and (ii) the requisite acceptance from the holders of the Subordinated Notes shall be two-thirds (2/3) in amount and a majority in number of the voting holders shall be required.

ACKNOWLEDGMENTS
OF BORROWER IN RESPECT
OF RESTRUCTURING:             The Borrower shall acknowledge that Defaults and
                              Events of Default exist under the Existing Credit
                              Agreement, subject to the Forbearance and Standstill Agreement dated as of November 15, 2000 by and among the Borrower, Agent and Banks (as amended, the "Forbearance Agreement").

TERMS OF PRE-PACKAGED
PLAN IN RESPECT OF
RESTRUCTURING:                The Pre-packaged Plan, a stipulation governing the
                              Borrower's use of cash collateral (the "Cash
                              Collateral Stipulation") and confirmation order in respect of the Pre-packaged Plan ("Confirmation
                              Order") shall be in form and substance reasonably satisfactory to the Agent, the Banks, the Ad Hoc
                              Noteholders' Committee consisting of the noteholders under the Subordinated Indentures which are signatories hereto (the "Ad Hoc
                              Noteholders' Committee") and the Borrower. The
                              Pre-packaged Plan and Confirmation Order shall approve the Restructuring and Amended and Restated
                              Credit Agreement and provide for, among other things, (a) the allowance of the claims of the Agent and Banks for principal, interest, fees, costs and expenses under the Existing Credit
                              Agreement and related Loan Documents, the Cash
                              Collateral Stipulation and the Amended and Restated Credit Agreement and related Loan
                              Documents, in amounts set forth therein and reasonably satisfactory to the Agent and Banks,
                              (b) the acknowledgment by the Borrower of the validity of the Agent's and Banks' liens and security interests (c) and a complete release of any claims (except for claims arising out of the obligations of the Agent and Banks in respect of the Restructuring) against the Agent and Banks through the effective date of the Pre-packaged
                              Plan, in each case pursuant to all applicable provisions of the Code. The Borrower shall also
                              (i) enter with the Agent into the Cash Collateral
                              Stipulation, which shall be in a form and substance reasonably satisfactory to the Agent, the Banks, the Ad Hoc Noteholders' Committee and the Borrower, under which the Borrower shall (A) use cash collateral pursuant to a budget reasonably satisfactory to the Agent and Banks
                              (which shall contain customary provisions governing variances and carry over of unused amounts from week to week), (B) make the DSI
                              Prepayment (as defined below) if such transaction occurs during the Case, (C) make the Forbearance
                              Principal Payment (as defined below) if such payment is due, (D) continue to pay interest, fees and expenses to the Agent and the Banks in accordance with the Forbearance Agreement through the Closing Date, and (E) agree to other customary terms such as adequate protection liens and priorities, no surcharge of collateral during the use of cash collateral and reporting requirements, which stipulation shall be approved by the Court on an interim basis within seven days following the commencement of the chapter 11 case and on a final basis within twenty-one days following the commencement of the chapter 11 case, (ii) prosecute diligently the confirmation of the Pre-packaged Plan, and (iii) have entered the Confirmation Order no later than January 4, 2002, which Pre-packaged Plan shall become effective no later than January 15, 2002.

RESTRUCTURING
EXPENSES :                    The Borrower will reimburse the Agent for all of
                              its reasonable out-of-pocket costs and expenses relating to the Restructuring, the Case and the Pre-packaged Plan, including, but not limited to, search fees, filing and recording fees, reasonable attorneys' fees and expenses, and financial examination and collateral appraisal fees and expenses by no later than the Closing Date.

CLOSING DATE
OF RESTRUCTURING:             No later than January 15, 2002, subject to the
                              timely satisfaction of the covenants set forth in the Forbearance Amendment section below and the other terms and conditions set forth herein.

FORBEARANCE
AMENDMENT:                    The existing Forbearance Agreement shall be
                              amended to remain in effect through the earlier to occur of (a) the Closing Date, provided that the Forbearance Agreement shall terminate on (i) forty-five days from the date of this term sheet if the documents related to the Amended and Restated Credit Agreement have not been completed and approved by all applicable parties thereto, or
                              (ii) on October 12, 2001 unless the Borrower has reasonably determined and demonstrated to the Agent that it has obtained the requisite acceptances to obtain confirmation of the Pre-packaged Plan, and provided further that the Agent's and the Banks' consent to the terms set forth herein shall be conditioned upon the Borrower's commencement of the Case before the Court on or before October 22, 2001, and satisfaction of the other applicable conditions set forth herein or (b) the occurrence of any Forbearance Termination Event as set forth in
                              Section 2(b) through 2(f) of the existing
                              Forbearance Agreement, provided that the
                              Forbearance Agreement has been amended to reflect the terms of this term sheet. The Borrower shall also make a payment in the amount of $1,000,000 to permanently reduce the outstanding principal and the Total Commitment from $61,909,862.50 to $60,909,862.50 under the Existing Credit Agreement
                              (the "Forbearance Principal Payment") on September
                              30, 2001. Upon commencement of the Case, the Forbearance Termination Events will be replaced by Events of Default (to be reasonably agreed upon) under the Cash Collateral Stipulation.

FORBEARANCE FEE:              The Borrower shall pay upon the execution of the
                              amendment to the Forbearance Agreement as set forth in the Forbearance Amendment section above to the Agent and the Banks, for distribution to the Banks in accordance with each Bank's pro rata share of the Facility, a forbearance fee equal to one-quarter of one percent (.25%) of the Facility.

AMENDED AND RESTATED
CREDIT FACILITY IN
CONNECTION WITH
RESTRUCTURING:                $60,909,862.50 revolving credit facility (the
                              "Facility") comprised on the Closing Date of a $56,075,000.00 sublimit for direct borrowing
                              ("Direct Borrowing Sublimit") and a $5,834,862.50 letter of credit sublimit ("Letter of Credit
                              Sublimit"), which will be available on the terms and conditions hereinafter set forth. The Letter of Credit Sublimit shall be subject to upward adjustment provided there is a corresponding reduction in the Direct Borrowing Sublimit as set forth in the Letters of Credit in Respect of the Facility section below. The amount of the Facility set forth in this section shall be reduced by the amount of any prepayment required herein.

FORMULA BORROWING
BASE IN RESPECT OF THE
FACILITY:                     As of any date of determination, the Formula
                              Borrowing Base ("FBB") shall equal an amount up to eighty percent (80%) of Eligible Accounts.
                              "Eligible Accounts" shall be as customarily defined by the Banks and will include U.S. and Canadian Accounts Receivable. The amount deemed within the FBB for any Fiscal Quarter will be determined based on the amount set forth in a borrowing base certificate ("Borrowing Base
                              Certificate") to be executed and delivered during the last week of the prior Fiscal Quarter. The FBB shall not, however, be used to determine availability under the Facility unless and until the Direct Borrowing Sublimit is less than the FBB.

DSI PREPAYMENT
IN RESPECT OF THE
FACILITY:                     Borrower shall use its reasonable best efforts to
                              sell the DSI International operations of the Foreign Subsidiaries of the Borrower (the "DSI
                              Sale"). Upon the closing of the DSI Sale (the "DSI
                              Sale Date"), the Borrower shall immediately make a mandatory prepayment in the amount of the greater of eighty-five percent (85%) of the net proceeds from the DSI Sale and $4,000,000 (the "DSI
                              Prepayment") to the Banks to permanently reduce the Direct Borrowing Sublimit and the Facility.
                              The net proceeds of the DSI Sale shall be the gross proceeds received from the DSI Sale minus
                              (a) all reasonable costs, fees, expenses or liabilities payable on the DSI Sale Date and (b) a reasonable reserve for any costs, fees, expenses or liabilities payable following the DSI Sale Date not provided for in the escrow containing the Escrow Funds (as defined below); provided that such funds in this reserve shall be maintained in an account at Fleet subject to a security interest in favor of Agent, for the benefit of the Banks.
                              Upon the termination of the Escrow Agreement (as defined below), the Borrower shall immediately make a further mandatory prepayment of all remaining Escrow Funds, together with any and all interest earned thereon less the reasonable fees and expenses paid to the escrow agent, to permanently reduce the Direct Borrowing Sublimit and the Facility.

REDUCTION OF
COMMITMENT IN
RESPECT OF THE
FACILITY:                     Mandatory, permanent reductions of the Facility
                              and Direct Borrowing Sublimit are as follows:



                                      R/C COMMITMENT REDUCTION AND
DATE                                  DIRECT BORROWING SUBLIMIT REDUCTION
--------------------------------------------------------------------------------
The later of the Closing Date and     $2.0MM
QE 12/01 through QE 06/02
QE 09/02                              $3.0MM
QE 12/02 through QE 03/03             $2.25MM
QE 06/03 through QE 09/03             $2.5MM
(Subject to an extension of the
Maturity Date as set forth below)


MATURITY DATE
OF THE FACILITY:              Eighteen months from the Closing Date but in no
                              event later than July 31, 2003; provided, however, that the Maturity Date will be extended to twenty-four months from the Closing Date but in no event later than January 15, 2004 if the Company
                              (a) on or before eighteen months from the Closing
                              Date makes a prepayment in the amount of $4,000,000 in the aggregate (including the DSI
                              Prepayment) to permanently reduce the Direct
                              Borrowing Sublimit and the Facility or (b) pays a rate of interest with respect to the Facility equal to one percent (1%) above the then applicable interest rate as set forth in the Interest Rate in Respect of the Facility section below beginning eighteen months from the Closing
                              Date.

INTEREST RATE IN
RESPECT OF THE
FACILITY:                     The rate of interest charged with respect to the
                              portion of the Facility equal to the FBB will be the Base Rate. The rate of interest charged with respect to the portion of the Facility in excess of the FBB will be 3.0 percentage points above the Base Rate. The "Base Rate" shall be higher of (a) the annual rate of interest announced from time to time by Fleet at its head office in Boston, Massachusetts, as its "base rate" and (b) one-half of one percent (.50%) above the Federal Funds
                              Effective Rate. Interest will be due and payable on a monthly basis in arrears.

LETTERS OF CREDIT
IN RESPECT OF THE
FACILITY:                     $5,834,862.50 in standby or documentary Letters of
                              Credit on behalf of the Borrower as of the Closing
                              Date. Replacement and new standby or documentary
                              Letters of Credit will be issued under the Amended and Restated Credit Agreement on terms and conditions substantially similar to those set forth in the Existing Credit Agreement provided that, (a) in no event shall the aggregate amount of Letters of Credit exceed $9,000,000 and (b) in the event that the aggregate amount of Letters of Credit exceeds $5,834,862.50 in the aggregate, additional Letters of Credit will be issued if and only if: (a) there is a corresponding reduction in availability under the Direct Borrowing Sublimit, and (b) under no circumstances would the procurement of such a Letter of Credit cause the Banks to exceed the Total Commitment. In addition, the expiration date of any new or replacement
                              Letter of Credit shall not be beyond that of the Maturity Date. The rate of interest on Letters of Credit shall be 3.0 percentage points per annum.
                              The Borrower shall be charged a Letter of Credit fee as set forth in the Existing Credit Agreement.

COLLATERAL IN RESPECT
OF THE FACILITY:              The obligations under the Facility will be
                              recourse against the Borrower and all Domestic
                              Subsidiaries and will be secured by a perfected first priority security interest in all the assets of the Borrower and all Domestic Subsidiaries
                              (subject to permitted liens on terms that are not materially different as those set forth in the Existing Credit Agreement), whether now owned or after acquired, pursuant to the terms of Amended and Restated Security Documents, including, without limitation, a pledge by the Borrower of one hundred percent (100%) of the capital stock of the Borrower's subsidiaries; provided, however, the Borrower shall not be required to pledge more than sixty-five percent (65%) of the capital stock of any Foreign Subsidiary. In addition, the loan documentation will contain a negative pledge on assets of the Borrower and its Subsidiaries, except for liens expressly permitted by the loan documents.

ADDITIONAL MANDATORY
PREPAYMENTS IN RESPECT
OF THE FACILITY:              If at any time the outstanding amount of loans
                              exceeds the Total Commitment (whether as a result of currency fluctuations or otherwise), the amount of such excess will be immediately paid to the Agent for the pro rata accounts of the Banks. In addition to the mandatory prepayments set forth in the Reduction of Commitment section above, the Borrower shall (a) apply any cash in excess of $6,500,000 to reduce the outstanding balance within the Direct Borrowing Sublimit under the Facility (but not permanently reduce the Direct
                              Borrowing Sublimit and the Total Commitment), (b) apply the proceeds from any asset sale or capital raising event to permanently reduce the Direct
                              Borrowing Sublimit and the Total Commitment, provided that as long as the Direct Borrowing
                              Sublimit is less than the FBB, the Borrower shall only need to apply the net proceeds in excess of $500,000 from any asset sale (other than the DSI
                              Sale) or any other capital raising event to permanently reduce the Total Commitment and (c) make the Forbearance Principal payment if it is due. The Borrower shall also make a mandatory prepayment of the amount of any Letter of Credit when drawn.

DIVIDENDS:                    The Borrower shall be permitted to pay dividends
                              to shareholders if (a) the Direct Borrowing
                              Sublimit is less than or equal to the FBB; (b) no Event of Default has occurred under the Facility or would be caused after the making of such dividends; and (c) the dividend is otherwise permitted by applicable law. In the event that the Borrower pays dividends, as provided in this section, the Direct Borrowing Sublimit shall not, thereafter, exceed the FBB.

FACILITY FEE:                 The Borrower shall pay on the Closing Date to the
                              Agent and the Banks, for distribution to the Banks in accordance with each Bank's pro rata share of the Facility, a fee equal to one and one-quarter percent (1.25%) of the amount of the Facility minus the amount of the DSI Prepayment received by the Banks as of the Closing Date (the "Facility
                              Fee"). The Facility Fee will be waived in its entirety if the claims of the Banks with respect to the Existing Credit Agreement are indefeasibly paid in full in cash in a single lump sum payment on or before the Closing Date.

REPRESENTATIONS AND
WARRANTIES IN RESPECT
OF THE FACILITY:              Similar  to  those  terms  as set  forth  in the
                              Existing Credit Agreement.

REPORTING
REQUIREMENTS IN RESPECT
OF THE FACILITY:              The Borrower shall provide the following reports
                              to Agent, in addition to those reports set forth in the Existing Credit Agreement:

                              o Monthly unaudited financial statements;

                              o Monthly thirteen-week cash flow projection; and

                              o Monthly Borrowing Base Certificate.

FINANCIAL COVENANTS
IN RESPECT OF THE
FACILITY:                     Minimum EBITDA - trailing 12 months EBITDA set at
                              eighty percent (80%) from Closing Date through FYE
                              9/02 and thereafter at eighty-five (85%) of the "CSFB Base Case" dated August 16, 2001
                              ("Projections") and measured every quarter.

                              The docHarbor division of the Borrower shall operate on a EBITDA break even or better basis for two consecutive fiscal quarters and thereafter may be consolidated into Borrower.

                              Maintenance Capital Expenditures shall be no more than Projections. Expansion Capital Expenditures shall be set on an annual basis in an amount reasonably satisfactory to Majority Banks (as defined in the Existing Credit Agreement).

                              Debt Service - formula shall be EBITDA minus
                              Maintenance Capital Expenditures minus cash taxes = numerator and interest payments plus Commitment Reductions plus cash dividends to the extent paid = denominator. The debt service covenant shall not fall below 1x.

                              Leverage Ratio - total funded indebtedness to EBITDA. The Projections shall be updated to reflect actual performance as of the date to be agreed upon in the Amended and Restated Credit Agreement for the purposes of determining compliance with the Financial Covenants. The leverage ratio shall not exceed 2x.

CONDITIONS PRECEDENT
TO FACILITY:                  Closing shall be conditioned upon the satisfaction
                              of the conditions precedent similar to those set forth in the Existing Credit Agreement, the following conditions precedent and other conditions customary in transactions of this type, or reasonably required by the Agent:

                              There being no material misrepresentations in or omissions from the materials furnished to the Agent or the Banks for their review, receipt of all reasonably required consents and other third party approvals and reasonably satisfactory representations and warranties.

                              Absence of any material adverse change in the condition (financial or otherwise), operations, assets, income and/or prospects of the Borrower, except that commencement of the chapter 11 case for purposes of effectuating the Pre-packaged Plan shall not itself constitute such a material adverse change.

                              The Borrower's EBITDA shall not be less than ninety percent (90%) of the Borrower's EBITDA set forth in the Projections based upon the trailing last twelve months and without regard to the one-time restructuring expenses set forth in the Projections.

                              The negotiation, execution and delivery of documentation reasonably satisfactory to the Agent, the Banks, the Ad Hoc Noteholders' Committee and the Borrower, and their respective counsel (each of which documents shall be in full force and effect on the Closing Date), containing customary representations and warranties, conditions, covenants, events of defaults, indemnifications, and increased cost and capital requirement provisions customary in bank financing documents in transactions of this type.

                              The receipt by all parties to the transaction of all necessary regulatory, creditor, lessor and other third party approvals, including, without limitation, evidence of compliance with all laws applicable to any of the parties to the transaction. In addition, the Banks shall be satisfied with any resolutions to any cross border tax issues.

                              The Banks' receipt of reasonably satisfactory evidence of appropriate corporate approval of all proposed transactions as well as opinions of counsel reasonably satisfactory to them as to, among other things, the due consummation of the transactions, legality, validity and binding effect of all loan, security and related documents, the perfection of all the liens of the security documents and the absence of any violation of any law or regulation applicable to the parties to the loan transaction.

                              The Agent being satisfied that the Facility constitutes "senior debt" for purposes of any other existing debt of the Borrower or any of its Subsidiaries which is remaining in place after the Closing Date and the Agent being satisfied with the terms and conditions contained in any documents evidencing such debt.

                              The absence of any litigation or other proceeding the result of which might impair or prevent the consummation of the transactions contemplated hereby.

                              The absence of any default of any material contract or agreement of the Borrower or any of its Subsidiaries, other than any default resulting from the commencement of the chapter 11 case, provided that the Pre-packaged Plan contains adequate provisions to cure or satisfy such default.

                              The Banks' receipt of evidence reasonably satisfactory to them as to the perfection and priority of all security interests and stock pledges described herein.

                              Evidence reasonably satisfactory to the Agent and its counsel that the Borrower has satisfied all the other conditions precedent to the effectiveness of the Pre-packaged Plan.

OTHER TERMS AND
CONDITIONS IN RESPECT
OF THE FACILITY:              Including, but not limited to, the following terms
                              and conditions, in addition to those terms and conditions as set forth in the Existing Credit
                              Agreement:

                              o Prohibition on deposit and investment accounts in any institution which is not a Bank; and

                              o All documentation with respect to the Amended and Restated Credit Agreement prepared to the satisfaction of the Agent, the Banks, the Ad Hoc Noteholders' Committee, the Borrower, and their respective counsel.

                              o The Borrower shall continue to retain Edward P. Smoot, or other person reasonably satisfactory to Agent, as Chief Executive Officer of the Company on terms and conditions reasonably acceptable to Agent.

                              o The Borrower shall establish an escrow account pursuant to an escrow agreement in form and substance reasonably satisfactory to Agent (the "Escrow Agreement") which shall hold any and all property and funds deposited therein in accordance with the DSI Sale (the "Escrow Funds").



EVENTS OF DEFAULT IN
RESPECT OF THE FACILITY:      Similar to those terms as set forth in the
                              Existing Credit Agreement.

ASSIGNMENTS AND
PARTICIPATIONS IN RESPECT
OF THE FACILITY:              Similar to those terms as set forth in the
                              Existing Credit Agreement (as amended or revised by the Provisional Waiver and Standstill Agreement dated as of September 13, 2000 by and among the Borrower, Agent and the Banks, and the Forbearance
                              Agreement).

SYNDICATION IN RESPECT
OF THE FACILITY:              Similar to those terms as set forth in the
                              Existing Credit Agreement.

VOTING RIGHTS IN RESPECT
OF THE FACILITY:              Similar to those terms as set forth in the
                              Existing Credit Agreement.

EXPENSES AND
INDEMNIFICATION IN
RESPECT OF THE FACILITY:      Similar to those terms as set forth in the
                              Existing Credit Agreement.

GOVERNING LAW
IN RESPECT
OF THE FACILITY:              Commonwealth of Massachusetts.

RELEASE OF CLAIMS IN
RESPECT OF THE FACILITY:      The Borrower and each Guarantor will agree to
                              waive and release any and all claims against the Agent and each of the Banks as of the Closing
                              Date.

OPTIONAL PREPAYMENTS:         Notwithstanding anything to the contrary contained
                              herein, on or before the Closing Date the Borrower may prepay its obligations under the Existing
                              Credit Agreement, provided that the Borrower pays in full in cash in a lump sum payment all principal, accrued but unpaid interest, all fees and expenses due under the Existing Credit
                              Agreement and the Forbearance Agreement (and any amendments thereto) and also reimburses the Agent for all of its out-of-pocket costs and expenses relating to the Restructuring, including, but not limited to, search fees, filing and recording fees, reasonable attorneys' fees and expenses, and financial examination and collateral appraisal fees and expenses. For the avoidance of doubt no prepayment penalty shall be due in respect of the Optional Prepayment.

                              The Borrower shall also be permitted, without incurring any prepayment penalties, to make additional prepayments in cash that permanently reduce the Total Commitment and the Direct Borrowing Sublimit and, to the extent that the Total Commitment and the Direct Borrowing Sublimit are reduced and that there is availability under the FBB, the Borrower shall be permitted to receive additional advances under the Facility for the purposes set forth in, and in accordance with the terms and conditions of, this term sheet.

RIGHTS UNDER THE
SUBORDINATED
INDENTURES:                   The Subordinated Indentures will be terminated
                              under the Pre-packaged Plan on the effective date thereof. In accordance with cancellation, on the effective date of the Pre-packaged Plan, any and all rights of, or conferred upon, the Agent and the Banks under the Subordinated Indentures with respect to "Senior Indebtedness" (whether such indebtedness is on account of principal, pre- or post-petition interest, fees, charges or otherwise), as defined in the Subordinated
                              Indentures, including any rights of subordination, priority, seniority or otherwise under the Subordinated Indentures, as to the property to be distributed to persons holding Subordinated Notes under the Pre-packaged Plan, shall be similarly nullified and extinguished.


BINDING EFFECT:               This term sheet shall be binding on, and shall
                              inure to the benefit of, the Agent, the Banks and the Borrower, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this term sheet.

RESERVATION OF
RIGHTS: Notwithstanding anything herein to the contrary, in the event of a Forbearance Termination Event, each of the parties hereto reserve all of their respective rights and remedies under the Forbearance Agreement, the Existing Credit Agreement and the other Loan Documents.

NO THIRD-PARTY
BENEFICIARIES:                This term sheet is not intended to benefit, and
                              shall not be construed to benefit, any person or entity other than the Agent, the Banks and the Borrower or create any third-party beneficiary right for any other person or entity.

GOVERNING
LAW: THIS TERM SHEET SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

COUNTERPARTS/
FACSIMILE
SIGNATURES:                   This term sheet may be transmitted by telecopier
                              and executed in separate counterparts, each of which when executed and delivered is an original, but all of which taken together constitute one and the same instrument. This term sheet may be executed with facsimile signatures.


                [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK.]



                    DISCLOSURE STATEMENT EXHIBIT "1" - PLAN
            PLAN EXHIBIT "2" - AMENDED AND RESTATED CREDIT AGREEMENT

     IN WITNESS WHEREOF, the undersigned have executed this term sheet as of the day and year first written above.


                              BORROWER, on behalf of itself and its Domestic
                              Subsidiaries:


                                    ANACOMP, INC., an Indiana corporation


                                    By:_____________________________________
                                       Name:________________________________
                                       Title:_______________________________


                              BANKS:

                                    FLEET NATIONAL BANK, f/k/a BankBoston, N.A., as the Agent and a Bank


                                    By:_____________________________________
                                       Name:________________________________
                                       Title:_______________________________


                                    UNION BANK OF CALIFORNIA, N.A., as a Bank


                                    By:_____________________________________
                                       Name:________________________________
                                       Title:_______________________________


                                    THE FUJI BANK, LIMITED, as a Bank


                                    By:_____________________________________
                                       Name:________________________________
                                       Title:_______________________________

                                    KEY CORPORATE CAPITAL, INC., as a Bank


                                    By:_____________________________________
                                       Name:________________________________
                                       Title:_______________________________


                                    CITY NATIONAL BANK, as a Bank


                                    By:_____________________________________
                                       Name:________________________________
                                       Title:_______________________________


                                        MEMBERS OF THE AD HOC NOTEHOLDERS'
                                        COMMITTEE OF HOLDERS OF AT LEAST 50% OF
                                        THE SUBORDINATED NOTES, on behalf of
                                        each of them, support this accompanying
                                        term sheet subject to its terms and
                                        conditions:

                                        FRANKLIN ADVISORS

                                        Frank High Income Trust - AGE High
                                        Income


                                        By:_________________________________
                                           Name:____________________________
                                           Title:___________________________


                                        Income Series - series of Franklin
                                        Custodian Funds, Inc. - a Maryland
                                        corporation


                                        By:_________________________________
                                           Name:____________________________
                                           Title:___________________________


                                        Franklin Templeton Variable Insurance
                                        Products Trust - Franklin High Income
                                        Fund


                                        By:_________________________________
                                           Name:____________________________
                                           Title:___________________________


                                        Frank Income Securities Fund - a
                                        series of   Franklin Templeton
                                        Variable Insurance   Products Trust -
                                        a Massachusetts business trust


                                        By:_________________________________
                                           Name:____________________________
                                           Title:___________________________

                                        Franklin Universal Trust


                                        By:_________________________________
                                           Name:____________________________
                                           Title:___________________________


                                        GRANDVIEW CAPITAL MANAGEMENT, LLC


                                        Bill and Melinda Gates Foundation


                                        By:_________________________________
                                           Name:____________________________
                                           Title:___________________________



                                        Arrow Investment Partners


                                        By:_________________________________
                                           Name:____________________________
                                           Title:___________________________


                                        ROMULUS HOLDINGS, INC. AND AFFILIATES


                                        By:_________________________________
                                           Name:____________________________
                                           Title:___________________________


                                        ALPINE ASSOCIATES


                                        Alpine Associates L.P.


                                        By:_________________________________
                                           Name:____________________________
                                           Title:___________________________


                                        Alpine Partners, L.P.


                                        By:_________________________________
                                           Name:____________________________
                                           Title:___________________________



                     DISCLOSURE STATEMENT EXHIBIT "1" - PLAN
       PLAN EXHIBIT "1" - AMENDED AND RESTATED CREDIT AGREEMENT TERM SHEET

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                     DISCLOSURE STATEMENT EXHIBIT "1" - PLAN
       PLAN EXHIBIT "1" - AMENDED AND RESTATED CREDIT AGREEMENT TERM SHEET

                                PLAN EXHIBIT "2"

                      AMENDED AND RESTATED CREDIT AGREEMENT


                      [TO BE FILED BY EXHIBIT FILING DATE]
















                     DISCLOSURE STATEMENT EXHIBIT "1" - PLAN
            PLAN EXHIBIT "2" - AMENDED AND RESTATED CREDIT AGREEMENT

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                     DISCLOSURE STATEMENT EXHIBIT "1" - PLAN
            PLAN EXHIBIT "2" - AMENDED AND RESTATED CREDIT AGREEMENT

                                PLAN EXHIBIT "3"

                         SCHEDULE OF ASSUMED AGREEMENTS


                      [TO BE FILED BY EXHIBIT FILING DATE]










                   DISCLOSURE STATEMENT EXHIBIT "1" - PLAN
               PLAN EXHIBIT "3" - SCHEDULE OF ASSUMED CONTRACTS

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                   DISCLOSURE STATEMENT EXHIBIT "1" - PLAN
               PLAN EXHIBIT "3" - SCHEDULE OF ASSUMED CONTRACTS

                                PLAN EXHIBIT "4"

                         SCHEDULE OF REJECTED AGREEMENTS














                   DISCLOSURE STATEMENT EXHIBIT "1" - PLAN
              PLAN EXHIBIT "4" - SCHEDULE OF REJECTED AGREEMENTS

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                   DISCLOSURE STATEMENT EXHIBIT "1" - PLAN
              PLAN EXHIBIT "4" - SCHEDULE OF REJECTED AGREEMENTS


                                                            ANACOMP, INC.
                                                Schedule of Contracts to be Rejected


                                                     CONTRACT/                                           ANNUAL         REMAINING
                                                     AGREEMENT                                           BASE           TERM OF
VENDOR                              LESSEE           NUMBER         DESCRIPTION                          RENT           LEASE
------------------------------------------------------------------------------------------------------------------------------------
BRIT LIMITED PARTNERSHIP            Anacomp, Inc.    N/A            Real Property Lease
c/o Jeffrey Lee Cohen                                               13873 Park Center Road, Suite 1
11140 Rockville Pike, Suite 300                                     Herndon, VA  20171                                  3/31/2010
Rockville, MD  20852                                                                                     $ 76,560       103 months
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------





                                               DISCLOSURE STATEMENT EXHIBIT "1" - PLAN
                                                PLAN EXHIBIT "5" - WARRANT AGREEMENT

================================================================================










                                PLAN EXHIBIT "5"

                                WARRANT AGREEMENT











================================================================================

                    [This page intentionally left blank.]

                                  ANACOMP, INC.


                                       and


                          MELLON INVESTOR SERVICES LLC,

                                as Warrant Agent



                                WARRANT AGREEMENT


                        Dated as of [____________], 2001

                                TABLE OF CONTENTS

SECTION
-------

1.    DEFINITIONS...........................................................

2.    EXERCISE OF WARRANT...................................................

      2.1.  Manner of Exercise..............................................

      2.2.  Payment of Taxes................................................

      2.3.  Fractional Shares...............................................

3.    TRANSFER, DIVISION AND COMBINATION....................................

      3.1.  Division and Combination........................................

      3.2.  Expenses........................................................

      3.3.  Maintenance of Books............................................

4.    ADJUSTMENTS...........................................................

      4.1.  Stock Dividends, Subdivisions and Combinations..................

      4.2.  Other Provisions Applicable to Adjustments under this
            Section.........................................................

      4.3.  Reorganization, Reclassification, Merger,
            Consolidation or Disposition of Assets..........................

      4.4   Special Adjustments.............................................

5.    NOTICES TO WARRANT HOLDERS............................................

      5.1.  Notice of Adjustments...........................................

6.    RESERVATION AND AUTHORIZATION OF CLASS B COMMON STOCK; REGISTRATION
        WITH OR APPROVAL OF ANY GOVERNMENTAL AUTHORITY......................

7.    STOCK AND WARRANT TRANSFER BOOKS......................................

8.    LOSS OR MUTILATION....................................................

9.    OFFICE OF WARRANT AGENT...............................................

10.   LIMITATION OF LIABILITY...............................................

11.   CONCERNING THE WARRANT AGENT..........................................

      11.1  Correctness of Statement........................................

      11.2  Breach of Covenants.............................................

      11.3  Reliance on Counsel.............................................

      11.4  Reliance on Documents...........................................

      11.5  Compensation....................................................

      11.6  Legal Proceedings...............................................

      11.7  Other Transactions in Securities of the Company.................

      11.8  Liability of Warrant Agent......................................

      11.9  Adjustments to the Number of Warrant Shares.....................

12.   MISCELLANEOUS.........................................................

      12.1  Nonwaiver.......................................................

      12.2  Notice Generally................................................

      12.3  Appointment of Warrant Agent....................................

      12.4  Concerning the Warrant Agent....................................

      12.5  Successors and Assigns..........................................

      12.6  Amendment.......................................................

      12.7  Severability....................................................

      12.8  Headings........................................................

      12.9  Governing Law...................................................

SIGNATURES..................................................................


EXHIBITS

Exhibit A  -   Form of Warrant Certificate..................................

Exhibit B  -   Subscription Form............................................

Exhibit C  -   Assignment Form..............................................

                                WARRANT AGREEMENT
                                -----------------



      WARRANT AGREEMENT dated as of [____________], 2001 (the "Agreement"), between ANACOMP, INC., an Indiana corporation (the "Company") and Mellon Investor Services LLC, a New Jersey limited liability company, as Warrant Agent (the "Warrant Agent").

      WHEREAS, in connection with the financial restructuring of the Company pursuant to that certain Plan of Reorganization (the "Plan") and Disclosure Statement dated August [__], 2001 (the "Disclosure Statement"), the Company proposes to issue the Warrants (as defined herein), representing the right to purchase up to an aggregate of 783,077 shares of its Class B Common Stock (as defined herein), subject to adjustment as hereinafter provided, to the holders of record of Common Stock as of the close of business on the Business Day immediately preceding the Effective Date;

      WHEREAS, the Company desires to appoint the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act in connection with the issuance, transfer, exchange, replacement and exercise of the Warrant Certificates (as defined herein) and other matters as provided herein;

      NOW THEREFORE, in consideration of the foregoing and for the purpose of defining the terms and provisions of the Warrants and the respective rights and obligations thereunder of the Company and the holders from time to time of the Warrants, the Company and the Warrant Agent hereby agree as follows:


1.  DEFINITIONS

      As used in this Warrant Agreement, the following terms have the respective meanings set forth below:

      "Additional Shares of Class B Common Stock" means all shares of Class B Common Stock issued by the Company after the Effective Date, other than the Warrant Stock.

      "Business Day" means any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of New York or the State of New Jersey.

      "Commission" means the Securities and Exchange Commission or any other federal agency then administering the Securities Act and other federal securities laws.

      "Class B Common Stock" means (except where the context otherwise indicates) the Class B Common Stock, $0.01 par value, of the Company, and any capital stock into which such Class B Common Stock may hereafter be changed, whether as a result of any change in the capital structure of the Company or otherwise.

      "Current Warrant Price" means, in respect of a share of Class B Common Stock at any date herein specified, the price at which a share of Class B Common Stock may be purchased pursuant to this Warrant Agreement on such date. The Current Warrant Price as of the Effective Date is $61.54, subject to adjustment in accordance with the terms hereof.

      "Effective Date" means the date of this Agreement.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, as the same shall be in effect from time to time.

      "Exercise Period" means the period during which the Warrants are exercisable pursuant to Section 2.1.

      "Expiration Time" means 5:00 p.m., New York time, on the fifth (5th) anniversary of the Effective Date.

      "Holder" or "Holders" means the Person or Persons in whose name a Warrant or Warrants are registered on the books of the Company maintained by the Warrant Agent for such purpose.

      "Other Property" shall have the meaning set forth in Section 4.3.

      "Outstanding" means, when used with reference to Class B Common Stock, at any date as of which the number of shares thereof is to be determined, all issued shares of Class B Common Stock, except shares then owned or held by or for the account of the Company or any subsidiary thereof, and shall include all shares issuable in respect of outstanding scrip or any certificates representing fractional interests in shares of Class B Common Stock.

      "Person" means any individual, sole proprietorship, partnership, joint venture, limited liability company, firm, trust, an incorporated organization, association, corporation, institution, public benefit corporation, group, entity or government entity (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof) and shall include any successor (by merger or otherwise) of such entity.

      "Securities Act" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

      "Warrant" means each of the Company's warrants issued pursuant to this Agreement, each of which evidences the right to purchase one share of Class B Common Stock, subject to adjustment as set forth in this Warrant Agreement, and all warrants issued upon transfer, division or combination of, or in substitution for, any thereof, including, without limitation, each of the Company's warrants issued pursuant to the Plan in satisfaction of the Allowed
Section 510(b) Claims described therein.

      "Warrant Certificate" means a certificate, substantially in the form of Exhibit A hereto, representing one or more Warrants held by a Holder. All Warrant Certificates shall at all times be identical as to terms and conditions and date, except as to the number of Warrants represented thereby and the number of shares of Class B Common Stock for which such Warrants may be exercised.

      "Warrant Price" means an amount equal to (i) the number of shares of Class B Common Stock being purchased upon exercise of Warrants pursuant to Section 2.1, multiplied by (ii) the Current Warrant Price as of the date of such exercise.

      "Warrant Stock" means the shares of Class B Common Stock purchased by the holders of the Warrants upon the exercise thereof.


2.  EXERCISE OF WARRANT

      2.1 Manner of Exercise. From and after the date hereof and until the Expiration Time, a Holder may exercise Warrants, at any time and from time to time, on any Business Day, for all or any part of the number of shares of Class B Common Stock purchasable hereunder.

      In order to exercise Warrants, a Holder shall deliver to the Warrant Agent at its designated office located at 44 Wall Street, 6th floor, New York, NY 10005 with a copy to Mellon Investor Services LLC, at 85 Challenger Road, Ridgefield Park, NJ 07660 in accordance with Section 9, (i) a written notice of such Holder's election to exercise such Warrants, which notice shall specify the number of shares of Class B Common Stock to be purchased, (ii) payment of the Warrant Price and (iii) the Warrant Certificate in respect of the Warrants being exercised. Such notice shall be substantially in the form of the subscription form attached hereto as Exhibit B, duly executed by such Holder or its designated agent or attorney. Upon receipt thereof, the Company shall, as promptly as practicable, and in any event within five (5) Business Days thereafter, execute or cause to be executed and deliver or cause to be delivered to such Holder a certificate or certificates representing the aggregate number of full shares of Class B Common Stock issuable upon such exercise. The stock certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as a Holder shall request in the notice and shall be registered in the name of such Holder or, such other name as shall be designated in the notice delivered to the Warrant Agent by such Holder. Warrants shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and a Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the notice when the applicable payment of the Warrant Price and the Warrant Certificate are received by the Warrant Agent as described above and all taxes and charges required to be paid by a Holder, if any, pursuant to Section 2.2 prior to the issuance of such shares have been paid. If the Warrants represented by a Warrant Certificate shall have been exercised in part, the Warrant Agent shall, at the time of delivery of the certificate or certificates representing Warrant Stock, deliver to a Holder a new Warrant Certificate evidencing the rights of such Holder to purchase the unpurchased shares of Class B Common Stock called for by the Warrant Certificate surrendered, which new Warrant Certificate shall in all other respects be identical with the Warrant Certificate so surrendered, or, at the written request of a Holder, appropriate notation may be made on the Warrant Certificate so surrendered and the same returned to such Holder. Notwithstanding any provision herein to the contrary, the Company shall not be required to register shares in the name of any Person who acquired Warrants or any Warrant Stock otherwise than in accordance with this Warrant Agreement.

      Payment of the Warrant Price shall be made at the option of a Holder by certified or official bank check or by such other method as the Company shall have instructed the Warrant Agent in writing.

      2.2 Payment of Taxes. All shares of Class B Common Stock issuable upon the exercise of Warrants pursuant to the terms hereof shall be validly issued, fully paid and nonassessable and without any preemptive rights. The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issue or delivery thereof, unless such tax or charge is imposed by law upon a Holder, in which case such taxes or charges shall be paid by such Holder. The Company shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any certificate for shares of Class B Common Stock issuable upon exercise of Warrants in any name other than that of a Holder, and in such case the Company shall not be required to issue or deliver any stock certificate until such tax or other charge has been paid or it has been established to the satisfaction of the Company that no such tax or other charge is due. The Warrant Agent shall have no duty or obligation under this Section or any other similar provision of this Agreement unless and until it is satisfied that all such taxes and/or governmental charges have been paid in full.

      2.3 Fractional Shares. The Company shall not be required to issue a fractional share of Class B Common Stock upon exercise of any Warrants. As to any fraction of a share which a Holder of one or more Warrants, the rights under which are exercised in the same transaction, would otherwise be entitled to purchase upon such exercise, the number of shares that such Holder shall be entitled to purchase shall reflect such fractional amount rounded downward to the nearest whole share amount.

3.  TRANSFER, DIVISION AND COMBINATION

      3.1 Division and Combination. A Warrant Certificate may be exchanged for a new Warrant Certificate and Warrants may be divided or combined with other Warrants upon presentation of the Warrant Certificate(s) therefor at the aforesaid office of the Warrant Agent, together with a written notice specifying the names and denominations in which new Warrant Certificates are to be issued, signed by a Holder or its designated agent or attorney. Subject to compliance with this Section 3.1, as to any transfer which may be involved in such division or combination, the Warrant Agent shall execute and deliver a new Warrant Certificate(s) in exchange for the Warrant Certificate(a) representing the Warrants to be divided or combined in accordance with such notice.

      3.2 Expenses. The Company shall prepare, issue and deliver at its own expense (other than taxes or governmental charges) the new Warrant Certificates under this Section 3. 3.3 Maintenance of Books. The Company agrees to maintain, at its aforesaid office or agency, books for the registration and the registration of transfer of the Warrants.

      3.3 Maintenance of Books. The Company agrees to maintain, at its aforesaid Office or agency, books for the registration and the registration of transfer of the Warrant.

4.  ADJUSTMENTS

      The number of shares of Class B Common Stock for which Warrants are exercisable, and the price at which such shares may be purchased upon exercise of Warrants, shall be subject to adjustment from time to time as set forth in this Section 4. The Company shall give to the Warrant Agent and to each Holder a notice of any event described below which requires an adjustment pursuant to this Section 4 at the time of such event.

      4.1 Stock Dividends, Subdivisions and Combinations. If at any time the Company shall:

           (a) take a record of the holders of its Class B Common Stock for the purpose of entitling them to receive a dividend payable in, or make any other distribution of, Additional Shares of Class B Common Stock to the holders of its Class B Common Stock,

           (b) subdivide its outstanding shares of Class B Common Stock into a larger number of shares of Class B Common Stock, or

           (c) combine its outstanding shares of Class B Common Stock into a smaller number of shares of Class B Common Stock,

           (d) then (i) the number of shares of Class B Common Stock for which Warrants are exercisable immediately after the occurrence of any such event shall be adjusted to equal the number of shares of Class B Common Stock which a record holder of the same number of shares of Class B Common Stock for which such Warrants are exercisable immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event, and (ii) the Current Warrant Price shall be adjusted to equal (A) the Current Warrant Price multiplied by the number of shares of Class B Common Stock for which such Warrants are exercisable immediately prior to the adjustment divided by (B) the number of shares for which such Warrants are exercisable immediately after such adjustment.

      4.2 Other Provisions Applicable to Adjustments under this Section. The following provisions shall be applicable to the making of adjustments of the number of shares of Class B Common Stock for which Warrants are exercisable and the Current Warrant Price provided for in this Section 4:

           (a) When Adjustments to Be Made. The adjustments required by this
Section 4 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that any adjustment of the number of shares of Class B Common Stock for which Warrants are exercisable that would otherwise be required may be postponed up to, but not beyond the date of exercise, if such adjustment either by itself or with other adjustments not previously made adds or subtracts less than 1% of the shares of Class B Common Stock for which Warrants are exercisable immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 4 and not previously made, would result in a minimum adjustment or on the date of exercise. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

           (b) Fractional Interests. In computing adjustments under this Section 4, fractional interests in Common Stock shall be taken into account to the nearest 1/100th of a share.

      4.3 Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets. In case the Company shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another Person (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Common Stock of the Company), or sell, transfer or otherwise dispose of all or substantially all its property, assets or business to another Person and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, shares of common stock of the successor or acquiring Person, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring Person ("Other Property"), are to be received by or distributed to the holders of Class B Common Stock of the Company, then each Holder shall have the right thereafter to receive, upon exercise of Warrants, the number of shares of common stock of the successor or acquiring Person or of the Company, if it is the surviving corporation, and Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of shares of Class B Common Stock for which such Warrants are exercisable immediately prior to such event. In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation (if other than the Company) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Warrant Agreement to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the Board of Directors of the Company) in order to provide for adjustments of shares of the Class B Common Stock for which Warrants are exercisable which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 4. For purposes of this Section 4.3, "common stock of the successor or acquiring corporation" shall include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions of this Section 4.3 shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or disposition of assets.

     4.4   Special Adjustments.

           (a) In accordance with the Plan and in compliance with the Confirmation Order issued by the United States Bankruptcy Court for the Southern District of California in connection therewith, and notwithstanding any provision contained herein or in any Warrant Certificate to the contrary, the aggregate number of shares of Class B Common Stock that may be purchased upon exercise of the Warrants issued and outstanding at any time hereunder shall be reduced equally and ratably among all of the Holders of such Warrants on each occasion that an additional Warrant Certificate of like tenor is issued by the Company hereunder in satisfaction of any Allowed Section 510(b) Common Claim (as such term is defined in the Plan), so that at all times no more than an aggregate of 783,077 (the "Maximum Number") shares of Class B Common Stock may be purchased upon exercise of the Warrants.

           (b) The Maximum Number of shares of Class B Common Stock that may be purchased upon exercise of the Warrants, and the Current Warrant Price shall be subject to adjustment in accordance with the other provisions of this Section 4; provided, however, that there shall be no adjustment in the Current Warrant Price as a result of the issuance of an additional Warrant Certificate in satisfaction of any Allowed Section 510(b) Claim.

           (c) Each Warrant Certificate shall bear the following legend:

           (d) IN ACCORDANCE WITH THE PLAN OF REORGANIZATION, DATED AUGUST [_], 2001 (THE "PLAN"), OF THE COMPANY, AND THE CONFIRMATION ORDER ISSUED BY THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF CALIFORNIA IN CONNECTION THEREWITH, AND NOTWITHSTANDING ANY PROVISION CONTAINED IN THIS WARRANT CERTIFICATE TO THE CONTRARY, THE AGGREGATE NUMBER OF SHARES OF CLASS B COMMON STOCK THAT MAY BE PURCHASED UPON THE EXERCISE OF THIS WARRANT CERTIFICATE AND ALL WARRANT CERTIFICATES OF LIKE TENOR THEN OUTSTANDING SHALL BE REDUCED EQUALLY AND RATABLY AMONG ALL OF THE HOLDERS THEREOF ON EACH OCCASION THAT AN ADDITIONAL WARRANT CERTIFICATE OF LIKE TENOR SHALL BE ISSUED BY THE COMPANY IN SATISFACTION OF ANY ALLOWED SECTION 510(B) COMMON CLAIM (AS SUCH TERM IS DEFINED IN THE PLAN). THE NUMBER OF SHARES OF CLASS B COMMON STOCK THAT MAY BE PURCHASED UPON THE EXERCISE OF THIS WARRANT CERTIFICATE, AS SET FORTH HEREIN, SHALL BE DEEMED TO BE AUTOMATICALLY REDUCED AS OF THE RECORD DATE OF EACH SUCH ISSUANCE IN ACCORDANCE WITH THE TERMS SET FORTH IN THE WARRANT AGREEMENT DESCRIBED HEREIN.

5.  NOTICES TO WARRANT HOLDERS

      5.1 Notice of Adjustments. Whenever the number of shares of Class B Common Stock for which Warrants are exercisable, or whenever the price at which a share of such Class B Common Stock may be purchased upon exercise of Warrants shall be adjusted pursuant to Section 4, or whenever the Company shall issue an additional Warrant Certificate in satisfaction of an Allowed Section 510(b) Claim thereby necessitating a reduction in the number of Shares of Class B Common Stock that may be purchased upon exercise of the other Warrants then outstanding, the Company shall forthwith prepare a certificate to be executed by the chief financial officer of the Company setting forth, in reasonable detail, the event requiring the adjustment or reduction and the facts, computations, and method by which such adjustment or reduction was calculated specifying the number of shares of Class B Common Stock for which Warrants are exercisable and (if such adjustment was made pursuant to Section 4.3) describing the number and kind of any other shares of stock or Other Property for which Warrants are exercisable, and any change in the purchase price or prices thereof, after giving effect to such adjustment or reduction. The Company shall promptly cause a signed copy of such certificate to be delivered to the Warrant Agent and to each Holder in accordance with Section 12.2. The Company shall keep at its office or agency designated pursuant to Section 9 copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by any Holder or any prospective purchaser of Warrants designated by a Holder thereof.

6. RESERVATION AND AUTHORIZATION OF CLASS B COMMON STOCK; REGISTRATION WITH OR APPROVAL OF ANY GOVERNMENTAL AUTHORITY

      From and after the Effective Date, the Company shall at all times reserve and keep available for issue upon the exercise of Warrants such number of its authorized but unissued shares of Class B Common Stock as will be sufficient to permit the exercise in full of all outstanding Warrants. All shares of Class B Common Stock which shall be so issuable, when issued upon exercise of any Warrant and payment therefor in accordance with the terms of this Warrant Agreement, shall be duly and validly issued and fully paid and nonassessable, and not subject to preemptive rights.

      If any shares of Class B Common Stock required to be reserved for issuance upon exercise of Warrants require registration or qualification with any governmental authority or other governmental approval or filing under any federal or state law before such shares may be so issued, the Company will in good faith (subject to all applicable laws including, without limitation, those rules and regulations promulgated under the Securities Act) and as expeditiously as possible and at its expense endeavor to cause such shares to be duly registered.

7.  STOCK AND WARRANT TRANSFER BOOKS

      The Company will not at any time, except upon dissolution, liquidation or winding up of the Company, close its stock transfer books or Warrant transfer books so as to result in preventing or delaying the exercise or transfer of any Warrant.

8.  LOSS OR MUTILATION

      Upon receipt by the Company from any Holder of evidence satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of a Warrant Certificate and indemnity satisfactory to it, and in case of mutilation upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new Warrant of like tenor to such Holder.

9.  OFFICE OF WARRANT AGENT

      As long as any of the Warrants remain outstanding, the Warrant Agent, on behalf of the Company, shall maintain an office or agency where the Warrants may be presented for exercise, registration of transfer, division or combination as provided in this Warrant Agreement.

10.  LIMITATION OF LIABILITY

      No provision hereof, in the absence of affirmative action by a Holder to purchase shares of Class B Common Stock, and no enumeration herein of the rights or privileges of a Holder hereof, shall give rise to any liability of such Holder for the purchase price of any Class B Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

11.  CONCERNING THE WARRANT AGENT

      The Warrant Agent undertakes the duties and obligations expressly imposed by this Agreement (and no implied duties or obligations shall be read into this Agreement or the Warrant Certificates against the Warrant Agent) upon the following terms and conditions, by all of which the Company and the Holders, by their acceptance of the Warrants, shall be bound:

      11.1 Correctness of Statement. The statements contained herein and in the Warrant Certificates shall be taken as statements of the Company, and the Warrant Agent shall not be liable for, and assumes no responsibility for the correctness of any of the same. The Warrant Agent shall not be liable for, and assumes no responsibility with respect to the distribution of the Warrant Certificates except to follow the written instructions from the Company and the Holders in accordance with the provisions hereunder.

      11.2 Breach of Covenants. The Warrant Agent shall not be liable for, nor be responsible for any failure of the Company to comply with any of the covenants contained in this Agreement or in the Warrant Certificates to be complied with by the Company.

      11.3 Reliance on Counsel. The Warrant Agent may consult at any time with counsel satisfactory to it (who may be counsel for the Company) and the Warrant Agent shall incur no liability or responsibility to the Company or to any Holder in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel.

      11.4 Reliance on Documents. The Warrant Agent shall incur no liability or responsibility to the Company or to any Holder for any action taken, suffered or omitted in reliance on any Warrant Certificate, certificate of shares, notice, resolution, waiver, consent, order certificate, or other paper, document or instrument believed by it to be genuine and to have been signed, sent or presented by the proper party or parties. The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant Certificate (except its countersignature thereof).

      11.5 Compensation and Indemnification. The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent (including its reasonable expenses and counsel fees and disbursements) in the preparation, execution, delivery, amendment and administration and the exercise and performance of its duties under this Agreement, to reimburse the Warrant Agent for all expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Warrant Agent in the execution of this Agreement and to indemnify the Warrant Agent for, and to hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Warrant Agent (each as finally determined by a court of competent jurisdiction) for any action taken, suffered or omitted by the Warrant Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability in the premises. The indemnity provided herein shall survive the termination of this Agreement, the termination and the expiration of the Warrants, and the resignation or removal of the Warrant Agent. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company.

      11.6 Legal Proceedings. The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more Holders shall furnish the Warrant Agent with reasonable security and indemnity for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as it may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the Warrant Certificates may be enforced by the Warrant Agent without possession of any of the Warrant Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent, and any recovery of judgment shall be for the ratable benefit of the Holders, as their respective rights or interests may appear.

      11.7 Other Transactions in Securities of the Company. Except as prohibited by law, the Warrant Agent, and any affiliate stockholder, director, officer or employee of it, may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other Person.

      11.8 Liability of Warrant Agent. The Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence, willful misconduct or bad faith. Anything to the contrary notwithstanding, in no event shall the Warrant Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the likelihood of such loss or damage. Any liability of the Warrant Agent under this Warrant Agreement will be limited to the amount of fees paid by the Company to the Warrant Agent.

      11.9 Adjustments to the Number of Warrant Shares. The Warrant Agent shall not at any time be under any duty or responsibility to any Holder to make or cause to be made any adjustment of the Warrant Price or number of shares of the Warrant Stock deliverable as provided in this Agreement, or to determine whether any facts exist which may require any of such adjustments, or with respect to the nature or extent of any such adjustments, when made, or with respect to the method employed in making the same. The Warrant Agent shall not be accountable with respect to the validity or value or the kind or amount of any shares of Warrant Stock or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or with respect to whether any such Warrant Stock or other securities will when issued be validly issued and fully paid and nonassessable, and makes no representation with respect thereto. The Warrant Agent may resign its duties and be discharged from all further duties, obligations and liabilities hereunder, after giving thirty (30) days prior written notice to the Company. At least fifteen (15) days prior to the date such resignation is to become effective, the Warrant Agent shall cause a copy of such notice of resignation to be mailed to the Holder of each Warrant Certificate at the Company's expense. Upon such resignation, or any inability of the Warrant Agent to act as such hereunder, the Company shall appoint a new warrant agent in writing ( the "successor warrant agent"). The successor warrant agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent, without further assurance, conveyance, act or deed; but if for any reason it shall be necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the resigning Warrant Agent.

12.   MISCELLANEOUS

      12.1 Nonwaiver. No course of dealing or any delay or failure to exercise any right hereunder on the part of any Holder shall operate as a waiver of such right or otherwise prejudice Holder's rights, powers or remedies.

      12.2 Notice Generally. Any notice, demand, request, consent, approval, declaration, delivery or other communication hereunder to be made pursuant to the provisions of this Warrant Agreement shall be sufficiently given or made if in writing and either (i) delivered in person with receipt acknowledged, (ii) sent by registered or certified mail, return receipt requested, postage prepaid, or (iii) by telecopy and confirmed by telecopy answer back, addressed as follows:

           (a) If to any Holder or holder of Warrant Stock, at its last known address appearing on the books of the Company maintained by the Warrant Agent for such purpose;

           (b) If to the Warrant Agent, at 44 Wall Street, 6th floor, New York, NY 10005, with a copy to Mellon Investor Services LLC, at 85 Challenger Road, Ridgefield Park, NJ 07660; or

           (c) If to the Company, at 12365 Crosthwaite Circle, Poway, California 92064;

           (d) or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback, or three (3) Business Days after the same shall have been deposited in the United States mail. Failure or delay in delivering copies of any notice, demand, request, approval, declaration, delivery or other communication to the person designated above to receive a copy shall in no way adversely affect the effectiveness of such notice, demand, request, approval, declaration, delivery or other communication.

      12.3 Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions set forth herein, and the Warrant Agent hereby accepts such appointment.

      12.4 Concerning the Warrant Agent:

           (a) Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering or omitting any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by an Officer and delivered to the Warrant Agent; and such certificate shall be full authorization to the Warrant Agent, and the Warrant Agent shall incur no liability for or in respect of any action taken, suffered or omitted in good faith by it under the provisions of this Agreement in reliance upon such certificate.

           (b) The Warrant Agent is hereby authorized and directed to accept advice or instructions with respect to the performance of its duties hereunder from any Officer, and to apply to any Officer for advice or instructions in connection with its duties hereunder, and such advice or instructions shall be full authorization and protection to the Warrant Agent and the Warrant Agent shall incur no liability for or in respect of any action taken, suffered or omitted by it in good faith in accordance with the advice or instructions of any Officer or for any delay in acting while waiting for such advice or instructions.

           (c) The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Warrant Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company or any other Person resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as finally determined by a court of competent jurisdiction) in the selection and continued employment thereof.

           (d) No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it believes that repayment of such funds or adequate indemnification against such risk or liability is not assured it.

      12.5 Successors and Assigns. This Warrant Agreement and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company, the Warrant Agent and the successors and assigns of each Holder. The provisions of this Warrant Agreement are intended to be for the benefit of all Holders from time to time of a Warrant or Warrants and holders of Warrant Stock, and shall be enforceable by any such Holder or holder of Warrant Stock.

      12.6 Amendment. The Company and the Warrant Agent may from time to time supplement or amend this Warrant Agreement without the approval of any Holders in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions or change in regard to matters or questions arising hereunder or any supplement agreement which the Company and the Warrant Agent may deem necessary or desirable and which shall materially not adversely affect the interests of the Holders.

      12.7 Severability. Wherever possible, each provision of this Warrant Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant Agreement.

      12.8 Headings. The headings used in this Warrant Agreement are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant Agreement.

      12.9 Governing Law. This Warrant Agreement shall be governed by the laws of the State of New York, without regard to the provisions thereof relating to conflict of laws.

      IN WITNESS WHEREOF, the Company and the Warrant Agent have caused this Warrant Agreement to be duly executed as of the date first written above.


                                       ANACOMP, INC.




                                       By:____________________________________
                                          Name:
                                          Title:


                                       MELLON INVESTOR SERVICES LLC




                                       By:____________________________________
                                          Name:
                                          Title:

                                    EXHIBIT A

                           FORM OF WARRANT CERTIFICATE

          IN ACCORDANCE WITH THE PLAN OF REORGANIZATION, DATED AUGUST [_], 2001 (THE "PLAN"), OF THE COMPANY, AND THE CONFIRMATION ORDER ISSUED BY THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF CALIFORNIA IN CONNECTION THEREWITH, AND NOTWITHSTANDING ANY PROVISION CONTAINED IN THIS WARRANT CERTIFICATE TO THE CONTRARY, THE AGGREGATE NUMBER OF SHARES OF CLASS B COMMON STOCK THAT MAY BE PURCHASED UPON THE EXERCISE OF THIS WARRANT CERTIFICATE AND ALL WARRANT CERTIFICATES OF LIKE TENOR THEN OUTSTANDING SHALL BE REDUCED EQUALLY AND RATABLY AMONG ALL OF THE HOLDERS THEREOF ON EACH OCCASION THAT AN ADDITIONAL WARRANT CERTIFICATE OF LIKE TENOR SHALL BE ISSUED BY THE COMPANY IN SATISFACTION OF ANY ALLOWED SECTION 510(B) COMMON CLAIM (AS SUCH TERM IS DEFINED IN THE PLAN). THE NUMBER OF SHARES OF CLASS B COMMON STOCK THAT MAY BE PURCHASED UPON THE EXERCISE OF THIS WARRANT CERTIFICATE, AS SET FORTH HEREIN, SHALL BE DEEMED TO BE AUTOMATICALLY REDUCED AS OF THE RECORD DATE OF EACH SUCH ISSUANCE IN ACCORDANCE WITH THE TERMS SET FORTH IN THE WARRANT AGREEMENT DESCRIBED HEREIN.


                                WARRANT

                             ANACOMP, INC.


NO. __________________                    [_____] SHARES OF CLASS B COMMON STOCK

          Incorporated Under the Laws of the State of Indiana

      THIS CERTIFIES THAT, for value received, ______________________, the registered holder hereof or registered assigns (the "Holder"), is entitled to purchase from ANACOMP, INC., an Indiana corporation (the "Company"), at the time commencing as set forth in Section 2.1 of the Warrant Agreement (as defined below), and until 5:00pm New York time on [_______________] (the "Expiration Time"), at the purchase price of $61.54 (subject to adjustment as described below) per whole share (the "Current Warrant Price"), the number of fully paid and nonassessable shares of Class B Common Stock, par value $0.01 per share (the "Common Stock"), of the Company set forth above. The number of shares purchasable upon exercise of each Warrant and the Current Warrant Price per whole share shall be subject to adjustment from time to time as set forth in the Warrant Agreement referred to below.

      The Warrants represented hereby may be exercised in whole or in part by presentation of this Warrant Certificate with the Subscription Form included herein duly executed, which signature shall be guaranteed by a bank or trust company having an office or correspondent in the United States or a broker or dealer which is a member of a registered securities exchange or the National Association of Securities Dealers, Inc., and simultaneous payment of the Current Warrant Price multiplied by the number of Warrants being exercised at the designated office of Mellon Investor Services LLC (the "Warrant Agent") at 44 Wall Street, 6th floor, New York, NY, 10005, with a copy to Mellon Investor Services LLC, at 85 Challenger Road, Ridgefield Park, NJ 07660. Payment of such price shall be made at the option of the Holder hereof by certified or official bank check.

      The Warrants represented hereby are of a duly authorized issue of Warrants evidencing the right to purchase an aggregate of 783,077 shares of Class B Common Stock and are issued under and in accordance with a Warrant Agreement (the "Warrant Agreement"), dated as of [____________], 2001, between the Company and the Warrant Agent and are subject to the terms and provisions contained in the Warrant Agreement, to all of which the Holder of this Warrant Certificate by acceptance hereof consents. A copy of the Warrant Agreement is available for inspection at the principal office of the Company.

      Upon any partial exercise of the Warrants represented hereby, there shall be countersigned and issued to the Holder hereof a new Warrant Certificate in respect of the shares of Class B Common Stock as to which the Warrants represented hereby shall not have been exercised. The Warrants represented hereby may be exchanged at the office of the Warrant Agent by surrender of this Warrant Certificate properly endorsed either separately or in combination with one or more other Warrant Certificates for one or more new Warrant Certificates representing Warrants entitling the Holder thereof to purchase the same aggregate number of shares as were purchased on exercise of the Warrant or Warrants exchanged. No fractional shares will be issued upon the exercise of these Warrants. Subject to compliance with applicable securities laws, the Warrants represented hereby are transferable at the office of the Warrant Agent, in the manner and subject to the limitations set forth in the Warrant Agreement.

      The Holder hereof may be treated by the Company, the Warrant Agent and all other persons dealing with this Warrant Certificate as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, or to the transfer hereof on the books of the Company, any notice to the contrary notwithstanding, and until such transfer on such books, the Company may treat the Holder hereof as the owner for all purposes.

      The Warrants represented hereby do not entitle any Holder hereof to any of the rights of a shareholder of the Company.

      The Warrants represented hereby shall not be valid or obligatory for any purpose until this Warrant Certificate shall have been countersigned by the Warrant Agent.

      Witness the facsimile seal of the Company and the facsimile signatures of its duly authorized officers.

DATED:   [_______________]

COUNTERSIGNED AND REGISTERED:


MELLON INVESTOR SERVICES LLC,
AS WARRANT AGENT



By:____________________________________
         Authorized Signature


                                       ANACOMP, INC.


                                       By:_____________________________________
                                          President and Chief Executive Officer


                                       Attest:_________________________________
                                                      Secretary

                                    EXHIBIT B

                                SUBSCRIPTION FORM

         [To be executed only upon exercise of a Warrant or Warrants]

      The undersigned registered owner of the Warrant(s) represented by Warrant Certificate No. [________] irrevocably exercises [_______] Warrant(s) for the purchase of [_______] shares of Class B Common Stock of ANACOMP, INC. and herewith makes payment therefor, all at the price and on the terms and conditions specified in the Warrant Agreement and requests that certificates for the shares of Class B Common Stock hereby purchased (and any securities or other property issuable upon such exercise) be issued in the name of and delivered to [_____________] whose address is [__________________] and, if such shares of
Class B Common Stock shall not include all of the shares of Class B Common Stock issuable as provided in the Warrant Certificate, that a new Warrant Certificate of like tenor and date for the balance of the shares of Class B Common Stock issuable thereunder be delivered to the undersigned.



                                             ___________________________________
                                             (Name of Registered Owner)



                                             ___________________________________
                                             (Signature of Registered Owner)



                                             ___________________________________
                                             (Street Address)


__________________________________           ___________________________________
(Signature Guarantee)                          (City)(State) (Zip Code)

NOTICE: THE SIGNATURE ON THIS SUBSCRIPTION FORM MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WARRANT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER.

      Witness the facsimile seal of the Company and the facsimile signatures of its duly authorized officer.

DATED:      [_____]


COUNTERSIGNED AND REGISTERED:

MELLON INVESTOR SERVICES LLC,
AS WARRANT AGENT




By:__________________________
   Authorized Signature
   [Name]
   [Title]


                                       ANACOMP, INC.

                                       By:____________________________________
                                          President and Chief Executive
                                          Officer

                                       Attest:________________________________
                                              Secretary

                                    EXHIBIT C

                                 ASSIGNMENT FORM

      FOR VALUE RECEIVED the undersigned registered owner of the Warrant(s) represented by Warrant Certificate No. [_______] hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under the Warrant Agreement, with respect to the number of shares of Class B Common Stock set forth below:

NAME AND ADDRESS OF ASSIGNEE                    NO. OF SHARES OF COMMON STOCK
----------------------------                    -----------------------------




and does hereby irrevocably constitute and appoint [_____________________] attorney-in-fact to register such transfer on the books of ANACOMP, INC. maintained for the purpose, with full power of substitution in the premises.

Dated:___________________________           Print Name:_________________________

                                            Signature:__________________________

                                            Witness: ___________________________



   _______________________________
      (Signature Guarantee)


NOTICE: THE SIGNATURE ON THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WARRANT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER.

                    [This page intentionally left blank.]

                                PLAN EXHIBIT "6"

                                AMENDED ARTICLES


                      [TO BE FILED BY EXHIBIT FILING DATE]













                   DISCLOSURE STATEMENT EXHIBIT "1" - PLAN
                       PLAN EXHIBIT "6" - AMENDED ARTICLES

                    [This page intentionally left blank.]












                     DISCLOSURE STATEMENT EXHIBIT "1" - PLAN
                       PLAN EXHIBIT "6" - AMENDED ARTICLES

                                PLAN EXHIBIT "7"

                                 AMENDED BYLAWS


                      [TO BE FILED BY EXHIBIT FILING DATE]












                   DISCLOSURE STATEMENT EXHIBIT "1" - PLAN
                        PLAN EXHIBIT "7" - AMENDED BYLAWS

                    [This page intentionally left blank.]



















                   DISCLOSURE STATEMENT EXHIBIT "1" - PLAN
                        PLAN EXHIBIT "7" - AMENDED BYLAWS

                                PLAN EXHIBIT "8"

                          REGISTRATION RIGHTS AGREEMENT


                      [TO BE FILED BY EXHIBIT FILING DATE]












                   DISCLOSURE STATEMENT EXHIBIT "1" - PLAN
               PLAN EXHIBIT "8" - REGISTRATION RIGHTS AGREEMENT

                    [This page intentionally left blank.]









                   DISCLOSURE STATEMENT EXHIBIT "1" - PLAN
               PLAN EXHIBIT "8" - REGISTRATION RIGHTS AGREEMENT

                                PLAN EXHIBIT "9"

                            LIST OF NEW BOARD MEMBERS



                      [TO BE FILED BY EXHIBIT FILING DATE]












                   DISCLOSURE STATEMENT EXHIBIT "1" - PLAN
                 PLAN EXHIBIT "9" - LIST OF NEW BOARD MEMBERS

                    [This page intentionally left blank.]











                   DISCLOSURE STATEMENT EXHIBIT "1" - PLAN
                 PLAN EXHIBIT "9" - LIST OF NEW BOARD MEMBERS

                       DISCLOSURE STATEMENT EXHIBIT "2"

                    IDENTITY AND FAIR MARKET VALUE OF ASSETS













                        DISCLOSURE STATEMENT EXHIBIT "2"
                   IDENTITY AND FAIR MARKET VALUE OF ASSETS

                                  ANACOMP, INC.
                List of Assets and Estimate of Fair Market Value


This document shows management's estimate of the fair market value of its assets by category. This document utilizes information from the Company's June 30, 2001 balance sheet as a starting point in the analysis.


-------------------------------------- --------- ----------------------------------------------

                                       TOTAL

($) IN MILLIONS                        FMV       BASIS FOR OPINION OF VALUE
-------------------------------------- --------- ----------------------------------------------
                                                 Net book value as of 6/30/01, believed to
Cash & cash equivalents                 23.6     approximate fair market.
-------------------------------------- --------- ----------------------------------------------
                                                 Total Accounts Receivable less allowance for
                                                 doubtful accounts at 6/3/01.  The allowance
                                                 represents approximately 5% of gross
Accounts and notes receivable, net      28.2     Accounts Receivable.
-------------------------------------- --------- ----------------------------------------------
                                                 Long-term receivables are lease contracts
                                                 which result from customer leases of
                                                 products manufactured by the Company. These
                                                 agreements qualify as sales-type leases.
                                                 The estimate is based on book value less a
Long-term receivables, net               0.8     5% reserve for bad debt.
-------------------------------------- --------- ----------------------------------------------
                                                 Inventories are reported net of the inventory
                                                 reserve which includes depreciation of the
                                                 refurbished inventory and a write down of the
                                                 parts inventory for the COM machines which the
Inventories                              3.3     company no longer manufactures.
-------------------------------------- --------- ----------------------------------------------
                                                 Net book value as of 6/30/01, believed to
Prepaid expenses and other assets        4.1     approximate fair market.
-------------------------------------- --------- ----------------------------------------------
                                                 Net book value as of 6/30/01, believed to
Net property and equipment (book value)  28.1    approximate fair market.
-------------------------------------- --------- ----------------------------------------------
Excess Value of Foreign Subsidiaries             Net book value of the assets less liabilities
Net of Liabilities                       17.8    as of 6/30/01.
-------------------------------------- --------- ----------------------------------------------
                                                 Net book value as of 6/30/01, believed to
Deferred Charges                         5.7     approximate fair market.
-------------------------------------- --------- ----------------------------------------------

TOTAL ASSETS                           111.6
====================================== ========= ==============================================

                                                 This is based on the valuation analysis prepared
                                                 by CSFB which provides a range of $120 to $180
                                                 million after the proposed restructuring.
                                                 Management believes that an enterprise
                                                 value of $124 million is the most appropriate
                                                 less the estimated secured debt (estimated
                                                 at $49.1 million at December 31,2001) the
Shareholder Equity Based on                      shareholder equity is estimated at
Reorganization Value                    74.9     $74.9 million.
-------------------------------------- --------- ----------------------------------------------

====================================== ========= ==============================================


--------------------------------------
Notes:
The Shareholder Equity Based on Reorganization Value presented here differs from the value shown in the projected balance sheet. The amount shown here utilized the assumed enterprise value, which is based upon future cash flows, less projected Facility balance. The projected balance sheet equity is calculated using projected assets and liabilities at December 31, 2001.

--------------------------------------------------------------------------------

                        DISCLOSURE STATEMENT EXHIBIT "2"
                   IDENTITY AND FAIR MARKET VALUE OF ASSETS

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                   IDENTITY AND FAIR MARKET VALUE OF ASSETS

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                   IDENTITY AND FAIR MARKET VALUE OF ASSETS

                        DISCLOSURE STATEMENT EXHIBIT "3"
                               PENDING LITIGATION



















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










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



                               PENDING LITIGATION



---------------------------------------------------------------------------------------------------

NO.       LAWSUIT:                 TOTAL CLAIMS/RELIEF SOUGHT:
---------------------------------------------------------------------------------------------------
1.        Anacomp, Inc. v.         Plaintiff prays for judgment as follows:
          Bank of America
          Securities               For damages for breach of contract for general damages in
                                   an amount to be proven at trial but believed to be at
          Case No. 321175          least $312,260.50 plus interest;

          (Superior Court of       For Quantum Meruit, for the reasonable value of labor and
          the State of             services provided to defendants in an amount to be proven
          California, San          at trial;
          Francisco County)
                                   For reasonable attorneys' fees;
          Filed May 9, 2001
                                   For the costs of suit incurred herein; and

                                   For such other and further relief as the Court may deem just and proper.

-----------------------------------------------------------------------------------------------------

2.        Anacomp, Inc. v.         Plaintiff prays for judgment as follows:
          James Sell
                                   For damages Complaint for Declaratory Relief;
          Case No. GIC768166
                                   For reasonable attorneys' fees;
          (Superior Court for
          the State of             For the costs of suit incurred herein; and
          California, County
          of San Diego)            For such other and further relief as the Court may deem
                                   just and proper.
          Filed May 30, 2001

-----------------------------------------------------------------------------------------------------

3.        Cross-complainant        Cross-complainant prays for judgment as follows:
          James Sell v.
          Anacomp, Inc.            For compensatory damages according to proof but in an
                                   amount of at least $2,000,000;
          Case No.  GIC 768166
                                   For exemplary or punitive damages sufficiently to punish
          (Superior Court for      cross-defendant and make an example of cross-defendant and
          the State of             deter such conduct in the future in an amount of at least
          California, County       $2,000,000;
          of San Diego)
                                   For an accounting between cross-plaintiffs and
          Filed June 14, 2001      cross-defendant and for payment over to cross-plaintiffs
                                   of the amounts due from cross defendant as a result thereof;

                                   For Warren Perry, III against Anacomp in the amount of
                                   $37,500 for breach of the Consulting Agreement;

                                   For costs of suit herein; and

                                   For such other and further relief as the Court may deem just and proper.

-----------------------------------------------------------------------------------------------------

4.        Anacomp, Inc. v.         Plaintiff prays for judgment as follows:
          EIS Systems, Inc.
                                   For general and consequential damages for breach of
          Case No. GIC 768604      contract in an amount to be proven at trial; and

          (Superior Court for      For reasonable attorneys' fees.
          the State of
          California, County
          of San Diego)

          Filed June 7, 2000

-----------------------------------------------------------------------------------------------------

5.        C&S Associates VIII      Plaintiff prays for judgment in the amount of $15,000.00;
          v. Anacomp, Inc.
                                   For an award of interest, costs and disbursements;
          Case No. I 1999/5056
                                   For an award of any such other and further relief as is
          (Superior Court of       just and proper.
          the State of New
          York, Erie County)

          Filed June 18, 1999

-----------------------------------------------------------------------------------------------------

6.        Cross-complainant        Cross-complainant prays for judgment as follows:
          Anacomp, Inc. v.
          C&S Associates VIII      For dismissal of the complaint;
          and Ciminelli
          Development Co.,         For damages in the amount of $194.00;
          Inc.
                                   For an award of interest;
          Case No. I 1999/5056
                                   For an award of attorneys' fees, costs and disbursements;
          (Superior Court of
          the State of New         For an award of such other and further relief as is
          York, Erie County)       just and proper.

          Filed September 16,
          1999

-----------------------------------------------------------------------------------------------------

7.        Ramirez v. Anacomp,      Applicant is proceeding under California Labor Code
          Inc., and SKC            section 132a, and prays for judgment as follows:
          America, Inc.
          Case No. STK 0103395     Reinstatement;

          (Workers'                Backpay with interest.
          Compensation
          Appeals Board,
          State of
          California)

          Filed August 18,
          1999

-----------------------------------------------------------------------------------------------------

8.        Anacomp, Inc. v.         Plaintiff prays for judgment as follows:
          Equifax Payment
          Services, Inc.           For damages for breach of contract;

          Case No. 00-4747CI-7     For an award of interest and costs;

          (Circuit Court in        For an award of attorney's fees.
          and for Pinellas
          County, Florida,
          Civil Division)

          Filed July 7, 2000

-----------------------------------------------------------------------------------------------------

* The Company does not quantify or estimate any claim against the Company at the asserted amount, and does not believe that such claims should result in any material liability to the Company.


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










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









                        DISCLOSURE STATEMENT EXHIBIT "4"

                  HISTORICAL AND CURRENT FINANCIAL INFORMATION















                       DISCLOSURE STATEMENT EXHIBIT "4" -
                  HISTORICAL AND CURRENT FINANCIAL INFORMATION

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                       DISCLOSURE STATEMENT EXHIBIT "4" -
                  HISTORICAL AND CURRENT FINANCIAL INFORMATION

                         ANACOMP, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (Unaudited)


 (in thousands)                                             7/31/01
                                                         ---------------
 ASSETS
 Current assets:
    Cash and cash equivalents........................... $    25,556
    Accounts and notes receivable, net..................      44,792
    Current portion of long-term receivables, net.......       1,402
    Inventories.........................................       6,455
    Prepaid expenses and other..........................       7,532
                                                         ---------------
 Total current assets...................................      85,737

 Property and equipment, net............................      34,132
 Long-term receivables, net of current portion..........       1,212
 Goodwill...............................................      88,265
 Other assets...........................................       4,955
                                                         ---------------
                                                         $   214,301
                                                         ===============


 LIABILITIES AND STOCKHOLDERS' DEFICIT
 Current liabilities:
    Senior secured revolving credit facility............ $    56,075
       10-7/8% senior subordinated notes payable........     310,999
    Accounts payable....................................      16,115
    Accrued compensation, benefits and withholdings.....      16,652
    Accrued income taxes................................       3,188
    Accrued interest....................................      45,425
    Other accrued liabilities...........................      25,284
                                                         ---------------
 Total current liabilities..............................     473,738
                                                         ---------------

 Long-term liabilities:
    Other long-term liabilities.........................      10,413
                                                         ---------------
 Total long-term liabilities............................      10,413
                                                         ---------------

 Stockholders' deficit:
    Preferred stock.....................................         ---
    Common stock........................................         146
    Additional paid-in capital..........................     111,324
    Accumulated other comprehensive loss................      (5,615)
    Accumulated deficit.................................    (375,705)
                                                         ---------------
 Total stockholders' deficit............................    (269,850)
                                                         ---------------
                                                         $   214,301
                                                         ===============


                       DISCLOSURE STATEMENT EXHIBIT "4" -
                  HISTORICAL AND CURRENT FINANCIAL INFORMATION

                         ANACOMP, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)


                                                           Ten Months Ended
   (in thousands except per share data)                        7/31/01
                                                            ---------------

Revenues:
   Services...............................................   $   198,986
   Equipment and supply sales.............................        60,192
                                                            ----------------
                                                                 259,178
                                                            ----------------

Cost of revenues:
   Services...............................................       130,030
   Equipment and supply sales.............................        43,727
                                                            ----------------
                                                                 173,757
                                                            ----------------

Gross Profit..............................................        85,421
Costs and expenses:
   Engineering, research and development..................         6,076
   Selling, general and administrative....................        72,081
   Amortization of intangible assets......................         9,782
   Restructuring credits..................................        (1,207)
                                                            ----------------

Operating loss from continuing operations.................        (1,311)

Other income (expense):
   Interest income........................................         1,197
   Interest expense and fee amortization..................       (36,828)
   Other..................................................          (464)
                                                            ----------------
                                                                 (36,095)
                                                            ----------------
Loss from continuing operations before income taxes.......       (37,406)
Provision for income taxes................................         1,305
                                                            ----------------
Net loss..................................................   $   (38,711)
                                                            ================

Basic and diluted per share data:
Loss from continuing operations...........................   $     (2.66)
                                                            ----------------
Basic and diluted net loss................................   $     (2.66)
                                                            ================

Shares used in computing basic and diluted net loss per
   share..................................................        14,566
                                                            ================



                       DISCLOSURE STATEMENT EXHIBIT "4" -
                  HISTORICAL AND CURRENT FINANCIAL INFORMATION

                         ANACOMP, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)


                                                             Ten Months Ended
                                                                  7/31/01
                                                             ----------------

Cash flows from operating activities:
   Net loss................................................     $ (38,711)

   Adjustments to reconcile net loss to net
     cash provided by operating activities:
    Depreciation and amortization..........................        26,198
    Amortization of debt fees, premiums and discounts......         1,166

    Non-cash legal settlement charge.......................         1,502

    Change in assets and liabilities:
      Accounts and other receivables.......................         9,444
      Inventories..........................................         1,766
      Prepaid expenses and other assets....................          (770)
      Accounts payable, accrued expenses and other assets..       (11,644)
      Accrued interest.....................................        27,778
                                                             ----------------
        Net cash provided by continuing operations.........        16,729
                                                             ----------------

Cash flows from investing activities:
   Purchases of property, plant and equipment..............        (4,187)
                                                             ----------------
      Net cash used in investing activities................        (4,187)
                                                             ----------------
Cash flows from financing activities:
   Proceeds from liquidation of currency swap contracts....           763
   Principal payments on revolving line of credit..........        (1,575)
                                                             ----------------
      Net cash used in financing activities................          (812)
                                                             ----------------
Effect of exchange rate changes on cash....................          (162)
                                                             ----------------
Decrease (increase) in cash and cash equivalents...........        11,568
Cash and cash equivalents at beginning of period...........        13,988
                                                             ----------------
Cash and cash equivalents at end of period.................    $   25,556


Supplemental Disclosures of Cash Flow Information:
 Cash paid for interest....................................    $    6,051
                                                             ================
 Cash paid for income taxes................................    $    1,530
                                                             ================


                       DISCLOSURE STATEMENT EXHIBIT "4" -
                  HISTORICAL AND CURRENT FINANCIAL INFORMATION

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-Q



      (Mark One)
      [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2001.

                                       or

      [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
            FOR THE TRANSITION PERIOD FROM ____________ TO____________

                         Commission File Number: 1-8328

                                  ANACOMP, INC.
            (Exact name of registrant as specified in its charter)

      INDIANA                                  35-1144230
      (State or other jurisdiction of          (I.R.S. Employer
      incorporation or organization)           Identification No.)

              12365 CROSTHWAITE CIRCLE, POWAY, CALIFORNIA 92064
                                 (858) 679-9797
               (Address, including zip code, and telephone number,
              including area code, of principal executive offices)

   Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to
such filing requirements for the past 90 days.     Yes    X      No
                                                       -------      --------

   Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a
plan confirmed by a court.     Yes    X      No
                                   -------      --------

   As of July 31, 2001, the number of outstanding shares of the registrant's common stock, $.01 par value per share, was 14,566,198.


                       DISCLOSURE STATEMENT EXHIBIT "4" -
                  HISTORICAL AND CURRENT FINANCIAL INFORMATION

                         ANACOMP, INC. AND SUBSIDIARIES

                                      INDEX


PART I.  FINANCIAL INFORMATION


Item 1.  Financial Statements...............................................S-3

         Condensed Consolidated Balance Sheets at
            June 30, 2001 and September 30, 2000............................S-3

         Condensed Consolidated Statements of Operations
            Three Months Ended June 30, 2001 and 2000.......................S-4

         Condensed Consolidated Statements of Operations
            Nine Months Ended June 30, 2001 and 2000........................S-6

         Condensed Consolidated Statements of Cash Flows
            Nine Months Ended June 30, 2001 and 2000........................S-8

Item 2.  Management's Discussion and Analysis of Financial Condition and
         Results of Operations..............................................S-21

Item 3.  Quantitative and Qualitative Disclosures About Market Risk.........S-29


PART II.  OTHER INFORMATION


Item 1.   Legal Proceedings.................................................S-31

Item 3.   Defaults Upon Senior Securities...................................S-31

Item 6.   Exhibits and Reports on Form 8-K..................................S-31

SIGNATURES..................................................................S-32

                       DISCLOSURE STATEMENT EXHIBIT "4" -
                  HISTORICAL AND CURRENT FINANCIAL INFORMATION

                         PART I - FINANCIAL INFORMATION



(A)   ITEM 1.  FINANCIAL STATEMENTS

                         ANACOMP, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                            JUNE 30,       SEPTEMBER 30,
(in thousands)                                               2001              2000
                                                         -------------     -------------
ASSETS                                                   (Unaudited)
Current assets:
  Cash and cash equivalents........................     $     23,569      $    13,988
  Accounts and notes receivable, net...............           44,006           53,560
  Current portion of long-term receivables, net....            1,367            1,763
  Inventories......................................            6,832            8,297
  Prepaid expenses and other.......................            5,054            7,834
                                                         -------------     -------------
Total current assets...............................           80,828           85,442

Property and equipment, net........................           34,945           45,197
Long-term receivables, net of current portion......            1,275            1,864
Goodwill...........................................           88,882           98,427
Other assets.......................................            5,834            7,359
                                                         -------------     -------------
                                                        $    211,764      $   238,289
                                                         =============     =============

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Senior secured revolving credit facility.........     $     56,075      $    57,650
  10-7/8% senior subordinated notes payable........          311,027          311,272
  Accounts payable.................................           16,233           19,737
  Accrued compensation, benefits and withholdings..           16,066           15,239
  Accrued income taxes.............................            3,244            3,638
  Accrued interest.................................           42,587           17,647
  Other accrued liabilities........................           23,933           33,490
                                                         -------------     -------------
Total current liabilities..........................          469,165          458,673
                                                         -------------     -------------

LONG-TERM LIABILITIES:
  Other long-term liabilities......................           10,427           10,542
                                                         -------------     -------------

STOCKHOLDERS' DEFICIT:
  Preferred stock..................................              ---              ---
  Common stock.....................................              146              146
  Additional paid-in capital.......................          111,324          111,324
  Accumulated other comprehensive loss.............           (6,168)          (5,402)
  Accumulated deficit..............................         (373,130)        (336,994)
                                                         -------------     -------------
Total stockholders' deficit........................         (267,828)        (230,926)
                                                         -------------     -------------
                                                         $   211,764       $  238,289
                                                         ============      =============

       See the notes to the condensed consolidated financial statements


                       DISCLOSURE STATEMENT EXHIBIT "4" -
                 HISTORICAL AND CURRENT FINANCIAL INFORMATION

                         ANACOMP, INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                        THREE MONTHS ENDED
                                                              JUNE 30,
                                                   -----------------------------
(in thousands, except per share amounts)               2001              2000
                                                   -------------     -----------
Revenues:
  Services...................................      $   57,395        $   64,119
  Equipment and supply sales.................          15,633            24,770
                                                   -------------     -----------
                                                       73,028            88,889
                                                   -------------     -----------
Cost of Revenues:
  Services...................................          38,610            41,311
  Equipment and supply sales.................          11,796            30,159
                                                   -------------     -----------
                                                       50,406            71,470
                                                   -------------     -----------

Gross Profit.................................          22,622            17,419

Costs and expenses:
  Engineering, research and development......           2,032             2,483
  Selling, general and administrative........          20,347            27,854
  Amortization of intangible assets..........           2,911             4,636
  Restructuring (credits) charges............          (1,207)            7,641
  Asset impairment charges...................             ---             5,671
                                                   -------------     -----------

Operating loss from continuing operations....          (1,461)          (30,866)

Other income (expense):
  Interest income............................             283               196
  Interest expense and fee amortization......         (10,843)          (10,271)
  Other......................................            (523)             (257)
                                                   -------------     -----------
                                                      (11,083)          (10,332)
                                                   -------------     -----------
Loss from continuing operations before
  income taxes...............................         (12,544)          (41,198)
Provision for income taxes...................             209               224
                                                   -------------     -----------
Loss from continuing operations..............         (12,753)          (41,422)
Loss from discontinued operations............             ---            (1,636)
                                                   -------------     -----------
Net loss.....................................      $  (12,753)       $  (43,058)
                                                   =============     ===========

Basic and diluted per share data:
Loss from continuing operations..............      $    (0.88)       $    (2.85)
Loss from discontinued operations, net of
  taxes......................................             ---             (0.11)
                                                   -------------     -----------
Basic and diluted net loss...................      $    (0.88)       $    (2.96)
                                                   =============     ===========

Shares used in computing basic and diluted
  net loss per share.........................          14,566            14,536
                                                   =============     ===========

       See the notes to the condensed consolidated financial statements


                       DISCLOSURE STATEMENT EXHIBIT "4" -
                 HISTORICAL AND CURRENT FINANCIAL INFORMATION

                         ANACOMP, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                         NINE MONTHS ENDED
                                                             JUNE 30,
                                                   -------------     -----------
(in thousands, except per share amounts)               2001              2000
                                                   -------------     -----------
Revenues:
  Services...................................      $  179,791        $  205,610
  Equipment and supply sales.................          55,581            89,976
                                                   -------------     -----------
                                                      235,372           295,586
                                                   -------------     -----------

Cost of revenues:
  Services...................................         117,626           129,714
  Equipment and supply sales.................          40,167            74,735
                                                   -------------     -----------
                                                      157,793           204,449
                                                   -------------     -----------

Gross Profit.................................          77,579            91,137

Costs and expenses:
  Engineering, research and development......           5,580             7,715
  Selling, general and administrative........          66,641            74,885
  Amortization of reorganization asset.......             ---            12,003
  Amortization of intangible assets..........           8,818            14,803
  Restructuring (credits) charges............          (1,207)           14,607
  Asset impairment charges...................             ---             5,671
                                                   -------------     -----------

Operating loss from continuing operations....          (2,253)          (38,547)
                                                   -------------     -----------

Other income (expense):
  Interest income............................           1,033               894
  Interest expense and fee amortization......         (33,065)          (29,907)
  Other......................................            (676)             (487)
                                                   -------------     -----------
                                                      (32,708)          (29,500)
                                                   -------------     -----------
Loss from continuing operations before
  income taxes...............................         (34,961)          (68,047)
Provision for income taxes...................           1,175               774
                                                   -------------     -----------
Loss from continuing operations..............         (36,136)          (68,821)
                                                   =============     ===========
Loss from discontinued operations............             ---            (1,636)
Net loss.....................................      $  (36,136)       $  (70,457)

Basic and diluted per share data:
Loss from continuing operations..............      $    (2.48)       $    (4.77)
Loss from discontinued operations, net of
  taxes......................................             ---             (0.11)
                                                   -------------     -----------
Basic and diluted net loss...................      $    (2.48)       $    (4.88)
                                                   =============     ===========

Shares used in computing basic and diluted
  net loss per share.........................          14,566            14,438
                                                   =============     ===========


       See the notes to the condensed consolidated financial statements

                       DISCLOSURE STATEMENT EXHIBIT "4" -
                 HISTORICAL AND CURRENT FINANCIAL INFORMATION

                         ANACOMP, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                         NINE MONTHS ENDED
                                                              JUNE 30,
                                                   -------------     -----------
(in thousands)                                          2001              2000
                                                   -------------     -----------
Cash flows from operating activities:
  Net loss...................................       $  (36,136)      $  (70,457)
  Adjustments to reconcile net loss to net
     cash provided by (used in) operating
     activities:
   Loss on sale of discontinued operations...              ---            1,636
   Asset impairment charges..................               --            5,671
   Depreciation and amortization.............           23,732           41,550
   Amortization of debt fees, premiums, and
     discounts...............................            1,050              945
   Non-cash legal settlement charge..........            1,502              ---
   Non-cash compensation.....................              ---               34
   Write down of inventories.................              ---            9,031
   Change in assets and liabilities:
     Accounts and other receivables..........           10,033           16,760
     Inventories.............................            1,337           (4,081)
     Prepaid expenses and other assets.......            1,067            1,518
     Accounts payable, accrued expenses and
      other liabilities......................          (12,870)         (26,944)
     Accrued interest........................           24,940           (8,547)
                                                   -------------     -----------
      Net cash provided by (used in)
        operating activities.................           14,655          (32,884)
                                                   -------------     -----------
Cash flows from investing activities:
  Purchases of property, plant and equipment.           (3,992)         (15,502)
  Payments to acquire companies and
   customer rights...........................              ---           (1,833)
                                                   -------------     -----------
     Net cash used in investing activities...           (3,992)         (17,335)
                                                   -------------     -----------
Cash flows from financing activities:
  Proceeds from the exercise of options......              ---            2,530
  Proceeds from employee stock purchases.....              ---              510
  Repurchases of common stock................              ---           (1,599)
  Proceeds from liquidation of currency
   swap contracts............................              763            3,424
  Principal payments on long-term debt.......              ---           (1,083)
  Net proceeds from revolving line of credit.              ---           42,500
  Principal payments on revolving line of
   credit....................................           (1,575)             ---
                                                   -------------     -----------
    Net cash (used in) provided by
      financing activities...................             (812)          46,282
                                                   -------------     -----------
Effect of exchange rate changes on cash......             (270)          (1,444)
                                                   -------------     -----------
Increase (decrease) in cash and cash
  equivalents................................            9,581           (5,381)
Cash and cash equivalents at beginning of
  period.....................................           13,988           11,144
                                                   -------------     -----------
Cash and cash equivalents at end of period...       $   23,569       $    5,763
                                                   =============     ===========
Supplemental Disclosures of Cash Flow
  Information:
  Cash paid for interest.....................       $    5,579       $   39,663
                                                   =============     ===========
  Cash paid for income taxes.................       $    1,286       $    3,098
                                                   =============     ===========


       See the notes to the condensed consolidated financial statements

                       DISCLOSURE STATEMENT EXHIBIT "4" -
                 HISTORICAL AND CURRENT FINANCIAL INFORMATION

                         ANACOMP, INC. AND SUBSIDIARIES
            NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


Note 1.  Financial Overview, Financial Restructuring Plan and Going Concern

(B)   FINANCIAL OVERVIEW

Anacomp, Inc. ("Anacomp" or the "Company") reported a net loss totaling $36.1 million and positive cash flows provided by operations of $14.7 million (including non-payment of accrued interest of $24.9 million) for the nine months ended June 30, 2001. As of June 30, 2001, the Company has a working capital deficiency of $388 million, including $310 million in senior subordinated notes ("Notes"), $42.1 million of related accrued interest, and a stockholders' deficit of $268 million. The Company is experiencing significant liquidity issues and is in default of its senior secured revolving credit facility ("Facility"), which had borrowings of $56.1 million at June 30, 2001, and is in default of its Notes. On October 1, 2000 and April 1, 2001, the Company did not make required $17 million interest payments to the holders of the Company's Notes and does not anticipate making any such payments in the future.


(C)   FINANCIAL RESTRUCTURING PLAN

Previously, the Company intended to launch an exchange offer pursuant to which all holders choosing to participate in such exchange of the $310 million aggregate principal amount of its Notes ("the Holders") would have exchanged their Notes for shares of Anacomp's Common Stock. In order to expedite such a financial restructuring of the Notes, the Company currently intends to proceed with a prepackaged plan of reorganization pursuant to Chapter 11 of the United States Bankruptcy Code (the "Prepackaged Plan"). Under the terms of the proposed Prepackaged Plan, the Notes will be cancelled and the Holders, as of the Effective Date of the Plan, will receive common stock of Anacomp. Furthermore, the proposed Prepackaged Plan will provide for the extinguishment of Anacomp's existing common stock and the adoption of new Articles of Incorporation, which will provide for Class A Common Stock and Class B Common Stock. Class A Common Stock and Class B Common Stock will be identical in all respects (including without limitation, for purposes of voting) except that Class B Common Stock will, upon certain occurrences, be subject to dilution without further stockholder action of any kind. Holders of existing common stock as of the Effective Date of the Prepackaged Plan will receive one share of Class B Common Stock for approximately 3,611 shares of Anacomp's current common stock held as of the Effective Date of the Plan, and warrants ("Warrants") to purchase additional Class B Common Stock at an exercise price of $61.54 per share. Upon consummation of the Prepackaged Plan, the current common stockholders of Anacomp will retain a 0.1% interest in the Company's common stock and the Holders will receive a 99.9% interest (without giving consideration to shares of common stock underlying the Warrants or shares of Class A Common Stock proposed to be issuable to certain officers of Anacomp as incentive compensation).

On August 8, 2001, key representatives of the Holders (the "Ad Hoc Noteholders Committee") representing a majority of the aggregate principal amount of the outstanding Notes agreed in principle to participate in the Prepackaged Plan. Formal acceptances to the Prepackaged Plan are still required to be solicited and obtained from the Holders prior to filing the Prepackaged Plan. Implementation of the Prepackaged Plan will be dependent upon the receipt of acceptances from Holders of at least 67% of the outstanding principal amount and a majority in number of Holders voting on the Prepackaged Plan.

On August 8, 2001, Anacomp also reached an agreement in principle to amend its existing Facility between the Company, Fleet National Bank ("Fleet") as agent and its syndicate of lenders (collectively, the "Bank Group"). The agreement in principle was reached with Fleet, is subject to credit approvals by the members of the Bank Group, and contains provisions for accelerated principal payments beginning September 30, 2001, causing permanent reductions in the borrowing limit, among other provisions (See Note 4). As a pre-condition to the agreement, the Company must effectuate a financial restructuring pursuant to a pre-packaged Chapter 11 plan of reorganization by January 31, 2002.

During the period in which Anacomp is seeking the requisite votes and acceptances in support of the Prepackaged Plan, Anacomp intends to maintain normal and regular trade terms with its suppliers and customers. Additionally, the proposed Prepackaged Plan contemplates that the Company's trade suppliers, employees and customers will not be adversely affected while the Company is in reorganization proceeding or thereafter.

On January 17, 2001, the Company announced it had entered into a non-binding Letter of Intent to sell 100% of the docHarbor business unit. The Company subsequently decided that an integration of docHarbor into its Document Solutions business unit was a more effective and efficient mechanism for making advanced on-line storage and delivery capabilities available to its customers. Accordingly, on May 31, 2001, the Company announced it had terminated negotiations with the prospective buyer for docHarbor. Since May 31, 2001, the Company has been integrating docHarbor into its Document Solutions business unit and combining key functions including sales, marketing and administration, eliminating redundancies in the Company's cost structure. By October 1, 2001, the Company anticipates that docHarbor will be a service offering within Document Solutions, bringing docHarbor direct expenses more in line with anticipated revenues.

   Anacomp also previously announced that it intends to sell its European document-management business, Document Solutions International ("DSI"), and continues in discussions with several interested parties. Any such eventual sale is subject to approval by the Bank Group and the Company will be required to remit a portion of any proceeds from the sale of DSI to pay down the Facility (see Note 4). The timing, likelihood and the amount of net proceeds of any such sale are uncertain and the Company is continuing the operations of DSI in its normal course of business. The Company's International Technical Services business is not affected by this announcement.

   There can be no assurance that the Company will be able to effectuate its Prepackaged Plan, a sale of DSI or an amendment of its restated Facility. There can also be no assurance that until the Company completes the Prepackaged Plan the Company's suppliers will continue to provide normal trade credit or credit on other terms acceptable to the Company, if at all, or that customers will continue to do business or enter into new business with the Company. In the event the Prepackaged Plan is not confirmed by the United States Bankruptcy Court after commencement of a bankruptcy case, the Company would be required to negotiate, prepare and seek approval of an alternative plan for emergence from reorganization. No assurances can be given that the Company would be successful in that effort. It is also possible that the Company could be placed into an involuntary bankruptcy by certain of its creditors. In such event, the Company would encounter substantial liquidity difficulties as well as difficulties with its existing and potential customers and suppliers. No assurances can be given that the Company would be successful in that effort.

Going Concern

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed above and as shown in the accompanying financial statements, the Company has operating and liquidity concerns that raise substantial doubt about the Company's ability to continue as a going concern. There can be no assurance that the Company will be able to restructure successfully its indebtedness or that its liquidity and capital resources will be sufficient to maintain its normal operations. These financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

The report of the Company's independent public accountants on the Company's financial statements included in its Form 10-K for the year ended September 30, 2000 contained a modification related to the Company's ability to continue as a going concern.

If the Company emerges from a financial restructuring pursuant to a Chapter 11 plan of reorganization, the Company will be subject to the provisions of Statement of Position ("SOP") 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." Pursuant to SOP 90-7, the Company expects to qualify for and implement "Fresh Start" reporting upon emergence from bankruptcy, which would establish a new basis of accounting for the Reorganized Company.


(D)   NOTE 2.  BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements include the accounts of Anacomp and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. These financial statements, except for the balance sheet as of September 30, 2000, have not been audited but, in the opinion of the Company's management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position, results of operations and cash flows for all periods presented. These financial statements should be read in conjunction with the Company's financial statements and notes thereto for the year ended September 30, 2000, included in the Company's fiscal 2000 Annual Report on Form 10-K. Interim operating results are not necessarily indicative of operating results for the full year or for any other period.

Certain prior period amounts have been reclassified to conform to the current period presentation.


(E)   NOTE 3.  MANAGEMENT ESTIMATES AND ASSUMPTIONS

Preparation of the accompanying condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Estimates have been prepared on the basis of the most current available information and actual results could differ from those estimates.


(F)   NOTE 4.  SENIOR SECURED REVOLVING CREDIT FACILITY

Outstanding borrowings and letters of credit under the Facility were $56.1 million and $6 million, respectively, at June 30, 2001. With the release of the Company's financial results at June 30, 2000, the Company was in violation of certain of its financial covenants (see Note 1). As of August 13, 2001, the Facility commitment totals $62.1 million and consists of direct borrowings of $56.1 million and letters of credit totaling $6 million. The Company has been operating under the terms of a forbearance agreement since October 26, 2000. The forbearance agreement expired on June 30, 2001 and an extension is being negotiated. The proposed extension would require a $1.0 million principal payment on September 30, 2001.

On August 8, 2001, the Company and the Bank Group reached an agreement in principle regarding amendments to the Facility. The agreement in principle was reached with Fleet and is subject to credit approvals by the members of the Bank Group. As a pre-condition to the agreement, the Company must effectuate a financial restructuring pursuant to a pre-packaged Chapter 11 plan of reorganization by January 31, 2002. The plan must be in the current form (see
Note 1) and substance reasonably satisfactory to the Bank Group. The proposed Facility would maintain the current $62.1 million limit, with a $56.1 million sublimit for direct borrowing and a $6 million letter of credit sublimit. The proposed Facility would be available for new loans up to a Formula Borrowing Base ("FBB") when direct borrowings are reduced below the FBB. The FBB will equal an amount up to 80% of Eligible Accounts, which include U.S. and Canadian Accounts Receivable.

Under the proposed Facility, the maturity date would be eighteen months from the Closing Date of the Restructuring of the Notes, but no later than July 31, 2003, with an extension to January 31, 2004 if a DSI sale occurs and results in $4 million net proceeds or the Company elects to increase the interest rate by 1% for the extension period. Upon a closing of a sale of DSI, the Company would be required to make a payment to the Bank Group to permanently reduce the Facility. The payment would be the greater of $4 million or 85% of net sale proceeds as defined. Under the proposed amendments to the Facility, the direct borrowings limit would be permanently reduced by cash payments of $2 million quarterly from December 31, 2001 to June 30, 2002; $3 million on September 30, 2002; $2.25 million on December 31, 2002 and March 31, 2003; and $2.5 million on June 30, 2003 and September 30, 2003.

The proposed Facility will bear interest at the Base Rate equal to the higher of
(a) the annual rate of interest announced from time to time by Fleet as its best rate or (b) one-half of one percent above the Federal Funds Effective Rate, for the portion of the Facility equal to the FBB. The rate of interest will be three percentage points higher than the Base Rate for the Facility balance outstanding in excess of the FBB. Interest will be due and payable monthly in arrears.

Loans under the current Facility bear interest, payable monthly, at the Base Rate plus 1.75% plus deferred interest of 1% assessed under terms of the forbearance agreement. The "Base Rate" for any day means the higher of (i) the corporate base rate of interest announced by Fleet or (ii) the federal funds rate published by the Federal Reserve Bank of New York on the next business day plus 1/2%. The deferred interest (totaling $193 thousand at June 30, 2001) will be waived by the Bank Group if the financial restructuring plan is completed. The Facility is secured by virtually all of the Company's assets and 65% of the capital stock of the Company's foreign subsidiaries. The Facility contains covenants relating to limitations on capital expenditures, limitations on additional debt, limitations on open market purchases of the Company's Notes (see Note 5), limitations on open market purchases of the Company's common stock, limitations on mergers and acquisitions, limitations on liens, minimum EBITDA requirements, minimum interest coverage ratios and minimum leverage ratios.

In the event the Bank Group accelerates payment of Anacomp's outstanding borrowings, the Company's ability to make such payment will be dependent on generating sufficient cash from obtaining alternate financing or potential asset sales. There can be no assurance that the Company will be able to obtain alternate financing or execute potential asset sales on terms acceptable to the Company, if at all, or in amounts sufficient to satisfy the Company's obligations.


(G)   NOTE 5.  SENIOR SUBORDINATED NOTES

The Company has outstanding $310 million of publicly traded 10-7/8% Senior Subordinated Notes. An interest payment on the Notes of approximately $17 million is due semi-annually on October 1 and April 1 of each year. The Company did not make the $17 million interest payments that were due on October 1, 2000 and April 1, 2001 and does not anticipate making any such payments in the future. The Company is currently in default of the Notes and anticipates extinguishing the Notes and related accrued interest ($42 million at June 30, 2001) through a Chapter 11 reorganization as detailed in Note 1.

The Notes have no sinking fund requirements and are due in full on April 1, 2004. The Notes are redeemable at the option of the Company in whole or in part at prices ranging from 108.156% to 102.710% plus accrued and unpaid interest until April 1, 2003. On or after April 1, 2003, the Notes may be redeemed at 100% plus accrued and unpaid interest. Upon a Change of Control (as defined in the indenture governing the Notes), the Company is required to make an offer to purchase the Notes then outstanding at a purchase price equal to 101% plus accrued and unpaid interest.

The Notes are general unsecured obligations of the Company and expressly subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. The Notes will rank pari passu with any future Senior Subordinated Indebtedness (as defined) and senior to all Subordinated Indebtedness (as defined) of the Company.

The indenture relating to the Notes contains covenants related to limitations of indebtedness of the Company and restricted subsidiaries, limitations on restricted payments, limitations on distributions from restricted subsidiaries, limitations on sale of assets and restricted subsidiary stock, limitations on liens, a prohibition on layering, limitations on transactions with affiliates, limitations on issuance and sale of capital stock of restricted subsidiaries, limitations of sale/leaseback transactions, and limitations on mergers, consolidations or sales of substantially all of the Company's assets.


(H)   NOTE 6. RESTRUCTURING ACTIVITIES

In fiscal 1998 the Company recorded restructuring charges of $8.5 million and reserves of $15.2 million related to its First Image acquisition. As of June 30, 2001, the remaining liability of $0.4 million, related to employment and facility costs, will be paid by the end of June 2002.

In the second and third quarters of 2000, the Company effected a reorganization of its workforce in the United States and Europe along its four lines of business, reorganized parts of its corporate staff and phased out its manufacturing operations. The reorganization of the workforce and corporate staff consisted of management reassessing job responsibilities and personnel requirements in each of its continuing and on-strategy business units and corporate staff. Such assessment resulted in substantial permanent personnel reductions and involuntary terminations throughout the organization, primarily in its European operations and its corporate and manufacturing staff. The Company recorded restructuring charges of $14.6 million related to these actions. Employee severance and termination-related costs were for approximately 300 employees, all of whom have left the Company, although some severance payments will be paid throughout the remainder of calendar year 2001. Other fees relate to professional fees associated with negotiations to terminate facility leases and other costs associated with implementation of the business unit structure and the reorganization of the four business units into separate entities. Other fees are expected to be paid by December 31, 2001. The remaining combined liability of $2.3 million is included as a component of "Other Accrued Liabilities" on the June 30, 2001 Condensed Consolidated Balance Sheet.

In the third quarter of fiscal year 2001, the Company reversed $1.2 million of business restructuring reserves ($333 thousand from the 1998 restructuring and $874 thousand from the 2000 restructuring) primarily related to favorable experience in employee separations and facility related costs, as well as reduced levels of professional and other fees.

The following tables present the activity and balances of the restructuring reserves from September 30, 2000 to June 30, 2001 (in thousands):


FY 2000 Restructuring
---------------------
                             SEPTEMBER                                JUNE 30,
                             30, 2000                                   2001
       TYPE OF COST           BALANCE    ADJUSTMENTS  CASH PAYMENTS   BALANCE
------------------------     ---------   -----------  -------------   -------

Employee Separations          $2,730        $   --      $(1,930)      $   800
Facility Closing                 800          (350)        (150)          300
Contract Obligations           1,100            --         (564)          536
Professional and Other         1,150          (524)        (300)          326
                             ---------   -----------  -------------   -------
                              $5,780        $ (874)     $(2,944)      $ 1,962
                             ---------   -----------  -------------   -------


FY 1998 Restructuring
---------------------

                             SEPTEMBER                                JUNE 30,
                             30, 2000                                   2001
       TYPE OF COST           BALANCE    ADJUSTMENTS  CASH PAYMENTS   BALANCE
------------------------     ---------   -----------  -------------   -------

Employee Separations          $  494        $ (217)     $  (277)      $    --
Facility Closing               1,021           (80)        (581)          362
Other                            230           (36)        (184)           10
------------------------     ---------   -----------  -------------   -------
                              $1,745        $ (333)     $(1,042)      $   370
------------------------     ---------   -----------  -------------   -------


(I)   NOTE 7. ASSET IMPAIRMENTS

   During the third quarter of fiscal 2000, the Company announced a restructuring of the DatagraphiX business unit, the merger of this unit into the Technical Services business unit and the discontinuance of manufacturing operations effective October 1, 2000. For the three-month and nine-month periods ended June 30, 2000 the Company recorded a charge to cost of sales of $9 million for inventory write-downs resulting from the decision to discontinue DatagraphiX manufacturing operations (included with Technical Services in Note 12).

   During the third quarter of fiscal 2000, the Company fully reserved a note receivable with a carrying value of $2.7 million generated from the sale of its Magnetics division in fiscal 1999 as collectibility of the note was deemed not likely based on the declining operating results and liquidity of the acquirer. The note receivable was written off in the fourth quarter of fiscal 2000. Also in the third quarter of 2000, due to the Company's overall liquidity position, the Company abandoned a new software product as well as its Image Mouse product. As a result, the Company wrote off associated capitalized software development costs of approximately $1.6 million and approximately $0.7 million of specialized manufacturing assets, respectively. Further, the Company recorded impairments of manufacturing equipment and leasehold improvements totaling approximately $0.6 million as a result of the discontinuation of manufacturing operations effective October 1, 2000 pertaining to the former DatagraphiX segment.

Asset impairment charges are summarized as follows (in thousands):

                                                         NINE MONTHS
                                                          ENDED JUNE
ASSETS                                                     30, 2000
--------------------------------------------------       -----------
Magnetics note receivable .........................      $   2,738
Development assets.................................          2,338
Leasehold improvements.............................            595
                                                         -----------
                                                         $   5,671
                                                         ===========

As the Company continues to develop, refine and implement its plans, additional courses of action that may be taken could result in further impairments of goodwill or other Company assets.

(J)   NOTE 8.  INVENTORIES

Inventories consist of the following:                    JUNE 30,    SEPTEMBER
(in thousands)                                             2001       30, 2000
                                                        -----------  -----------
                                                        (unaudited)
Finished goods, including purchased film...........      $   6,716   $   7,717
Work in process....................................            55          66
Raw materials and supplies.........................            61         514
                                                        -----------  -----------
                                                         $   6,832   $   8,297
                                                        ===========  ===========
(K)   NOTE 9.  HEDGING

The Company is exposed to the risk of future currency exchange rate fluctuations from its international operations. To mitigate a portion of this risk, the Company has in the past entered into foreign currency swap agreements that are designated as, and are effective as, economic hedges of net investments of certain foreign subsidiaries. During the first quarter of fiscal year 2001, the Company terminated its last remaining currency swap as noted in the following table:

                                                                     Unrealized
                                                     Realized Gain   Gain as of
                     Notional             Interest       as of       September
Currency              Amount    Maturity    Rate     June 30, 2001    30, 2000
------------------  ----------  --------- -------    -------------   -----------
Swiss Franc                     April 1,
fixed-rate          10,000,000    2003      4.05%     $  763,000     $532,000


Foreign currency swaps are marked to market at each reporting period based on movements in the exchange rates of the underlying currencies. The above net unrealized gain has been reflected as "Prepaid expenses and other" in the 2000 Condensed Consolidated Balance Sheet, with a corresponding adjustment to "Accumulated other comprehensive loss". The $0.8 million of cash proceeds benefit is reflected in the 2001 Condensed Consolidated Balance Sheet as a component of "Accumulated other comprehensive loss" in "Stockholders' deficit". At June 30, 2001, the Company does not have any currency swap agreements outstanding.

(L)   NOTE 10.  LOSS PER SHARE

Basic and diluted loss per share is computed based upon the weighted average number of shares of the Company's common stock outstanding during the period. Potentially dilutive securities include options granted under the Company's stock option plans and outstanding warrants, both using the treasury stock method and shares of common stock expected to be issued under the Company's employee stock purchase plan. Potentially dilutive securities were not used to calculate diluted loss per share because of their anti-dilutive effect.


(M)   NOTE 11.  RECENT ACCOUNTING PRONOUNCEMENTS

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements", in which the SEC interprets existing accounting literature related to revenue recognition. SAB No. 101, as amended, will be adopted by the Company no later than the fourth fiscal quarter of fiscal 2001. The Company's adoption of SAB No. 101 in the fourth quarter of fiscal 2001 is not expected to have a material impact on the Company's consolidated financial position or results of operations.

On July 20, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141 ("SFAS No. 141"), "Business Combinations", and Statement of Financial Accounting Standards No. 142 ("SFAS No. 142"), "Goodwill and Other Intangible Assets". SFAS No. 141 addresses the accounting for acquisitions of businesses, eliminating pooling of interests accounting, and is effective for acquisitions occurring on or after July 1, 2001. SFAS No. 142 addresses the method of identifying and measuring goodwill and other intangible assets acquired in a business combination, eliminates further amortization of goodwill, and requires periodic evaluations of impairment of goodwill balances. In addition, the useful lives of recognized intangible assets acquired in transactions completed before July 1, 2001 will be reassessed and the remaining amortization periods adjusted accordingly. The Company anticipates adopting SFAS No. 142 on October 1, 2002 and is currently assessing the impact. As discussed in Note 1, the Company intends to effectuate a financial restructuring in a prepackaged plan of reorganization pursuant to Chapter 11 of the United States Bankruptcy Code. Upon an emergence from such bankruptcy, the Company would be subject to the requirements of SOP 90-7. Pursuant to SOP 90-7, the Company expects to qualify for and implement "Fresh Start" reporting upon emergence from bankruptcy. Fresh Start reporting will result in recording the Company's tangible assets, intangible assets (including goodwill), and liabilities at fair market value and the valuation of equity based on the appraised reorganization value of the ongoing business. The net result of the valuation of identifiable assets, the recognition of liabilities at fair market value and the valuation of equity will be that the Reorganized Company will recognize an intangible asset "Reorganization Value in Excess of Identifiable Assets". This Reorganization Asset would not be amortized in accordance with SFAS No. 142, but would be subject to periodic evaluations of impairment.


(N)   NOTE 12.  OPERATING SEGMENTS

Anacomp's business is focused in the document management industry. The Company manages its business through three operating units: docHarborSM, an application service provider ("ASP"), which provides Internet-based document-management services; Document Solutions, which provides document-management outsource services; and Technical Services, which provides equipment maintenance services for Anacomp and third-party manufactured products and provides COM systems and micrographic supplies. Effective October 1, 2000, the Company discontinued its manufacturing operations for DatagraphiX and merged the remainder of DatagraphiX's operations into Technical Services. Results for DatagraphiX previously reported separately have been combined with Technical Services.

Management evaluates operating unit performance based upon earnings before interest, other income, reorganization items, asset impairment and restructuring charges, taxes, depreciation and amortization, and extraordinary items (referred to as "EBITDA").

Information about the Company's operations by operating segments are as follows:

For the Three Months Ended June 30,

                                   DOCUMENT   TECHNICAL
(in thousands)          DOCHARBOR  SOLUTIONS   SERVICES  CORPORATE  CONSOLIDATED
----------------------- ---------  ---------   --------  ---------  ------------
2001
Digital/renewal revenue   $ 2,319   $ 15,066   $  5,894    $    --     $ 23,279
COM revenue                    --     26,949     22,800         --       49,749
Intersegment revenue           --         --      2,547     (2,547)          --
                        ---------  ---------   --------  ---------  ------------
Total revenue               2,319     42,015     31,241     (2,547)      73,028
EBITDA                     (3,211)     6,212      7,116     (5,007)       5,110

2000
Digital/renewal revenue   $ 1,109    $17,176    $ 8,033    $    --     $  26318
COM revenue                    --     33,468     29,103         --       62,571
Intersegment revenue           --         --      2,978     (2,978)          --
                        ---------  ---------   --------  ---------  ------------
Total revenue               1,109     50,644     40,114     (2,978)      88,889
EBITDA                     (8,143)     8,391       (511)    (7,512)      (7,775)



For the Nine Months Ended June 30,

                                   DOCUMENT   TECHNICAL
(in thousands)          DOCHARBOR  SOLUTIONS   SERVICES  CORPORATE  CONSOLIDATED
----------------------- ---------  ---------   --------  ---------  ------------
2001
Digital/renewal revenue   $ 6,553    $47,534    $16,500    $    --     $ 70,587
COM revenue                    --     87,929     76,856         --      164,785
Intersegment revenue           --         --      8,111     (8,111)          --
                        ---------  ---------   --------  ---------  ------------
Total revenue               6,553    135,463    101,467     (8,111)     235,372
EBITDA                     (9,405)    27,667     25,143    (23,133)      20,272

2000
Digital/renewal revenue   $ 2,921    $55,284    $27,027    $    --     $ 85,232
COM revenue                    --    110,559     99,795         --      210,354
Intersegment revenue           --         --      9,444     (9,444)          --
                        ---------  ---------   --------  ---------  ------------
Total revenue               2,921    165,843    136,266     (9,444)     295,586
EBITDA                    (20,188)    36,630     23,713    (16,840)      23,315

The following are reconciliations of consolidated EBITDA to loss from continuing operations before income taxes:



FOR THE THREE MONTHS ENDED JUNE 30,                      2001          2000
--------------------------------------------------   -------------  ------------
EBITDA............................................    $  5,110      $ (7,775)
Depreciation and amortization.....................      (7,778)       (9,755)
Other income and expense, net.....................     (11,083)      (10,332)
Restructuring credits (charges)...................       1,207        (7,641)
Asset impairment charges..........................                    (5,671)
Other.............................................                       (24)
                                                     -------------  ------------
Loss from continuing operations before income taxes   $ (12,544)    $ (41,198)
                                                     =============  ============



FOR THE NINE MONTHS ENDED JUNE 30,                       2001          2000
--------------------------------------------------   -------------  ------------
EBITDA............................................    $ 20,272      $ 23,315
Depreciation and amortization.....................     (23,732)      (41,550)
Other income and expense, net.....................     (32,708)      (29,500)
Restructuring credits (charges)...................       1,207       (14,607)
Asset impairment charges..........................          --        (5,671)
Other.............................................          --           (34)
                                                     -------------  ------------
Loss from continuing operations before income taxes   $(34,961)     $(68,047)
                                                     =============  ============


(O)   NOTE 13.  LITIGATION SETTLEMENT

On August 29, 1997, Access Solutions International, Inc. ("ASI") filed a complaint for patent infringement in the U.S. District Court, District of Rhode Island against Data/Ware, of which Anacomp is the successor by merger, and the Eastman Kodak Company. On April 20, 2001, management settled this matter through the execution of an agreement, the terms of which are confidential, among Anacomp, ASI and other parties. The Company recorded a $5.4 million charge related to this matter in the second quarter of fiscal 2001 that is included in selling, general and administrative expense for the nine months ended June 30, 2001.


(P) ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   Certain statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" ("MD&A"), including those related to the Company's plans, liquidity needs, potential restructuring and future operations, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: general economic and business conditions; industry trends; industry capacity; competition; raw materials costs and availability; currency fluctuations; the loss of any significant customers or suppliers; changes in business strategy or development plans; successful development of new products; availability, terms and deployment of capital; ability to meet debt service obligations; availability of qualified personnel; changes in, or the failure or inability to comply with, government regulations; and other factors referenced in this report. The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan" and similar expressions or statements regarding future periods are intended to identify forward-looking statements. All forward-looking statements are inherently uncertain as they involve substantial risks and uncertainties beyond the Company's control. The Company undertakes no obligation to update or revise any forward-looking statements for events or circumstance after the date on which such statement is made. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. Further, the Company cannot assess the impact of each such factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.


(Q)   OVERVIEW

   Anacomp's revenues, operating results, cash flows and liquidity in the first nine months of fiscal 2001 continue to be negatively impacted by a number of factors, including a decline in the Company's COM business, restructuring and reorganization of certain of its operations, and negative cash flows related to the docHarbor business unit.

   Anacomp, Inc. ("Anacomp" or the "Company") reported a net loss totaling $36.1 million and positive cash flows provided by operations of $14.7 million for the nine months ended June 30, 2001. As of June 30, 2001, the Company has a working capital.deficiency of $388 million, including $310 million in senior subordinated notes ("Notes"), $42.1 million of related accrued interest, and a stockholders' deficit of $268 million. The Company is experiencing significant liquidity issues and is in default of its senior secured revolving credit facility ("Facility"), which had borrowings of $56.1 million at June 30, 2001, and is in default of its Notes. On October 1, 2000 and April 1, 2001, the Company did not make required $17 million interest payments to the holders of the Company's Notes and does not anticipate making any such payments in the future.

   On January 17, 2001, the Company announced it had entered into a non-binding Letter of Intent to sell 100% of the docHarbor business unit. The Company subsequently decided that an integration of docHarbor into its Document Solutions business unit was a more effective and efficient mechanism for making advanced on-line storage and delivery capabilities available to its customers. Accordingly, on May 31, 2001, the Company announced it had terminated negotiations with the prospective buyer for docHarbor. Since May 31, 2001, the Company has been integrating docHarbor into its Document Solutions business unit and combining key functions including sales, marketing and administration, eliminating redundancies in the Company's cost structure. By October 1, 2001, the Company anticipates that docHarbor will be a product line within Document Solutions, bringing docHarbor direct expenses more in line with anticipated revenues.

   Anacomp also previously announced that it intends to sell its European document-management business, Document Solutions International ("DSI"), and continues in discussions with several interested parties. Any such eventual sale is subject to approval by the Bank Group and the Company will be required to remit a portion of any proceeds to pay down the Facility (see Note 4 to the Condensed Consolidated Financial Statements included in this report). The timing, likelihood and amount of net proceeds of any such sale are uncertain and the Company is continuing the operations of DSI in its normal course of business. The Company's International Technical Services business is not affected by this announcement.


(R)   RESULTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 2001 VS. THREE MONTHS ENDED JUNE 30, 2000

   General. Anacomp reported a net loss of $12.8 million for the three months ended June 30, 2001, compared to a net loss of $43.1 million for the three months ended June 30, 2000. EBITDA for the three months ended June 30, 2001 was $5.1 million compared to an EBITDA loss of $7.8 million for the three months ended June 30, 2000.

   Revenues. The Company's revenues decreased 18% from $88.9 million for the three months ended June 30, 2000, to $73 million for the three months ended June 30, 2001. The decrease was composed of a $13 million decline in COM-related revenues in addition to a $3 million decrease in digital and renewal revenues. The Company expects that COM revenues will continue to decline during the remainder of this fiscal year as well as in future years.

   Document Solutions COM related revenues decreased 20% from the prior year period, from $33.5 million to $26.9 million. Revenue contributed by digital services and products decreased 12% compared to the prior year period, from $17.2 million to $15.1 million. The decrease in digital revenues was primarily due to results in the Company's international operations.

   Technical Services revenues (including results of operations from the former DatagraphiX business unit) decreased from the prior year period, from $37.1 million to $28.7 million. This was primarily due to the absence of manufacturing-related revenues in the current year combined with the continuing decline in the market for COM systems and supplies.

   docHarbor revenues increased $1.2 million versus the prior year period. This was the result of increased revenues from existing customers and new customer orders.

   Gross Margins. The Company's gross margin increased from $17.4 million (20% of revenues) for the three months ended June 30, 2000, to $22.6 million (31% of revenues) for the three months ended June 30, 2001.

   Document Solutions gross margin, at 36% of revenues, increased from the 34% reported for the prior year period. Technical Services gross margins (including results of operations from the former DatagraphiX business unit) also increased from 10% to 29% of revenues for the quarter ended June 30, 2001. The increase in Technical Services gross margin from the prior year period was primarily the result of a $9.0 million inventory writedown taken in the third quarter of fiscal 2000. docHarbor gross margin, although still negative, improved from the prior year period as a result of continuing cost reductions and a reduction in infrastructure development implemented at the end of fiscal year 2000.

   Engineering, Research and Development. Engineering, research and development expense decreased from $2.5 million for the three months ended June 30, 2000, to $2.0 million for the three months ended June 30, 2001. This decrease was primarily the result of lower expenses due to the discontinuance of manufacturing operations effective October 1, 2000 and the resulting decrease in support engineering expenses.

   Selling, general and administrative. Selling, general and administrative (SG&A) expenses decreased from $27.9 million for the three months ended June 30, 2000, to $20.3 million for the three months ended June 30, 2001. SG&A expenses for the quarter ended June 30, 2000 included severance and other costs related to changes in senior management. SG&A expenses for the quarter ended June 30, 2001 reflect the Company's cost reduction efforts as well as the benefit of a $1 million reduction to environmental liability reserves as a result of receipt of a Rescission of Site Cleanup Requirements. These benefits were offset by $2.3 million in legal, professional and severance costs associated with preparations for a sale of DSI, and $2.1 million in legal, professional and financial advisory costs related to the restructuring of the Company's Notes in the current year period.

   Amortization of intangible assets. Amortization of intangible assets decreased 37% from $4.6 million for the three months ended June 30, 2000, to $2.9 million for the three months ended June 30, 2001. This decrease is primarily the result of the completion of amortization for prior acquisitions and reduced amortization related to impaired intangibles written off in fiscal 2000.

   Restructuring Charges. In the third quarter of fiscal 2000, the Company recorded restructuring charges of $7.6 million. This amount includes $4.5 million related to the DatagraphiX business unit and the phase out of manufacturing operations, $1.0 million related to the Document Solutions business unit, $1.0 million related to the Technical Services business unit and $0.6 million related to the docHarbor business unit. Additional restructuring charges of $0.5 million, related to the reorganization of the workforce announced in the second fiscal quarter of 2000, were also recorded in the third fiscal quarter of 2000.

   In the third quarter of fiscal year 2001, the Company reversed $1.2 million of business restructuring reserves primarily related to favorable circumstances in employee separations and facility related costs, as well as reduced levels of professional and other fees.

   Asset Impairment Charges. During the third quarter of fiscal 2000, the Company fully reserved a note receivable with a carrying value of $2.7 million generated from the sale of its Magnetics division in fiscal 1999 as collectibility of the note was deemed not likely based on the declining operating results and liquidity of the acquirer. Also in the third quarter of 2000, due to the Company's overall liquidity position, the Company abandoned a new software product as well as its Image Mouse product. As a result, the Company wrote off associated capitalized software development costs of approximately $1.6 million and approximately $0.7 million of specialized manufacturing assets, respectively. Further, the Company recorded impairments of manufacturing equipment and leasehold improvements totaling approximately $0.6 million as a result of the discontinuation of manufacturing operations effective October 1, 2000 pertaining to the former DatagraphiX segment.

   Interest Expense. Interest expense increased from $10.3 million for the three months ended June 30, 2000, to $10.8 million for the three months ended June 30, 2001. This increase was the result of a higher level of borrowings on the revolving credit facility in the current year and higher interest rates in the current period charged against the balance under terms of the forbearance agreement.

   Provision for Income Taxes. The provision for income taxes of $0.2 million for the quarters ended June 30, 2001 and June 30, 2000 related primarily to earnings of foreign subsidiaries.

NINE MONTHS ENDED JUNE 30, 2001 VS. NINE MONTHS ENDED JUNE 30, 2000

   General. Anacomp reported a net loss of $36.1million for the nine months ended June 30, 2001, compared to a net loss of $70.5 million for the nine months ended June 30, 2000. EBITDA for the nine months ended June 30, 2001 was $20.3 million compared to EBITDA of $23.3 million for the nine months ended June 30, 2000.

   Revenues. The Company's revenues decreased 20% from $295.6 million for the nine months ended June 30, 2000, to $235.4 million for the nine months ended June 30, 2001. The decrease was composed of a $46 million decline in COM-related revenues in addition to a $15 million decrease in digital and renewal revenues. The Company expects that COM revenues will continue to decline during the remainder of this fiscal year as well as in future years.

   Document Solutions COM-related revenues decreased 21% from the prior year period, from $110.6 million to $87.9 million. Revenue contributed by digital services and products decreased 14% compared to the prior year period, from $55.3 million to $47.5 million. The decrease in digital revenues was primarily due to results in the Company's international operations.

   Technical Services revenues (including results of operations from the former DatagraphiX business unit) decreased from the prior year period, from $126.8 million to $93.4 million. This was primarily due to the absence of manufacturing-related revenues in the current year combined with the continuing decline in the market for COM systems and supplies.

   docHarbor revenues increased $3.6 million versus the prior year period. This was the result of increased revenues from existing customers and new customer orders.

   Gross Margins. The Company's gross margin in dollars decreased from $91.1 million (31% of revenues) for the nine months ended June 30, 2000, to $77.6 million (33% of revenues) for the nine months ended June 30, 2001.

   Document Solutions gross margin, at 38% of revenues, increased from the 37% reported for the prior year period. Technical Services gross margins (including results of operations from the former DatagraphiX business unit) also increased from 30% to 32% of revenues in the nine months ended June 30, 2001. The increase in Technical Services gross margin from the prior year period was primarily the result of a $9.0 million inventory writedown taken in the third quarter of fiscal 2000. docHarbor gross margin, although still negative, improved from the prior year period as a result of continuing cost reductions and a reduction in infrastructure development implemented at the end of fiscal year 2000.

   Engineering, Research and Development. Engineering, research and development expense decreased from $7.7 million for the nine months ended June 30, 2000, to $5.6 million for the nine months ended June 30, 2001. This decrease was primarily the result of lower expenses related to the discontinuance of manufacturing operations effective October 1, 2000 and the resulting decrease in support engineering expenses.

   Selling, general and administrative. Selling, general and administrative (SG&A) expenses decreased from $74.9 million for the nine months ended June 30, 2000, to $66.6 million for the nine months ended June 30, 2001. The $8.3 million decrease was primarily the result of continuing cost reduction efforts. SG&A expenses for the nine months ended June 30, 2000 included severance and other costs related to changes in senior management. SG&A expenses for the nine months ended June 30, 2001 reflect the Company's cost reduction efforts as well as the benefit of a reduction to the Company's environmental liability reserves of $1.0 million as a result of receipt of a Rescission of Site Cleanup Requirements. These benefits were offset by the $5.4 million charge for the settlement of a litigation matter, $5.1 million in legal, professional and financial advisory costs related to the proposed restructuring of the Company's Notes and $2.3 million in legal, professional and severance costs associated with preparations for a sale of DSI.

   Amortization of reorganization asset. Amortization of reorganization asset decreased to zero in fiscal year 2001 as the reorganization asset was fully amortized in November 1999.

   Amortization of intangible assets. Amortization of intangible assets decreased 40% from $14.8 million for the nine months ended June 30, 2000, to $8.8 million for the nine months ended June 30, 2001. This decrease is primarily the result of the completion of amortization for certain acquisitions and reduced amortization resulting from impaired intangibles written off in fiscal 2000.

   Restructuring Charges. During the nine months ended June 30, 2000, the Company recorded restructuring charges totaling $14.6 million related to the reorganization of its workforce in the United States and Europe along its four lines of business, a reorganization of parts of the Corporate staff, and the phase out of manufacturing operations. The reorganization of the workforce and corporate staff consisted of management reassessing job responsibilities and personnel requirements in each of its continuing and on-strategy business units and corporate staff. Such assessment resulted in substantial permanent personnel reductions and involuntary terminations throughout the organization, primarily in its European operations and its corporate and manufacturing staff. The restructuring charges included $10.3 million in employee severance and termination-related costs. Employee severance and termination-related costs were for approximately 300 employees, all of whom have left the Company, although some severance payments will be paid throughout the remainder of calendar year 2001. The restructuring charges also include $1.9 million of other fees related to professional services associated with negotiations to terminate facility leases and other costs associated with implementation of the business unit structure and the reorganization of the four business units into separate entities, $1.4 million for contractual obligations and $1 million for facility-related costs. Other fees are expected to be paid by December 31, 2001. As a result of the restructuring, the Company anticipated cost savings in excess of $1 million per month, primarily related to reductions in future payroll and related employer costs and lease rental costs resulting from vacated facilities. The Company anticipated the phase-in of cost savings beginning in the third quarter of fiscal 2000. The Company has substantially achieved these savings as planned.

   In the third quarter of fiscal year 2001, the Company reversed $1.2 million of business restructuring reserves primarily related to favorable circumstances in employee separations and facility related costs, as well as reduced levels of professional and other fees.

   Asset Impairment Charges. During the third quarter of fiscal 2000, the Company fully reserved a note receivable with a carrying value of $2.7 million generated from the sale of its Magnetics division in fiscal 1999 as collectibility of the note was deemed not likely based on the declining operating results and liquidity of the acquirer. Also in the third quarter of 2000, due to the Company's overall liquidity position, the Company abandoned a new software product as well as its Image Mouse product. As a result, the Company wrote off associated capitalized software development costs of approximately $1.6 million and approximately $0.7 million of specialized manufacturing assets, respectively. Further, the Company recorded impairments of manufacturing equipment and leasehold improvements totaling approximately $0.6 million as a result of the discontinuation of manufacturing operations effective October 1, 2000 pertaining to the former DatagraphiX segment.

   Interest Expense. Interest expense increased from $29.9 million for the nine months ended June 30, 2000, to $33.1 million for the nine months ended June 30, 2001. This increase was the result of a higher level of borrowings on the revolving credit facility in fiscal year 2001 and higher interest rates in the current period charged against the balance under terms of the forbearance agreement.

   Provision for Income Taxes. The provision for income taxes of $1.2 million for the nine months ended June 30, 2001, and $0.8 million for the nine months ended June 30, 2000, related primarily to earnings of foreign subsidiaries.


(S)   LIQUIDITY AND CAPITAL RESOURCES

   Previously, the Company intended to launch an exchange offer pursuant to which all holders choosing to participate in such exchange of the $310 million aggregate principal amount of its Notes ("the Holders") would have exchanged their Notes for shares of Anacomp's Common Stock. In order to expedite such a financial restructuring of the Notes, the Company currently intends to proceed with a prepackaged plan of reorganization pursuant to Chapter 11 of the United States Bankruptcy Code (the "Prepackaged Plan"). Under the terms of the proposed Prepackaged Plan, the Notes will be cancelled and the Holders, as of the Effective Date of the Plan, will receive common stock of Anacomp. Furthermore, the proposed Prepackaged Plan will provide for the extinguishment of Anacomp's existing common stock and the adoption of new Articles of Incorporation, which will provide for Class A Common Stock and Class B Common Stock. Class A Common Stock and Class B Common Stock will be identical in all respects (including without limitation, for purposes of voting) except that Class B Common Stock will, upon certain occurrences, be subject to dilution without further stockholder action of any kind. Holders of existing common stock as of the Effective Date of the Prepackaged Plan will receive one share of Class B Common Stock for approximately 3,611 shares of Anacomp's current common stock held as of the Effective Date of the Plan, and warrants ("Warrants") to purchase additional Class B Common Stock at an exercise price of $61.54 per share. Upon consummation of the Prepackaged Plan, the current common stockholders of Anacomp will retain a 0.1% interest in the Company's common stock and the Holders will receive a 99.9% interest (without including shares of common stock underlying the Warrants or shares of Class A Common Stock proposed to be issuable to certain officers of Anacomp as incentive compensation).

   On August 8, 2001, key representatives of the Holders (the "Ad Hoc Noteholders Committee") representing a majority of the aggregate principal amount of the outstanding Notes agreed in principle to participate in the Prepackaged Plan. Formal acceptances to the Prepackaged Plan are still required to be solicited and obtained from the Holders prior to filing the Prepackaged Plan. Implementation of the Prepackaged Plan will be dependent upon the receipt of acceptances from Holders of at least 67% of the outstanding principal amount and a majority in number of Holders voting on the Prepackaged Plan.

   On August 8, 2001, the Company and the Bank Group reached an agreement in principle regarding amendments to the Facility. The agreement in principle was reached with Fleet and is subject to credit approvals by the members of the Bank Group. As a pre-condition to the agreement, the Company must effectuate a financial restructuring pursuant to a pre-packaged Chapter 11 plan of reorganization by January 31, 2002. The plan must be in the current form (see
Note 1) and substance reasonably satisfactory to the Bank Group. The proposed Facility would maintain the current $62.1 million limit, with a $56.1 million sublimit for direct borrowing and a $6 million letter of credit sublimit. The proposed Facility would be available for new loans up to a Formula Borrowing Base ("FBB") when direct borrowings are reduced below the FBB. The FBB will equal an amount up to 80% of Eligible Accounts, which include U.S. and Canadian Accounts Receivable.

   Under the proposed Facility, the maturity date would be eighteen months from the Closing Date of the Restructuring of the Notes, but no later than July 31, 2003, with an extension to January 31, 2004 if a DSI sale occurs and results in $4 million net proceeds or the Company elects to increase the interest rate by 1% for the extension period. Upon a closing of a sale of DSI, the Company would be required to make a payment to the Bank Group to permanently reduce the Facility. The payment would be the greater of $4 million or 85% of net sale proceeds as defined. Under the proposed amendments to the Facility, the direct borrowings limit would be permanently reduced by cash payments of $2 million quarterly from December 31, 2001 to June 30, 2002; $3 million on September 30, 2002; $2.25 million on December 31, 2002 and March 31, 2003; and $2.5 million on June 30, 2003 and September 30, 2003.

   During the period in which Anacomp is seeking the requisite votes and acceptances in support of the Prepackaged Plan, Anacomp intends to maintain normal and regular trade terms with its suppliers and customers. Additionally, the proposed Prepackaged Plan contemplates that the Company's trade suppliers, creditors, employees and customers will not be adversely affected while the Company is in reorganization proceeding or thereafter. There can be no assurance that the Company's suppliers will continue to provide normal trade credit or credit on other terms acceptable to the Company, if at all, or that customers will continue to do business or enter into new business with the Company.

   There can be no assurance that the Company will be able to effectuate its Prepackaged Plan, a sale of DSI or an amendment of its restated Facility. In the event the Prepackaged Plan is not confirmed by the United States Bankruptcy Court after commencement of a bankruptcy case, the Company would be required to negotiate, prepare and seek approval of an alternative plan for emergence from reorganization. No assurances can be given that the Company would be successful in that effort. It is also possible that the Company could be placed into an involuntary bankruptcy by certain of its creditors. In such event, the Company may encounter substantial liquidity difficulties as well as difficulties with its existing and potential customers and suppliers. No assurances can be given that the Company would be successful in that effort.

   The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed above and as shown in the accompanying financial statements, the Company has operating and liquidity concerns that raise substantial doubt about the Company's ability to continue as a going concern. There can be no assurance that the Company will be able to restructure successfully its indebtedness or that its liquidity and capital resources will be sufficient to maintain its normal operations. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

   The report of the Company's independent public accountants on the Company's financial statements included in its Form 10-K for the year ended September 30, 2000 contained a modification related to the Company's ability to continue as a going concern.

   Anacomp had negative working capital of $388 million at June 30, 2001, compared to negative working capital of $373 million at September 30, 2000. The working capital deficiency is primarily due to $310 million in Notes with $42.1 million of accrued interest and $56.1 million of borrowings under the senior secured revolving credit facility. Net cash provided by operating activities was $14.7 million (including non-payment of accrued interest of $24.9 million) for the nine months ended June 30, 2001, compared to net cash used in operations of $32.9 million in the comparable prior year period. The $47.6 million improvement to cash flows from operations from the prior year was primarily the result of the non-payment of $34 million in interest expense on the Company's Notes on October 1, 2000 and April 1, 2001.

   Net cash used in investing activities was $4.0 million in the current nine-month period, compared to cash used in investing activities of $17.3 million in the comparable prior year period. This decrease reflects the Company's emphasis to control its expenditures to maximize liquidity. Expenditures in fiscal year 2000 were primarily for the development of infrastructure for docHarbor. Current year expenditures were primarily for purchases of equipment.

   Net cash provided by financing activities decreased $47.1 million during the nine months ended June 30, 2001, from the same period in the prior year. This decrease was principally the result of no net borrowings against the Facility in the current year.

   The Company's cash balance totaled $23.6 million at June 30, 2001 compared to $14 million at September 30, 2000.


(T)   ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   Revenues generated outside of the United States, as a percentage of total revenues, were 30% in both nine-month periods ended June 30, 2001 and 2000. Fluctuations in foreign exchange rates could impact operating results through translation of the Company's subsidiaries' financial statements.

   The Company is exposed to market risks related to fluctuations in interest rates on the $310 million of 10 7/8 % Senior Subordinated Notes outstanding at June 30, 2001. For fixed rate debt, changes in interest rates generally affect the fair value of the debt instrument. Interest rate risk and resulting changes in fair value should not have an impact on the Company's operating results.

   In November 2000, the Company liquidated a cross currency swap agreement and received $0.8 million in cash. These proceeds have been reflected as a component of "Accumulated other comprehensive loss" in "Stockholders' deficit" in the Company's June 30, 2001 Condensed Consolidated Balance Sheet.

   The Company's bank revolving credit facility is affected by the general level of U.S. interest rates. The Company had $56.1 million outstanding under its bank line of credit on June 30, 2001. If interest rates were to increase 2%, the Company's annual interest expense would increase approximately $1.1 million based on a $56.1 million outstanding balance.

                       DISCLOSURE STATEMENT EXHIBIT "4" -
                 HISTORICAL AND CURRENT FINANCIAL INFORMATION

                           PART II - OTHER INFORMATION


(U)   ITEM 1.  LEGAL PROCEEDINGS

   On August 29, 1997, Access Solutions International, Inc. ("ASI") filed a complaint for patent infringement in the U.S. District Court, District of Rhode Island against Data/Ware, of which Anacomp is the successor by merger, and the Eastman Kodak Company. On April 20, 2001, management settled this matter through the execution of an agreement, the terms of which are confidential, among Anacomp, ASI and other parties. Accordingly, the Company recorded a $5.4 million charge related to this matter in the second quarter of fiscal year 2001.

   The Company and its subsidiaries are potential or named defendants in several lawsuits and claims arising in the ordinary course of business. While the outcome of such claims, lawsuits or other proceedings against the Company cannot be predicted with certainty, management expects that such liability, to the extent not provided for through insurance or otherwise, will not have a material adverse effect on the financial conditions or results of operations of the Company.


(V)   ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

   As discussed in the Condensed Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations, the Company is in default in required interest payments on its Senior Subordinated Notes and is in violation of certain provision of its Senior Secured Revolving Credit Facility.


(W)   ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K (EXHIBITS INCORPORATED
      BY REFERENCE)

      (a) Exhibit 3.1 - Amended and Restated Articles of Incorporation of the Company as of February 8, 1999.

            Exhibit 3.2 - Amended and Restated Bylaws of the Company as of February 9, 1998.

      (b) The Company filed no reports on Form 8-K during the quarter ended June 30, 2001.


                       DISCLOSURE STATEMENT EXHIBIT "4" -
                 HISTORICAL AND CURRENT FINANCIAL INFORMATION

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    ANACOMP, INC.


                                    /s/ Linster W. Fox
                                    ------------------------------
                                    Linster W. Fox
                                    Senior Vice President and
                                    Chief Financial Officer

Date: August 14, 2001











                       DISCLOSURE STATEMENT EXHIBIT "4" -
                 HISTORICAL AND CURRENT FINANCIAL INFORMATION

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-Q


      (Mark One)
      [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2001.

                                       or

      [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
            FOR THE TRANSITION PERIOD FROM ____________ TO____________

                         Commission File Number: 1-8328


                                  ANACOMP, INC.
             (Exact name of registrant as specified in its charter)


      INDIANA                                   35-1144230
      (State or other jurisdiction of           (I.R.S. Employer
      incorporation or organization)            Identification No.)



                12365 CROSTHWAITE CIRCLE, POWAY, CALIFORNIA 92064
                                 (858) 679-9797
   (Address, including zip code, and telephone number, including area code, of principal executive offices)


      Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days. Yes X    No
                                             ---     ----
      Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities
under a plan confirmed by a court.  Yes   X    No
                                        -----    ----

      As of April 30, 2001, the number of outstanding shares of the registrant's common stock, $.01 par value per share, was 14,566,198.




                       DISCLOSURE STATEMENT EXHIBIT "4" -
                 HISTORICAL AND CURRENT FINANCIAL INFORMATION

                         ANACOMP, INC. AND SUBSIDIARIES
                                      INDEX

TABLE OF EXHIBITS

SUMMARY INFORMATION

SUMMARY OF CLASSIFICATION AND TREATMENT OF CREDITORS AND EQUITY
      HOLDERS UNDER THE PLAN

SUMMARY OF TREATMENT OF UNEXPIRED LEASES AND EXECUTORY CONTRACTS
      UNDER THE PLAN

I.    INTRODUCTION AND SUMMARY

      A.    The Company.....................................................

      B.    Background and Purpose of the Restructuring and the
            Disclosure Statement............................................

      C.    Brief Summary of the Plan.......................................

      D.    General Information and Disclaimers.............................

      E.    Solicitation Summary and Vote Required for Approval.............

      F.    Whom to Contact for More Information About the Plan.............

      G.    Exhibits........................................................

II.   CERTAIN RISK FACTORS

      A.    Risks Associated with Bankruptcy................................

      B.    Risk that Anacomp's Future Operational and Financial
            Performance May Vary Materially from the Projections
            Included in the Disclosure Statement............................

      C.    Adequate Liquidity..............................................

      D.    Adverse Effect of Growth of Alternate Technologies..............

      E.    Declines in Revenues and Profits................................

      F.    Availability and Price of Polyester and Certain Other
            Supplies........................................................

      G.    Acquisitions....................................................

      H.    New Services and Products.......................................

      I.    International...................................................

      J.    Competition.....................................................

      K.    Market for Reorganized Anacomp Common Stock.....................

      L.    Market Value of Securities May Fluctuate........................

      M.    Risks Arising from Plan Treatment of Outstanding
            Securities......................................................

      N.    Dividend Restrictions...........................................

      O.    Dilution........................................................

      P.    Tax Consequences................................................

      Q.    Potential Avoidance Actions.....................................

      R.    Modification of the Plan........................................

      S.    Withdrawal of the Plan..........................................

III.  BUSINESS

      A.    Document Management Industry....................................

      B.    Business Strategy...............................................

      C.    Lines of Business...............................................

      D.    Engineering, Research, and Development..........................

      E.    Raw Materials and Suppliers.....................................

      F.    Industry Segments and Foreign Operations........................

      G.    Associates......................................................

      H.    Properties......................................................

      I.    Regulations.....................................................

      J.    The Prior Case..................................................

      K.    Legal Proceedings...............................................

      L.    Environmental Liability.........................................

IV.   EVENTS LEADING TO THE RESTRUCTURING; REASONS FOR FINANCIAL
      DIFFICULTIES AND CORRECTIONS OF THOSE FACTORS

      A.    Operations and Financial Results................................

      B.    Restructuring Activities........................................

      C.    Prepetition Credit Agreement Negotiations.......................

      D.    Old Notes Negotiations..........................................

V.    MANAGEMENT

      A.    Directors.......................................................

      B.    Executive Officers..............................................

      C.    Executive Compensation..........................................

      D.    Director Compensation...........................................

      E.    Stock Options...................................................

      F.    Pension Plan Table..............................................

      G.    Employment/Termination Contracts................................

      H.    Termination Of Employment And Change Of Control
            Arrangements....................................................

      I.    Compensation Committee Interlocks And Insider
            Participation...................................................

      J.    Incentive Compensation Plan.....................................

VI.   SECURITY OWNERSHIP OF CERTAIN
      BENEFICIAL OWNERS AND MANAGEMENT

VII.
      CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

VIII. DESCRIPTION OF EXISTING INDEBTEDNESS AND EQUITY SECURITIES

      A.    Prepetition Credit Agreement....................................

      B.    The Old Notes (10 7/8% Senior Subordinated Notes Due
            2004, Series B and Series D)....................................

      C.    Trade Claims....................................................

      D.    Preferred Stock.................................................

      E.    Existing Common Stock...........................................

      F.    Existing Options................................................

IX.   CURRENT AND HISTORICAL FINANCIAL CONDITIONS

X.    THE PLAN

      A.    General Explanation of Chapter 11...............................

      B.    Continuation of Business; Stay of Litigation....................

      C.    Initial Orders; Scheduling Order................................

      D.    The Fixing of the Bar Date and Notice Thereof...................

      E.    Representation of the Company...................................

      F.    Cash Management.................................................

      G.    Use of Cash Collateral..........................................

      H.    Committees......................................................

      I.    Description of the Plan.........................................

      J.    Classification and Treatment of Claims and Interests
            Under the Plan..................................................

      K.    Source of Funds for Distributions Under the Plan................

      L.    Issuance of Class A Common Stock, Class B Common
            Stock and Reorganized Company Warrants..........................

      M.    Conditions to Effectiveness of the Plan.........................

      N.    Waiver of Conditions to the Effective Date......................

      O.    The Reorganized Company.........................................

      P.    Summary of Other Provisions of the Plan.........................

XI.   ACCEPTANCE AND CONFIRMATION OF THE PLAN

      A.    Who May Object to Confirmation of the Plan......................

      B.    Who May Vote to Accept or Reject the Plan.......................

      C.    Voting on the Plan..............................................

      D.    Nonconsensual Confirmation......................................

      E.    Liquidation Analysis............................................

      F.    Reorganization Value............................................

      G.    Feasibility.....................................................

XII.  EFFECT OF PLAN CONFIRMATION

      A.    Discharge and Injunction........................................

      B.    Post-Confirmation Conversion or Dismissal.......................

      C.    Final Decree....................................................

XIII. SECURITIES LAW CONSIDERATIONS

XIV.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      A.    Introduction....................................................

      B.    Consequences to Creditors.......................................

      C.    Consequences to Interest Holders................................

      D.    Backup Withholding..............................................

      E.    Consequences to Anacomp.........................................

I.    DEFINITIONS

      A.    Defined Terms...................................................

II.   RULES OF INTERPRETATION

III.  CLASSIFICATION AND TREATMENT OF CLAIMS, EQUITY INTERESTS,
      EXECUTORY CONTRACTS, AND UNEXPIRED LEASES

      A.    Summary.........................................................

      B.    Unclassified Administrative Claims and Priority Tax
            Claims..........................................................

      C.    Classification and Treatment of Secured Claims
            (Classes 1, 2 and 3)............................................

      D.    Treatment and Classification of General Unsecured
            Claims (Classes 4, 5 and 6).....................................

      E.    Treatment of Priority Claims (Class 7)..........................

      F.    Treatment of Existing Common Stock (Class 8)....................

      G.    Treatment of Section 510(b) Common Claims (Class 9).............

      H.    Treatment of Existing Warrants and Options (Class 10)...........

      I.    Treatment of Contracts, Leases and Indemnification
            Obligations.....................................................

IV.   MEANS OF EXECUTION AND IMPLEMENTATION
      OF THE PLAN AND OTHER PROVISIONS

      A.    Disbursing Agent................................................

      B.    Revesting of Assets.............................................

      C.    Preservation of Rights of Action................................

      D.    Indentures......................................................

      E.    Objections to Claims and Interests..............................

      F.    Distribution of Property Under the Plan.........................

      G.    No Liability for Solicitation or Participation..................

      H.    Limitation of Liability.........................................

      I.    Dissolution of Committees.......................................

      J.    Fees and Expenses of the Unofficial Committee...................

      K.    Revocation of the Plan..........................................

      L.    Post-Effective Date Effect of Evidences of Claims or
            Interests.......................................................

      M.    Successors and Assigns..........................................

      N.    Saturday, Sunday, or Legal Holiday..............................

      O.    Headings........................................................

      P.    Governing Law...................................................

      Q.    Severability of Plan Provisions.................................

      R.    No Admissions...................................................

      S.    Application of Code Section 1145................................

      T.    Conditions to Effectiveness of the Plan.........................

      U.    Waiver of Conditions to the Effective Date......................

      V.    Retention of Jurisdiction.......................................

V.    SOURCES OF FUNDS TO PAY CLAIMS AND INTEREST HOLDERS;
      PROVISIONS REGARDING CLASS A COMMON STOCK AND REORGANIZED
      COMPANY WARRANTS

      A.    Sources of Funds................................................

      B.    Issuance of Class A Common Stock, Class B Common
            Stock and Reorganized Company Warrants..........................

VI.   THE REORGANIZED COMPANY

      A.    Management of the Reorganized Company...........................

      B.    Reserve of Shares of Reorganized Anacomp Common Stock
            for Management and Employee Incentive...........................

      C.    Employee Benefit Plans..........................................

      D.    Articles........................................................

      E.    Bylaws..........................................................

      F.    Listing and Registration of Reorganized Anacomp
            Common Stock....................................................

VII.  EFFECT OF CONFIRMATION OF THE PLAN

      A.    Discharge and Injunction........................................

      B.    Modification of the Plan........................................

VIII. CONFIRMATION REQUEST

IX.   DEFINITIONS

X.     EXERCISE OF WARRANT

      A.    Manner of Exercise..............................................

      B.    Payment of Taxes................................................

      C.    Fractional Shares...............................................

XI.   TRANSFER, DIVISION AND COMBINATION

      A.    Division and Combination........................................

      B.    Expenses........................................................

      C.    Maintenance of Books............................................

XII. ADJUSTMENTS

      A.    Stock Dividends, Subdivisions and Combinations..................

      B.    Other Provisions Applicable to Adjustments under this Section...

      C.    Reorganization, Reclassification, Merger, Consolidation or
            Disposition of Assets...........................................

      D.    Special Adjustments.............................................

XIII. NOTICES TO WARRANT HOLDERS

      A.    Notice of Adjustments...........................................

XIV.  RESERVATION AND AUTHORIZATION OF CLASS B COMMON STOCK;
      REGISTRATION WITH OR APPROVAL OF ANY GOVERNMENTAL AUTHORITY

XV.    STOCK AND WARRANT TRANSFER BOOKS

XVI.  LOSS OR MUTILATION

XVII. OFFICE OF Warrant Agent

XVIII. LIMITATION OF LIABILITY

XIX.   CONCERNING THE WARRANT AGENT

      A.    Correctness of Statement........................................

      B.    Breach of Covenants.............................................

      C.    Reliance on Counsel.............................................

      D.    Reliance on Documents...........................................

      E.    Compensation and Indemnification................................

      F.    Legal Proceedings...............................................

      G.    Other Transactions in Securities of the Company.................

      H.    Liability of Warrant Agent......................................

      I.    Adjustments to the Number of Warrant Shares.....................

XX.         MISCELLANEOUS

      A.    Nonwaiver.......................................................

      B.    Notice Generally................................................

      C.    Appointment of Warrant Agent....................................

      D.    Concerning the Warrant Agent....................................

      E.    Successors and Assigns..........................................

      F.    Amendment.......................................................

      G.    Severability....................................................

      H.    Headings........................................................

      I.    Governing Law...................................................

ANACOMP, INC. AND SUBSIDIARIES
      CONDENSED CONSOLIDATED BALANCE SHEET..................................

XXI.  PART II - OTHER INFORMATION

            Condensed Consolidated Statements of Operations Three
                  Months Ended March 31, 2001 and 2000......................

            Condensed Consolidated Statements of Operations Six
                  Months Ended March 31, 2001 and 2000......................

            Condensed Consolidated Statements of Cash Flows Six
                  Months Ended March 31, 2001 and 2000......................

            Notes to the Condensed Consolidated Financial
                  Statements................................................

      A.    Management's Discussion and Analysis of Financial
            Condition and Results of Operations.............................

      B.    Quantitative and Qualitative Disclosures About Market
            Risk............................................................

      C.    Legal Proceedings...............................................


                       DISCLOSURE STATEMENT EXHIBIT "4" -
                 HISTORICAL AND CURRENT FINANCIAL INFORMATION

                             FINANCIAL INFORMATION


(X)   FINANCIAL STATEMENTS

                         ANACOMP, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                   MARCH 31,    SEPTEMBER 30,
(in thousands)                                        2001          2000
                                                  -----------   -------------
ASSETS                                            (Unaudited)
Current assets:
   Cash and cash equivalents.................       $ 28,105       $13,988
   Accounts and notes receivable, net........         47,670        53,560
   Current portion of long-term receivables,
     net.....................................          1,534         1,763
   Inventories...............................          6,539         8,297
   Prepaid expenses and other................          7,361         7,834
Total current assets.........................         91,209        85,442

Property and equipment, net..................         38,465        45,197
Long-term receivables, net of current portion          1,433         1,864
Goodwill.....................................         91,480        98,427
Other assets.................................          6,248         7,359
                                                    --------       --------
                                                    $228,835       $238,289
                                                    ========       ========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
   Senior secured revolving credit facility..       $ 57,175       $57,650
   10-7/8% senior subordinated notes payable.        311,111       311,272
   Accounts payable..........................         17,431        19,737
   Accrued compensation, benefits and
     withholdings............................         14,135        15,239
   Accrued income taxes......................          3,864         3,638
   Accrued interest..........................         34,276        17,647
   Other accrued liabilities.................         35,171        33,490
Total current liabilities....................        473,163       458,673
                                                    --------       --------
Long-term liabilities........................         10,466        10,542
                                                    --------       --------

STOCKHOLDERS' DEFICIT:
   Preferred stock...........................            ---
   Common stock..............................            146           146
   Additional paid-in capital................        111,324       111,324
   Accumulated other comprehensive loss......         (5,887)       (5,402)
   Accumulated deficit.......................       (360,377)     (336,994)
                                                    --------       --------
Total stockholders' deficit..................       (254,794)     (230,926)
                                                    --------       --------
                                                    $228,835       $238,289
                                                    ========       ========

        See the notes to the condensed consolidated financial statements


                      DISCLOSURE STATEMENT EXHIBIT "4" --
                  HISTORICAL AND CURRENT FINANCIAL INFORMATION

                         ANACOMP, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                      THREE MONTHS ENDED
                                                           MARCH 31,
                                                   -------------------------
(in thousands, except per share amounts)              2001            2000
                                                   ---------        --------
Revenues:
  Services.............................            $  61,781        $ 68,960
  Equipment and supply sales...........               18,421          35,913
                                                   ---------        --------
                                                      80,202         104,873
                                                   ---------        --------
Cost of revenues:
  Services.............................               39,811          42,574
  Equipment and supply sales...........               13,616          26,153
                                                   ---------        --------
                                                      53,427          68,727
                                                   ---------        --------

Gross Profit...........................               26,775          36,146

Costs and expenses:
  Engineering, research and development.........       1,810           2,751
  Selling, general and administrative..               25,752          23,923
  Amortization of intangible assets....                3,226           4,793
  Restructuring charges................                  ---           6,966
                                                   ---------        --------

Operating loss.........................               (4,013)         (2,287)
                                                   ---------        --------

Other income (expense):
  Interest income......................                  394             416
  Interest expense and fee amortization.........     (11,101)        (10,040)
  Other................................                 (408)           (255)
                                                   ---------        --------
                                                     (11,115)         (9,879)
                                                   ---------        --------

Loss before provision for income taxes.              (15,128)        (12,166)
Provision for income taxes ............                  579              29
                                                   ---------        --------
Net loss...............................            $ (15,707)      $ (12,195)
                                                   =========       =========
Basic and diluted per share data:
Basic and diluted net loss.............            $ (1.08)        $ (0.85)
                                                   =========       =========

Shares used in computing basic and
  diluted net loss per share...........               14,568          14,431
                                                   =========       =========


        See the notes to the condensed consolidated financial statements


                      DISCLOSURE STATEMENT EXHIBIT "4" --
                  HISTORICAL AND CURRENT FINANCIAL INFORMATION

                         ANACOMP, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                        SIX MONTHS ENDED
                                                             MARCH 31,
                                                   --------------------------
(in thousands, except per share amounts)              2001            2000
                                                   ---------       ----------

Revenues:
  Services.............................            $ 122,396       $ 141,491
  Equipment and supply sales...........               39,947          65,206
                                                   ---------       ----------
                                                     162,343         206,697
                                                   ---------       ----------

Cost of revenues:
  Services.............................               79,016          88,403
  Equipment and supply sales...........               28,371          44,576
                                                   ---------       ----------
                                                     107,387         132,979
                                                   ---------       ----------

Gross Profit...........................               54,956          73,718

Costs and expenses:
  Engineering, research and development.........       3,547           5,232
  Selling, general and administrative..               46,294          47,031
  Amortization of reorganization asset.                  ---          12,003
  Amortization of intangible assets....                5,906          10,167
  Restructuring charges................                  ---           6,966
                                                   ---------       ----------

Operating loss.........................                 (791)         (7,681)
                                                   ---------       ----------

Other income (expense):
  Interest income......................                  750             698
  Interest expense and fee amortization.........     (22,222)        (19,636)
  Other................................                 (154)           (230)
                                                   ---------       ----------
                                                     (21,626)        (19,168)
                                                   ---------       ----------

Loss before provision for income taxes.              (22,417)        (26,849)
Provision for income taxes.............                  966             550
                                                   ---------       ----------
Net loss...............................            $ (23,383)      $ (27,399)
                                                   =========       ==========

Basic and diluted per share data:
Basic and diluted net loss.............            $ (1.61)        $ (1.90)
                                                   =========       ==========

Shares used in computing basic and
  diluted net loss per share...........               14,568          14,388
                                                   =========       ==========


        See the notes to the condensed consolidated financial statements


                      DISCLOSURE STATEMENT EXHIBIT "4" --
                  HISTORICAL AND CURRENT FINANCIAL INFORMATION

                         ANACOMP, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                        SIX MONTHS ENDED
                                                             MARCH 31,
                                                   -------------------------
(in thousands)                                          2001           2000
                                                   ---------       ---------

Cash flows from operating activities:
  Net loss.............................            $ (23,383)      $ (27,399)
  Adjustments to reconcile net loss to net cash
   provided by
   (used in) operating activities:
   Depreciation and amortization.......               16,655          31,754
   Non-cash compensation...............                  ---              10
   Change in assets and liabilities:
     Accounts and other receivables....                6,117           8,061
     Inventories.......................                1,657          (3,942)
     Prepaid expenses and other assets.                 (679)         (3,162)
     Accounts payable, accrued expenses and other
      liabilities......................                 (153)        (15,151)
     Accrued interest..................               16,629             (81)
                                                   ---------       ---------
      Net cash provided by (used in)
       operating activities............               16,843          (9,910)
                                                   ---------       ---------

Net cash used in investing activities:
  Purchases of property, plant and equipment....      (2,880)        (11,476)
                                                   ---------       ---------

Cash flows from financing activities:
  Proceeds from the exercise of options.........         ---           2,067
  Proceeds from employee stock purchases........         ---             510
  Repurchases of common stock..........                  ---          (1,600)
  Proceeds from liquidation of currency swap
   contracts...........................                  763           3,424
  Principal payments on long-term debt.                  ---            (283)
  (Payments on) proceeds from revolving line
   of credit...........................                 (475)         10,000
                                                   ---------       ---------
   Net cash provided by financing activities....         288          14,118
                                                   ---------       ---------

Effect of exchange rate changes on cash.........        (134)         (1,418)
  Increase (decrease) in cash and cash equivalents    14,117          (8,686)

Cash and cash equivalents at beginning of period      13,988          11,144
                                                   ---------       ---------

Cash and cash equivalents at end of period......   $  28,105         $ 2,458
                                                   =========       =========

Supplemental Information:
  Cash paid for interest...............              $ 3,957       $  18,325
                                                   =========       =========

  Cash paid for income taxes...........                $ 781         $ 1,735
                                                   =========       =========


        See the notes to the condensed consolidated financial statements


                      DISCLOSURE STATEMENT EXHIBIT "4" --
                  HISTORICAL AND CURRENT FINANCIAL INFORMATION

                         ANACOMP, INC. AND SUBSIDIARIES
            NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 1. COMPANY OPERATIONS, FINANCIAL RESTRUCTURING PLAN AND GOING CONCERN

   Company Operations

Anacomp, Inc. ("Anacomp" or the "Company") reported a loss totaling $23.4 million and positive cash flows from operations of $0.2 million (excluding non-payment of accrued interest of $16.6 million) for the first half of fiscal 2001. As of March 31, 2001, the Company has a working capital deficiency of $382 million, including $311 million in senior subordinated notes ("Notes"), and a stockholders' deficit of $255 million. The Company is experiencing significant liquidity issues and is in default of its senior secured revolving credit facility ("Facility") totaling $57.2 million at March 31, 2001. On October 1, 2000 and April 1, 2001, the Company did not make required $17 million interest payments to the holders of the Company's Notes.

   Financial Restructuring Plan

As detailed in a preliminary proxy statement filed May 7, 2001 with the Securities and Exchange Commission, the Company intends to launch an exchange offer (the "Exchange Offer") pursuant to which all holders of the $310 million aggregate principle amount of its Notes ("Holders") will be offered the opportunity to exchange their Notes for shares of Anacomp's Common Stock, par value $.01 per share (the "Common Stock"). The Company will also solicit shareholder approval to amend the Company's Articles of Incorporation so as to enact a 3,610.8-for-1 reverse split (the "Reverse Split") of its common stock (the "Charter Amendment"). Upon consummation of the Exchange Offer and Reverse Split, the existing common stockholders of Anacomp will retain a 0.1% interest in the Company's common stock and the exchanging Holders will receive a 99.9% interest. The proposed financial restructuring is designed to enhance Anacomp's economic viability by adjusting the Company's capitalization to reflect currently anticipated revenues. In addition, it seeks to substantially reduce Anacomp's debt-service obligations and create a capital structure that will allow the Company to stabilize its business and operations.

Anacomp has reached an understanding with key representatives of the Holders (the "Ad Hoc Noteholders Committee") representing approximately 51% of the aggregate principal amount of the outstanding Notes, who have agreed to participate in the Exchange Offer. Implementation of the Exchange Offer is contingent, among other things, on 98% of the aggregate principal amount of Notes being tendered for exchange pursuant to the terms of the Exchange Offer and on the Charter Amendment receiving a majority of shares voted at a Special Meeting of Stockholders scheduled to be held at 10 a.m. PDT on June 11, 2001 at 12365 Crosthwaite Circle, Poway, CA.

If the Exchange Offer contingencies are not met, Anacomp intends to effectuate a financial restructuring pursuant to a prepackaged plan of reorganization pursuant to Chapter 11 of the United States Bankruptcy Code (the "Prepackaged Plan"). Accordingly, acceptances to the Prepackaged Plan will be solicited and obtained from Holders and stockholders prior to filing the Prepackaged Plan with the United States Bankruptcy Court for the Southern District of California. Implementation of the Prepackaged Plan would be dependent upon the receipt of acceptances from Holders of 67% of the outstanding principal amount and a majority in number of Holders voting on the Prepackaged Plan. Each of the members of the Ad Hoc Noteholders Committee has agreed to deliver acceptances in support of the Prepackaged Plan. During the period in which the Exchange Offer is open and Anacomp is seeking the requisite votes and acceptances in support of the Charter Amendment and the Prepackaged Plan, Anacomp anticipates that it will maintain normal and regular trade terms with its suppliers. There can be no assurance that the Company's suppliers will continue to provide normal trade credit or credit on other terms acceptable to the Company, if at all. Anacomp has also negotiated a new term sheet (the "Term Sheet") to amend and restate its existing Facility between the Company, Fleet National Bank ("Fleet") as agent and its syndicate of lenders (collectively, the "Bank Group"). The agreed upon terms provide for an amendment to the current forbearance and standstill agreement through the date of consummation of the restructuring (either pursuant to the Exchange Offer or the Prepackaged Plan) and a comprehensive restructuring of Anacomp's obligations under the Facility pursuant to Anacomp and the Bank Group's entrance into an amended and restated credit facility (the "Amended and Restated Facility"). The closing of the Amended and Restated Facility is contingent upon, among other things, consummation of the Exchange Offer or filing and confirmation of the Prepackaged Plan prior to certain dates specified in the Term Sheet.

The maturity date of the Amended and Restated Facility, which would consist of $57.2 million in current outstanding borrowings and $6 million in current outstanding letters of credit, would be extended to at least December 31, 2002. The Term Sheet also outlines various provisions to reduce outstanding borrowings and includes new financial covenants (see Note 4).

On January 17, 2001, the Company announced it had entered into a non-binding Letter of Intent to sell 100% of the docHarbor business unit to a large corporate buyer. The transaction is subject to certain approvals, due diligence, negotiation of acceptable terms and conditions of a definitive agreement and satisfaction of required closing conditions. It is expected that Anacomp's Document Solutions business will continue to use docHarbor's services for its Internet-based document services. Although there can be no assurance the sale will be consummated, it is expected that terms of the sale will be finalized in the third quarter of fiscal 2001. If the sale is not completed, the Company anticipates that it may substantially shut down the operations of docHarbor as currently constituted. Depending upon the ultimate terms of a sale or a substantial shut-down of docHarbor, the Company currently estimates that it may incur a loss, which could be substantial, related to exiting this business. The Company will record such loss in future periods as facts and circumstances dictate. The Company continued to reduce the level of expenditures in its docHarbor business unit during the first half of fiscal 2001 to reduce cash outflows and keep costs in line with expected revenue growth, as well as to comply with requirements imposed by its Facility lenders.

Anacomp has also announced that it intends to sell its European document-management business, Document Solutions International, and has entered into discussions with several interested parties. The Company's International Technical Services business is not affected by this announcement. Based on preliminary information, the Company currently estimates that it will incur a loss, which could be substantial, related to exiting this business. The Company will record such loss in future periods as facts and circumstances dictate. There can be no assurance that the Company will be able to execute its Exchange Offer, Prepackaged Plan or potential asset sales or the amended and restated Facility. In an event of acceleration of any of the Company's indebtedness, it is possible that the Company may be required to seek protection involuntarily under bankruptcy laws.

   Going Concern

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed above and as shown in the accompanying financial statements, the Company has operating and liquidity concerns that raise substantial doubt about the Company's ability to continue as a going concern. There can be no assurance that the Company will be able to restructure successfully its indebtedness or that its liquidity and capital resources will be sufficient to maintain its normal operations. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

The report of the Company's independent public accountants on the Company's financial statements included in its Form 10-K for the year ended September 30, 2000 contained a modification related to the Company's ability to continue as a going concern.

If the Company effectuates a financial restructuring pursuant to a prepackaged Chapter 11 plan of reorganization the Company would implement the provisions of Statement of Position ("SOP") 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." Pursuant to SOP 90-7, upon emergence from bankruptcy the Company would adopt "Fresh Start" reporting, which would establish a new basis of accounting for the Reorganized Company. Note 2. Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts of Anacomp and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. These financial statements, except for the balance sheet as of September 30, 2000, have not been audited but, in the opinion of the Company's management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position, results of operations and cash flows for all periods presented. These financial statements should be read in conjunction with the Company's financial statements and notes thereto for the year ended September 30, 2000, included in the Company's fiscal 2000 Annual Report on Form 10-K. Interim operating results are not necessarily indicative of operating results for the full year or for any other period. Note 3. Management Estimates and Assumptions

Preparation of the accompanying condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Estimates have been prepared on the basis of the most current available information and actual results could differ from those estimates.

Certain prior period amounts have been reclassified to conform to the current period presentation.

NOTE 4. SENIOR SECURED REVOLVING CREDIT FACILITY

Outstanding borrowings under the Facility were $57.2 million at March 31, 2001. With the release of the Company's financial results at June 30, 2000, the Company was in violation of certain of its financial covenants (see Note 1). As of May 14, 2001, the Facility commitment totaled $63.2 million and is available for borrowings of up to $57.2 million and for letters of credit of up to $6 million.

Loans under the Facility bear interest, payable monthly, at the Base Rate plus 1.75% plus accrued interest of 1%. The "Base Rate" for any day means the higher of (i) the corporate base rate of interest announced by Fleet and (ii) the federal funds rate published by the Federal Reserve Bank of New York on the next business day plus 1/2%. The accrued interest will be waived by the Bank Group if the financial restructuring plan is completed.

The Facility is secured by virtually all of the Company's assets and 65% of the capital stock of the Company's foreign subsidiaries. The Facility contains covenants relating to limitations on capital expenditures, limitations on additional debt, limitations on open market purchases of the Company's Notes (see Note 5), limitations on open market purchases of the Company's common stock, limitations on mergers and acquisitions, limitations on liens, minimum EBITDA requirements, minimum interest coverage ratios and minimum leverage ratios. The Company has been operating under the terms of a forbearance agreement since October 26, 2000.

In the event the Bank Group accelerates payment of Anacomp's outstanding borrowings, the Company's ability to make such payment will be dependent on generating sufficient cash from potential asset sales or obtaining alternate financing. There can be no assurance that the Company will be able to execute potential asset sales or obtain alternate financing on terms acceptable to the Company, if at all, or in amounts sufficient to satisfy the Company's obligations.

In May 2001, the Company and the Bank Group negotiated a new term sheet regarding the Facility. As a pre-condition to the agreement, the Company will effectuate a financial restructuring pursuant to an out-of-court settlement or a pre-packaged Chapter 11 plan of reorganization. If a pre-packaged plan is utilized, the plan shall be in form and substance reasonably satisfactory to the Bank Group. The Facility must be finalized no later than June 30, 2001, if the restructuring is effectuated pursuant to the out-of-court restructuring, or September 30, 2001, if the restructuring is effectuated pursuant to the pre-packaged plan. The Company must make a payment in the amount of $1 million on June 30, 2001, if the Company's cash balance is no less than $10 million or on the first date thereafter that the Company's cash balance is no less than such amount, but in any event payment shall not be later than August 31, 2001. The proposed Facility includes a $63.2 million limit, with a $57.2 million sublimit for direct borrowing and a $6 million letter of credit sublimit. The facility would terminate on December 31, 2003 if the Company sells the docHarbor business unit prior to September 30, 2001. If such sale does not occur by that date, the Facility terminates on December 31, 2002.

The proposed Facility would be available for new loans up to a Formula Borrowing Base ("FBB") when direct borrowings are reduced below the FBB. The FBB shall equal an amount up to 80% of Eligible Accounts which include U.S. and Canadian Accounts Receivable.

Loans under the proposed Facility shall bear interest at the Base Rate equal to the higher of (a) the annual rate of interest announced from time to time by Fleet as its best rate and (b) one-half of one percent above the Federal Funds Effective Rate, for the portion of the Facility equal to the FBB. The rate of interest will be three percentage points higher than the Base Rate for the Facility balance outstanding in excess of the FBB. Interest will be due and payable monthly in arrears.

Upon the closing of the sale of docHarbor, the Company will be required to make a payment in the amount of the net proceeds to the Bank Group to permanently reduce the Facility. If the payment is less than $8 million, the Company must make an additional payment such that the total reduction is $8 million. If the Company completes the sale of docHarbor by July 31, 2001, at the end of each quarter thereafter until June 2002, the Company will be required to make a payment of $2 million to reduce the Facility. After June 2002, the Company will be required to make a quarterly payment of $3 million per quarter until the direct borrowings are less than the FBB. In no event shall the Total Commitment exceed $42 million or the direct borrowings exceed $36 million after June 30, 2002.

If docHarbor is not sold by July 31, 2001, the Company is required to make a $2 million payment at the end of September 2001 and December 2001 and the facility balance outstanding cannot exceed $38 million at the end of March 2002. Note 5. Senior Subordinated Notes

The Company has outstanding $311 million of publicly traded 10-7/8% Senior Subordinated Notes (see Note 1). An interest payment on the Notes of approximately $17 million is due semi-annually on October 1 and April 1 of each year. The Company did not make the $17 million interest payments that were due on October 1, 2000 and April 1, 2001.

The Notes have no sinking fund requirements and are due in full on April 1, 2004. The Notes are redeemable at the option of the Company in whole or in part at prices ranging from 108.156% to 102.710% plus accrued and unpaid interest until April 1, 2003. On or after April 1, 2003, the Notes may be redeemable at 100% plus accrued and unpaid interest. Upon a Change of Control (as defined), the Company is required to make an offer to purchase the Notes then outstanding at a purchase price equal to 101% plus accrued and unpaid interest. The Notes are general unsecured obligations of the Company and expressly subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. The Notes will rank pari passu with any future Senior Subordinated Indebtedness (as defined) and senior to all Subordinated Indebtedness (as defined) of the Company.

The indenture relating to the Notes contains covenants related to limitations of indebtedness of the Company and restricted subsidiaries, limitations on restricted payments, limitations on distributions from restricted subsidiaries, limitations on sale of assets and restricted subsidiary stock, limitations on liens, a prohibition on layering, limitations on transactions with affiliates, limitations on issuance and sale of capital stock of restricted subsidiaries, limitations of sale/leaseback transactions, and limitations on mergers, consolidations or sales of substantially all of the Company's assets. Note 6. Restructuring Activities

In prior fiscal periods, the Company recorded restructuring charges for a reorganization of its workforce in the United States and Europe along its three lines of business, reorganized parts of its corporate staff, and phased out its manufacturing operations.

The following table displays the activity and balances of the restructuring reserve account from September 30, 2000 to March 31, 2001 (in thousands):

                                SEPTEMBER 30, 2000         MARCH 31, 2001
                                ------------------  ---------------------------
         TYPE OF COST                 BALANCE          PAYMENTS       BALANCE
------------------------------  ------------------  -------------  ------------
                                                            (UNAUDITED)
Employee separations..........  $ 3,224             $ (2,077)      $ 1,147
Facility closing..............    1,821                 (283)        1,538
Contract obligations..........    1,100                 (311)          789
Other.........................    1,380                 (427)          953
                                -------             --------       -------
                                $ 7,525             $ (3,098)      $ 4,427
                                =======             ========       =======

The remaining liability of $4.4 million is included as "Other accrued liabilities" on the March 31, 2001 condensed consolidated balance sheet. As the Company continues to develop, refine and implement its plans, it is anticipated that additional restructuring charges could be incurred in the near term. Additionally, certain courses of action may be taken that could result in impairments of goodwill or other Company assets.

NOTE 7. INVENTORIES

Inventories consist of the following:
(in thousands)

                                                                 SEPTEMBER 30,
                                                 MARCH 31, 2001      2000
                                                 --------------  -------------
                                                          (UNAUDITED)
Finished goods, including purchased film......     $ 6,408          $ 7,717
Work in process........................                 14               66
Raw materials and supplies.............                117              514
                                                   -------          -------
                                                   $ 6,539          $ 8,297
                                                   =======          =======

NOTE 8. HEDGING

The Company has in the past entered into currency swap agreements that hedge the U.S. Dollar value of the Company's investment in the net assets of certain foreign subsidiaries. In November 2000, the Company terminated a currency swap agreement and received $0.8 million in cash proceeds. These proceeds have been reflected as a component of accumulated other comprehensive loss in stockholders' deficit. At March 31, 2001, the Company does not have any currency swap agreements outstanding.

NOTE 9. LOSS PER SHARE

Basic and diluted loss per share is computed based upon the weighted average number of shares of the Company's common stock outstanding during the period. Potentially dilutive securities include options granted under the Company's stock option plans and outstanding warrants, both using the treasury stock method and shares of common stock expected to be issued under the Company's employee stock purchase plan. Potentially dilutive securities were not used to calculate diluted loss per share because of their anti-dilutive effect. Note 10. Recent Accounting Pronouncements

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements", in which the SEC interprets existing accounting literature related to revenue recognition. SAB No. 101, as amended, will be adopted by the Company no later than the fourth fiscal quarter of fiscal 2001. The Company's adoption of SAB No. 101 in the fourth quarter of fiscal 2001 is not expected to have a material impact on the Company's consolidated financial position or results of operations.

NOTE 11. OPERATING SEGMENTS

Anacomp's business is focused in the document management industry. The Company manages its business through three operating units: docHarborSM, an application service provider ("ASP"), which provides Internet-based document-management services; Document Solutions, which provides document-management outsource services; and Technical Services, which provides equipment maintenance services for Anacomp and third-party manufactured products and provides COM systems and micrographic supplies. Effective October 1, 2000, the Company discontinued its manufacturing operations for DatagraphiX and merged the remainder of DatagraphiX's operations into Technical Services. Results for DatagraphiX previously reported separately have been combined with Technical Services. Management evaluates operating unit performance based upon earnings before interest, other income, reorganization items, asset impairment and restructuring charges, taxes, depreciation and amortization, and extraordinary items (referred to as "EBITDA"). The excluded costs are managed at the Corporate level and not in the operating units.

Information about the Company's operations by operating segments are as follows:

As of and for the Three Months Ended March 31,

                                            DOCUMENT     TECHNICAL
(in thousands)                 DOCHARBOR    SOLUTIONS    SERVICES     CORPORATE    CONSOLIDATED
                               ---------    ---------    ---------    ---------    ------------
2001
Digital/renewal revenue......  $  1,830     $ 16,566     $  5,519     $   --         $ 23,915
COM revenue..................      --         30,375       25,912         --           56,287
Intercompany revenue.........      --           --          2,673       (2,673)          --
Total revenue................     1,830       46,941       34,104       (2,673)        80,202
                               --------     --------     --------     --------       --------
EBITDA.......................    (3,361)      11,060        8,086      (11,869)         3,916

2000
Digital/renewal revenue......  $    949     $ 18,253     $ 13,536     $   --         $ 32,738
COM revenue..................      --         38,486       33,649         --           72,135
Intercompany revenue.........      --           --          3,188       (3,188)          --
Total revenue................       949       56,739       50,373       (3,188)       104,873
                               --------     --------     --------     --------       --------
EBITDA.......................    (6,762)      14,090       11,315       (4,339)        14,304

As of and for the Six Months Ended March 31,

                                            DOCUMENT     TECHNICAL
(in thousands)                 DOCHARBOR    SOLUTIONS    SERVICES    CORPORATE      CONSOLIDATED
--------------                 ---------    ---------    --------    ---------      ------------

2001
Digital/renewal revenue        $  4,234     $ 32,468     $ 10,606     $   --         $ 47,308
COM revenue ...........            --         60,980       54,055         --          115,035
Intercompany revenue ..            --           --          5,565       (5,565)          --
                               --------     --------     --------     --------       --------
Total revenue .........           4,234       93,448       70,226       (5,565)       162,343
EBITDA ................          (6,194)      21,455       18,027      (18,127)        15,161


2000
Digital/renewal revenue        $  1,812     $ 38,108     $ 18,994     $   --         $ 58,914
COM revenue ...........            --         77,091       70,692         --          147,783
Intercompany revenue ..            --           --          6,465       (6,465)          --
                               --------     --------     --------     --------       --------
Total revenue .........           1,812      115,199       96,151       (6,465)       206,697
EBITDA ................         (12,045)      28,239       24,224       (9,328)        31,090


NOTE 12. LITIGATION SETTLEMENT

On August 29, 1997, Access Solutions International, Inc. ("ASI") filed a complaint for patent infringement in the U.S. District Court, District of Rhode Island against Data/Ware, of which Anacomp is the successor by merger, and the Eastman Kodak Company. On April 20, 2001, management settled this matter through the execution of an agreement, the terms of which are confidential, among Anacomp, ASI and other parties. Accordingly, the Company recorded a $5.4 million charge related to this matter in the second quarter of fiscal 2001.


                      DISCLOSURE STATEMENT EXHIBIT "4" --
                  HISTORICAL AND CURRENT FINANCIAL INFORMATION

     A. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   Certain statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" ("MD&A"), including those related to the Company's plans, liquidity needs, potential restructuring and future operations, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: general economic and business conditions; industry trends; industry capacity; competition; raw materials costs and availability; currency fluctuations; the loss of any significant customers or suppliers; changes in business strategy or development plans; successful development of new products; availability, terms and deployment of capital; ability to meet debt service obligations; availability of qualified personnel; changes in, or the failure or inability to comply with, government regulations; and other factors referenced in this report. The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan" and similar expressions or statements regarding future periods are intended to identify forward-looking statements. All forward-looking statements are inherently uncertain as they involve substantial risks and uncertainties beyond the Company's control. The Company undertakes no obligation to update or revise any forward-looking statements for events or circumstance after the date on which such statement is made. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. Further, the Company cannot assess the impact of each such factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Overview

   Anacomp's revenues, operating results, cash flows and liquidity in the first half of fiscal 2001 continue to be negatively impacted by a number of factors, including a decline in the Company's COM business, restructuring and reorganization of certain of its operations, and negative cash flows related to the docHarbor business unit.

   Anacomp, Inc. ("Anacomp" or the "Company") reported a loss totaling $23.4 million and positive cash flows from operations of $0.2 million (excluding non-payment of accrued interest of $16.6 million) for the first half of fiscal 2001. As of March 31, 2001, the Company has a working capital deficiency of $382 million, including $311 million in senior subordinated notes ("Notes"), and a stockholders' deficit of $255 million. The Company is experiencing significant liquidity issues and is in default of its senior secured revolving credit facility ("Facility") totaling $57.2 million at March 31, 2001. On October 1, 2000 and April 1, 2001, the Company did not make required $17 million interest payments to the holders of the Company's Notes.

   On January 17, 2001, the Company announced it had entered into a non-binding Letter of Intent to sell 100% of the docHarbor business unit to a large corporate buyer. The transaction is subject to certain approvals, due diligence, negotiation of acceptable terms and conditions of a definitive agreement and satisfaction of required closing conditions. It is expected that Anacomp's Document Solutions business will continue to use docHarbor's services for its Internet-based document services. Although there can be no assurance the sale will be consummated, it is expected that terms of the sale will be finalized in the third quarter of fiscal 2001. If the sale is not completed, the Company anticipates that it will substantially shut down the operations of docHarbor as currently constituted. Depending upon the ultimate terms of a sale or a substantial shut-down of docHarbor, the Company currently estimates that it will incur a loss, which could be substantial, related to exiting this business. The Company will record such loss in future periods as facts and circumstances dictate. The Company continued to reduce the level of expenditure in its docHarbor business unit during the first half of fiscal 2001 to reduce cash outflows and keep costs in line with expected revenue growth, as well as to comply with requirements imposed by its Facility lenders.

   Anacomp has also announced that it intends to sell its European document-management business, Document Solutions International, and has entered into discussions with several interested parties. The company's International Technical Services business is not affected by this announcement. Based on preliminary information, the Company currently estimates that it will incur a loss, which could be substantial, related to exiting this business. The Company will record such losses in future periods as facts and circumstances dictate.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2001 VS. THREE MONTHS ENDED MARCH 31, 2000

   General. Anacomp reported a net loss of $15.7 million for the three months ended March 31, 2001, compared to a net loss of $12.2 million for the three months ended March 31, 2000. EBITDA for the three months ended March 31, 2001 was $3.9 million compared to EBITDA of $14.3 million for the three months ended March 31, 2000.

   Revenues. The Company's revenues decreased 24% from $104.9 million for the three months ended March 31, 2000, to $80.2 million for the three months ended March 31, 2001. The decrease was the result of a $16 million decline in COM-related revenues in addition to a $9 million decrease in digital and renewal revenues. The Company expects that COM revenues will continue to decline during the remainder of this fiscal year.

   Document Solutions COM related revenues decreased 21% from the prior year period, from $38.5 million to $30.4 million. Revenue contributed by digital services and products decreased 9% compared to the prior year period, from $18.3 million to $16.6 million. Domestic digital revenues increased slightly; however, international digital revenues decreased $2.3 million, or 27%, from the prior year period.

   Technical Services revenues (including results of operations from the former DatagraphiX business unit) decreased from the prior year period, from $47.2 million to $31.4 million. This was primarily due to the discontinuance of manufacturing operations in fiscal 2000 combined with the continuing decline in the market for COM systems and supplies.

   docHarbor revenues increased $0.8 million versus the prior year period. This was the result of increased revenues from existing customers and new customer orders.

   Gross Margins. The Company's gross margin decreased from $36.1 million (35% of revenues) for the three months ended March 31, 2000, to $26.8 million (33% of revenues) for the three months ended March 31, 2001. Technical Services gross margins (including results of operations from the former DatagraphiX business unit) decreased from 34% to 31% of revenues in the quarter ended March 31, 2001. Document Solutions gross margin, at 39%, remained substantially unchanged from the prior year period. The decrease in Technical Services gross margin was primarily the result of continued declines in COM-related services and supplies sales. docHarbor gross margin improved from the prior year period as the result of cost reductions and a reduction in infrastructure development implemented at the end of fiscal year 2000. Engineering, Research and Development. Engineering, research and development expense decreased from $2.8 million for the three months ended March 31, 2000, to $1.8 million for the three months ended March 31, 2001. This decrease was primarily the result of lower expenses due to the discontinuance of manufacturing operations effective October 1, 2000 and the resulting decrease in support engineering expenses.

   Selling, general and administrative. Selling, general and administrative (SG&A) expenses increased from $23.9 million for the three months ended March 31, 2000, to $25.8 million for the three months ended March 31, 2001. This increase was primarily the result of $6.9 million in charges taken in the current year period related to settlement of certain litigation matters and legal, professional and financial advisory costs related to the restructuring of the Company's Notes. This increase was offset in part by cost reduction efforts implemented in the second and third quarters of fiscal 2000. Amortization of intangible assets. Amortization of intangible assets decreased 33% from $4.8 million (5% of revenues) for the three months ended March 31, 2000, to $3.2 million (4% of revenues) for the three months ended March 31, 2001. This decrease is primarily the result of the completion of amortization for prior acquisitions and reduced amortization related to impaired intangibles written off in fiscal 2000.

   Interest Expense. Interest expense increased from $10.0 million for the three months ended March 31, 2000, to $11.1 million for the three months ended March 31, 2001. This increase was the result of a higher level of borrowings on the revolving credit facility in the current year and higher interest rates in the current period charged against the balance under terms of the forbearance agreement.

   Provision for Income Taxes. The provision for income taxes ($579 thousand for the quarter ended March 31, 2001, and $29 thousand for the quarter ended March 31, 2000) related primarily to earnings of certain foreign subsidiaries.

   Six Months Ended March 31, 2001 vs. Six Months Ended March 31, 2000 General. Anacomp reported a net loss of $23.4 million for the six months ended March 31, 2001, compared to a net loss of $27.4 million for the six months ended March 31, 2000. EBITDA for the first half of fiscal 2001 was $15.2 million compared to EBITDA of $31.1 million for the six months ended March 31, 2000. Revenues. The Company's revenues decreased 22% from $206.7 million for the six months ended March 31, 2000, to $162.3 million for the six months ended March 31, 2001. The decrease was the result of a $32.7 million decline in COM-related revenues in addition to a $11.6 million decrease in digital and renewal revenues. The Company expects that COM revenues will continue to decline during the remainder of this fiscal year.

   Document Solutions COM-related revenues decreased 21% from the prior year period, from $77.1 million to $61.0 million. Revenue contributed by digital services and products decreased 15% compared to the prior year period, from $38.1 million to $32.5 million. Domestic digital revenues increased $1.4 million, or 8%, compared to the prior year period; however, international digital revenues decreased $7.0 million, or 36%, from the prior year period. Technical Services revenues (including results of operations from the former DatagraphiX business unit) decreased from the prior year period, from $89.7 million to $64.7 million. This was primarily due to the discontinuance of manufacturing operations in fiscal 2000 combined with the continuing decline in the market for COM systems and supplies.

   docHarbor revenues increased $2.4 million versus the prior year period. This was the result of increased revenues from existing customers and new customer orders.

   Gross Margins. The Company's gross margin decreased from $73.7 million (36% of revenues) for the six months ended March 31, 2000, to $55.0 million (34% of revenues) for the six months ended March 31, 2001.

   Technical Services gross margins (including results of operations from the former DatagraphiX business unit) decreased from 38% to 33% of revenues in the six months ended March 31, 2001. Document Solutions gross margin, at 38%, remained substantially unchanged from the prior year period. The decrease in Technical Services gross margin was primarily the result of continued declines in COM-related services and supplies sales. docHarbor gross margin improved from the prior year period as the result of cost reductions and a reduction in infrastructure development implemented at the end of fiscal year 2000. Engineering, Research and Development. Engineering, research and development expense decreased from $5.2 million for the six months ended March 31, 2000, to $3.5 million for the six months ended March 31, 2001. This decrease was primarily the result of lower expenses related to the discontinuance of manufacturing operations effective October 1, 2000 and the resulting decrease in support engineering expenses.

   Selling, general and administrative. Selling, general and administrative (SG&A) expenses decreased from $47.0 million for the six months ended March 31, 2000, to $46.3 million for the six months ended March 31, 2001. This overall decrease was the result of cost reduction efforts implemented in the second and third quarters of fiscal 2000, offset by the total $8.4 million cost of litigation settlements and legal, professional and advisory costs related to the restructuring of the Company's Notes.

   Amortization of intangible assets. Amortization of intangible assets decreased 42% from $10.2 million (5% of revenues) for the six months ended March 31, 2000, to $5.9 million (4% of revenues) for the six months ended March 31, 2001. This decrease is primarily the result of the completion of amortization for certain acquisitions and reduced amortization resulting from impaired intangibles written off in fiscal 2000.

   Interest Expense. Interest expense increased from $19.6 million for the six months ended March 31, 2000, to $22.2 million for the six months ended March 31, 2001. This increase was the result of a higher level of borrowings on the revolving credit facility in fiscal year 2001 and higher interest rates in the current period charged against the balance under terms of the forbearance agreement.

   Provision for Income Taxes. The provision for income taxes ($966 thousand for the six months ended March 31, 2001, and $550 thousand for the six months ended March 31, 2000) related primarily to earnings of certain foreign subsidiaries.

LIQUIDITY AND CAPITAL RESOURCES

   As detailed in a preliminary proxy statement filed May 7, 2001 with the Securities and Exchange Commission, the Company intends to launch an exchange offer (the "Exchange Offer") pursuant to which all holders of the $310 million aggregate principle amount of its Notes ("Holders") will be offered the opportunity to exchange their Notes for shares of Anacomp's Common Stock, par value $.01 per share (the "Common Stock"). The Company will also solicit shareholder approval to amend the Company's Articles of Incorporation so as to enact a 3,610.8-for-1 reverse split (the "Reverse Split") of its common stock (the "Charter Amendment"). Upon consummation of the Exchange Offer and Reverse Split, the existing common stockholders of Anacomp will retain a 0.1% interest in the Company's common stock and the exchanging Holders will receive a 99.9% interest. The proposed financial restructuring is designed to enhance Anacomp's economic viability by adjusting the Company's capitalization to reflect currently anticipated revenues. In addition, it seeks to substantially reduce Anacomp's debt-service obligations and create a capital structure that will allow the Company to stabilize its business and operations.

   Anacomp has reached an understanding with key representatives of the Holders (the "Ad Hoc Noteholders Committee") representing approximately 51% of the aggregate principal amount of the outstanding Notes who have agreed to participate in the Exchange Offer. Implementation of the Exchange Offer is contingent, among other things, on 98% of the aggregate principal amount of Notes being tendered for exchange pursuant to the terms of the Exchange Offer and on the Charter Amendment receiving a majority of shares voted at a Special Meeting of Stockholders scheduled to be held at 10 a.m. PDT on June 11, 2001 at 12365 Crosthwaite Circle, Poway, CA.

   If the Exchange Offer contingencies are not met, Anacomp intends to effectuate a financial restructuring pursuant to a prepackaged plan of reorganization pursuant to Chapter 11 of the United States Bankruptcy Code (the "Prepackaged Plan"). Accordingly, acceptances to the Prepackaged Plan will be solicited and obtained from Holders and stockholders prior to filing the Prepackaged Plan with the United States Bankruptcy Court for the Southern District of California. Implementation of the Prepackaged Plan would be dependent upon the receipt of acceptances from Holders of 67% of the outstanding principal amount and a majority in number of Holders voting on the Prepackaged Plan. Each of the members of the Ad Hoc Noteholders Committee has agreed to deliver acceptances in support of the Prepackaged Plan. During this period in which the Exchange Offer is open and Anacomp is seeking the requisite votes and acceptances in support of the Charter Amendment and the Prepackaged Plan, Anacomp anticipates that it will maintain normal and regular trade terms with its suppliers. There can be no assurance that the Company's suppliers will continue to provide normal trade credit or credit on other terms acceptable to the Company, if at all.

   Anacomp has also negotiated a new term sheet (the "Term Sheet") to amend and restate its existing Facility between the Company, Fleet National Bank ("Fleet") as agent and its syndicate of lenders (collectively, the "Bank Group"). The agreed upon terms provide for an amendment to the current forbearance and standstill agreement through the date of consummation of the restructuring (either pursuant to the Exchange Offer or the Prepackaged Plan) and a comprehensive restructuring of Anacomp's obligations under the Facility pursuant to Anacomp and the Bank Group's entrance into an amended and restated credit facility (The "Amended and Restated Facility"). The closing of the Amended and Restated Facility is contingent upon, among other things, consummation of the Exchange Offer or filing and confirmation of the Prepackaged Plan prior to certain dates specified in the Term Sheet.

   The maturity date of the Amended and Restated Facility, which would consist of $57.2 million in current outstanding borrowings and $6 million in current outstanding letters of credit, would be extended to at least December 31, 2002. The Term Sheet also outlines various provisions to reduce outstanding borrowings and includes several new financial covenants (see Note 4 to the Condensed Consolidated Financial Statements contained herein).

   There can be no assurance that the Company will be able to execute its Exchange Offer, Prepackaged Plan or potential asset sales or the amended and restated Facility. In an event of acceleration of any of the Company's indebtedness, it is possible that the Company may be required to seek protection involuntarily under bankruptcy laws.

   The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed above and as shown in the accompanying financial statements, the Company has operating and liquidity concerns that raise substantial doubt about the Company's ability to continue as a going concern. There can be no assurance that the Company will be able to restructure successfully its indebtedness or that its liquidity and capital resources will be sufficient to maintain its normal operations. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

   The report of the Company's independent public accountants on the Company's financial statements included in its Form 10-K for the year ended September 30, 2000 contained a modification related to the Company's ability to continue as a going concern.

   Anacomp had negative working capital of $382 million at March 31, 2001, compared to negative working capital of $373 million at September 30, 2000. The working capital deficiency is primarily due to $311 million in Notes, $57.2 million of senior secured revolving credit facility and $34 million of accrued interest payable. Net cash provided by continuing operations was $0.2 million (excluding non-payment of accrued interest of $16.6 million) for the six months ended March 31, 2001, compared to net cash used in operations of $9.9 million in the comparable prior year period. The $26.7 million improvement to cash flows from operations from the prior year was primarily the result of the non-payment of $34 million in interest expense on the Company's Notes on October 1, 2000 and April 1, 2001.

   Net cash used in investing activities was $2.9 million in the current six-month period, compared to cash used in investing activities of $11.5 million in the comparable prior year period. This decrease reflects the Company's emphasis to control its expenditures to maximize liquidity. Expenditures in fiscal year 2000 were primarily for the development of infrastructure for docHarbor. Current year expenditures were primarily for purchases of equipment. Net cash provided by financing activities decreased $13.8 million during the six months ended March 31, 2001, from the same period in the prior year. This decrease was principally the result of no borrowings against the Facility in the current year.

   The Company's cash balance totaled $28.1 million at March 31, 2001 compared to $14 million at September 30, 2000.


     B.   QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   Revenues generated outside of the United States, as a percentage of total revenues, were 27% and 30% in the six months ended March 31, 2001 and 2000, respectively. Fluctuations in foreign exchange rates could impact operating results through translation of the Company's subsidiaries' financial statements. The Company is exposed to market risks related to fluctuations in interest rates on the $311 million of 10 7/8 % Senior Subordinated Notes outstanding at March 31, 2001. For fixed rate debt, changes in interest rates generally affect the fair value of the debt instrument. Interest rate risk and resulting changes in fair value should not have an impact on the Company's operating results. In November 2000, the Company liquidated a cross currency swap agreement and received $0.8 million in cash. These proceeds have been reflected as a component of accumulated other comprehensive loss in stockholders' deficit in the Company's March 31, 2001 Condensed Consolidated Balance Sheet. The Company's bank revolving credit facility is affected by the general level of U.S. interest rates. The Company had $57.2 million outstanding under its bank line of credit on March 31, 2001. If interest rates were to increase 2%, the Company's annual interest expense would increase approximately $1.1 million based on a $57.2 million outstanding balance.


                      DISCLOSURE STATEMENT EXHIBIT "4" --
                  HISTORICAL AND CURRENT FINANCIAL INFORMATION

                                OTHER INFORMATION

     C.   LEGAL PROCEEDINGS

   On August 29, 1997, Access Solutions International, Inc. ("ASI") filed a complaint for patent infringement in the U.S. District Court, District of Rhode Island against Data/Ware, of which Anacomp is the successor by merger, and the Eastman Kodak Company. On April 20, 2001, management settled this matter through the execution of an agreement, the terms of which are confidential, among Anacomp, ASI and other parties. Accordingly, the Company recorded a $5.4 million charge related to this matter in the second quarter of fiscal year 2001. The Company and its subsidiaries are potential or named defendants in several lawsuits and claims arising in the ordinary course of business. While the outcome of such claims, lawsuits or other proceedings against the Company cannot be predicted with certainty, management expects that such liability, to the extent not provided for through insurance or otherwise, will not have a material adverse effect on the financial conditions or results of operations of the Company.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

(a) Exhibit 3.1 - Amended and Restated Articles of Incorporation of the Company as of February 8, 1999.

      Exhibit 3.2 - Amended and Restated Bylaws of the Company as of February 9, 1998.

(b) The Company filed no reports on Form 8-K during the quarter ended March 31, 2001.



                      DISCLOSURE STATEMENT EXHIBIT "4" --
                  HISTORICAL AND CURRENT FINANCIAL INFORMATION

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       ANACOMP, INC.



                                       /s/ Linster W. Fox
                                       -------------------------------
                                       Linster W. Fox
                                       Senior Vice President and
                                       Chief Financial Officer

Date: May 14, 2001



                      DISCLOSURE STATEMENT EXHIBIT "4" --
                  HISTORICAL AND CURRENT FINANCIAL INFORMATION

                         INDEX TO FINANCIAL INFORMATION


Anacomp, Inc. and Subsidiaries unaudited condensed consolidated balance sheets as of December 31, 2000 and September 30, 2000 and related condensed consolidated statements of operations and cash flows for the three months ended December 31, 2000 and 1999, and notes to the condensed consolidated financial statements
(including disclosure of certain events which occurred subsequent to Anacomp's filing of Form 10-Q for the same periods)................F-2

Report of Independent Public Accountants with accompanying
consolidated balance sheets of Anacomp, Inc. and Subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended
September 30, 2000 and notes to the consolidated financial
statements............................................................F-13



                      DISCLOSURE STATEMENT EXHIBIT "4" --
                  HISTORICAL AND CURRENT FINANCIAL INFORMATION

                         ANACOMP, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                       December      September
(in thousands)                                         31, 2000       30, 2000
                                                      --------       --------
Assets                                               (Unaudited)
Current assets:
   Cash and cash equivalents....................      $ 22,548       $ 13,988
   Accounts and notes receivable, net...........        51,735         53,560
   Current portion of long-term receivables,             2,068          1,763
     net........................................
   Inventories..................................         8,119          8,297
   Prepaid expenses and other...................         5,459          7,834
                                                      --------       --------
Total current assets............................        89,929         85,442

Property and equipment, net.....................        41,612         45,197
Long-term receivables, net of current portion...         2,888          1,864
Goodwill........................................        95,748         98,427
Other assets....................................         7,244          7,359
                                                      --------       --------
                                                      $237,421       $238,289
                                                      ========       ========
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
   Senior secured revolving credit facility.....      $ 57,575       $ 57,650
   10-7/8% senior subordinated notes payable....       311,193        311,272
   Accounts payable                                     18,971         19,737
     ............................
   Accrued compensation, benefits and                   15,110         15,239
     withholdings...............................
   Accrued income taxes.........................         3,371          3,638
   Accrued interest.............................        26,023         17,647
   Other accrued liabilities....................        32,906         33,490
                                                      --------       --------
Total current liabilities.......................       465,149        458,673
                                                      --------       --------

Long-term liabilities:
   Other long-term liabilities..................        10,485         10,542
                                                      --------       --------
Total long-term liabilities.....................        10,485         10,542
                                                      --------       --------

Stockholders' equity (deficit):
   Preferred stock..............................           ---            ---
   Common stock.................................           146            146
   Additional paid-in capital...................       111,324        111,324
   Accumulated other comprehensive loss.........        (5,013)        (5,402)
   Accumulated deficit..........................      (344,670)      (336,994)
                                                      --------       --------
Total stockholders' deficit.....................      (238,213)      (230,926)
                                                      --------       --------
                                                      $237,421       $238,289
                                                      ========       ========


        See the notes to the condensed consolidated financial statements


                       DISCLOSURE STATEMENT EXHIBIT "4" -
                 HISTORICAL AND CURRENT FINANCIAL INFORMATION

                         ANACOMP, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                           Three Months Ended
                                                               December 31,
                                                       ------------------------
(in thousands, except per share amounts)                 2000             1999
                                                       --------         -------
Revenues:
   Services..................................          $ 60,615        $ 72,530
   Equipment and supply sales................            21,526          29,294
                                                       --------        --------
                                                         82,141         101,824
                                                       --------        --------
Cost of revenues:
   Services..................................            39,205          45,829
   Equipment and supply sales................            14,755          18,423
                                                       --------        --------
                                                         53,960          64,252
                                                       --------        --------

Gross profit.................................            28,181          37,572
Costs and expenses:
   Engineering, research and development.....             1,737           2,481
   Selling, general and administrative.......            20,542          23,108
   Amortization of reorganization asset......               ---          12,003
   Amortization of intangible assets.........             2,680           5,374
                                                       --------        --------

Operating income (loss) .....................             3,222          (5,394)

Other income (expense):
   Interest income...........................               356            282
   Interest expense and fee amortization.....           (11,121)         (9,596)
   Other.....................................               254             25
                                                       --------        --------
                                                        (10,511)        (9,289)
                                                       --------        --------
Loss before provision for income taxes.......            (7,289)        (14,683)
Provision for income taxes...................               387             521
                                                       --------        --------
Net loss.....................................          $ (7,676)      $ (15,204)
                                                        ========      =========

Basic and diluted per share data:
   Basic and diluted net loss................          $  (0.53)      $  (1.06)
                                                       ========         ========

   Shares used in computing basic and diluted            14,569           14,345
    net loss per share.......................          ========         ========


        See the notes to the condensed consolidated financial statements


                      DISCLOSURE STATEMENT EXHIBIT "4" --
                  HISTORICAL AND CURRENT FINANCIAL INFORMATION

                         ANACOMP, INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                            Three Months Ended
                                                                December 31,
                                                        ------------------------
(in thousands)                                            2000             1999
                                                        --------         -------
Cash flows from operating activities:
   Net loss .....................................     $ (7,676)         (15,204)
   Adjustments to reconcile net loss to net
    cash provided by (used in) operating
    activities:
    Depreciation and amortization ...............        8,374           21,798
    Non-cash compensation .......................         --                 86
    Change in assets and liabilities:
     Decrease in accounts and other receivables..          322            7,336
     Decrease (increase) in inventories .........          126           (3,733)
     Decrease (increase) in prepaid expenses
       and other assets .........................        1,345           (2,593)
     Decrease in accounts payable, accrued
       expenses and other liabilities ...........       (2,003)          (7,965)
     Increase (decrease) in accrued interest ....        8,376           (8,472)
                                                       --------         --------
       Net cash provided by (used in) operations         8,864           (8,747)
                                                       --------         --------

Net cash used in investing activities:
   Purchases of property and equipment ..........         (993)          (3,639)
                                                       --------         --------

Cash flows from financing activities:
   Proceeds from the exercise of options ........         --                480
   Repurchases of common stock ..................         --             (1,596)
   Proceeds from liquidation of currency swap
    contracts ...................................          763             --
   Net proceeds from revolving line of credit ...         --             12,000
   Principal payments on line of credit .........          (75)            --
                                                        --------         -------
       Net cash provided by financing activities            688           10,884
                                                        --------         -------
Effect of exchange rate changes on cash .........             1          (1,231)
                                                        --------         -------
Increase (decrease) in cash and cash equivalents          8,560          (2,733)
Cash and cash equivalents at beginning of period         13,988           11,144
                                                        --------         -------
Cash and cash equivalents at end of period ......      $ 22,548         $  8,411
                                                       ========         ========

Supplemental Information:
  Cash paid for interest ........................      $  1,941         $ 17,528
                                                       ========         ========
  Cash paid for income taxes ....................      $    654         $  1,735
                                                       ========         ========


        See the notes to the condensed consolidated financial statements


                      DISCLOSURE STATEMENT EXHIBIT "4" --
                  HISTORICAL AND CURRENT FINANCIAL INFORMATION

                         ANACOMP, INC. AND SUBSIDIARIES
            NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 1. COMPANY OPERATIONS AND LIQUIDITY ISSUES

Anacomp, Inc. ("Anacomp" or the "Company") reported a loss totaling $7.7 million and positive cash flows from operations of $8.9 million for the first quarter of fiscal 2001. As of December 31, 2000, the Company has a working capital deficiency of $375 million, including $311 million in senior subordinated notes, and a stockholders' deficit of $238 million.

The Company is experiencing significant liquidity issues and is in default of its senior secured revolving credit facility totaling $57.6 million at December 31, 2000. The Company and the senior secured revolving credit facility lenders are operating under an agreement that amends and continues the credit facility and provides Anacomp with a forbearance of default remedies valid through February 28, 2001, with respect to those covenants of which the Company is in default. The forbearance agreement places additional restrictions on the credit facility and requires the Company to meet additional covenants and operating requirements, including limitations on certain spending activities. The Company and the Bank Group (See Note 4) are currently negotiating an extension of the forbearance agreement and an amendment of the existing revolving credit facility.

On October 1, 2000, the Company did not make a required $17 million interest payment to the holders of the Company's senior subordinated notes totaling $311 million at December 31, 2000. The Company has continued discussions with certain of the holders of the senior subordinated notes and their legal and financial advisors to explore various alternatives to resolve the Company's liquidity situation, including a possible debt restructuring (see Note 5).

Management continues to work with its lenders and their advisors in order to address the defaults as well as to explore possible financing alternatives. Management has been evaluating all of the Company's operations, determining its strategic direction and taking actions aimed at satisfying and restructuring its debt obligations and improving operations and cash flows. The Company is exploring multiple alternatives, such as possible discontinuance or sale of certain of its business units or parts thereof, and fundamental changes in its corporate activities and structure. The Company is in varying stages of discussions with third parties regarding possible sales of certain assets and lines of business. The Company continued to reduce the level of expenditure in its docHarbor business unit during the first quarter of fiscal 2001 to reduce cash outflows and bring costs more in line with expected revenue growth, as well as to comply with requirements imposed by its senior secured revolving credit lenders. On January 17, 2001, the Company announced it had entered into a non-binding Letter of Intent to sell 100% of the docHarbor business unit to a large corporate buyer. The transaction is subject to certain approvals, due diligence, negotiation of acceptable terms and conditions of a definitive agreement and satisfaction of required closing conditions. It is expected that Anacomp's Document Solutions business will continue to use docHarbor's services for its Internet-based document services. Although there can be no assurance the sale will be consummated, it is expected that terms of the sale will be finalized in the second quarter of fiscal 2001. If the sale is not completed, the Company will continue to evaluate its docHarbor business in an effort to preserve cash and meet its other commitments. During the first quarter, management has continued to take actions in an effort to improve operating results and cash flows.

In the event the senior secured lenders accelerate the required payment of Anacomp's outstanding borrowings, the Company's ability to make such payment would be dependent on generating sufficient cash from potential asset sales discussed above or obtaining alternate financing. There can be no assurance that the Company will be able to execute potential asset sales or obtain alternate financing on terms acceptable to the Company, if at all, or in amounts sufficient to satisfy the Company's obligations.

In the event the senior subordinated note holders accelerate payment of Anacomp's outstanding notes, the Company would not have resources available to repay such notes. Through February 13, 2001, no action has been taken by the senior subordinated note holders to declare the unpaid principal and interest to be due and payable. There can be no assurance that the senior subordinated note holders will continue not to declare the notes and related interest immediately due and payable.

In an event of acceleration of any of the Company's indebtedness, it is possible that the Company may be required to seek protection under bankruptcy laws, either voluntarily or involuntarily.

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed above and as shown in the accompanying financial statements, the Company has operating and liquidity concerns that raise substantial doubt about the Company's ability to continue as a going concern. There can be no assurance that the Company will be able to restructure successfully its indebtedness or that its liquidity and capital resources will be sufficient to maintain its normal operations. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

The report of the Company's independent public accountants on the Company's financial statements included in its Form 10-K for the year ended September 30, 2000 contained a modification related to the Company's ability to continue as a going concern.

NOTE 2. BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements include the accounts of Anacomp and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. These financial statements, except for the balance sheet as of September 30, 2000, have not been audited but, in the opinion of the Company's management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position, results of operations and cash flows for all periods presented. These financial statements should be read in conjunction with the Company's financial statements and notes thereto for the year ended September 30, 2000, included in the Company's fiscal 2000 Annual Report on Form 10-K. Interim operating results are not necessarily indicative of operating results for the full year or for any other period.

NOTE 3. MANAGEMENT ESTIMATES AND ASSUMPTIONS

The Company's preparation of the accompanying condensed consolidated financial statements in conformity with generally accepted accounting principles requires its management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Estimates have been prepared on the basis of the most current available information and actual results could differ from those estimates. Certain prior period amounts have been reclassified to conform to the current period presentation.

NOTE 4. SENIOR SECURED REVOLVING CREDIT FACILITY

The Company has a senior secured revolving credit facility (the "Facility") with a syndicate of banks and Fleet National Bank ("Fleet") as agent (collectively, "the Bank Group"). The outstanding borrowings under the Facility were $57.6 million at December 31, 2000. With the release of the Company's financial results at June 30, 2000, the Company was in violation of certain of its financial covenants. During the third quarter of fiscal 2000, the Company reached an agreement with the Bank Group to amend the Facility and to provide Anacomp with a waiver, which was in effect through October 26, 2000, with respect to those covenants of which the Company is in default. On October 26, 2000, the Bank Group declared Anacomp in violation of certain financial covenants of the Facility and the Company entered into a forbearance agreement with the Bank Group to amend the Facility and to delay the exercise of certain rights and remedies provided to the Bank Group under the Facility until February 28, 2001.

As discussed above, the Company is not in compliance with certain of the covenants and is operating under a forbearance agreement with the Bank Group. Management believes that the Company has been in compliance with the forbearance agreement and has made progress in improving the business operations of the Company. Management believes that the Company's ability to continue to meet the Bank Group's objectives by February 28, 2001 will significantly influence the resolution of the debt issues faced by the Company. The Company and the Bank Group are currently negotiating an extension of the forbearance agreement and an amendment of the existing revolving credit facility.

Significant provisions of the forbearance agreement are (a) a reduction of the Facility commitment from $75 million to $64.2 million, with commitment reductions of $400,000 on December 15, 2000 and another $400,000 on January 31, 2001; (b) all proceeds of Company asset dispositions must be used to reduce the outstanding borrowings, which will also permanently reduce the Facility commitment; (c) the Eurocurrency interest rate option was suspended and the Base Rate (as defined below) interest rate option was increased by 1%, with the accrual of another 1% to be paid in the event that the outstanding borrowings are not reduced by $20 million by February 28, 2001; (d) the maturity date of the Facility was changed from June 15, 2003 to June 15, 2002; (e) the Company may not provide funds to the docHarbor business unit in excess of an agreed-upon budget; (f) the Company may not remit funds to its foreign subsidiaries; and (g) the Company is prohibited from making any payment in satisfaction of the senior subordinated notes (see Note 5) or any related accrued interest.

As of February 13, 2001, the Facility commitment, as amended, totaled $63.2 million. The Facility is available for borrowings of up to $57.2 million and for letters of credit of up to $6 million.

Loans under the Facility bear interest, payable monthly, at the Base Rate plus 1.75% plus accrued interest of another 1% if the outstanding loans are not reduced by $20 million on February 28, 2001. The "Base Rate" for any day means the higher of (i) the corporate base rate of interest announced by Fleet and
(ii) the federal funds rate published by the Federal Reserve Bank of New York on the next business day plus 1/2%.

The Facility is secured by virtually all of the Company's assets and 65% of the capital stock of the Company's foreign subsidiaries. The Facility contains covenants relating to limitations on capital expenditures, limitations on additional debt, limitations on open market purchases of the Company's Senior Subordinated Notes (see Note 5), limitations on open market purchases of the Company's common stock, limitations on mergers and acquisitions, limitations on liens, minimum EBITDA requirements, minimum interest coverage ratios and minimum leverage ratios.

In the event the Bank Group accelerates payment of Anacomp's outstanding borrowings, the Company's ability to make such payment will be dependent on generating sufficient cash from potential asset sales or obtaining alternate financing (see Note 1). There can be no assurance that the Company will be able to execute potential asset sales or obtain alternate financing on terms acceptable to the Company, if at all, or in amounts sufficient to satisfy the Company's obligations.

NOTE 5. SENIOR SUBORDINATED NOTES

The Company has outstanding $311 million of publicly traded 10-7/8% Senior Subordinated Notes (the "Notes"). An interest payment on the Notes of approximately $17 million is due semi-annually on October 1 and April 1 of each year. The Company did not make the interest payment that was due on October 1, 2000 and does not expect to make the payment due on April 1, 2001. Fleet provided notice to the trustee of the Notes on October 26, 2000 (the "Notice Date") that the Company was in default of certain covenant provisions in the Facility. Under the provisions of the indenture governing the Notes, due to the default under the Facility, the Company cannot make payments in satisfaction of the Notes or any related accrued interest for 179 days from the Notice Date.

The Company continues to have discussions with certain of the holders of the Notes and their legal and financial advisors to explore various alternatives to resolve the Company's liquidity situation, including a possible debt restructuring. The Company has engaged Credit Suisse First Boston to serve as advisors regarding financial alternatives with respect to the outstanding Notes. Because of the missed interest payment, which is an event of default, the Notes have been classified as a short-term obligation in the accompanying condensed consolidated balance sheets.

In the event the Note holders accelerate payment of Anacomp's outstanding Notes, the Company would not have resources available to repay such Notes. Through February 13, 2001, no action has been taken by the Note holders to declare the unpaid principal and interest to be due and payable. There can be no assurance that the Note holders will continue not to declare the Notes and related interest immediately due and payable.

The Notes have no sinking fund requirements and are due in full on April 1, 2004. The Notes are redeemable at the option of the Company in whole or in part at prices ranging from 108.156% to 102.710% plus accrued and unpaid interest until April 1, 2003. On or after April 1, 2003, the Notes may be redeemable at 100% plus accrued and unpaid interest. Upon a Change of Control (as defined), the Company is required to make an offer to purchase the Notes then outstanding at a purchase price equal to 101% plus accrued and unpaid interest.

The Notes are general unsecured obligations of the Company and expressly subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. The Notes will rank pari passu with any future Senior Subordinated Indebtedness (as defined) and senior to all Subordinated Indebtedness (as defined) of the Company.

The indenture relating to the Notes contains covenants related to limitations of indebtedness of the Company and restricted subsidiaries, limitations on restricted payments, limitations on distributions from restricted subsidiaries, limitations on sale of assets and restricted subsidiary stock, limitations on liens, a prohibition on layering, limitations on transactions with affiliates, limitations on issuance and sale of capital stock of restricted subsidiaries, limitations of sale/leaseback transactions, and limitations on mergers, consolidations or sales of substantially all of the Company's assets.

NOTE 6. RESTRUCTURING ACTIVITIES

In prior fiscal periods, the Company has recorded restructuring charges for a reorganization of its workforce in the United States and Europe along its three lines of business, reorganized parts of its corporate staff, and phased out its manufacturing operations.

The following table displays the activity and balances of the restructuring reserve account from September 30, 2000 to December 31, 2000:

(in thousands)

                            September                                      December
                            30, 2000                                       31, 2000
    Type of Cost            Balance        Additions       Deductions      Balance
--------------------        ---------      ---------       ----------      ---------
                                                                          (unaudited)
Employee separations        $ 3,224        $  --           $(1,596)        $ 1,628
Facility closing              1,821           --              (162)          1,659
Contract obligations          1,100           --              (253)            847
Other                         1,380           --              (411)            969
                            -------        ---------       -------         -------
                            $ 7,525        $  --           $(2,422)        $ 5,103
                            -------        ---------       -------         -------


As the Company continues to develop, refine and implement its plans, it is anticipated that additional restructuring charges could be incurred in the near term. Additionally, certain courses of action may be taken that could result in impairments of goodwill or other Company assets.

NOTE 7. INVENTORIES

Inventories consist of the following:
(in thousands)                                       December 31,  September 30,
                                                         2000           2000
                                                    ------------   -------------
                                                     (unaudited)

Finished goods, including purchased film..........  $   7,271      $   7,717
Work in process...................................        107             66
Raw materials and supplies........................        741            514
                                                    ---------      ---------
                                                    $   8,119      $   8,297
                                                    =========      =========

NOTE 8.     HEDGING

The Company has in the past entered into currency swap agreements that hedge the U.S. Dollar value of the Company's investment in the net assets of certain foreign subsidiaries. In November 2000, the Company terminated its currency swap agreement and received $0.8 million in cash proceeds. These proceeds have been reflected as a component of accumulated other comprehensive loss in stockholders' equity (deficit).

NOTE 9. LOSS PER SHARE

Basic and diluted loss per share is computed based upon the weighted average number of shares of the Company's common stock outstanding during the period. Potentially dilutive securities include options granted under the Company's stock option plans and outstanding warrants, both using the treasury stock method and shares of common stock expected to be issued under the Company's employee stock purchase plan. Potentially dilutive securities were not used to calculate diluted loss per share because of their anti-dilutive effect.

NOTE 10.    RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," and in June 1999 issued SFAS No. 137, "Deferral of the Effective Date of FASB Statement No. 133." The Company adopted SFAS No. 133, as amended by SFAS No. 137, in the first quarter of fiscal year 2001 with no material impact on the Company's financial position or results of operations.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements", in which the SEC interprets existing accounting literature related to revenue recognition. SAB No. 101, as amended, will be adopted by the Company no later than the fourth fiscal quarter of fiscal 2001. The Company's adoption of SAB No. 101 in the fourth quarter of fiscal 2001 is not expected to have a material impact on the Company's consolidated financial position or results of operations.

NOTE 11.    OPERATING SEGMENTS

Anacomp's business is focused in the document management industry. The Company manages its business through three operating units: docHarborSM, an application service provider ("ASP"), which provides Internet-based document-management services; Document Solutions, which provides document-management outsource services; and Technical Services, which provides equipment maintenance services for Anacomp COM and CD products and for third-party manufactured products and provides COM and CD systems and related supplies. Effective October 1, 2000, the Company discontinued its manufacturing operations for Datagraphix and merged the remainder of Datagraphix's operations into Technical Services. Results for Datagraphix previously reported separately have been combined with Technical Services.

Management evaluates operating unit performance based upon earnings before interest, other income, reorganization items, asset impairment and restructuring charges, taxes, and extraordinary items (referred to as "EBIT"). The excluded costs are managed at the Corporate level and not in the operating units.

Information about the Company's operations by operating segments for the three months ended December 31, 2000 and 1999, respectively, are as follows:

                                            Document     Technical
(in thousands)                 docHarbor    Solutions    Services     Corporate     Consolidated
-----------------------        ---------    ---------    ---------    ---------     ------------
2000
Digital/renewal revenue        $   2,404    $  15,902    $   5,087    $    --       $  23,393
COM revenue                         --         30,605       28,143         --          58,748
Intercompany revenue                --           --          2,891       (2,891)         --
                               ---------    ---------    ---------    -----         ---------
Total revenue                      2,404       46,507       36,121       (2,891)       82,141
EBIT                              (4,389)       5,492        8,548       (6,429)        3,222
Depreciation and                   1,556        4,903        1,392          171         8,022
  amortization

1999
Digital/renewal revenue        $     863    $  19,855    $   5,459    $    --       $  26,177
COM revenue                         --         38,605       37,042         --          75,647
Intercompany revenue                --           --          3,278       (3,278)         --
                               ---------    ---------    ---------    -----         ---------
Total revenue                        863       58,460       45,779       (3,278)      101,824
EBIT                              (6,250)       7,093       11,011      (17,248)       (5,394)
Depreciation and                     966        7,057        1,899       12,258        22,180
  amortization


NOTE 12.  SUBSEQUENT EVENTS

          1.   LITIGATION


On August 29, 1997, Access Solutions International, Inc. ("ASI") filed a complaint for patent infringement in the U.S. District Court, District of Rhode Island against Data/Ware, of which Anacomp is the successor by merger, and the Eastman Kodak Company. On April 20, 2001, management settled this matter through the execution of an agreement, the terms of which are confidential, among Anacomp, ASI and other parties. Accordingly, the Company recorded a charge related to this matter in the second quarter of fiscal year 2001.


          2.   SENIOR SECURED REVOLVING CREDIT FACILITY


   On or prior to the Effective Date, Anacomp, the Banks and the Agent will enter into the Amended and Restated Credit Agreement containing the following material terms, as more particularly summarized in the Amended and Restated Credit Agreement Term Sheet attached as an exhibit to the Plan:

               a. Lender: The Banks. The Agent will continue to serve as agent.

               b.   Borrower: Anacomp.

               c. Guarantors: Each Domestic Subsidiary (as defined in the Prepetition Credit Agreement) of Anacomp, created, acquired or existing on or after the Effective Date.

               d. Loan Amount and Structure: A $63,200,458 revolving credit facility (the "Facility") comprised on the Effective Date of a $57,175,000 sublimit for direct borrowing ("Direct Borrowing Sublimit") and a $6,025,458 Letter of Credit Sublimit ("Letter of Credit Sublimit"). The Letter of Credit Sublimit will be subject to upward adjustment provided there is a corresponding reduction in the Direct Borrowing Sublimit as described in section (g) below.

               e. Availability: As of the date of determination, the formula borrowing basis ("FBB") will equal an amount up to 80% of Eligible Accounts. "Eligible Accounts" will be as customarily defined by the Banks and will include Anacomp's U.S. and Canadian accounts receivable. The amount deemed within the FBB for any fiscal quarter will be determined based on the amount set forth in a borrowing base certificate to be executed and delivered during the last week of the prior fiscal quarter. The FBB will not, however, be used to determine availability under the Facility unless and until the Direct Borrowing Sublimit is less than the FBB.

               f. Interest Rate: The rate of interest charged with respect to the portion of the Facility equal to the FBB will be the Base Rate. The rate of interest charged with respect to the portion of the Facility in excess of the FBB will be 3.0% above the Base Rate. The Base Rate will be the higher of (a) the annual rate of interest announced from time to time by the Agent at its head office in Boston, Massachusetts, as its "base rate" and (b) one-half of one percent (.50%) above the Federal Funds effective rate. Interest will be due and payable on a monthly basis in arrears.

               g. Letters of Credit Sublimit: $6,025,458 in standby or documentary Letters of Credit on behalf of Anacomp as of the Effective Date. Replacement and new standby or documentary Letters of Credit will be issued under the Amended and Restated Credit Agreement on terms and conditions substantially similar to those set forth in the Prepetition Credit Agreement provided that, (a) in no event shall the aggregate amount of Letters of Credit exceed $9,000,000 and
                    (b) in the event the aggregate amount of Letters of Credit exceeds $6,025,458 in the aggregate, additional Letters of Credit will be issued if and only if: (a) there is a corresponding reduction in availability under the Direct Borrowing Sublimit, and (b) under no circumstances would the procurement of such a Letter of Credit cause the Banks to exceed the total commitment. In addition, the expiration date of any new or replacement Letter of Credit shall not be beyond that of the Maturity Date, as defined below. In addition, the expiration date of any new or replacement Letter of Credit shall not be beyond the Maturity Date. The rate of interest on Letters of Credit will be 3.0% per annum. Anacomp will be charged a Letter of Credit fee as set forth in the Prepetition Credit Agreement.

               h. Collateral: The obligations under the Facility will be recourse against Anacomp and all Domestic Subsidiaries and will be secured by a perfected first priority security interest in all of the assets of Anacomp and all Domestic Subsidiaries (subject to permitted liens on terms that are not materially different as those set forth in the Prepetition Credit Agreement), whether now owned or after acquired, pursuant to the terms of Amended and Restated Security Documents, including a pledge by Anacomp of 100% of the capital stock of Anacomp's subsidiaries; provided, however, that Anacomp will not be required to pledge more than 65% of the capital stock of any Foreign Subsidiary (as defined in the Prepetition Credit Agreement). In addition, the loan documentation will contain a negative pledge on assets of Anacomp and its subsidiaries, except for liens expressly permitted by the loan documents.

               i. Restructuring Expenses: Anacomp will reimburse the Agent for all of its reasonable out-of-pocket costs and expenses relating to the restructuring, the Reorganization Case and the Plan, including search fees, filing and recording fees, reasonable attorneys' fees and expenses, and financial examination, collateral appraisal fees and expenses.

               j. Facility Fee: Anacomp will pay on the Effective Date to the Agent and the Banks, for distribution to the Banks, in accordance with each Bank's pro rata share of the Facility, a fee equal to one and one-half percent (1.5%) of the amount of the Facility minus the amount of the docHarbor Prepayment (defined below), if any, received by the Banks as of the Effective Date (the "Facility Fee"). The Facility Fee will be waived in its entirety if the claims of the Banks with respect to the Prepetition Credit Agreement are indefeasibly paid in full in cash in a single lump sum payment on the Effective Date.

               k. docHarbor Prepayment in Respect of the Facility: Upon the closing of the docHarbor Transaction (the "docHarbor Sale Date"), Anacomp will immediately make a mandatory prepayment in the amount of the net proceeds thereof (the "docHarbor Prepayment") to the Banks to permanently reduce the Direct Borrowing Sublimit and the Facility. If the proceeds of the docHarbor Transaction are less than $8,000,000, Anacomp will make an additional prepayment on the Effective Date to the Banks equal to the difference between $8,000,000 and the proceeds of the docHarbor Transaction to permanently reduce the Direct Borrowing Sublimit and the Facility. If the proceeds of the docHarbor Transaction are more than $12,500,000, 50% of the difference between the actual amount of the docHarbor Prepayment and $12,500,000 will be paid by Anacomp to the Banks to permanently reduce the Direct Borrowing Sublimit and the Facility; and the remaining 50% shall be retained by Anacomp for working capital purposes.

               l.   Reduction of Commitment in Respect of the Facility:
                    Mandatory, permanent reductions of the Facility and Direct Borrowing Sublimit as specified in the Amended and Restated Credit Agreement Term Sheet.

               m. Dividends: Anacomp will be permitted to pay dividends to its shareholders if (a) the Direct Borrowing Sublimit is less than or equal to the FBB; (b) no Event of Default has occurred under the Facility or would be caused after the payment of such dividends; and (c) the dividend is otherwise permitted by applicable law. In the event that Anacomp pays dividends as provided in this section, the Direct Borrowing Sublimit shall not, thereafter, exceed the FBB.

               n. Maturity Date of the Facility: December 31, 2003, if the docHarbor Sale Date occurs on or prior to September 30, 2001. December 31, 2002, if the docHarbor Sale Date does not occur on or prior to September 30, 2001.

               o. Requirement of Confirmation of Plan and Occurrence of Effective Date: Unless extended by the Banks in their sole discretion, the Effective Date of the Plan must occur no later than September 30, 2001.

               p. Release: In exchange for the benefits conferred under the Amended and Restated Agreement, including the Banks' agreement to restructure the obligations owing under the Prepetition Credit Agreement, Anacomp and the Estate, and all affiliates thereof, shall release and discharge all claims and causes of action of the foregoing parties (or which have been or could be asserted by any Person on behalf of the Estates or such affiliates) against the Agent, the Banks and any of their predecessors, affiliates or agents under the Code and all claims and causes of action of the Estates (or which have been or could be asserted by any Person on behalf of the Estate or such affiliates) against the Agent, the Banks and any of their predecessors, affiliates or agents arising out of or relating to Anacomp or the Estates.

               q.   Additional Mandatory Prepayments in Respect of the Facility:
                    If at any time the outstanding amount of loans exceeds the total commitment (whether as a result of currency fluctuations or otherwise), the amount of such excess will be immediately paid to the Agent for the pro rata accounts of the Lenders. In addition to the mandatory prepayments set forth in the Reduction of Commitment section as set forth in the Amended and Restated Credit Agreement Term Sheet, Anacomp will (a) apply any cash in excess of $6,500,000 to reduce the outstanding balance within the Direct Borrowing Sublimit under the Facility (but not permanently reduce the Direct Borrowing Sublimit and the Total Commitment), and (b) apply the proceeds from any asset sale or capital raising event to permanently reduce the Total Commitment, provided that once the Direct Borrowing Sublimit is less than the FBB, Anacomp will only need to apply the net proceeds in excess of $500,000 from any asset sale or capital raising event to permanently reduce the Total Commitment. Anacomp will make a mandatory prepayment of the amount of any Letter of Credit when drawn.

               r. Optional Prepayment: Notwithstanding anything to the contrary contained herein, on or before the Effective Date Anacomp may prepay its obligations under the Prepetition Credit Agreement, provided that Anacomp pays in full in cash in a lump sum payment all principal, accrued but unpaid interest, all fees and expenses due under the Prepetition Credit Agreement and the Forbearance Agreement (and any amendments thereto) and also reimburses the Agent for all of its out-of-pocket costs and expenses relating to the Restructuring, including, but not limited to, search fees, filing and recording fees, reasonable attorneys' fees and expenses, and financial examination and collateral appraisal fees and expenses. No prepayment penalty will be due in respect of the Optional Prepayment. Anacomp will also be permitted, without incurring any prepayment penalties, to make additional prepayments in cash that permanently reduce the Total Commitment and the Direct Borrowing Sublimit and, to the extent that the Total Commitment and the Direct Borrowing Sublimit are reduced and that there is availability under the FBB, Anacomp will be permitted to receive additional advances under the Facility for the purposes set forth in, and in accordance with the terms and conditions of, the Amended and Restated Credit Agreement Term Sheet.

               s.   Expenses and Indemnification in Respect of the Facility:
                    Similar to those terms as set forth in the Prepetition Credit Agreement.

               t. Governing Law in Respect of the Facility: Commonwealth of Massachusetts.


                      DISCLOSURE STATEMENT EXHIBIT "4" --
                  HISTORICAL AND CURRENT FINANCIAL INFORMATION

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Anacomp, Inc.:

   We have audited the accompanying consolidated balance sheets of Anacomp, Inc. (an Indiana corporation) and Subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Anacomp, Inc. and subsidiaries as of September 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2000 in conformity with accounting principles generally accepted in the United States.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed further in Note 1 to the financial statements, the Company has incurred net losses and negative cash flows from operations in fiscal 2000 and has a stockholders' deficit of $231 million at September 30, 2000. The Company is in default of certain covenants of its senior credit facility and did not remit its $17 million October 2000 interest payment on its senior subordinated debentures. Debt totaling $369 million is classified in current liabilities, and at September 30, 2000, the Company had a working capital deficiency of $373 million. These operating and liquidity issues raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ ARTHUR ANDERSEN LLP
San Diego, California
December 20, 2000



CONSOLIDATED BALANCE SHEETS
ANACOMP, INC. AND SUBSIDIARIES

                                                                            September 30,
                                                                     ---------------------------
                                                                       2000              1999
                                                                     ---------         ---------
(dollars in thousands, except per share amounts)
ASSETS

Current assets:
   Cash and cash equivalents ................................        $  13,988         $  11,144
   Accounts and notes receivable, net .......................           53,560            75,259
   Current portion of long-term receivables, net ............            1,763             2,952
   Inventories ..............................................            8,297            19,659
   Prepaid expenses and other ...............................            7,834             8,589
                                                                     ---------         ---------
Total current assets ........................................           85,442           117,603

Property and equipment, net .................................           45,197            47,439
Long-term receivables, net of current portion ...............            1,864             7,635
Goodwill ....................................................           98,427           132,965
Reorganization value in excess of identifiable ..............             --              12,003
   assets, net
Other assets ................................................            7,359            12,872
                                                                     ---------         ---------
                                                                     $ 238,289         $ 330,517
                                                                     =========         =========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Senior secured revolving credit facility .................        $  57,650         $   8,900
   10-7/8% senior subordinated notes payable ................          311,272              --
   Accounts payable .........................................           19,737            34,058
   Accrued compensation, benefits and withholdings ..........           15,239            17,229
   Accrued income taxes .....................................            3,638             6,509
   Accrued interest .........................................           17,647            17,061
   Other accrued liabilities ................................           33,490            41,030
                                                                     ---------         ---------
Total current liabilities ...................................          458,673           124,787
                                                                     ---------         ---------

Long-term liabilities:
   Long-term debt, net of current portion ...................             --             312,740
   Other long-term liabilities ..............................           10,542            10,626
                                                                     ---------         ---------
Total long-term liabilities .................................           10,542           323,366
                                                                     ---------         ---------

Commitments and contingencies Stockholders' equity (deficit):
   Preferred stock, 1,000,000 shares authorized,
     none issued ............................................             --                --
   Common stock, $.01 par value; 40,000,000 shares
     authorized; 14,568,198 and 14,386,089 shares
     issued and outstanding, respectively ...................              146               149
   Additional paid-in capital ...............................          111,324           108,997
   Accumulated other comprehensive loss .....................           (5,402)           (1,222)
   Accumulated deficit ......................................         (336,994)         (225,560)
                                                                     ---------         ---------
Total stockholders' deficit .................................         (230,926)         (117,636)
                                                                     ---------         ---------
                                                                     $ 238,289         $ 330,517
                                                                     =========         =========


             See the notes to the consolidated financial statements.


                      DISCLOSURE STATEMENT EXHIBIT "4" --
                  HISTORICAL AND CURRENT FINANCIAL INFORMATION

CONSOLIDATED STATEMENTS OF OPERATIONS
Anacomp, Inc. and Subsidiaries

                                                                                  Year Ended
                                                                 ---------------------------------------------
                                                                 September         September         September
                                                                    30,               30,               30,
(dollars in thousands, except per share amounts)                   2000              1999              1998
                                                                 ---------         ---------         ---------
Revenues:
   Services .............................................        $ 269,012         $ 292,037         $ 231,471
   Equipment and supply sales ...........................          114,185           150,125           163,467
                                                                 ---------         ---------         ---------
                                                                   383,197           442,162           394,938
                                                                 ---------         ---------         ---------
Cost of revenues:
   Services .............................................          176,796           177,103           137,218
   Equipment and supply sales ...........................           89,535            89,050            99,274
                                                                 ---------         ---------         ---------
                                                                   266,331           266,153           236,492
                                                                 ---------         ---------         ---------

Gross profit ............................................          116,866           176,009           158,446

Costs and expenses:
   Engineering, research and development ................           10,081             9,992             9,043
   Selling, general and administrative ..................          100,016            92,607            90,667
   Amortization of reorganization asset .................           12,003            68,370            71,851
   Amortization of intangible assets ....................           19,314            22,355            12,220
   Write-off of acquired in-process research
     and development ....................................             --               3,000              --
   Restructuring charges ................................           14,607              --               8,494
   Asset impairment charges .............................           28,493             8,224              --
                                                                 ---------         ---------         ---------
Operating loss from continuing operations ...............          (67,648)          (28,539)          (33,829)

Other income (expense):
   Interest income ......................................            1,225             2,322             2,339
   Interest expense and fee amortization ................          (41,000)          (40,358)          (34,598)
   Other ................................................             (825)              530              (517)
                                                                 ---------         ---------         ---------
                                                                   (40,600)          (37,506)          (32,776)
                                                                 ---------         ---------         ---------

Loss from continuing operations before
   income taxes .........................................         (108,248)          (66,045)          (66,605)
Provision for income taxes ..............................            1,550             4,960             2,194
                                                                 ---------         ---------         ---------
Loss from continuing operations..........................         (109,798)          (71,005)          (68,799)
Income from discontinued operations, net of .............             --                 980             2,164
   taxes
(Loss) gain on sale of discontinued .....................           (1,636)            2,243              --
   operations, net of taxes
Loss before extraordinary loss...........................         (111,434)          (67,782)          (66,635)
Extraordinary loss on extinguishment of
   debt, net of taxes ...................................             --                (210)           (1,114)
                                                                 ---------         ---------         ---------
Net loss ................................................        $(111,434)        $ (67,992)        $ (67,749)
                                                                 =========         =========         =========
Basic and diluted per share data:
Loss from continuing operations .........................        $   (7.59)        $   (4.99)        $   (4.92)
(Loss) gain on sale of discontinued .....................            (0.11)             0.23              0.15
   operations, net of taxes
Extraordinary loss on extinguishment of
   debt, net of taxes ...................................             --               (0.02)            (0.08)
                                                                 ---------         ---------         ---------
Basic and diluted net loss ..............................        $   (7.70)        $   (4.78)        $   (4.85)
                                                                 =========         =========         =========

Shares used in computing basic and diluted
   net loss per share ...................................           14,470            14,232            13,963
                                                                 =========         =========         =========


             See the notes to the consolidated financial statements.


                      DISCLOSURE STATEMENT EXHIBIT "4" --
                  HISTORICAL AND CURRENT FINANCIAL INFORMATION

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                         ANACOMP, INC. AND SUBSIDIARIES


                                                                                  Accumulated
                                                                                  other
                                                                Additional        comprehensive
                                              Common            paid-in           income               Accumulated
(dollars in thousands)                        Stock             capital           (loss)               Deficit           Total
                                              ---------         ---------         -------------        -----------       ---------

BALANCE AT SEPTEMBER 30, 1997 ..........      $     138         $ 105,329         $  (1,128)           $ (89,819)        $  14,520
------------------------------------------------------------------------------------------------------------------------------------
Net loss ...............................           --                --                --                (67,749)          (67,749)
Translation adjustment .................           --                --               1,575                 --               1,575
                                                                                                                         ---------
COMPREHENSIVE LOSS .....................           --                --                --                   --             (66,174)
                                                                                                                         ---------
Common stock issued for exercise of
stock options ..........................              4             2,668              --                   --               2,672
Common stock issued for employee stock
purchases ..............................              1               905              --                   --                 906
Common stock issued as incentive
compensation ...........................           --                 584              --                   --                 584
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1998 ..........            143           109,486               447             (157,568)          (47,492)
------------------------------------------------------------------------------------------------------------------------------------
Net loss ...............................           --                --                --                (67,992)          (67,992)
Translation adjustment .................           --                --                (524)                --                (524)
Unrealized loss on currency swap
contracts ..............................           --                --              (1,145)                --              (1,145)
                                                                                                                         ---------
COMPREHENSIVE LOSS .....................           --                --                --                   --             (69,661)
                                                                                                                         ---------
Common stock issued for exercise of
stock options ..........................              9             3,843              --                   --               3,852
Common stock issued for employee stock
purchases ..............................           --                 781              --                   --                 781
Common stock purchased and retired .....             (5)           (8,784)             --                   --              (8,789)
Common stock issued for acquisitions ...              2             3,671              --                   --               3,673
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1999 ..........            149           108,997            (1,222)            (225,560)         (117,636)
------------------------------------------------------------------------------------------------------------------------------------
Net loss ...............................           --                --                --               (111,434)         (111,434)
Translation adjustment .................           --                --              (8,136)                --              (8,136)
Realized gain on currency swap contracts           --                --               3,424                 --               3,424
Unrealized gain on currency swap
contract ...............................           --                --                 532                 --                 532
                                                                                                                         ---------
COMPREHENSIVE LOSS .....................           --                --                --                   --            (115,614)
                                                                                                                         ---------
Common stock issued for exercise of
stock options ..........................           --               3,350              --                   --               3,350
Common stock issued for employee stock
purchases ..............................           --                 510              --                   --                 510
Common stock purchased and retired .....             (3)           (1,628)             --                   --              (1,631)
Common stock issued for acquisitions ...           --                  95              --                   --                  95
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 2000 ..........      $     146         $ 111,324         $  (5,402)           $(336,994)        $(230,926)
====================================================================================================================================


           See the notes to the consolidated financial statements.


                      DISCLOSURE STATEMENT EXHIBIT "4" --
                  HISTORICAL AND CURRENT FINANCIAL INFORMATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
Anacomp, Inc. and Subsidiaries

                                                                                                        Year Ended
                                                                                     ----------------------------------------------
                                                                                     September         September         September
                                                                                        30,               30,               30,
(dollars in thousands)                                                                 2000              1999              1998
                                                                                     ---------         ---------         ---------

Cash flows from operating activities:
   Net loss ....................................................................     $(111,434)        $ (67,992)        $ (67,749)
   Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
    Extraordinary items ........................................................          --                 210             1,114
    Asset impairment charges ...................................................        28,493             8,224              --
    Write-off of acquired in-process research and
      development ..............................................................          --               3,000              --
    Income from discontinued operations ........................................          --                (980)           (2,164)
    Loss (gain) on sale of discontinued
      operations ...............................................................         1,636            (2,243)             --
    Depreciation and amortization ..............................................        52,059           109,952           103,103
    Non-cash compensation ......................................................         1,277             1,103             1,004
    Non-cash charge in lieu of taxes ...........................................          --               1,527              --
    Restricted cash requirements ...............................................          --               4,285             3,147
  Change in assets and liabilities, net of effects from acquisitions:
      Decrease in accounts and long-term
        receivables ............................................................        22,935               877             2,989
      (Increase) decrease in inventories .......................................         9,161            (1,295)              710
      (Increase) decrease in prepaid expenses and
        other ..................................................................           934             1,951               (50)
      (Increase) decrease in other assets ......................................         2,697            (1,572)           (1,951)
      (Decrease) increase in accounts payable ..................................       (15,114)            1,198           (16,737)
      (Decrease) increase in accrued expenses ..................................       (17,001)          (15,718)            2,074
      Decrease in other noncurrent liabilities .................................           (85)           (1,699)             (934)
                                                                                     ---------         ---------         ---------
      Net cash provided by (used in) continuing
         operations ............................................................       (24,442)           40,828            24,556
      Net operating cash provided by (used in)
         discontinued operations ...............................................        (4,623)            1,620              (662)
                                                                                     ---------         ---------         ---------
      Net cash provided by (used in) operating
         activities ............................................................       (29,065)           42,448            23,894
                                                                                     ---------         ---------         ---------
Cash flows from investing activities:
   Proceeds from sale of discontinued operations
     and other assets ..........................................................           550            41,422              --
   Purchases of property and equipment .........................................       (18,124)          (24,660)          (11,724)
   Payments to acquire companies and customer
     rights, net of the proceeds from the sale of
     DAS and DPDS business lines in 1998 .......................................        (1,833)          (45,284)         (130,936)
                                                                                     ---------         ---------         ---------
      Net cash used in investing activities ....................................       (19,407)          (28,522)         (142,660)
                                                                                     ---------         ---------         ---------
Cash flows from financing activities:
   Proceeds from issuance of common stock ......................................         3,419             4,633             3,015
   Proceeds from liquidation of currency swap
     contracts .................................................................         3,424              --                --
   Proceeds from revolving line of credit and
     long-term borrowings, net .................................................        48,750             8,900           214,286
   Repurchases of common stock .................................................        (1,631)           (8,789)             --
   Principal payments on long-term debt ........................................        (1,083)          (25,000)         (132,197)
   Payments related to the issuance and
     extinguishment of debt ....................................................          --                --              (5,541)
                                                                                     ---------         ---------         ---------
      Net cash provided by (used in) financing
         activities ............................................................        52,879           (20,256)           79,563
                                                                                     ---------         ---------         ---------
Effect of exchange rate changes on cash ........................................        (1,563)             (247)           (1,136)
                                                                                     ---------         ---------         ---------
Increase (decrease) in cash and cash equivalents................................         2,844            (6,577)          (40,339)
Cash and cash equivalents at beginning of period................................        11,144            17,721            58,060
                                                                                     ---------         ---------         ---------
Cash and cash equivalents at end of period .....................................     $  13,988         $  11,144         $  17,721
                                                                                     =========         =========         =========


             See the notes to the consolidated financial statements.


                      DISCLOSURE STATEMENT EXHIBIT "4" --
                  HISTORICAL AND CURRENT FINANCIAL INFORMATION

              SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

                                                       Year Ended
                                            ---------------------------------
                                            September   September   September
                                               30,         30,         30,
(dollars in thousands)                        2000        1999        1998
                                            ---------   ---------   ---------

Cash paid during the period for:
   Interest...................................$40,617     $34,463     $27,277
   Income taxes...............................$ 3,728      $5,425      $5,150




      SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

                                                          Year Ended
                                               September   September   September
                                                  30,         30,         30,
(dollars in thousands)                           2000        1999        1998
                                               ---------   ---------   ---------

  Assets acquired by assuming liabilities...... $  --       $ 9,824     $11,955
  Stock issued for acquisitions................ $  95       $ 3,673     $   --
  Unrealized gain (loss) on currency swap
    contracts.................................. $ 532       $(1,145)    $   --


             See the notes to the consolidated financial statements.


                      DISCLOSURE STATEMENT EXHIBIT "4" --
                  HISTORICAL AND CURRENT FINANCIAL INFORMATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Anacomp, Inc. and Subsidiaries


NOTE 1.
COMPANY OPERATIONS AND BASIS OF PRESENTATION:

Anacomp, Inc. ("Anacomp" or the "Company") is a global application services provider for digital document-management outsource services utilizing the Internet and other technologies. The Company provides field maintenance services and document management systems and supplies. The Company primarily serves customers in the banking, insurance and brokerage market sectors.

During fiscal 2000, Anacomp experienced a significant decline in its Computer Output to Microfiche ("COM") business operations and other factors that have negatively impacted revenues, operating results, cash flows and liquidity. In response to these conditions, the Company has undertaken several restructuring initiatives including reductions in employees and cost savings initiatives, sales and discontinuances of portions of its COM and other operations, and has recorded restructuring charges and impairments to the carrying values of certain assets (see Notes 5 and 6). Anacomp has reported a significant loss totaling $111 million and negative cash flows from operations of $29 million for fiscal 2000. As of September 30, 2000, the Company has a working capital deficiency of $373 million (including the reclassification from long-term to current of $311 million in senior subordinated notes) and a stockholders' deficit of $231 million.

The Company is experiencing significant liquidity issues and is in default of its senior secured revolving credit facility totaling $58 million at September 30, 2000. The Company and the senior secured revolving credit facility lenders have reached an agreement to amend and continue the credit facility and to provide Anacomp with a forbearance of default remedies valid through February 28, 2001, with respect to those covenants of which the Company is in default (See Note 3). The forbearance agreement places additional restrictions on the credit facility and requires the Company to meet additional covenants and operating requirements, including limitations on certain spending activities.

On October 1, 2000, the Company did not make a required $17 million interest payment to the holders of the Company's senior subordinated notes totaling $311 million at September 30, 2000. The Company has initiated discussions with certain of the holders of the senior subordinated notes and their legal and financial advisors to explore various alternatives to resolve the Company's liquidity situation, including a possible debt restructuring (see Note 4).

Management continues to work with its lenders and their advisors in order to address the defaults as well as to explore possible financing alternatives. Management has been evaluating all of its operations, determining its strategic direction and taking actions aimed at satisfying and restructuring its debt obligations and improving operations and cash flows. The Company is exploring multiple alternatives, such as possible discontinuance or sale of certain of its business units or parts thereof, and fundamental changes in its corporate activities and structure. The Company reduced the level of expenditure in its docHarbor business unit during the later stages of fiscal 2000 to reduce cash outflows and bring costs more in line with expected revenue growth, as well as to comply with requirements imposed by its senior secured revolving credit lenders. The Company is re-evaluating its strategy and considering all options for the docHarbor business unit, including seeking additional funding, a sale of the business, re-evaluating the business model and reintegration into Anacomp's other business units.

In the event the senior secured lenders accelerate payment of Anacomp's outstanding borrowings, the Company's ability to make such payment would be dependent on generating sufficient cash from potential asset sales discussed above or obtaining alternate financing. There can be no assurance that the Company will be able to execute potential asset sales or obtain alternate financing on terms acceptable to the Company, if at all.

In the event the senior subordinated note holders accelerate payment of Anacomp's outstanding notes, the Company would not have resources available to repay such notes. Through December 20, 2000, no action has been taken by the senior subordinated note holders to declare the unpaid principal and interest to be due and payable. There can be no assurance that the senior subordinated note holders will continue to not declare the notes and related interest immediately due and payable.

In an event of acceleration of any of the Company's indebtedness, it is possible that the Company may be required to seek protection under bankruptcy laws, either voluntarily or involuntarily.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed above and as shown in the accompanying financial statements, the Company has operating and liquidity concerns that raise substantial doubt about the Company's ability to continue as a going concern. There can be no assurance that the Company will be able to successfully restructure its indebtedness or that its liquidity and capital resources will be sufficient to maintain its normal operations. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

NOTE 2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CONSOLIDATION
-------------

The consolidated financial statements include the accounts of Anacomp and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

CASH AND CASH EQUIVALENTS
-------------------------

Cash equivalents primarily represent highly liquid investments, with original maturities of 90 days or less, in repurchase agreements and money market funds that are convertible to a known amount of cash and carry an insignificant risk of change in value. The Company has periodically maintained balances in various operating accounts in excess of federally insured limits.

INVENTORIES
-----------

Inventories are stated at the lower of cost or market, with cost being determined by methods approximating the first-in, first-out basis.

PROPERTY AND EQUIPMENT
----------------------

Property and equipment is recorded at cost and depreciated or amortized using the straight-line method over estimated useful lives. Buildings are principally depreciated over ten to forty years. Leasehold improvements are amortized over the shorter of their estimated useful life or the remaining term of the related lease. Processing equipment and other property and equipment have useful lives ranging from two to twelve years. Repair and maintenance costs are expensed as incurred.

SOFTWARE COSTS
--------------

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," software production costs incurred from the time technological feasibility is reached until the product is available for general release to customers are capitalized and reported at the lower of cost or estimated net realizable value. Such costs are amortized over the greater of the estimated units of sale or under the straight-line method not to exceed three years. In fiscal year 2000, the Company's change in strategic direction led to an asset impairment charge of $1.6 million related to capitalized software costs (See
Note 6). Unamortized capitalized software costs were $0.4 million as of September 30, 1999.

INCOME TAXES
------------

Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred tax asset and/or liability is computed for both the expected future impact of temporary differences between the financial statement and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized in future tax returns.

FOREIGN CURRENCY TRANSLATION
----------------------------

Substantially all assets and liabilities of Anacomp's international operations are translated at year-end exchange rates; income and expenses are translated at the average exchange rates prevailing during the year. Translation adjustments are accumulated as a component of accumulated other comprehensive loss in stockholders' equity (deficit). Foreign currency transaction gains and losses are charged to operations as incurred.

GOODWILL
--------

Excess of purchase price over net assets of businesses acquired ("goodwill") is amortized on the straight-line method over the estimated periods of future benefit. Goodwill at September 30, 2000 is being amortized over periods from three to fifteen years.

REORGANIZATION VALUE IN EXCESS OF IDENTIFIABLE ASSETS
-----------------------------------------------------

As more fully discussed in Note 7, the Company had "Reorganization value in excess of identifiable assets" ("Reorganization Asset") of $12 million at September 30, 1999, net of accumulated amortization. The Reorganization Asset was amortized over a three and one-half year period beginning May 31, 1996 and was fully amortized as of November 30, 1999.

DEBT ISSUANCE COSTS
-------------------

The Company capitalizes all costs related to its issuance of debt and amortizes those costs using the effective interest method over the life of the related debt instruments. Unamortized debt issuance costs were $5.3 million and $6.9 million at September 30, 2000 and 1999, respectively. Unamortized debt issuance costs are included in "Other assets" in the accompanying Consolidated Balance Sheets. During the years ended September 30, 2000, 1999 and 1998, the Company amortized $1.6 million, $1.8 million and $1.6 million, respectively, of debt issuance costs that are included in "Interest expense and fee amortization" in the accompanying Consolidated Statements of Operations.

The Company retired $25 million of 10-7/8% Senior Subordinated Notes in the fourth quarter of 1999 (see Note 4). This resulted in a $0.6 million write-off, before income taxes, of unamortized debt issuance costs, which is included in the "Extraordinary Loss on extinguishment of debt, net of taxes" for the year ended September 30, 1999.

The Company refinanced certain long-term obligations in June 1998, which resulted in the write-off of $1.9 million of unamortized debt issuance costs. This write-off is recorded in the accompanying Consolidated Statements of Operations as an "Extraordinary loss on extinguishment of debt, net of taxes" for the year ended September 30, 1998.

REVENUE RECOGNITION
-------------------

Revenues from sales of products and services or from leases of equipment under sales-type leases are recorded based on shipment of products or performance of services. Revenue from maintenance contracts is recognized ratably over the period of the related contract. Under sales-type leases, the present value of all payments due under the lease contracts is recorded as revenue, cost of sales is charged with the book value of the equipment plus installation costs, and future interest income is deferred and recognized over the lease term. Operating lease revenues are recognized during the applicable period of customer usage.

Contract revenue for the development and implementation of document services solutions under contracts is recognized over the contract period based on output measures as defined by deliverable items identified in the contract. Provisions for estimated losses on contracts, if any, are made during the period when the loss becomes probable and can be reasonably estimated. Project costs are classified as work in process in inventories.

In accordance with Statement of Position 97-2, "Software Revenue Recognition", revenues from software license agreements are recognized currently, provided that all of the following conditions are met: a non-cancelable license agreement has been signed, the software has been delivered, there are no material uncertainties regarding customer acceptance, collection of the resulting receivable is deemed probable and the risk of concession is deemed remote, and no other significant vendor obligations exist. For contracts with multiple obligations, the Company unbundles the respective components to determine revenue recognition using vendor-specific objective evidence.

LONG-LIVED ASSETS
-----------------

The Company evaluates potential impairment of long-lived assets and long-lived assets to be disposed of in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of". SFAS No. 121 establishes procedures for review of recoverability and measurement of impairment (if necessary) of long-lived assets and certain identifiable intangibles held and used by an entity. SFAS No. 121 requires that those assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the respective asset may not be fully recoverable. SFAS No. 121 also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less estimated selling costs.

The Company recorded asset impairment charges in 2000 and 1999 of $28.5 million and $8.2 million, respectively (see Note 6).

RESEARCH AND DEVELOPMENT
------------------------

Research and development costs are expensed as incurred. Engineering costs associated specifically with research and development amounted to $6.3 million, $6.7 million and $3.9 million for the years ended September 30, 2000, 1999 and 1998, respectively. The Company supports several engineering processes, including basic technological research, service offering and product development, and sustaining engineering for its existing products.

LOSS PER SHARE
--------------

Basic and diluted loss per share is computed based upon the weighted average number of shares of common stock outstanding during the period. Potentially dilutive securities include options granted under the Company's stock option plans and outstanding warrants, both using the treasury stock method, and shares of common stock expected to be issued under the Company's employee stock purchase plan. Potentially dilutive securities were not used to calculate diluted loss per share because of their anti-dilutive effect.

MANAGEMENT ESTIMATES AND ASSUMPTIONS
------------------------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates have been prepared on the basis of the most current available information and actual results could differ from those estimates.

RECLASSIFICATIONS
-----------------

Certain prior period amounts have been reclassified to conform to the current period presentation.

RECENT ACCOUNTING PRONOUNCEMENTS
--------------------------------

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and in June 1999 issued SFAS No. 137, "Deferral of the Effective Date of FASB Statement No. 133." The Company will adopt SFAS No. 133, as amended by SFAS No. 137, in the first quarter of fiscal year 2001. The objective of the statement is to establish accounting and reporting standards for derivative instruments and hedging activities. The Company has used currency swap agreements to hedge the U.S. dollar value of its net assets of certain foreign subsidiaries (see Note 10). The adoption of this new accounting pronouncement is not expected to have a material effect on the Company's consolidated financial position or results of operations.

In December 1999, the Securities and Exchange Commission (the "SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements", in which the SEC interprets existing accounting literature related to revenue recognition. SAB No. 101, as amended, will be adopted by the Company no later than the fourth fiscal quarter of fiscal 2001. The Company's adoption of SAB No. 101 in the fourth quarter of fiscal year 2001 is not expected to have a material impact on the Company's consolidated financial position or results of operations.

NOTE 3.
SENIOR SECURED REVOLVING CREDIT FACILITY:

The Company has a senior secured revolving credit facility (the "Facility") with a syndicate of banks and Fleet National Bank ("Fleet") as agent (collectively, "the Bank Group"). The outstanding borrowings under the Facility were $57.7 million at September 30, 2000. With the release of the Company's financial results at June 30, 2000, the Company is in violation of certain of its financial covenants. During the third quarter of fiscal 2000, the Company reached an agreement with the Bank Group to amend the Facility and to provide Anacomp with a waiver, which was in effect through October 26, 2000, with respect to those covenants of which the Company is in default. On October 26, 2000, the Bank Group declared Anacomp in violation of certain financial covenants of the Facility and the Company entered into a forbearance agreement with the Bank Group to amend the Facility and to delay the exercise of certain rights and remedies provided to the Bank Group under the Facility until February 28, 2001.

Significant provisions of the forbearance agreement are (a) a reduction of the Facility commitment from $75 million to $64.2 million, with scheduled commitment reductions of $400,000 on December 15, 2000 (such reduction payment was made by the Company by December 15, 2000) and another $400,000 on January 31, 2001; (b) all proceeds of Company asset dispositions must be used to reduce the outstanding borrowings which will also permanently reduce the Facility commitment; (c) the Eurocurrency interest rate option was suspended and the Base Rate (as defined below) interest rate option was increased by 1%, with the accrual of another 1% to be paid in the event that the outstanding borrowings are not reduced by $20 million by February 28, 2001; (d) the maturity date of the Facility was changed from June 15, 2003 to June 15, 2002; (e) the Company may not provide funds to the docHarbor business unit in excess of an agreed-upon budget; (f) the Company must provide a re-integration budget for docHarbor by January 15, 2001 if the docHarbor business unit cannot be recapitalized with new external funding or sold by that date; (g) the Company may not remit funds to its foreign subsidiaries; and (h) the Company is prohibited from making any payment in satisfaction of the senior subordinated notes (see Note 4) or any related accrued interest.

As of December 20, 2000, the Facility commitment, as amended, totals $63.8 million. The Facility is available for borrowings of up to $58 million and for letters of credit of up to $5.8 million. Outstanding principal borrowings total $57.6 million at December 20, 2000. Letters of credit outstanding against the Facility totaled $5.3 million at September 30, 2000. A new letter of credit was issued for $0.9 million in December 2000 and an existing letter of credit was reduced by $0.4 million to stay within the allowable commitment.

Loans under the Facility bear interest, payable monthly, at the Base Rate plus 1.75% plus accrued interest of another 1% if the outstanding loans are not reduced by $20 million on February 28, 2001. The "Base Rate" for any day means the higher of (i) the corporate base rate of interest announced by Fleet and
(ii) the federal funds rate published by the Federal Reserve Bank of New York on the next business day plus 1/2%. The interest rate at September 30, 2000 was 10.25%. The weighted average borrowing rates under the facility were 9.1%, 7.6% and 6.3% for the years ended September 30, 2000, 1999 and 1998, respectively.

The Facility is secured by virtually all of the Company's assets and 65% of the capital stock of the Company's foreign subsidiaries. The Facility contains covenants relating to limitations on capital expenditures, limitations on additional debt, limitations on open market purchases of the Company's Senior Subordinated Notes (see Note 4), limitations on open market purchases of the Company's common stock, limitations on mergers and acquisitions, limitations on liens, minimum EBITDA requirements, minimum interest coverage ratios and minimum leverage ratios.

As discussed above, the Company is not in compliance with certain of the covenants and is operating under a forbearance agreement with the Bank Group. If the Company remains in compliance with the forbearance agreement and makes progress in improving the business operations of the Company, the Bank Group may continue to work with the Company to resolve its debt issues beyond February 28, 2001. Management believes that the Company's ability to meet the Bank Group's objectives by that date will significantly influence the resolution of the debt issues faced by the Company.

In the event the Bank Group accelerates payment of Anacomp's outstanding borrowings, the Company's ability to make such payment will be dependent on generating sufficient cash from potential asset sales or obtaining alternate financing (see Note 1). There can be no assurance that the Company will be able to execute potential asset sales or obtain alternate financing on terms acceptable to the Company, if at all.

NOTE 4.
SENIOR SUBORDINATED NOTES:

The Company has outstanding $311 million of publicly traded 10-7/8% Senior Subordinated Notes (the "Notes"). An interest payment on the Notes of approximately $17 million is due semi-annually on October 1 and April 1 of each year. The Company did not make the interest payment that was due on October 1, 2000. Fleet provided notice to the trustee of the Notes on October 26, 2000 (the "Notice Date") that the Company was in default of certain covenant provisions in the Facility. Under the provisions of the indenture governing the Notes, due to the default under the Facility, the Company cannot make payments in satisfaction of the Notes or any related accrued interest for 179 days from the Notice Date.

The Company has initiated discussions with certain of the holders of the Notes and their legal and financial advisors to explore various alternatives to resolve the Company's liquidity situation, including a possible debt restructuring. The Company has engaged Credit Suisse First Boston to serve as advisors regarding financial alternatives with respect to the outstanding Notes. Because of the missed interest payment, which is an event of default, the Notes have been classified as a short-term obligation in the accompanying consolidated balance sheet as of September 30, 2000.

In the event the Note holders accelerate payment of Anacomp's outstanding Notes, the Company would not have resources available to repay such Notes. Through December 20, 2000, no action has been taken by the Note holders to declare the unpaid principal and interest to be due and payable. There can be no assurance that the Note holders will continue to not declare the Notes and related interest immediately due and payable.

In 1997, the Company issued $200 million of Series B Notes at 98.2071% of the face amount to yield proceeds of $196.4 million. The $3.6 million discount is being amortized as additional interest expense over the life of the Series B Notes. In 1998, the Company issued $135 million of Series D Notes at 104% of face value to yield proceeds of $140.4 million. The $5.4 million premium is being amortized as a reduction of interest expense over the life of the Series D Notes. The proceeds from the Series D Notes, along with available cash, were used to finance the First Image Acquisition (see Note 12).

In September 1999, the Company made open market purchases of $25 million of the Notes at an average price of 100.4425% of the face amount and cancelled them. In connection with the purchases, the Company recorded an "Extraordinary loss on extinguishment of debt" of $0.6 million. The associated income tax benefit was $0.4 million resulting in a net loss of $0.2 million.

The Notes have no sinking fund requirements and are due in full on April 1, 2004. The Notes are redeemable at the option of the Company in whole or in part at prices ranging from 108.156% to 102.710% plus accrued and unpaid interest until April 1, 2003. On or after April 1, 2003, the Notes may be redeemable at 100% plus accrued and unpaid interest. Upon a Change of Control (as defined), the Company is required to make an offer to purchase the Notes then outstanding at a purchase price equal to 101% plus accrued and unpaid interest.

The Notes are general unsecured obligations of the Company and expressly subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. The Notes will rank pari passu with any future Senior Subordinated Indebtedness (as defined) and senior to all Subordinated Indebtedness (as defined) of the Company.

The indenture relating to the Notes contains covenants related to limitations of indebtedness of the Company and restricted subsidiaries, limitations on restricted payments, limitations on distributions from restricted subsidiaries, limitations on sale of assets and restricted subsidiary stock, limitations on liens, a prohibition on layering, limitations on transactions with affiliates, limitations on issuance and sale of capital stock of restricted subsidiaries, limitations of sale/leaseback transactions, and limitations on mergers, consolidations or sales of substantially all of the Company's assets.

NOTE 5.
RESTRUCTURING CHARGES:

In fiscal year 2000, the Company effected a reorganization of its workforce in the United States and Europe along its four lines of business, reorganized parts of its corporate staff and phased out its manufacturing operations. The Company recorded restructuring charges of $14.6 million related to these actions. Employee severance and termination-related costs were for approximately 300 employees, substantially all of whom will leave the Company by December 31, 2000, although some severance payments have been deferred and will be paid throughout calendar year 2001. Other fees relate to professional fees associated with negotiations to terminate facility leases and other costs associated with implementation of the business unit structure and the reorganization of the four business units into separate entities. The remaining liability of $5.9 million is included as "Other Accrued Liabilities" on the September 30, 2000 and 1999, Consolidated Balance Sheets.

In connection with the acquisition of First Image (see Note 12), the Company recorded certain reserves associated with the restructuring of the Company's existing business and the acquired business. The reserves associated with costs to be incurred related to restructuring the Company's existing business are charged to expense while the reserves associated with restructuring costs to be incurred related to the acquired business are recorded as a purchase accounting adjustment.

Included in the Company's operating results for the year ended September 30, 1998, are restructuring charges of $8.5 million. These charges result from the Company's acquisition of the First Image Businesses and the Company's plans to close down Anacomp sites with multiple market presence in certain cities and convert First Image customers to Anacomp equipment. As of September 30, 2000 and 1999, a balance of $1.4 million and $2.6 million, respectively, remains, consisting primarily of reserves for idle leased facilities.

The Company also recorded $15.2 million in reserves in 1998 related to the restructuring of the First Image businesses and the Company's plans to integrate the First Image corporate functions into Anacomp's and to close down certain First Image sites where the Company had a multiple market presence. As of September 30, 2000 and 1999, a balance of $0.2 million and $4.1 million, respectively, remains, consisting primarily of reserves for idle leased facilities and personnel severance.

The following table displays the activity and balances of the restructuring reserve account during the years ended September 30, 2000, 1999 and 1998 (in thousands):

                      September 30,                                     September 30,
                         1999                                              2000
   Type of Cost         Balance         Additions        Deductions       Balance
-------------------   -------------     ---------        ----------     -------------

Employee
Separations             $  1,242        $ 10,307         $ (8,325)        $  3,224
Facility Closing           4,379           1,000           (3,558)           1,821
Contract
Obligations                 --             1,400             (300)           1,100
Other                      1,030           1,900           (1,550)           1,380
                        --------        --------         --------         --------
                        $  6,651        $ 14,607         $(13,733)        $  7,525
                        ========        ========         ========         ========




                      September 30,                                     September 30,
                         1998                                              1999
   Type of Cost         Balance         Additions        Deductions       Balance
-------------------   -------------     ---------        ----------     -------------

Employee
Separations             $  6,010        $   --           $ (4,768)        $  1,242
Facility Closing           7,412            --             (3,033)           4,379
Other                      6,880            --             (5,850)           1,030
                        --------        --------         --------         --------
                        $ 20,302        $   --           $(13,651)        $  6,651
                        ========        ========         ========         ========



                      September 30,                                     September 30,
                         1997                                              1998
   Type of Cost         Balance         Additions        Deductions       Balance
-------------------   -------------     ---------        ----------     -------------

Employee
Separations             $   --          $  7,227         $ (1,217)        $  6,010
Facility Closing            --             7,613             (201)           7,412
Other                       --             8,884           (2,004)           6,880
                        $   --          $ 23,724         $ (3,422)        $ 20,302


------------

(a) Includes $8,494 charged to operations and $15,230 recorded as goodwill associated with First Image acquisition.


NOTE 6.
ASSET IMPAIRMENT CHARGES:

Based on the Company's change in strategic direction and events related to the buyer of the Company's Magnetics business sold in 1999, the Company recorded impairment charges of $28.5 million (including an accrual of $2.2 million related to a prior year acquisition) in the fiscal year 2000 results. These asset impairment charges included the write-off of goodwill, the abandonment of certain development projects and idle facilities, and the uncollectibility of a note receivable. Goodwill impairment was determined in accordance with SFAS No. 121 and was based on expected future undiscounted cash flows of the related businesses. The Company recorded an asset impairment charge of $8.2 million in the fiscal year 1999 based on the Company's review of each acquisition, projected future undiscounted cash flows and modifications to the Company's strategic direction in the fiscal year 1999 fourth quarter. Asset impairment charges are as follows:
                                                  Year Ended September 30,
                                                  ------------------------
Assets  (in thousands)                              2000            1999
------------------------------------------------  ---------       --------

Goodwill........................................    $21,390       $ 8,224
Magnetics note receivable (see Note 8)..........      2,738           ---
Development assets..............................      2,338           ---
Leasehold improvements and equipment............      2,027           ---
                                                    -------       -------
                                                    $28,493       $ 8,224
                                                    =======       =======

As reflected in the accompanying consolidated balance sheets, the Company had goodwill related to the following acquisitions:

                                                        September 30
                                                  ------------------------
Business Acquisition (in thousands)                   2000         1999
------------------------------------------------  ---------       --------

First Image.....................................   $85,818        $ 92,603
Bgin Holding AG.................................       ---          13,960
Litton Adesso Software, Inc.....................     8,947          10,800
All Others......................................     3,662          15,602
                                                   --------       --------
                                                   $98,427        $132,965
                                                   ========       ========

As management continues to assess its business units and refines and implements its plans, including taking such actions which may be necessary in order to address its liquidity issues with its lenders (see Notes 1, 3 and 4), certain courses of action may be taken that could result in additional impairment of goodwill or other Company assets.

NOTE 7.
FINANCIAL REORGANIZATION AND FRESH START REPORTING:

On May 20, 1996 (the "Confirmation Date"), the U.S. Bankruptcy Court confirmed the Company's Third Amended Joint Plan of Reorganization (the "Reorganization"), and on June 4, 1996, the Company emerged from bankruptcy. As of May 31, 1996, the Company adopted Fresh Start Reporting in accordance with the American Institute of Certified Public Accountant's Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code". Fresh Start Reporting resulted in material changes to the Consolidated Balance Sheet, including the valuation of assets, intangible assets (including goodwill) and liabilities at fair market value, and the valuation of equity based on the appraised reorganization value of the ongoing business. The net result of the valuation of identifiable assets, the recognition of liabilities at fair market value, and the valuation of equity was that the Company recognized an asset entitled "Reorganization value in excess of identifiable assets" totaling $267.5 million as of May 31, 1996 (see Note 2).

NOTE 8.
SALE OF THE MAGNETICS DIVISION:

In February 1999, the Company adopted a plan to dispose of its Magnetics Division (the "Magnetics Division"), and on April 28, 1999, the Company signed a definitive agreement to sell the Magnetics Division. The sale was effective June 1, 1999, and the sales price of $40 million included $37 million in cash at closing and an interest-bearing $3 million subordinated note. A post-closing adjustment resulted in the Company returning to the buyer $1.2 million to reflect a shortfall in the agreed-upon working capital for the Magnetics Division. The Company recognized a gain, net of income taxes, of approximately $2.2 million as a result of the sale, which is reflected in the 1999 Consolidated Statements of Operations as a "Gain on sale of discontinued operations, net of taxes". However, as a result of changes in its business strategy and the related effect on certain Magnetics Division obligations, the Company revised certain estimates of costs to be incurred in connection with this disposition, resulting in a charge of $1.6 million being recorded in the third quarter of fiscal 2000.

During the third quarter of fiscal 2000, the Company determined that the collectability of the note receivable, with a carrying value of $2.7 million, was impaired and wrote-off the $2.7 million note (see Note 6).

The results of operations of the Magnetics Division have been reported separately as "Income from discontinued operations, net of taxes" in the Consolidated Statements of Operations for the years ended September 30, 1999 and 1998.

The operating results of the discontinued operations are summarized as follows:

                                    Year ended September 30,
                                --------------------------------
(dollars in thousands)            1999                    1998
---------------------------     --------                --------

Revenues...................     $ 50,544                $104,079
                                ========                ========

Operating income...........     $  2,763                $  6,470
Income taxes...............        1,783                   4,306
                                --------                --------
Net income.................     $    980                $  2,164
                                ========                ========

NOTE 9.
FAIR VALUES OF FINANCIAL INSTRUMENTS:

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosure of fair value information for certain financial instruments. The carrying amounts for trade and other receivables and payables are considered to be their fair values. The carrying amounts, net of unamortized discounts and premiums, and fair values of the Company's other financial instruments at September 30, 2000 and 1999, are as follows:

                                             September 30, 2000                September 30, 1999
                                         --------------------------        ---------------------------
                                          Carrying          Fair            Carrying           Fair
(dollars in thousands)                     Amount           Value            Amount            Value
                                         ---------        ---------        ---------         ---------

Senior Secured Revolving Credit
  Facility ......................        $  57,650        $  57,650        $   8,900         $   8,900
10-7/8% Senior Subordinated Notes        $ 311,272        $  66,923        $ 311,937         $ 304,945
Unrealized gain/(loss) on
  currency swap contract (see
  Note 10) ......................        $     532        $     532        $  (1,145)        $  (1,145)

The September 30, 2000 and 1999 estimated fair values of Senior Subordinated Notes were based on quoted market values.


NOTE 10.
HEDGING:

The Company entered into currency swap agreements that hedge the U.S. Dollar value of the Company's investment in the net assets of certain foreign subsidiaries. The Company is exposed to the risk of future currency exchange rate fluctuations.

                                                                       Unrealized
                                                           Unrealized  Gain
                                                           Gain        (Loss)
                                                           as of       as of
                    Notional                    Interest   September   September
Currency            Amount       Maturity       Rate       30, 2000    30, 1999
--------            --------     --------       --------   --------    ----------

Euro fixed-rate     28,860,029   April 1, 2002  8.69%      $   ---     $ (862,000)
Swiss      Franc                 September 8,
fixed-rate          22,725,000   2002           2.99%          ---         11,000
Swiss      Franc
fixed-rate          14,635,700   April 1, 2002  7.45%          ---       (294,000)
Swiss      Franc
fixed-rate          10,000,000   April 1, 2003  4.05%       532,000           ---
                                                           --------    -----------
                                                           $532,000    $(1,145,000)
                                                           ========    ===========

The above net unrealized gain (loss) has been reflected as "Prepaid expenses and other" and "Other accrued liabilities" in the 2000 and 1999 Consolidated Balance Sheets, respectively, with a corresponding adjustment to accumulated other comprehensive loss. In November 2000, the Company terminated its currency swap agreement and received $0.6 million in cash proceeds. This benefit will be reflected as a component of other comprehensive income (loss) in stockholders' equity (deficit).

NOTE 11.
ACQUISITIONS:

During the three years ended September 30, 2000, Anacomp made the acquisitions set forth below, each of which has been accounted for under the purchase method of accounting and, accordingly, the assets, including in-process research and development, and the liabilities were recorded based on their fair values at the date of acquisition and the results of operations for each of the acquisitions have been included in the financial statements for the periods subsequent to acquisition.

FISCAL 2000
-----------

In 2000, $4 million was paid or accrued and 38,262 unregistered shares of Anacomp common stock were issued related to contract clauses in the purchase agreements of prior year acquisitions.

FISCAL 1999
-----------

In July 1999, Anacomp acquired Litton Adesso Software, Inc ("Adesso") for $17 million and incurred additional costs of $1.6 million. Based upon an independent third party appraisal, Anacomp allocated $3 million to in-process research and development, $3.2 million to developed technology, $10.8 million to goodwill and $1.6 million to the identifiable net assets. The intangible assets are being amortized over three to seven years. The in-process research and development was immediately written off and is shown as a "Write-off of acquired in-process research and development" in the 1999 Consolidated Statement of Operations. The fair values for all other acquisitions were allocated between the net assets and goodwill.

The value of acquired in-process research and development was computed using a discounted cash flow analysis on the anticipated income stream of the related product sales. The value assigned to acquired in-process research and development was determined by estimating the costs to develop the acquired in-process research and development into commercially viable products, estimating the resulting net cash flows from the products and discounting the net cash flows to their present value. With respect to the acquired in-process research and development, the calculations of value were adjusted to reflect the value creation efforts Adesso created prior to the close of the acquisition.

During fiscal 1999, Anacomp acquired either the customer bases and other assets or the stock of twelve businesses, including Adesso. Total consideration paid at the closing was $50 million and 169,010 shares of Anacomp common stock, of which approximately $31.6 million was assigned to goodwill. The aggregate purchase prices consisted of $40.2 million in cash and $9.8 million in assumed liabilities. In addition, one of the acquisitions included potential future consideration based upon future levels of sales. Three of the other acquisitions include provisions for contingent cash payments of up to approximately $0.7 million in the aggregate. In 1999, $3.8 million was paid and 14,400 unregistered shares of Anacomp common stock were issued related to contract clauses included in the purchase agreements of prior year acquisitions.

FISCAL 1998
-----------

During fiscal 1998, excluding the First Image acquisition discussed separately in Note 12, Anacomp acquired either the customer bases and other assets or the stock of nine businesses. Total consideration paid at the closing was $17.9 million of which approximately $12.5 million was assigned to goodwill. The aggregate purchase prices consisted of $17 million cash at closing, $0.9 million in assumed liabilities and contingent cash payments of up to $10.9 million based upon future operating results of the acquired businesses.

NOTE 12.
FIRST IMAGE ACQUISITION:

As of June 1, 1998, the Company completed its acquisition (the "First Image Acquisition") of assets constituting substantially all of the business and operations (the "First Image Businesses") of First Image Management Company ("First Image"), a division of First Financial Management Corporation ("FFMC"), which was a wholly owned subsidiary of First Data Corporation ("FDC"). The Company also assumed substantially all of the ongoing liabilities of the First Image Businesses. The purchase price paid by the Company to FFMC at the closing of the Acquisition was $150 million, although a post-closing adjustment resulted in FFMC returning to the Company $4.9 million to reflect a shortfall in the agreed-upon working capital for the First Image Businesses. The First Image Acquisition was accounted for as a purchase, and the goodwill was approximately $100 million, which is being amortized over a 15-year period on a straight-line basis.

The First Image Businesses included (i) image access services, primarily COM and Compact Disc ("CD") services (the "IAS Business"), (ii) document print and distribution services such as laser print and mail and demand publishing services (the "DPDS Business"), and (iii) document acquisition services such as health care and insurance claims entry and data capture services (the "DAS Business"). The Company retained and continues to operate the IAS Business. IAS Business revenues of $37.7 million and EBITDA of $9.7 million were included in the Company's results of operations for the fiscal year ended September 30, 1998.

The Company sold the DAS Business as of July 1, 1998. The Company also sold the DPDS Business as of August 1, 1998. The Company generated $45 million in cash from the sale of both Businesses and liquidation of related working capital. The Company excluded the results of operations for the DAS and DPDS Businesses from the Company's results of operations for the year ended September 30, 1998.

NOTE 13.
SUPPLIER CONCENTRATION RISK:

SKC AGREEMENT
-------------

Anacomp has a supply agreement with SKC America, Inc., a New Jersey corporation ("SKCA"), and SKC Limited ("SKCL"), an affiliated corporation of SKCA organized pursuant to the laws of the Republic of Korea. SKCA and SKCL are collectively referred to as "SKC". The supply agreement expires in December 2003. Pursuant to the supply agreement, Anacomp purchases all of its requirements for coated duplicate microfilm from SKC. Pursuant to the supply agreement, SKC also provided the Company with a substantial portion of its polyester requirements for its magnetic media products prior to the sale of its Magnetics Division. The supply agreement has no minimum purchase requirements.

In connection with the supply agreement, SKC also provided the Company with a $25 million trade credit facility, which was reduced to $15 million in fiscal 1997 and further reduced to $5 million in fiscal 1998. The $5 million trade credit is outstanding at September 30, 2000. The trade credit arrangement bears interest at 1.75% over the prime rate of The First National Bank of Boston (10% as of September 30, 2000).

In connection with an amendment to the supply agreement in June 1996, the Company agreed to certain price increases, retroactive to 1994, and the Company agreed to make the deferred payments related to the retroactive price increases to SKC. The Company is committed to pay SKC $1 million in 2001, which is included as "Other accrued liabilities" in the accompanying Consolidated Balance Sheets.

KODAK AGREEMENT
---------------

The Company obtains its silver halide film used to produce master images from the Eastman Kodak Company under an exclusive multi-year supply agreement. The supply agreement has no minimum purchase requirements.

NOTE 14.
COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS:

                                                                September 30,
                                                         ---------------------------
(dollars in thousands)                                     2000              1999
                                                         ---------         ---------
Accounts and Notes Receivable:
-------------------------------------------------
Trade receivables,  net of allowance for doubtful
accounts of $4,922 and $5,815, respectively .....        $  52,914         $  74,379
Other ...........................................              646               880
                                                         ---------         ---------
                                                         $  53,560         $  75,259
                                                         =========         =========
Inventories:
-------------------------------------------------
Finished goods, including purchased film ........        $   7,717         $   9,827
Work in process .................................               66             2,433
Raw materials and supplies ......................              514             7,399
                                                         ---------         ---------
                                                         $   8,297         $  19,659
                                                         =========         =========
Property and Equipment:
-------------------------------------------------
Buildings .......................................        $   4,115         $   4,651
Office furniture ................................           12,033            12,526
Field support spare parts .......................            5,795             4,433
Leasehold improvements ..........................           12,167            10,481
Processing and manufacturing equipment ..........           50,812            34,707
                                                         ---------         ---------
                                                            84,922            66,798
Less accumulated depreciation and amortization ..          (39,725)          (19,359)
                                                         ---------         ---------
                                                         $  45,197         $  47,439
                                                         =========         =========
Excess  of  Purchase  Price  Over Net  Assets  of
Businesses Acquired:
-------------------------------------------------
Goodwill ........................................        $ 160,544         $ 177,407
Less accumulated amortization ...................          (62,117)          (44,442)
                                                         ---------         ---------
                                                         $  98,427         $ 132,965
                                                         =========         =========
Cash Surrender Values Included in Other Assets:
-------------------------------------------------
Cash surrender values in life insurance policies         $  24,159         $  22,497
Loans against cash surrender values .............          (23,868)          (19,583)
                                                         ---------         ---------
Net cash surrender values in Other Assets .......        $     291         $   2,914
                                                         =========         =========
Face amounts of life insurance policies .........        $  53,423         $  51,748
                                                         =========         =========

Other Accrued Liabilities:
-------------------------------------------------
Restructuring reserves (see Note 5) .............        $   7,525         $   6,651
EPA liabilities .................................            2,150             2,789
Deferred revenues ...............................            7,408            11,892
Sales tax and VAT liability .....................            2,517             3,837
Other ...........................................           13,890            15,861
                                                         ---------         ---------
                                                         $  33,490         $  41,030
                                                         =========         =========



NOTE 15.
LONG-TERM RECEIVABLES:

                                                 September 30,
                                          -------------------------
        (dollars in thousands)              2000             1999
        Long Term receivables:            --------         --------
        -------------------------------
        Lease contracts receivable.....   $  3,530         $  7,214
        Other..........................         97            3,373
                                          --------         --------
                                             3,627           10,587
        Less current portion...........     (1,763)          (2,952)
                                          --------         --------
                                          $  1,864         $  7,635
                                          ========         ========

Lease contracts receivable result from customer leases of products under agreements that qualify as sales-type leases. Annual future lease payments to be received under sales-type leases are as follows:

                                                  Year Ended
                                                  September
                  (dollars in thousands)             30,
                  ----------------------          ----------
                  2001.........................     $1,893
                  2002.........................      1,225
                  2003.........................        545
                  2004.........................        154
                  2005.........................        105
                                                    ------
                                                     3,922
                  Less deferred interest.......       (392)
                                                    ------
                                                    $3,530
                                                    ======

NOTE 16.
RETIREMENT PLANS:

The Company has a retirement savings plan for its U.S. employees that qualifies under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to 15% of their pretax salary, but not more than statutory limits. The Company may contribute, at its discretion, up to fifty cents for each dollar a participant contributes, with a maximum contribution of 3% of a participant's earnings. Company expense for matching contributions was $1.5 million and $1.4 million in fiscal years 1999 and 1998, respectively. No Company matching contribution expense was incurred in 2000.

Certain of the Company's non-U.S. subsidiaries have retirement plans that cover substantially all regular employees, for which the Company deposits funds under various fiduciary-type arrangements. Company contributions are generally based on years of service as well as on the employee's level of compensation. The ranges of assumptions that are used for these contributions reflect the different economic environments and statutory requirements within the various countries. Company expense for contributions to the non-U.S. plans was $1.6 million, $2.1 million, and $1.8 million in fiscal years 2000, 1999 and 1998, respectively.

NOTE 17.
CAPITAL STOCK:

PREFERRED STOCK

The Board of Directors of the Company has the ability, at its discretion, to create one or more series of Preferred Stock and to determine each such series' preferences, limitations, and relative voting and other rights.

COMMON STOCK REPURCHASE PROGRAM

In February 1999, the Board of Directors authorized repurchases of up to two percent of the Company's outstanding shares of common stock per quarter. Shares may be purchased on the open market from time to time and at such prices as the management of the Company may determine, based on current prices and market conditions. The program is subject to compliance with the Company's credit agreements. During fiscal 2000 and 1999, the Company repurchased 93,200 and 534,156 shares, respectively, of its common stock. On February 8, 2000, the Company terminated the stock repurchase program.

WARRANTS

As of September 30, 2000 and 1999, the Company had 355,986 and 356,064 warrants to purchase common stock outstanding, respectively. Each warrant is convertible into 1.0566 shares of common stock at an exercise price of $11.57 per share. The warrants expire on June 3, 2001.

NOTE 18.
STOCK PLANS:

On July 22, 1996, the Company's Board of Directors approved the 1996 Restructure Recognition Incentive Plan. Under this Plan, effective August 22, 1996, the Company awarded to employees 947,500 stock options to acquire common stock.

With regard to the stock options, the options were granted at an exercise price of $4.63 per share of common stock, which resulted in approximately $3.2 million of compensation expense over the vesting period of the options based on the market value of the stock at August 22, 1996. All of these stock options were fully vested by November 15, 1999. The Company recognized $0.5 and $1 million of compensation expense related to the options issued and the restricted stock awarded during the fiscal years ended September 30, 1999 and 1998, respectively. The options expire 10 years after the date of the grant.

In April 1998, the Company awarded 35,000 shares of restricted common stock that were valued at $0.5 million. The compensation expense related to this award is being amortized to expense over the vesting period. Amortization expense related to this award was $0.2 million and $0.3 million for the years ended September 30, 1999 and 1998, respectively.

On February 3, 1997, the Company's shareholders approved the 1996 Long-Term Incentive Plan, which provides for the future issuance of various forms of common stock-related awards, including options, stock appreciation rights and restricted shares. The Company has reserved 2.4 million shares of common stock for issuance under this plan. Awards, including the nature of the awards and related exercise prices, are to be determined at the discretion of the Compensation Committee of the Board of Directors in accordance with the plan provisions.

On February 7, 2000, the Company's shareholders approved an amendment to and restatement of the Company's amended and Restated 1996 Long-Term Incentive Plan to increase by 750,000 the number of shares of the Company's common stock issuable thereunder.

Transactions under the Company's stock option plans are summarized as follows:


                       ---------------------------      ---------------------------      ---------------------------
                                   2000                             1999                             1998
                       ---------------------------      ---------------------------      ---------------------------
                                         Weighted                         Weighted                         Weighted
                                         Avg.                             Avg.                             Avg.
                                         Exercise                         Exercise                         Exercise
                       Shares            Price          Shares            Price          Shares            Price
                       ---------         ---------      ---------         ---------      ---------         ---------

Outstanding on
   October 1,......    2,160,330         $   13.12      2,005,706         $   11.36      1,671,055         $    7.96
Granted ...........      353,900             15.95        653,150             16.65        979,375             14.31
Canceled ..........     (311,612)            15.35       (152,749)            14.07       (333,336)             9.41
Exercised .........     (184,897)             8.79       (345,777)             9.25       (309,388)             6.17
                       ---------                        ---------                        ---------
Outstanding on
   September 30,...    2,017,721         $   13.62      2,160,330         $   13.12      2,005,706         $   11.36
                       =========                        =========                        =========


The following table summarizes all options outstanding and exercisable by price range as of September 30, 2000:

-----------------------------------------------------   ------------------------
                             Weighted-
                              Average     Weighted-                   Weighted
   Range of                  Remaining     Average                     Average
   Exercise      Options    Contractual   Exercise        Options     Exercise
    Prices     Outstanding      Life        Price       Exercisable     Price
-----------------------------------------------------   ------------------------
$ 3.25  -
$12.31           532,476         6.55      $  7.98        441,351      $  5.05
$12.38  -
$14.63           553,484         7.00       $13.38        537,435       $12.93
$15.13  -
$17.50           580,577         8.35       $16.43        248,190       $17.29
$17.63  -
$22.81           351,184         8.71       $17.88        109,108       $18.12
               ---------         ----       ------      ---------       ------
               2,017,721         7.57       $13.62      1,336,084       $12.26
               =========                                =========
--------------------------------------------------------------------------------

On February 3, 1997, the Company's shareholders approved the Anacomp, Inc. 1997 Qualified Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Stock Purchase Plan allows qualified employees to purchase shares of the Company's common stock at the lower of 85% of the fair market value at the date of purchase or 85% of the fair market value on the first day of each quarterly offering period. A maximum of 500,000 shares of common stock is available for purchase under the Stock Purchase Plan. As of September 30, 2000, 231,898 shares have been issued under the plan.

The Company has reserved approximately 5.2 million shares of Anacomp common stock for the exercise of stock options, the exercise of warrants, employee stock purchases and other corporate purposes.

The Company accounts for its employee stock option plans in accordance with APB Opinion No. 25, under which compensation expense is recognized only to the extent the exercise price of the option is less than the fair market value of a share of stock at the date of grant. Accordingly, the Company has adopted the disclosure only requirements of SFAS No. 123, "Accounting for Stock Based Compensation." Had employee compensation costs for these plans been determined based on their fair value on their grant date in accordance with SFAS No. 123, the Company's net loss would have been as follows:

                                                 Year Ended
                                     -----------------------------------
  (dollars  in  thousands,           September    September    September
  except per share data)              30, 2000     30, 1999     30, 1998
  --------------------------------   ----------   ---------    ---------
  Net loss as reported............    $(111,434)   $(67,992)    $(67,749)
  Pro forma net loss..............    $(115,363)   $(72,960)    $(70,309)
  Net loss per share as reported..    $ (7.70)     $ (4.78)     $(4.85)
  Pro forma net loss per share....    $ (7.97)     $ (5.13)     $(5.04)

The fair value of each option grant is estimated on the date of grant using the Black Scholes option pricing model. The weighted average fair value of options granted during 2000, 1999 and 1998, as well as the weighted average assumptions used to determine the fair values, are summarized below:

                                        2000       1999       1998
                                     --------    -------    -------
   Fair Value of Options Granted....  $ 15.05      $7.61      $7.30
   Risk-Free Interest Rate..........    5.36%      5.40%      5.69%
   Expected Dividend Yield..........       0%         0%         0%
   Expected Volatility..............     113%        43%        46%
   Expected Life.................... 10 Years    5 Years    5 Years

NOTE 19.
INCOME TAXES:

The components of income (loss) from continuing operations before income taxes and extraordinary items were:

                                             Year Ended
                          ----------------------------------------------
                          September         September         September
   (dollars in                30,               30,               30,
   thousands)                2000              1999              1998
------------------        ---------         ---------         ---------

United States.....        $ (94,676)        $ (74,793)        $ (78,424)
Foreign ..........          (13,572)            8,748            11,819
                          ---------         ---------         ---------
                          $(108,248)        $ (66,045)        $ (66,605)
                          =========         =========         =========

The components of the consolidated tax provision after utilization of net operating loss carryforwards are summarized below:

                                             Year Ended
                          ---------------------------------------------
                          September         September         September
   (dollars in                30,               30,               30,
   thousands)                2000              1999              1998
------------------------  ---------         ---------         ---------
Current:
   Federal .............  $   --            $     672         $      --
   Foreign .............      1,490             5,498             5,000
   State ...............         60               516               400
                              1,550             6,686             5,400
Tax reserve adjustment .      --                  767               400
Non-cash  charge in lieu
of taxes ...............      --                1,527                --
                          ---------         ---------         ---------
                          $   1,550         $   8,980         $   5,800
                          =========         =========         =========


The non-cash charge in lieu of taxes represents the utilization of pre-reorganization tax benefits that are reflected as reductions to the Reorganization Asset.

The income tax provision is included in the Consolidated Statements of Operations as follows:

                                               Year Ended
                               ----------------------------------------
                               September      September       September
                                  30,            30,             30,
(dollars in thousands)           2000           1999            1998
-----------------------        ---------      ---------       ---------
Provision for income
  taxes before
  discontinued
  operations and
  extraordinary item ..        $ 1,550        $ 4,960         $ 2,194
Discontinued operations           --            4,427           4,306
Extraordinary loss on
  discharge of
  indebtedness ........           --             (407)           (700)
                               -------        -------         -------
                               $ 1,550        $ 8,980         $ 5,800
                               =======        =======         =======

The following is a reconciliation of income taxes from continuing operations calculated at the United States federal statutory rate to the provision for income taxes:

                                                          Year Ended
                                         -------------------------------------------
                                         September        September        September
                                            30,             30,             30,
(dollars in thousands)                     2000             1999             1998
---------------------------------        ---------        ---------        ---------
Benefit for income taxes at
  U.S. statutory rate ...........        $(37,886)        $(23,115)        $(23,370)
Nondeductible amortization and
  write-off of intangible assets           12,800           26,607           25,450
State and foreign income taxes ..           6,300              321              (76)
Tax reserve adjustment ..........            --              1,200              380
Change in deferred tax asset
  valuation allowance ...........          18,500             --               --
Other ...........................           1,836              (53)            (190)
                                         --------         --------         --------
                                         $  1,550         $  4,960         $  2,194
                                         ========         ========         ========

The components of deferred tax assets and liabilities are as follows:

                                                            September 30,
                                                         -------------------
(dollars in thousands)                                    2000        1999
---------------------------------------------------      -------     -------
Tax effects of future temporary differences related
  to:
  Accrued expenses and reserves.....................     $ 7,700     $ 7,300
  Depreciation and amortization.....................       5,100       5,400
  Other.............................................       6,600       6,500
                                                         -------     -------
Net tax effects of future differences...............      19,400      19,200
                                                         -------     -------
Tax effects of carryforward benefits:
  Federal net operating loss carryforwards..........      70,000      52,300
  Federal general business tax credits..............       1,200       1,100
  Foreign tax credits...............................       3,500       3,000
                                                         -------     -------
Tax effects of carryforwards........................      74,700      56,400
                                                         -------     -------
Tax effects of future taxable differences and
  carryforward benefits.............................      94,100      75,600
Less valuation allowance............................     (94,100)    (75,600)
                                                         -------     -------
Net deferred tax asset..............................     $   ---     $   ---
                                                         =======     =======


At September 30, 2000, the Company has federal net operating loss carryforwards ("NOLs") of approximately $200 million available to offset future U.S. taxable income expiring at various dates through 2020. As a result of ownership changes (as defined by Section 382 of the Internal Revenue Code of 1986, amended) that occurred in fiscal 1996 (see Note 7), the Company's NOLs generated prior to May 20, 1996 total approximately $112 million at September 30, 2000, of which approximately $4 million can be utilized per year. NOLs generated subsequent to May 20, 1996 totaling approximately $88 million at September 30, 2000 are not subject to limitation. However, potential future ownership changes (see Note 1) may result in additional NOL limitations. The Company may also authorize the use of other tax planning strategies to utilize a portion of the NOLs prior to their expirations. The Company expects, however, that substantial amounts of the NOLs will expire unused.

The tax benefits of pre-reorganization net deferred tax assets will be reported first as a reduction of the Reorganization Asset and then as a credit to equity. These tax benefits will not reduce income tax expense for financial reporting purposes. During fiscal 2000, approximately $3 million of foreign tax credits expired unused.

NOTE 20.
COMMITMENTS AND CONTINGENCIES:

LEASE COMMITMENTS
-----------------

Anacomp has commitments under long-term operating leases, principally for building space and data service center equipment expiring at various dates through May 2011. In fiscal 2001, the Company signed an agreement to lease substantially less space for its headquarters facility. The following summarizes the future minimum lease payments under all noncancelable operating lease obligations that extend beyond one year, including the new headquarters facility lease:
                                               Year Ended
                                               ----------
                                                September
                                                   30,
                                               ----------
         (dollars in thousands)
         2001.............................     $  10,131
         2002.............................         8,505
         2003.............................         6,791
         2004.............................         5,342
         2005.............................         4,327
         Thereafter.......................        18,395
                                               ---------
                                               $  53,491
                                               =========


The total of future minimum rentals to be received under noncancelable subleases related to the above leases is $1 million. The Company's rent and lease expense was $17.1 million, $18 million and $18 million for the years ended September 30, 2000, 1999 and 1998, respectively.

ENVIRONMENTAL LIABILITY
-----------------------

Xidex Corporation, a predecessor company of Anacomp, was designated by the United States Environmental Protection Agency ("EPA") as a potentially responsible party for investigatory and cleanup costs incurred by state and federal authorities involving locations included on a list of EPA's priority sites for investigation and remedial action under the federal Comprehensive Environmental Response, Compensation, and Liability Act. The EPA liability, disclosed in Note 14, relates to its estimated liability for cleanup costs for the aforementioned locations and other sites. In the opinion of management, no material losses are expected in excess of the liability recorded.

LEGAL MATTERS
-------------

On August 29, 1997, Access Solutions International, Inc. ("ASI") filed a complaint for patent infringement in the U.S. District Court, District of Rhode Island, against Data/Ware Development, Inc. ("Data/Ware"), of which Anacomp is the successor by merger, and The Eastman Kodak Company ("Kodak"). The complaint seeks injunctive relief and unspecified damages, including attorneys' fees, for alleged infringement by Data/Ware and Kodak of ASI's United States Letters Patent No. 4,775,969 for "Optical Disk Storage Format, Method and Apparatus for Emulating a Magnetic Tape Drive" and No. 5,034,914 for "Optical Disk Storage Method and Apparatus with Buffered Interface." The Company has assumed the defense of this matter on behalf of both Data/Ware and Kodak. Discovery in this case continues. The court is currently considering the parties' motions for summary judgment. A trial would probably not occur before the second calendar quarter of 2001. Although there can be no assurance as to the eventual outcome of this matter, management believes that it has numerous meritorious arguments and intends to pursue them vigorously.

In a related matter, the Company has brought a lawsuit in California State court against the principal shareholder of Data/Ware, seeking to enforce that shareholder's obligation to indemnify the Company in the ASI litigation. The state court granted the Company's motion for summary adjudication of the shareholder's duty to fund most of the defense of the ASI case, which the shareholder is currently paying into the court's escrow account. Any unfinished discovery in the state court litigation has been postponed until the resolution of the ASI litigation.

Anacomp is also involved in various claims and lawsuits incidental to its business and management believes that the outcome of those matters individually, and in the aggregate, will not have a material adverse effect on its consolidated financial position or results of operations.

NOTE 21.
OPERATING SEGMENTS:

Anacomp's business is focused in the document management industry. The Company manages its business through four operating units: docHarbor, which provides Internet-based document-management services; Document Solutions, which provides document management outsource services; Technical Services, which provides equipment maintenance services for Anacomp and third-party manufactured products; and Datagraphix, which provides COM systems and COM related supplies.

Management evaluates performance based upon earnings before interest, other income, reorganization items, restructuring charges, taxes, depreciation and amortization, asset impairment charges and extraordinary items ("EBITDA"). Segment profit or loss also excludes acquired in-process research and development. These costs are managed at the Corporate segment.

Information about the Company's operations by operating segment is as follows (dollars in thousands):

                                            Document     Technical
                               docHarbor(a) Solutions    Services    Datagraphix(b) Corporate  Consolidated
-----------------------------------------------------------------------------------------------------------
2000
Digital/renewal
   revenues............        $ 4,598      $ 71,037     $ 19,152    $15,387        $ ---      $110,174
COM revenues...........           ---        143,055       44,790     85,178          ---       273,023
Intercompany
   revenues............           ---          ---         12,256      ---         (12,256)       ---
                              --------      --------     --------   --------      ---------    --------
Total revenues........           4,598       214,092       76,198    100,565       (12,256)     383,197
EBITDA................         (25,034)       43,481       27,566      4,579       (23,684)      26,908
Depreciation and
   amortization.......           5,177        26,669        2,846      3,863        13,504       52,059
Total assets..........          22,851       133,586       16,086     35,607        30,159      238,289
Capital
   expenditures.......          10,158         6,213          731        196           826       18,124
=======================================================================================================
1999
Digital/renewal
   revenues...........         $ 1,568      $ 52,281     $ 14,698   $  5,015       $ ---       $ 73,562
COM revenues..........            ---        174,988       57,264    136,348         ---        368,600
Intercompany
   revenues...........            ---          ---         15,621      ---         (15,621)       ---
                              --------      --------     --------   --------      ---------    --------
Total revenues........           1,568       227,269       87,583    141,363       (15,621)     442,162
EBITDA................          (6,459)       50,100       30,749     42,326       (21,838)      94,878
Depreciation and
   amortization.......             759        29,092        5,322      6,776        68,003      109,952
Total assets..........          16,921       184,897       17,548     58,238        52,913      330,517
Capital
   expenditures.......           1,957        18,223        1,609      1,232         1,639       24,660
=======================================================================================================
1998
Digital/renewal
   revenues...........         $   351      $ 24,307     $  8,300   $  4,274       $  ---      $ 37,232
COM revenues..........             ---       137,902       64,158    155,646          ---       357,706
Intercompany
   revenues...........             ---         ---          5,222      ---          (5,222)       ---
                              --------      --------     --------   --------      ---------    --------
Total revenues........             351       162,209       77,680    159,920        (5,222)     394,938
EBITDA................          (1,755)       25,457       30,365     39,398       (20,452)      73,013
Depreciation and
   amortization.......             101        12,495        2,456      7,017        81,034      103,103
Total assets..........              72       159,542       15,238     74,391       162,594      411,837
Capital
   expenditures.......             ---         6,316        2,027      1,341         2,040       11,724

=======================================================================================================

(a) The Bank Group (see Note 3) has imposed certain restrictions on the Company's docHarbor business unit and the Company is re-evaluating its strategy with respect to the business unit, including seeking additional capital, a possible sale or discontinuance, or reintegration of certain docHarbor operations into the Company's Document Solutions business unit.

(b) During the third quarter of fiscal 2000 the Company announced a restructuring of the Datagraphix business unit, the merger of this unit into the Technical Services business unit and the discontinuance of manufacturing operations effective October 1, 2000. Datagraphix operations for 2000 include a charge to cost of sales of $9 million for inventory write-downs resulting from the decision to discontinue manufacturing operations.

(c) Includes elimination of intercompany revenue.

NOTE 22.
INTERNATIONAL OPERATIONS:

Anacomp's international operations are conducted principally through subsidiaries, a substantial portion of whose operations are located in Western Europe. Total international sales include sales by subsidiaries and through distributors. Information as to U.S. and international operations for the years ended September 30, 2000, 1999 and 1998 is as follows (dollars in thousands):

YEAR ENDED SEPTEMBER 30, 2000

                               U.S.     International Elimination Consolidated
                               ----     ------------- ----------- ------------
 Customer sales...........    $270,670    $112,527    $   ---     $383,197
 Inter-geographic.........      8,353         ---      (8,353)        ---
                              --------    --------    --------    --------
 Total sales..............    $279,023    $112,527    $(8,353)    $383,197
                              ========    ========    ========    ========
 Operating income (loss)
   from continuing
   operations.............    $(54,076)   $(13,572)   $   ---     $(67,648)
                              =========   =========   ========    ========
 Identifiable assets......    $173,434    $64,855     $   ---     $238,289
                              =========   =========   ========    ========

YEAR ENDED SEPTEMBER 30, 1999

                               U.S.     International Elimination Consolidated
                               ----     ------------- ----------- ------------
 Customer sales...........    $329,168    $112,994    $   ---     $442,162
 Inter-geographic.........     13,110         ---      (13,110)       ---
                              --------    --------    ---------   --------
 Total sales..............    $342,278    $112,994    $(13,110)   $442,162
                              ========    ========    ========    ========
 Operating income
   (loss) from
   continuing operations..    $(40,258)   $11,719     $   ---     $(28,539)
                              ========    ========    ========    ========
 Identifiable assets......    $266,700    $63,817     $   ---     $330,517
                              ========    ========    ========    ========

YEAR ENDED SEPTEMBER 30, 1998

                                U.S.     International Elimination Consolidated
                                ----     ------------- ----------- ------------
 Customer sales............    $270,886    $124,052    $   ---     $394,938
 Inter-geographic..........      17,016        ---      (17,016)       ---
                               --------    --------    ---------   --------
 Total sales...............    $287,902    $124,052    $(17,016)   $394,938
                               ========    ========    ========    ========
 Operating income (loss)
   from continuing
   operations..............    $(48,216)   $14,387     $   ---     $(33,829)
                               ========    ========    ========    ========
Identifiable assets.......     $368,492    $43,345     $   ---     $411,837
                               ========    ========    ========    ========


                      DISCLOSURE STATEMENT EXHIBIT "4" --
                  HISTORICAL AND CURRENT FINANCIAL INFORMATION

NOTE 23.
QUARTERLY FINANCIAL DATA (UNAUDITED):

   (dollars in thousands, except per       First   Second    Third     Fourth
   share amounts)                         Quarter  Quarter   Quarter   Quarter
                                          -------  -------   -------   -------
   FISCAL 2000

   Revenues..........................    $101,824  $104,873   $88,889   $87,611
   Gross margin......................      37,572    36,146    17,419    25,729
   Loss from continuing operations...     (15,204)  (12,195)  (41,422)  (40,977)
   Loss on sale/income from
      discontinued operations, net
      of taxes.......................       ---       ---      (1,636)    ---
                                        ---------- ---------   -------  --------
   Net loss..........................    $(15,204) $(12,195) $(43,058) $(40,977)
                                        ========== ========= ========= =========

   Basic and diluted per share data:

   Loss from continuing operations...      (1.06)    (0.85)    (2.85)    (2.83)
   Loss on sale/income from
      discontinued operations, net
      of taxes.......................        ---       ---     (0.11)     ---
                                           ------    ------   ------    ------
   Net loss..........................      (1.06)    (0.85)   (2.96)    (2.83)
                                        ========== ========= ========= =========

   FISCAL 1999

   Revenues..........................    $114,365  $112,542  $106,250  $109,005
   Gross margin......................      45,539    45,240    43,278    41,952
   Loss from continuing operations...     (14,802)  (15,398)  (15,611)  (25,194)
   Gain (loss) on sale/income from
      discontinued operations, net
      of taxes.......................         289       520     3,056      (642)
   Loss before extraordinary loss....     (14,513)  (14,878)  (12,555)  (25,836)
   Extraordinary loss on
      extinguishment of debt,
         net of taxes................       ---       ---      ---         (210)
                                       ----------   -------   -------   --------
   Net loss........................     $(14,513)  $(14,878) $(12,555) $(26,046)
                                       ========== ========= =========  =========

   Basic and diluted per share data:

   Loss from continuing operations...   $ (1.04)   $  (1.08)  $ (1.10)  $ (1.78)
   Gain (loss) on sale/income from
      discontinued operations, net
      of taxes.......................      0.02        0.04      0.22     (0.04)
   Loss before extraordinary item....     (1.02)      (1.04)    (0.88)    (1.82)
   Extraordinary loss on
      extinguishment of debt,
      net of taxes...................      ---         ---       ---      (0.02)
                                        ----------  --------- ---------  -------
   Net loss..........................     (1.02)      (1.04)    (0.88)    (1.84)
                                        ==========  ========= ========= ========

   SUMMARY OF SIGNIFICANT CHARGES BY
   QUARTER:

   FISCAL 2000

   Asset impairment charges..........    $ ---    $   ---    $ 5,671    $ 22,822

   Restructuring charges.............      ---       6,966     7,641    $  ---

   Inventory write-down..............      ---        ---      9,031    $  ---


   FISCAL 1999

   Asset impairment charges..........    $ ---    $   ---    $  ---     $  8,224

   Acquired in-process research and
      development....................    $   ---  $   ---    $  ---     $  3,000


                      DISCLOSURE STATEMENT EXHIBIT "4" --
                  HISTORICAL AND CURRENT FINANCIAL INFORMATION

NOTE 24.
VALUATION AND QUALIFYING ACCOUNTS AND RESERVES:

The following is a summary of activity in the Company's valuation and qualifying accounts and reserves for the years ended September 30, 2000, 1999 and 1998:

                                                             Charges
                                                 Balance    (Credits)                       Balance
                                                   at       to costs                        at end
                                                beginning    and                             of
                                                of period   expenses   Deductions   Other   period
                                                ---------  ---------   ----------   -----   -------

(dollars in thousands)
YEAR ENDED SEPTEMBER 30, 2000
Allowance for doubtful accounts...              $5,815      (195)       (698)       ---     $4,922
                                                ======      =====       =====      =====    ======
YEAR ENDED SEPTEMBER 30, 1999
Allowance for doubtful
   accounts (a)...................              $6,957      (752)       (103)      (287)    $5,815
                                                ======      =====       =====      =====    ======

YEAR ENDED SEPTEMBER 30, 1998
Allowance for doubtful
   accounts (b)...................              $5,206       249        (479)     1,981     $6,957
                                                ======      =====       =====      =====    ======


(a)Other deletions include the elimination of Magnetics related reserves (see
   Note 8).

(b)Other additions include allowance for doubtful accounts recorded in connection with the First Image acquisition

                      DISCLOSURE STATEMENT EXHIBIT "4" --
                  HISTORICAL AND CURRENT FINANCIAL INFORMATION

                        DISCLOSURE STATEMENT EXHIBIT "5"

                             FINANCIAL PROJECTIONS




           DISCLOSURE STATEMENT EXHIBIT "5" - FINANCIAL PROJECTIONS

                    [This page intentionally left blank.]

PROJECTED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Anacomp, Inc. and Subsidiaries
(Unaudited)
(Dollars in Thousands)
                                                    PREDECESSOR COMPANY                              REORGANIZED COMPANY
                                              FOR THE YEAR     THREE MONTHS    NINE MONTHS
                                                  ENDED           ENDED           ENDED        FOR THE YEARS ENDING SEPTEMBER 30,
                                              SEPTEMBER 30,    DECEMBER 31,   SEPTEMBER 30,   ------------------------------------
                                                   2001            2001            2002          2003          2004         2005
                                              -------------    ------------   -------------   ---------     ---------    ---------
Revenues......................................   $306,500         $71,100        $183,100      $257,650      $268,700     $282,900
Cost of revenues..............................    206,190          47,518         121,354       169,996       176,271      183,771
                                                ---------       ---------       ---------     ---------     ---------    ---------
Gross profit..................................    100,310          23,582          61,746        87,654        92,429       99,129
Sales, general and administrative expenses....     90,034          20,227          43,371        59,129        60,929       64,329
Amortization of intangible assets.............     11,729           2,911               -             -             -            -
                                                ---------       ---------       ---------     ---------     ---------    ---------
Operating (loss) income.......................     (1,453)            444          18,375        28,525        31,500       34,800
Interest expense..............................     44,058          10,502           4,800         4,700         4,200        2,800
Interest income and other expense, net               (914)           (125)           (375)         (500)         (500)        (500)
Loss on asset sales...........................          -           2,800               -             -             -            -
Restructuring credit..........................     (1,207)              -               -             -             -            -
                                                ---------       ---------       ---------     ---------     ---------    ---------
(Loss) income before income taxes.............    (43,390)        (12,733)         13,950        24,325        27,800       32,500
Provision for income taxes....................      1,555             450           2,380         9,730        11,120       13,000
                                                ---------       ---------       ---------     ---------     ---------    ---------
(Loss) income before extraordinary gain.......    (44,945)        (13,183)         11,570        14,595        16,680       19,500
                                                ---------       ---------       ---------     ---------     ---------    ---------
Extraordinary gain on extinguishment of notes.          -         292,071               -             -             -            -
                                                ---------       ---------       ---------     ---------     ---------    ---------
Net (Loss) income.............................   ($44,945)       $278,888         $11,570       $14,595       $16,680      $19,500
                                                =========       =========       =========     =========     =========    =========

Basic and diluted earnings per share            (A)  ---        (A)  ---            $2.87         $3.62         $4.13        $4.83
                                                =========       =========       =========     =========     =========    =========

Shares used in computing basic and diluted
net income per share                            (A)  ---        (A)  ---           4,034          4,034         4,034        4,034
                                                =========       =========       =========     =========     =========    =========

OTHER DATA:
Operating (loss) income.......................    ($1,453)           $444         $18,375       $28,525       $31,500      $34,800
Depreciation and amortization.................     31,176           6,111           9,525        12,700        12,697       12,697
                                                ---------       ---------       ---------     ---------     ---------    ---------
EBITDA........................................    $29,723          $6,555         $27,900       $41,225       $44,197      $47,497
                                                =========       =========       =========     =========     =========    =========

(A) Due to the implementation of Fresh Start Reporting, per share data for the Predecessor Company has been exluded as it is not comparable.

           DISCLOSURE STATEMENT EXHIBIT "5" - FINANCIAL PROJECTIONS

PROJECTED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Anacomp, Inc. and Subsidiaries
(Unaudited)
(Dollars in Thousands)
                                              PREDECESSOR COMPANY                       REORGANIZED COMPANY
                                             AS OF          AS OF                       AS OF SEPTEMBER 30,
                                         SEPTEMBER 30,   DECEMBER 31,    --------------------------------------------------
                                              2001           2001           2002         2003           2004         2005
                                         -------------   ------------    ---------    ---------      ---------    ---------
ASSETS
Current Assets:
     Cash and cash equivalents...........    $18,600        $13,000        $12,400      $12,400        $11,400      $26,100
     Accounts and notes receivable.......     47,963         44,200         41,825       43,225         44,822       47,019
     Inventories.........................      6,957          7,150          8,300       10,500         11,000       11,500
     Other current assets................      7,533          7,250          6,506        6,606          6,906        7,206
                                           ---------      ---------      ---------    ---------      ---------    ---------
Total current assets.....................     81,053         71,600         69,031       72,731         74,128       91,825
Property and equipment, net..............     32,228         30,294         32,469       32,969         32,472       32,675
Reorganization asset.....................          -         85,460         85,460       85,460         85,460       85,460
Intangibles, net.........................     85,971             -           4,000       12,000         17,000       22,000
Other assets.............................      8,100          5,000          4,100        4,100          4,000        4,100
                                           ---------      ---------      ---------    ---------      ---------    ---------
TOTAL ASSETS                                $207,352       $192,354       $195,060     $207,260       $213,060      236,060
                                           =========      =========      =========    =========      =========    =========

LIABILITIES AND SHAREHOLDERS'
(DEFICIT) EQUITY
Current Liabilities:
     Senior secured revolving credit
     facility, current...................    $55,075         $9,250         $7,250     $      -       $      -     $      -
     10 7/8% senior subordinated
        notes payable....................    311,065              -              -            -              -            -
     Accounts payable....................     15,525         14,108         15,900       15,000         14,700       14,300
     Accrued compensation................     15,641         14,726         15,430       15,605         15,805       16,305
     Other accrued liabilities...........     76,192         28,813         29,180       31,410         33,930       36,230
                                           ---------      ---------      ---------    ---------      ---------    ---------
Total current liabilities................    473,498         66,897         67,760       62,015         64,435       66,825

Senior secured revolving credit facility,
   net of current........................          -         39,850         30,050       31,700         16,400       15,000
Other noncurrent liabilities.............     10,500          5,427          5,500        7,200          9,200       11,700
Shareholders' (deficit) equity...........   (276,646)        80,180         91,750      106,345        123,025      142,525
                                           ---------      ---------      ---------    ---------      ---------    ---------
TOTAL LIABILITIES AND SHAREHOLDERS'
(DEFICIT) EQUITY.........................   $207,352       $192,354       $195,060     $207,260       $213,060     $236,060
                                           =========      =========      =========    =========      =========    =========

           DISCLOSURE STATEMENT EXHIBIT "5" - FINANCIAL PROJECTIONS

PROJECTED CONDENSED CONSOLIDATED STATEMENTS CASH FLOWS
Anacomp, Inc. and Subsidiaries
(Unaudited)
(Dollars in Thousands)
                                                PREDECESSOR COMPANY                               REORGANIZED COMPANY
                                            TWELVE MONTHS  THREE MONTHS    NINE MONTHS
                                               ENDED          ENDED          ENDED          FOR THE YEARS ENDING SEPTEMBER 30,
                                            SEPTEMBER 30,  DECEMBER 31,   SEPTEMBER 30,   ---------------------------------------
                                                2001           2001           2002           2003           2004           2005
                                            -------------  ------------   -------------   ---------      ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income ......................     ($ 44,945)     $ 278,888      $  11,570      $  14,595      $  16,680      $  19,500
Depreciation and amortization ..........        31,176          6,111          9,525         12,700         12,697         12,697
Deferred taxes and other ...............             -              -              -          1,700          2,025          2,400
Extraordinary gain on extinguishment
  of notes .............................             -       (292,071)             -              -              -              -
Loss on disposition of assets ..........             -          2,800              -              -              -              -
Non-cash litigation settlement .........         1,502              -              -              -              -              -
(Increase) decrease in working capital
  and other ............................        (9,595)         2,247          6,805           (195)            98           (597)
Accrued interest .......................        33,030              -              -              -              -              -
                                             ---------      ---------      ---------      ---------      ---------      ---------
Net cash provided by (used in) operating
  activities ...........................        11,168         (2,025)        27,900         28,800         31,500         34,000
                                             ---------      ---------      ---------      ---------      ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures - expansion .......             -              -         (5,000)       (10,000)        (5,000)        (5,000)
Capital expenditures - maintenance .....        (4,744)        (1,600)       (11,700)       (13,200)       (12,200)       (12,900)
Proceeds from sale of division .........             -          4,000              -              -              -              -
                                             ---------      ---------      ---------      ---------      ---------      ---------
Net cash (used in) provided by investing
  activities ...........................        (4,744)         2,400        (16,700)       (23,200)       (17,200)       (17,900)
                                             ---------      ---------      ---------      ---------      ---------      ---------

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from liquidation of currency
  swap contracts .......................           763              -              -              -              -              -
Principal payments on senior secured
  revolving credit facility ............        (2,575)        (5,975)       (11,800)        (5,600)       (15,300)        (1,400)
                                             ---------      ---------      ---------      ---------      ---------      ---------
Net cash used in financing activities ..        (1,812)        (5,975)       (11,800)        (5,600)       (15,300)        (1,400)
                                             ---------      ---------      ---------      ---------      ---------      ---------

NET INCREASE (DECREASE) IN CASH ........         4,612         (5,600)          (600)             -         (1,000)        14,700

Cash and cash equivalents at beginning
  of period ............................        13,988         18,600         13,000         12,400         12,400         11,400
                                             ---------      ---------      ---------      ---------      ---------      ---------
Cash and cash equivalents at end
  of period ............................     $  18,600      $  13,000      $  12,400      $  12,400      $  11,400      $  26,100
                                             =========      =========      =========      =========      =========      =========

           DISCLOSURE STATEMENT EXHIBIT "5" - LIQUIDATION ANALYSIS

      Notes to the Projected Condensed Consolidated Financial Statements

                         ANACOMP, INC. AND SUBSIDIARIES

GENERAL ASSUMPTIONS

The projections included herein assume that Anacomp implements the Restructuring on the terms set forth herein with an Effective Date of December 31, 2001. The actual date of consummation of the Restructuring is not known; however, the Company expects the Restructuring to be consummated in the first quarter of fiscal 2002. Any significant delay in the expected consummation of the Restructuring could have a significant unfavorable impact on the financial performance of Anacomp.

The projections assume the Restructuring is accounted for under Statement of Position ("SOP") 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." Pursuant to SOP 90-7, "Fresh Start" accounting principles require assets and liabilities be stated at fair values. The Reorganization Value in excess of amounts allocated to the fair value of identifiable assets ("Reorganization Asset") is $85.5 million and is reflected on the unaudited projected Consolidated Balance Sheets. The Reorganization Asset will not be amortized in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets".

Anacomp's financial advisor (CSFB) prepared a valuation analysis to determine a range of enterprise values of Anacomp, based upon information contained in this document and information it has made available to CSFB. CSFB's valuation analyses indicated that the enterprise value of Anacomp as of December 31, 2001, would be between $120 and $180 million. The extraordinary gain and Reorganization Asset amounts were calculated assuming an enterprise value of $124 million, which management believes is the most appropriate estimate. Additionally, any change in management's estimate of enterprise value and ultimate reorganization value may materially change the extraordinary gain, Reorganization Asset, stockholders' equity, depreciation and amortization balances in the accompanying projections.

The projections also assume the sale of the international division of the Document Solutions business unit ("DSI"). The sale of DSI is assumed to be completed on December 31, 2001. It was assumed that $4 million of the net cash proceeds to Anacomp from the sale of DSI would be used to reduce amounts outstanding under the Facility.

Anacomp previously publicly announced that the Company intends to sell its European document-management business ("DSI Sale") and has held disclosures with several interested parties. Anacomp's International Technical Services business is not affected by this announcement. It is presently anticipated that a DSI Sale would be effectuated by a combination of stock and asset sales of certain of Anacomp's foreign subsidiaries (and entities held by such entities), including Cominformatic AG, Anacomp Italia s.r.l. (Italy), Anacomp Holdings, Limited, N.V. Anacomp Belgium S.A., Anacomp S.A. (France), and Anacomp Information Management Services SARL. DSI operations are continuing pending a DSI Sale. If consummated, a transaction involving DSI likely would entail Anacomp's (a) receipt of net cash proceeds from the sale of these assets and entities and (b) assumption of certain post-closing obligations of the foreign entities as of the date of close and which are difficult to estimate, Anacomp would only effectuate such a transaction if the net proceeds from such a transaction exceeded the amount of obligations assumed by Anacomp thereunder.

GENERAL ECONOMIC CONDITIONS

The projections were prepared assuming economic conditions, including prevailing document-management industry growth rates, inflation rates, labor costs, interest rates and other factors in the markets served by Anacomp, do not differ materially over the next five years from current economic conditions.

REVENUES

Revenue projections have been developed based upon the extrapolation of historical trends within the different businesses of Anacomp combined with expected improvements in certain of Anacomp's business units and overall market growth rates within the document-management industry. Total Company revenues are expected to decrease 20% in fiscal 2001, decrease 17% in fiscal 2002, increase 1% in fiscal 2003, increase 4% in fiscal 2004 and increase 5% in fiscal 2005. COM related revenues are projected to decrease approximately 21% in each projected fiscal year overall. Digital/renewal revenues, excluding DSI, are projected to increase 20 - 25% in fiscal years 2002 and 2003 and increase 20% in both 2003 and 2004. The decrease in total revenues in fiscal 2001 and fiscal 2002 reflect continued declines in Anacomp's COM businesses, partially offset by increases in Anacomp's digital businesses. The decrease in revenues in fiscal 2002 as compared to fiscal 2001 is also partially attributable to the inclusion of DSI in fiscal 2001 as compared to the exclusion of the results of DSI for nine months of fiscal 2002.

The sale of DSI is assumed to be completed on December 31, 2001. From fiscal 2003 through fiscal 2005, the increase in revenues reflects continued growth in Anacomp's digital businesses, growth through selective investments in new businesses within the Technical Services business unit and a lower impact from the decline in Anacomp's COM businesses.

GROSS PROFIT

The gross profit margin is expected to be approximately 33% in fiscal 2001, increasing to over 35% in fiscal 2005. The changes in gross profit margin over the projected period reflects the transition by Anacomp to digital businesses and increased multi-vendor services, which have higher gross profit margins than Anacomp's COM businesses.

SALES, GENERAL AND ADMINISTRATIVE EXPENSES

Sales, general and administrative expenses decrease as a percentage of revenues from 29% in fiscal 2001 to 23% in fiscal 2005 due to (i) approximately $6 million of consulting and restructuring costs in fiscal 2001, (ii) the elimination of certain sales, general and administrative costs related to the sale of DSI, (iii) the combination of docHarbor key functions, including sales, marketing and administration into Document Solutions, eliminating redundancies,
(iv) a $5.4 million charge to settle the ASI litigation in fiscal year 2001, and
(v) the centralization of various administrative functions, which were previously performed on a business unit level.

LOSS ON DISPOSITION OF ASSETS

The Document Solutions International (DSI) loss is estimated to be $2.8 million, proceeds are estimated to be $10 million with assets less liabilities at $10 million. DSI transaction costs including legal, accounting, severance, taxes and other is $2.8 million. It was assumed the sale of DSI to be effective on December 31, 2001. It was also assumed that $4 million of net proceeds would be used to pay down the bank credit facility. If the sale of DSI does not occur, the $4 million facility pay-down is not required and will not occur.

INTEREST EXPENSE

The projections reflect a reduction in interest expense resulting from the lower levels of indebtedness after the conversion of the Old Notes to Class A Common Stock and the projected debt repayments of $2.6 million in fiscal 2001, $17.8 million in fiscal 2002, $5.6 million in fiscal 2003, $15.3 million in fiscal 2004 and $1.4 million in fiscal 2005. Borrowings outstanding under the Facility subsequent to the Restructuring are assumed to accrue interest at a rate of 9.5% per annum. Interest expense for the twelve months ended September 30, 2001 and three months ended December 31, 2001 includes $33.7 million and $8.4 million, respectively, of interest expense accrued on the Old Notes, which will not be paid if the Restructuring is consummated.

RESTRUCTURING CREDIT

The Restructuring credit includes a $1.2 million credit recorded in the third quarter of fiscal 2001. This represented a reversal of business restructuring reserves primarily related to favorable circumstances in employee separations and facility related costs, as well as reduced levels of professional and other fees.


INCOME TAXES

Projected income taxes assume a federal income and state effective income tax rate of 40% and the impact of the disallowance of certain deductions for tax reporting purposes, all of which can be offset by the utilization of net operating loss carryforwards ("NOLs"), as allowable. Anacomp has also assumed a minimum level of foreign income taxes to be payable each fiscal year over the projected period based upon the expected financial results of certain of its foreign subsidiaries. As of June 30, 2001, Anacomp had estimated NOLs of approximately $240 million, which will be used to offset the gain on the discharge of indebtedness. The future use of remaining NOLs, if any, and certain other tax benefits will be substantially limited as Anacomp will undergo an "ownership change" for federal income tax purposes in connection with the Restructuring. As a result, the projections assume only those NOLs generated after the Restructuring can be utilized to offset future taxable income.

EXTRAORDINARY GAIN

The extraordinary gain, net of taxes, resulting from the Restructuring Fresh Start reporting has been estimated as follows (in thousands):

    Face value of Old Notes                                        $  310,000
    Accrued interest through 12/31/01                              $   58,997
    Deferred issuance costs                                        $   (2,885)
    Projected balance of discount / premium related to Old Notes   $      859
    Total value of Old Notes, accrued interest and other           $  366,971
    Enterprise value                                               $ (124,000)
    Facility balance outstanding at 12/31/01                       $   49,100
    Extraordinary gain on extinguishment of debt                   $  292,071


BALANCE SHEET CONSIDERATIONS

Projections of changes in certain balance sheet accounts such as accounts receivable, inventory and accounts payable are primarily based upon historical ratios.

Senior Secured Revolving Credit Facility
The amount projected as a current liability at December 31, 2001 and September 30, 2002, represent the amounts to be paid against the outstanding balance under the Senior Secured Revolving Credit Facility under terms of the Amended and Restated Credit Agreement that is projected to expire on December 31, 2003. Subsequent revolver reductions were assumed but are not covered under the existing Facility agreement.



CAPITAL EXPENDITURES

Capital expenditures of $4.7 million fiscal 2001 are expected to increase to $18.3 million, $23.2 million, $17.2 million and $17.9 million in fiscal 2002 through fiscal 2005 respectively. Capital expenditures include $5 million in fiscal 2002, $10 million in fiscal 2003, and $5 million in fiscal 2004 and fiscal 2005 related specifically to selective investments in Anacomp's Technical Services business unit.

INVESTMENTS IN THE TECHNICAL SERVICES BUSINESS UNIT

Anacomp projects a total of $25 million will be used to make selective investments in new businesses within the Technical Services business unit starting in late fiscal 2002 through fiscal 2005. The projections assume the new businesses will generate revenue of $21 million in fiscal 2003, $33 million in fiscal 2004 and $40 million in fiscal 2005. Gross profit and operating income margins are assumed to be consistent with the historical profitability of the Technical Services business unit.

SHAREHOLDERS' EQUITY

In conjunction with the financial restructuring Anacomp, will issue 4,030,000 shares of Class A common stock and 4,034 shares of Class B common stock. In addition, 783,077 share of Class B common stock will be reserved for issuance upon the exercise of the Reorganzied company Warrants distributed to the holders of Existing Common Stock and 403,403 shares of Class A common stock will be reserved for issuance to Anacomp employees and management as incentive compensation. These financial statement projections do not reflect the impact of the potentially dilutive impact of these warrants and stock options.


           DISCLOSURE STATEMENT EXHIBIT "5" - FINANCIAL PROJECTIONS

                        DISCLOSURE STATEMENT EXHIBIT "6"

                              LIQUIDATION ANALYSIS





           DISCLOSURE STATEMENT EXHIBIT "6" - LIQUIDATION ANALYSIS

                    [This page intentionally left blank.]











           DISCLOSURE STATEMENT EXHIBIT "6" - LIQUIDATION ANALYSIS

                                                             Anacomp, Inc.
                                                   Consolidated Liquidation Analysis

                                                          -------------------------------------------------------------------------
                                                                                                Amount Realizable
                                                           6/30/01             ----------------------------------------------------
($ in thousands)                                           Net book                Low                  Mid                 High
                                                             Value                Range                Range                Range
                                                          ----------           ----------           ----------           ----------
Cash & cash equivalents (a)                                   23,569               23,569               23,569               23,569
Accounts and notes receivable, net (b)                        28,171               20,440               21,995               24,282
Long-term receivables, net (c)                                   761                  563                  602                  667
Inventories (d)                                                3,295                  824                1,249                1,812
Prepaid expenses and other assets (e)                          4,082                3,266                3,470                3,674
Net property and equipment (f)                                28,055                5,995                7,499                9,001
Excess of purchase price over net assets (g)                  88,228                    0                    0                    0
Excess Value of Foreign Subsidiaries (h)                      17,861               17,861               17,861               17,861
Other assets (e)                                               5,669                2,835                3,118                3,685
                                                          ----------           ----------           ----------           ----------
         Total assets                                        199,691               75,352               79,362               84,552
                                                          ==========           ==========           ==========           ==========

Less:  Liquidation Costs (i)                                                        (899)              (1,125)              (1,350)
Less:  Estimated Chapter 7 fees and expenses (i)                                  (2,261)              (2,381)              (2,537)
                                                                               ----------           ----------           ----------
         Estimated Administrative Costs                                           (3,160)              (3,506)              (3,887)

         Estimated Proceeds for Distribution
         to Creditors                                                             72,192               75,856               80,665

Less:  Senior Secured debt (k)                                                   (62,075)             (62,075)             (62,075)
Less:  Chapter 11 administrative expenses (j)                                     (1,500)              (1,500)              (1,500)
Less:  Priority tax claims (l)                                                      (100)                (100)                (100)
Less:  Accrued compensation, benefits &
       withholdings (m)                                                           (6,665)              (6,665)              (6,665)
                                                                               ----------           ----------           ----------
         Estimated Priority Claims                                               (70,340)             (70,340)             (70,340)

Estimated Proceeds Available for Distribution to
General Unsecured Creditors                                                        1,852                5,516               10,325

Less:  Trade payables (n)                                                        (11,726)             (11,726)             (11,726)
Less:  Unsecured accrued compensation & benefits (m)                              (6,634)              (6,634)              (6,634)
Less:  Estimated claims resulting from rejection of
       unexpired leases and                                                       (9,100)              (9,100)              (9,100)
executory contracts (o)
Less:  Other liabilities (p)                                                     (10,123)             (10,123)             (10,123)
Senior subordinated notes payable                                               (310,000)            (310,000)            (310,000)
Accrued interest on subordinated notes as of 6/30/01 (r)                         (42,587)             (42,587)             (42,587)
                                                                               ----------           ----------           ----------
General Unsecured Claims                                                        (390,170)            (390,170)            (390,170)

Percentage of general unsecured claims that would be recovered in a Chapter 7       0.47%                1.41%                2.65%
liquidation




(a) Source: Anacomp, Inc. unaudited Balance Sheet by Business Unit as of
    6/30/01.
(b) Source: Anacomp historical AR collection performance. Historically, the Company has experienced a 95% collection rate. In a liquidation scenario, we have discounted this estimate to a range from 70% to 85%.
(c) Long-term receivables are lease contracts which result from customer leases of products manufactured by the Company. These agreements qualify as sales-type leases. Because they are secured by the COM unit, they are valued at a range from 85% to 95% of net book value. These leases are expected to run out over time because no new units are currently being manufactured or sold (or leased).
(d) Inventory was valued at 35% to 55% of book value because it does not include any finished goods inventory. The remaining inventory includes used COM machines being rebuilt, parts inventory, and disposable products such as film.
(e) Source: Anacomp unaudited Balance Sheet by Business Unit for 6/30/01.
(f) Value of net property and equipment is based on a liquidation value appraisal based on asset list.
(g) No value assigned to excess purchase price over net assets (Goodwill) which is shown on the Company's 6/30/01 10-Q at $89 million.
(h) The excess value of the foreign subsidiaries is based on the book value of the assets net of liabilities from Anacomp's foreign subsidiaries including international technical services, international DatagraphiX and International Document Solutions. The source for the information is an international management report Anacomp Balance Sheet by Business Unit. It is assumed that these subsidiaries would be sold through an arm's length transaction and that the liabilities associated with these subsidiaries would be paid from the liquidation proceeds. The balance would flow through to the estate. As such, no value range is used but actual balances as of 6/30/01.
(i) Liquidation costs are estimated at 15% of the liquidation value of the property and equipment and Chapter 7 fees and expenses are based on schedule for Trustee fees plus 1% of the asset value for administrative fees and costs.
(j) Assumed pre-conversion chapter 11 administrative expenses.
(k) The senior secured debt includes $57.2 million in borrowings against the line of credit as of 6/30/01 plus $6.0 million in outstanding letters of credit. The LOCs are clean letters of credit in support of future real estate obligations or insurance risk associated with self insured programs. They are not issued for the purchase of goods and services from overseas. In the event the Company files bankruptcy, it is management's expectation that these LOCs would be drawn on, increasing the secured debt as shown above. There would not be any corresponding decrease in trade accounts payable, because the LOCs do not relate to the purchase of goods and services.
(l) As of 6/30/01 the Company estimated its domestic income tax liability at $3.7 million. Management estimates that in a liquidation scenario, the maximum exposure is closer to $100,000.
(m) The Company has a total of 2,025 employees as of 6/30/01 including 1,449 in the US and 567 internationally. The estimated used in the liquidation analysis assumes a maximum exposure of $4,600 per employee for the 1,449 domestic employees. All other accrued employee benefits have been categorized as general unsecured claims.
(n) Source: Anacomp unaudited Balance Sheet by Business Unit as of 6/30/01, domestic units only.
(o) Estimated claims resulting from the rejection of unexpired leases and executory contracts is an estimate based on annual lease payments for the Company's domestic facilities. No assumption is made regarding whether any of the leases have equity. It is estimated that Anacomp incurs approximately $9.1 million annually on its significant executory contract obligations. Although this amount is not necessarily an approximation of the damage claims that could result from the rejection of such agreements, it is presumed that the amount of such rejection claims may be significant.
(p) Source: Management report - Anacomp balance sheet account detail, domestic only, adjusted to exclude deferred maintenance of $3.5 million. Other liabilities quantified and estimated include: environmental reserve, accrued property taxes, accrued sales taxes, accrued auditing fees, other expenses, general reserves, sale/leaseback reserve, customer deposits and 401-K matching.
(q) The Company's payables are generally paid on 30 to 45-day terms. The Company believes that substantially all such obligations have been paid in accordance with ordinary business terms and that few, if any, preference actions could be successfully pursued. The Company is not aware of any potential fraudulent transfer actions. Nothing in the Plan of Reorganization waives any such rights or actions.
(r) Source: 6/30/01 Form 10-Q.


           DISCLOSURE STATEMENT EXHIBIT "6" - LIQUIDATION ANALYSIS